    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           ATMOS ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        TEXAS                        4924                         75-1743247
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL           (IRS EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)           IDENTIFICATION
  INCORPORATION OR                                                 NUMBER)
    ORGANIZATION)
                           1800 THREE LINCOLN CENTRE
                               5430 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                (972) 934-9227
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               GLEN A. BLANSCET
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                           1800 THREE LINCOLN CENTRE
                               5430 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                (972) 934-9227
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:
           BRYAN E. BISHOP                          JONATHAN A. KOFF
     LOCKE PURNELL RAIN HARRELL                    CHAPMAN AND CUTLER
    (A PROFESSIONAL CORPORATION)                 111 WEST MONROE STREET
    2200 ROSS AVENUE, SUITE 2200              CHICAGO, ILLINOIS 60603-4080
      DALLAS, TEXAS 75201-6776                       (312) 845-3000
           (214) 740-8000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                     PROPOSED        PROPOSED
                                       AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE     AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED    PER SHARE(1)  OFFERING PRICE(1)     FEE(2)
------------------------------------------------------------------------------------------------
Common Stock, no par value per
 share (includes associated
 Rights)(3).....................     13,350,000       $22.25       $297,037,500       $102,427

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f), based upon the average of the high and low prices per share reported on The Nasdaq National Market for the Common Stock of United Cities Gas Company on September 26, 1996.
(2) Pursuant to Rule 457(b), the registration fee has been reduced by the $58,793.94 paid to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary proxy material relating to the Merger.
(3) The Registration Statement also pertains to rights to purchase shares of Common Stock of the Registrant. One right is attached to and trades with each share of Common Stock of the Registrant. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Common Stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           ATMOS ENERGY CORPORATION
                           1800 THREE LINCOLN CENTRE
                               5430 LBJ FREEWAY
                              DALLAS, TEXAS 75240
[LOGO OF ATMOS APPEARS HERE]
                                                                October 4, 1996

Dear Atmos Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Atmos Energy Corporation ("Atmos") to be held on November 12, 1996 at 11:00 a.m., Central time. The meeting will be held at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, in Dallas, Texas.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to ratify and approve an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), by and between Atmos and United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), and approve the Plan of Merger (the "Plan of Merger") and the merger of United Cities with and into Atmos (the "Merger"), with Atmos as the surviving corporation.

  The Merger is intended to be a tax-free reorganization and to be accounted for as a pooling of interests. In order to comply with certain requirements applicable to utilities operating in Virginia, Atmos will, following the Merger, be incorporated both in Texas and Virginia.

  The approval of this proposal will also, pursuant to the Reorganization Agreement and Plan of Merger, constitute the approval of (a) the issuance by Atmos of approximately 13,350,000 shares of the common stock, no par value, of Atmos (the "Atmos Stock"), which will be delivered to the shareholders of United Cities in connection with the Merger, (b) the adoption by Atmos of the United Cities Gas Company Long-Term Stock Plan of 1989 (the "United Cities Stock Plan"), (c) the adoption of certain amendments to Atmos' Restated Articles of Incorporation to conform them to Virginia law and (d) the election of four current directors of United Cities as directors of Atmos to take office at the effective time of the Merger.

  In the Merger, each share of common stock, no par value, of United Cities outstanding immediately prior to the consummation of the Merger (other than shares held by United Cities shareholders who properly exercise, and do not subsequently lose, their statutory dissenters' rights) will be converted into the right to receive one share of Atmos Stock (the "Exchange Ratio"). The shares of Atmos Stock to be issued in the Merger will represent approximately 45% of the total outstanding shares of Atmos Stock after the Merger.

  The basic terms and conditions of the Merger and the issuance of the shares of Atmos Stock are summarized in the accompanying Joint Proxy
Statement/Prospectus. A copy of the Reorganization Agreement, including the proposed Plan of Merger, is also included in the Joint Proxy
Statement/Prospectus. Please review and consider the enclosed materials carefully.

  Your Board of Directors has unanimously approved the terms and conditions of the Reorganization Agreement, the Merger and the Plan of Merger, and has determined that they are fair and in the best interests of Atmos and its shareholders. In addition, the Board of Directors has received the written opinion letter of its investment banker, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that, based on the assumptions described in the letter, the Exchange Ratio is fair to Atmos from a financial point of view. The written opinion of Merrill Lynch is attached as Exhibit B to the accompanying Joint Proxy Statement/Prospectus and should be read carefully by Atmos shareholders.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE
REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER.

  The affirmative vote of the holders of two-thirds of the outstanding shares of Atmos Stock entitled to vote at the Special Meeting is required for approval of the proposal described above. Your vote, therefore, is very important. Regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card immediately. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

  On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

                                          Sincerely,

                                          /s/ Charles K. Vaughan
                                          Charles K. Vaughan
                                          Chairman of the Board


                                          /s/ Robert F. Stephens
                                          Robert F. Stephens
                                          President and Chief Operating
                                           Officer

                           ATMOS ENERGY CORPORATION
                           1800 THREE LINCOLN CENTRE
                               5430 LBJ FREEWAY
                              DALLAS, TEXAS 75240

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 12, 1996

To the Shareholders of
Atmos Energy Corporation:

  Notice is hereby given that a Special Meeting of the Shareholders of Atmos Energy Corporation ("Atmos") will be held at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, in Dallas, Texas on November 12, 1996 at 11:00 a.m., Central time, for the following purposes:

    1. To consider and vote upon a proposal to ratify and approve the Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), by and between Atmos and United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), and approve the Plan of Merger (the "Plan of Merger") and the merger of United Cities with and into Atmos, with Atmos as the surviving corporation (the "Merger").

    2. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

  Pursuant to the Plan of Merger, each share of common stock, no par value, of United Cities ("United Cities Stock") outstanding immediately prior to the effective time of the Merger (other than shares held by United Cities shareholders who properly exercise, and do not subsequently lose, their statutory dissenters' rights) will be converted into the right to receive one share of common stock, no par value, of Atmos ("Atmos Stock"). The Reorganization Agreement and the Plan of Merger provide for the issuance of the shares of Atmos Stock to be issued in the Merger, the continuation of the United Cities Gas Company Long-Term Stock Plan of 1989 by Atmos and the substitution of Atmos Stock for United Cities Stock thereunder, the election of four members of the Board of Directors of United Cities to the Board of Directors of Atmos and the amendment of Atmos' Restated Articles of Incorporation to make certain changes necessary to conform them to Virginia law, including the incorporation of Atmos in Virginia as well as Texas. Approval of the foregoing proposal will also constitute approval of all such matters.

  A form of proxy and a Joint Proxy Statement/Prospectus containing detailed information about the matters to be considered at the Special Meeting accompany this notice. A copy of the Reorganization Agreement, including the Plan of Merger, is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus.

  Your vote is very important. Regardless of whether you plan to attend the Special Meeting, please execute and return the accompanying proxy as soon as possible in the enclosed envelope. Any shareholder who signs and returns the accompanying proxy will have the right to revoke the same at any time before its exercise.

  Only shareholders of record on the books of Atmos at the close of business on October 9, 1996 will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the principal executive offices of Atmos, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240.

                                          By Order of the Board of Directors

                                          Glen A. Blanscet
                                          Vice President, General Counsel
                                          and Corporate Secretary

October 4, 1996

                          YOUR VOTE IS VERY IMPORTANT
                 PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE

               [LOGO OF UNITED CITIES GAS COMPANY APPEARS HERE]

United Cities Gas Company
5300 Maryland Way
Brentwood, Tennessee 37027

                                                                October 4, 1996

Dear United Cities Shareholder:

  You are cordially invited to attend a Special Meeting of United Cities Gas Company shareholders to be held on November 12, 1996 at the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee, commencing at 10:30 a.m., Central time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to ratify and approve an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), by and between United Cities Gas Company ("United Cities") and Atmos Energy Corporation ("Atmos"), and approve the Plan of Merger ("Plan of Merger") and the merger of United Cities with and into Atmos, with Atmos being the surviving corporation (the "Merger").

  In the Merger, each share of common stock, no par value, of United Cities outstanding immediately prior to the consummation of the Merger (other than shares held by United Cities shareholders who properly exercise, and do not subsequently lose, their statutory dissenters' rights) will be converted into the right to receive one share of common stock, no par value, of Atmos (the "Atmos Stock") (the "Exchange Ratio"). The shares of Atmos Stock to be issued to shareholders of United Cities in the Merger will represent approximately 45% of the total outstanding shares of Atmos Stock after the Merger. The Merger is intended to be a tax-free reorganization and to be accounted for as a pooling of interests.

  The basic terms and conditions of the Merger and the issuance of the shares of Atmos Stock are summarized in the accompanying Joint Proxy
Statement/Prospectus. A copy of the Reorganization Agreement, including the proposed Plan of Merger, is also included in the Joint Proxy
Statement/Prospectus. Please review and consider the enclosed materials carefully.

  After careful consideration, the Board of Directors of United Cities has unanimously approved this important transaction as being fair and in the best interests of United Cities and its shareholders and recommends a vote FOR its approval.

  PaineWebber Incorporated, an investment banking firm retained by United Cities, has rendered its opinion to the Board of Directors of United Cities that the Exchange Ratio is fair to United Cities' shareholders from a financial point of view. The written opinion of PaineWebber Incorporated is attached as Exhibit C to the accompanying Joint Proxy Statement/Prospectus and should be read carefully by United Cities' shareholders.

  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY ARE REPRESENTED AND VOTED AT THE SPECIAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

  Your interest and participation in the affairs of United Cities are appreciated.

                                          Sincerely,

                                          Gene C. Koonce
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                           UNITED CITIES GAS COMPANY
                               5300 MARYLAND WAY
                          BRENTWOOD, TENNESSEE 37027

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1996

  A Special Meeting of Shareholders of United Cities Gas Company ("United Cities") will be held in the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee on November 12, 1996 at 10:30 a.m., Central time, for the following purposes:

    1. To consider and vote upon a proposal to ratify and approve an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), by and between United Cities and Atmos Energy Corporation, a Texas corporation ("Atmos"), and approve the Plan of Merger ("Plan of Merger") and the merger of United Cities with and into Atmos, with Atmos as the surviving corporation (the "Merger"), as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Reorganization Agreement, including the Plan of Merger, is attached as Exhibit A to the accompanying Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus and the Exhibits thereto form a part of this Notice.

    2. To transact such other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

  The close of business on October 2, 1996 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any and all adjournments or postponements thereof. Shareholders have dissenters' rights pursuant to the Illinois Business Corporation Act of 1983. The procedures shareholders must follow in order to assert such dissenters' rights are described in the Joint Proxy Statement/Prospectus under "The Reorganization Agreement and The Merger--Dissenters' Rights."

                                          By Order of the Board of Directors

                                          Shirley M. Hawkins
                                          Senior Vice President and Secretary

Brentwood, Tennessee
October 4, 1996

                                   IMPORTANT

  EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. A BUSINESS REPLY ENVELOPE, REQUIRING NO POSTAGE, IS PROVIDED FOR YOUR USE.

  SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. PROMPTLY FOLLOWING THE CONSUMMATION OF THE MERGER, UNITED CITIES SHAREHOLDERS WILL BE SENT A TRANSMITTAL FORM WHICH WILL INCLUDE INSTRUCTIONS FOR THE RETURN AND EXCHANGE OF STOCK CERTIFICATES.

                             JOINT PROXY STATEMENT
                                      OF
                           ATMOS ENERGY CORPORATION
                                      AND
                           UNITED CITIES GAS COMPANY

                               ----------------
                                  PROSPECTUS
                                      OF
                           ATMOS ENERGY CORPORATION

                               ----------------

  This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relates to the proposed merger of United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), with and into Atmos Energy Corporation, a Texas corporation ("Atmos"), and is being furnished to shareholders of Atmos and United Cities in connection with the solicitation of proxies by the Atmos Board of Directors and the United Cities Board of Directors for use in connection with a Special Meeting of Shareholders of Atmos (the "Atmos Shareholders Meeting") and a Special Meeting of Shareholders of United Cities (the "United Cities Shareholders Meeting"), respectively, each of which is to be held on November 12, 1996, or any adjournments or postponements thereof. At such meetings, the shareholders of each of Atmos and United Cities will consider and vote upon a proposal to ratify and approve an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), by and between Atmos and United Cities, and approve the Plan of Merger (the "Plan of Merger") and the merger of United Cities with and into Atmos (the "Merger"), with Atmos as the surviving corporation. Pursuant to the Plan of Merger, each share of Common Stock, no par value, of United Cities (the "United Cities Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than shares held by United Cities shareholders who properly exercise, and do not subsequently lose, their statutory dissenters' rights) will be converted into the right to receive one share of Common Stock, no par value, of Atmos (the "Atmos Stock"). Each issued and outstanding share of Atmos Stock held by Atmos shareholders will remain outstanding after the Merger. Based on the numbers of shares outstanding as of October 2, 1996, the holders of Atmos Stock and the holders of United Cities Stock will hold in the aggregate approximately 55% and 45%, respectively, of the total number of shares of Atmos Stock to be outstanding immediately after the Effective Time. With respect to the shareholders of Atmos, the ratification and approval of the Reorganization Agreement and approval of the Plan of Merger and the Merger will also constitute the approval of the issuance by Atmos of the shares of Atmos Stock to be delivered to the shareholders of United Cities in connection with the Merger (approximately 13,350,000 shares ) and the adoption of the United Cities Gas Company Long-Term Stock Plan of 1989 ("United Cities Stock Plan") as required by the New York Stock Exchange, Inc. (the "NYSE"), the election of four current directors of United Cities as directors of Atmos to take office at the Effective Time and certain amendments to Atmos' Restated Articles of Incorporation necessary to conform them to Virginia law. In connection with the Merger, Atmos will become incorporated in Virginia as well as in Texas and thereafter be subject to the corporation laws of each such state.

  THE BOARDS OF DIRECTORS OF ATMOS AND UNITED CITIES EACH UNANIMOUSLY RECOMMEND TO THEIR RESPECTIVE SHAREHOLDERS THAT THEY VOTE FOR APPROVAL OF THE PROPOSAL TO RATIFY AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER.

  On October 2, 1996, the most recent practicable date prior to the printing of this Joint Proxy Statement/ Prospectus, the closing price of Atmos Stock as reported on the NYSE Composite Tape was $23.38 per share, and the closing price of United Cities Stock as reported on The Nasdaq National Market was $22.75 per share.

  This Joint Proxy Statement/Prospectus constitutes a prospectus of Atmos filed as part of the Registration Statement (as defined herein) with respect to the shares of the Atmos Stock to be issued pursuant to the Merger.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being sent or given to the shareholders of Atmos and United Cities on or about October 7, 1996.

                               ----------------
  THE ATMOS STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS OCTOBER 4, 1996.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The forward-looking statements included or incorporated by reference in this Joint Proxy Statement/Prospectus (collectively, the "Forward-Looking Statements") are based on Atmos' and United Cities' historical operating trends and other information available to the managements of Atmos and United Cities. These statements assume that no significant changes will occur in the operating environment for Atmos and United Cities prior to or following the Merger. Atmos and United Cities caution that the Forward-Looking Statements are subject to all the risks and uncertainties discussed under the captions "Summary," "Selected Historical and Pro Forma Financial Information," "Background of the Merger," "The Reorganization Agreement and The Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements" and in the documents incorporated by reference herein. Moreover, Atmos or United Cities or both may make material acquisitions, execute new contracts, terminate existing contracts or enter into new financing transactions that may affect the accuracy of the Forward-Looking Statements. None of these events can be predicted with certainty and, accordingly, are not taken into consideration in the Forward-Looking Statements made herein. For all of the foregoing reasons, actual results may vary materially from the Forward-Looking Statements and there is no assurance that the assumptions used are necessarily the most likely to occur. Neither Atmos nor United Cities assumes any obligation to update the Forward-Looking Statements to reflect actual results, changes in assumptions or changes in other factors affecting the Forward-Looking Statements.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ATMOS, UNITED CITIES OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ATMOS STOCK, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE AFFAIRS OF ATMOS OR UNITED CITIES OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Atmos and United Cities are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Atmos and United Cities with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at its Regional Offices in Chicago, Illinois at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Additionally, copies of reports, proxy statements and other information filed with the Commission electronically by each of Atmos and United Cities may be inspected by accessing the Commission's Internet site at http://www.sec.gov. Furthermore, shares of Atmos Stock are listed on the NYSE and the reports, proxy statements and other information with respect to Atmos may also be inspected at the NYSE at 20 Broad Street, New York, New York 10005. Shares of United Cities Stock are quoted on The Nasdaq National Market. Reports and other information concerning United Cities may be inspected at the offices of The Nasdaq Stock Market, Inc. Listing Section, 1735 K Street, NW, Washington, D.C. 20006.

  Atmos has filed a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Atmos Stock to be issued in connection with the Merger. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Atmos filed as part of the Registration Statement. This Joint Proxy Statement/Prospectus contains information concerning Atmos but does not contain all of the information set forth in the Registration Statement, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and, in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS RELATING TO ATMOS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS), ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF ATMOS STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON REQUEST FROM ATMOS ENERGY CORPORATION, 1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS 75240, ATTENTION: INVESTOR RELATIONS,
(800) 38-ATMOS (382-8667). COPIES OF ANY SUCH DOCUMENTS RELATING TO UNITED CITIES, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS), ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF UNITED CITIES STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON REQUEST FROM UNITED CITIES GAS COMPANY, 5300 MARYLAND WAY, BRENTWOOD, TENNESSEE 37027, ATTENTION: INVESTOR RELATIONS, (800) 342-4413, EXTENSION 233. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SHAREHOLDER MEETINGS.

  The following documents filed by Atmos (File No. 1-10042) with the Commission pursuant to the Exchange Act are incorporated in this Joint Proxy Statement/Prospectus by reference:

  (a) Atmos' Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

  (b) Atmos' Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

  (c) Atmos' Quarterly Report on Form 10-Q for the quarter ended March 31,
      1996;

  (d) Atmos' Quarterly Report on Form 10-Q for the quarter ended June 30,
      1996;

  (e) Proxy Statement for Atmos' 1996 Annual Meeting of Shareholders; provided that only the following portions of such Proxy Statement are incorporated by reference in this Joint Proxy Statement/Prospectus:
      "Security Ownership of Certain Beneficial Owners and Management" (pages 1-2); "Election of Directors" (pages 4-6); "Certain Business Relationships" (page 6); and "Executive Compensation" (pages 10-20); and

  (f) Atmos' Current Report on Form 8-K dated July 19, 1996.

  The following documents filed by United Cities (File No. 0-1284) with the Commission pursuant to the Exchange Act are incorporated in this Joint Proxy Statement/Prospectus by reference:

  (a) United Cities' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

  (b) United Cities' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

  (c) United Cities' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

  (d) United Cities' Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1996;

  (e) Proxy Statement for United Cities' 1996 Annual Meeting of Shareholders; provided that only the following portions of such Proxy Statement are incorporated by reference in this Joint Proxy Statement/Prospectus:
      "Proposal 1--Election of Directors" (pages 2-5); "Security Ownership of Certain Beneficial Owners" (page 6) and "Security Ownership of Management" (page 6); and "Executive Compensation" (pages 8-11);

  (f) United Cities' Current Report on Form 8-K dated May 3, 1996;

  (g) United Cities' Current Report on Form 8-K dated May 24, 1996;

  (h) United Cities' Current Report on Form 8-K dated May 31, 1996;

  (i) United Cities' Current Report on Form 8-K dated July 1, 1996;

  (j) United Cities' Current Report on Form 8-K dated July 19, 1996; and

  (k) United Cities' Current Report on Form 8-K dated August 2, 1996.

  All documents filed by Atmos or United Cities pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Atmos and United Cities shareholder meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/ Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein (or in any subsequently filed document which is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  All information contained in this Joint Proxy Statement/Prospectus relating to Atmos has been supplied by Atmos and all information relating to United Cities has been supplied by United Cities. Neither Atmos nor United Cities makes any representation as to the accuracy or completeness of information relating to the other.

                               TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................   2
AVAILABLE INFORMATION.......................................................   2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................   3
SUMMARY.....................................................................   7
  The Parties to the Merger.................................................   7
  The Shareholders Meetings.................................................   7
  Terms of the Merger.......................................................   8
  Recommendations of the Boards of Directors................................  11
  Reasons for the Merger....................................................  11
  Opinions of Financial Advisors............................................  12
  Certain Federal Income Tax Consequences...................................  12
  Accounting Treatment......................................................  13
  Management Following the Merger...........................................  13
  Interests of Certain Persons in the Merger................................  14
  Shareholder Rights........................................................  15
  Rights of Dissenting Shareholders.........................................  15
  Standstill Agreement......................................................  16
  Comparative Market Prices and Dividends...................................  16
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....................  17
  Atmos Selected Historical Financial Information...........................  17
  United Cities Selected Historical Financial Information...................  19
  Selected Unaudited Pro Forma Combined Financial Information...............  21
PARTIES TO THE MERGER.......................................................  22
  Business of Atmos.........................................................  22
  Business of United Cities.................................................  23
  The Natural Gas Distribution Industry.....................................  23
GENERAL INFORMATION REGARDING THE ATMOS SHAREHOLDERS MEETING................  24
  Place, Time and Date of Atmos Shareholders Meeting........................  24
  Purpose of the Atmos Shareholders Meeting.................................  24
  Vote Required for Approval; Record Date...................................  24
  Solicitation and Revocability of Proxies..................................  26
GENERAL INFORMATION REGARDING THE UNITED CITIES SHAREHOLDERS MEETING........  27
  Place, Time and Date of United Cities Shareholders Meeting................  27
  Purpose of the United Cities Shareholders Meeting.........................  27
  Vote Required for Approval; Record Date...................................  27
  Solicitation and Revocability of Proxies..................................  28
BACKGROUND OF THE MERGER....................................................  30
  History of the Merger Negotiations........................................  30
  Reasons for the Merger; Recommendations of the Boards of Directors........  34
  Opinion of Atmos' Financial Advisor.......................................  37
  Opinion of United Cities' Financial Advisor...............................  41
THE REORGANIZATION AGREEMENT AND THE MERGER.................................  45
  General...................................................................  45
  Effective Time; Effect of Merger..........................................  45
  Conversion of Shares; Fractional Shares...................................  46

  Exchange of Certificates.................................................  46
  Treatment of United Cities Options.......................................  46
  Directors and Officers...................................................  46
  Charter and Bylaws; Effect of Dual Incorporation.........................  47
  Conditions to the Merger.................................................  47
  Representations, Warranties and Covenants................................  49
  Amendment, Termination and Waiver........................................  51
  Non-Survival of Representations, Warranties and Agreements; Effect of
   Termination.............................................................  52
  No-Solicitation Covenant, Fiduciary Duties, Termination Fee and Ex-
   penses..................................................................  52
  Federal Income Tax Consequences..........................................  54
  Accounting Treatment.....................................................  55
  Election of Directors....................................................  55
  Interests of Certain Persons in the Merger...............................  56
  Standstill Agreement.....................................................  60
  Woodward Marketing, L.L.C................................................  61
  Regulatory Matters.......................................................  61
  Environmental Matters....................................................  63
  Restrictions on Resales of Atmos Stock...................................  64
  Dissenters' Rights.......................................................  64
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  67
MANAGEMENT OF ATMOS FOLLOWING THE MERGER...................................  75
  Directors................................................................  75
  Officers.................................................................  76
UNITED CITIES STOCK PLAN...................................................  78
COMPARISON OF SHAREHOLDER RIGHTS...........................................  81
  Post-Merger Articles of Incorporation and Bylaws.........................  81
  Authorized Capital Stock.................................................  82
  Amendments to Charter....................................................  83
  Amendments to Bylaws.....................................................  83
  Election and Removal of Directors........................................  84
  Special Shareholder Voting Requirements..................................  85
  Shareholder Meetings.....................................................  86
  Action By Written Consent................................................  86
  Limitation of Liability; Indemnification.................................  86
  Dissenters' Rights.......................................................  88
  Anti-Takeover Provisions.................................................  88
LEGAL MATTERS..............................................................  92
EXPERTS....................................................................  92
SHAREHOLDER PROPOSALS......................................................  93

EXHIBITS

  A--Agreement and Plan of Reorganization and Plan of Merger, as amended by
     Amendment No. 1 to Agreement and Plan of Reorganization
  B--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated C--Opinion of PaineWebber Incorporated
  D--Sections 11.65 and 11.70 of the Illinois Business Corporation Act of
  1983

                                    SUMMARY

  The following is a summary of certain information included or incorporated by reference in this Joint Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus, the exhibits hereto and the documents incorporated herein by reference. Shareholders are encouraged to read carefully all of the information included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                           THE PARTIES TO THE MERGER

  Atmos. Atmos is primarily engaged in the distribution and sale of natural gas to approximately 673,000 residential, commercial, industrial, agricultural and other customers in over 400 cities, towns and communities in parts of Texas, Kentucky, Colorado, Kansas, Missouri and Louisiana. The principal executive offices of Atmos are located at 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and the telephone number at that address is (972) 934-9227. See "Parties to the Merger."

  United Cities. United Cities' predominant business is the distribution of natural gas. United Cities supplies natural gas service to approximately 314,000 customers in Tennessee, Illinois, Missouri, Kansas, Iowa, Georgia, South Carolina and Virginia. United Cities also serves approximately 26,000 propane customers in Tennessee, North Carolina and Virginia. United Cities' principal executive offices are located at 5300 Maryland Way, Brentwood, Tennessee 37027, and its telephone number is (615) 373-5310. See "Parties to the Merger."

                           THE SHAREHOLDERS MEETINGS

  Atmos. The Atmos Shareholders Meeting will be held on November 12, 1996 at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, commencing at 11:00 a.m., Central time, for the purpose of considering and voting on a proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. The Reorganization Agreement and the Plan of Merger provide for the issuance by Atmos of shares of Atmos Stock that will be delivered to the shareholders of United Cities in connection with the Merger, the adoption of the United Cities Stock Plan, the adoption of certain amendments to Atmos' Restated Articles of Incorporation necessary to comply with Virginia law and the election of four current directors of United Cities as directors of Atmos to take office at the Effective Time. Only holders of record of Atmos Stock at the close of business on October 9, 1996 will be entitled to notice of and to vote at the meeting. As of October 9, 1996, there were 16,029,581 shares of Atmos Stock issued and outstanding, each of which is entitled to one vote.

  Ratification and approval of the proposal will require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Atmos Stock entitled to vote at the meeting. Such vote will be sufficient to satisfy
(i) the requirements under Texas law and Atmos' Restated Articles of Incorporation for approval of the Plan of Merger and (ii) the requirements under Atmos' listing agreement with the NYSE for approval of the issuance of Atmos Stock in the Merger and adoption of the United Cities Stock Plan.

  As of October 9, 1996, Atmos' directors and executive officers beneficially owned approximately 8.2% of the outstanding Atmos Stock entitled to vote at the Atmos Shareholders Meeting. ALL SUCH DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THAT THEY WILL VOTE THEIR SHARES OF ATMOS STOCK FOR THE RATIFICATION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE PLAN OF MERGER AND THE MERGER.

  See "General Information Regarding the Atmos Shareholders Meeting."

  United Cities. The United Cities Shareholders Meeting will be held on November 12, 1996 at the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee, commencing at 10:30 a.m., Central time, for the purpose of considering and voting on a proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. The affirmative vote of the holders of a majority of the outstanding shares of United Cities Stock entitled to vote thereon at the meeting is required to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. Only holders of record of United Cities Stock at the close of business on October 2, 1996 will be entitled to vote at the meeting. As of October 2, 1996, there were 13,174,794 shares of United Cities Stock issued and outstanding, each of which is entitled to one vote.

  As of October 2, 1996, United Cities' directors and executive officers beneficially owned approximately 2.6% of the outstanding United Cities Stock entitled to vote at the United Cities Shareholders Meeting, excluding shares that such persons have the right to acquire within 60 days of such date pursuant to options or other rights. ALL SUCH DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THAT THEY WILL VOTE THEIR SHARES OF UNITED CITIES STOCK FOR THE RATIFICATION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE PLAN OF MERGER AND THE MERGER.

  See "General Information Regarding the United Cities Shareholders Meeting."

                              TERMS OF THE MERGER

  General Terms. Upon consummation of the transactions contemplated by the Reorganization Agreement, United Cities will be merged with and into Atmos, with Atmos as the surviving corporation. A copy of the Reorganization Agreement, together with the Plan of Merger, is attached as Exhibit A to this Joint Proxy Statement/Prospectus.

  In accordance with the Reorganization Agreement and the Plan of Merger, upon the Merger becoming effective, each share of United Cities Stock outstanding immediately prior to the Effective Time (other than shares held by United Cities shareholders who properly exercise, and do not subsequently lose, their statutory dissenters' rights) will be converted into the right to receive one share of Atmos Stock (the "Exchange Ratio"). Holders of options to acquire United Cities Stock under the United Cities Stock Plan will, after the Effective Time, be allowed to exercise their options for Atmos Stock at the same Exchange Ratio of one share of Atmos Stock for each share of United Cities Stock. Holders of stock appreciation rights under the United Cities Stock Plan will also be allowed to exercise such rights based on the price of Atmos Stock. Each share of Atmos Stock outstanding prior to the Effective Time of the Merger will remain outstanding after the Merger. See "The Reorganization Agreement and The Merger--Conversion of Shares; Fractional Shares" and "--Exchange of Certificates."

  As of October 2, 1996, 16,029,581 shares of Atmos Stock were outstanding and 13,174,794 shares of United Cities Stock were outstanding. Accordingly, the holders of Atmos Stock and the holders of United Cities Stock will hold in the aggregate approximately 55% and 45%, respectively, of the total number of shares of Atmos Stock to be outstanding immediately after the Effective Time.

  The Merger will become effective at a date to be specified in the filings to be made with the Secretary of State of Texas, the Secretary of State of Illinois and the State Corporation Commission of the Commonwealth of Virginia. Filings for the issuance of Certificates of Merger will be made upon the closing of the Merger (the "Closing" and the "Closing Date") and will specify a date of effectiveness that closely follows the filings. The Closing will take place as soon as practicable following the ratification and approval of the Reorganization Agreement and the approval of the Plan of Merger and the Merger by the Atmos and United Cities shareholders and the satisfaction or waiver of the other conditions to each party's obligations to consummate the Merger, including the receipt of all necessary regulatory approvals and consents. Due to the time that may be required to obtain such approvals and consents, the Merger may not be consummated for a period of time after the meetings of the Atmos and United Cities shareholders. Atmos and United Cities do not currently expect to receive all necessary approvals and consents prior to March 1, 1997, and, accordingly, do not currently expect the Merger to occur prior to such time. At the Effective Time of the Merger, all of the assets and liabilities of United Cities will be transferred to and assumed by Atmos. After the Effective Time, Atmos will operate United Cities' assets and business as an unincorporated division of Atmos, and Atmos will be incorporated under the laws of Texas and Virginia. See "The Reorganization Agreement and The Merger-- Effective Time; Effect of Merger" and "--Charter and Bylaws; Effect of Dual Incorporation."

  Atmos Dividends. Under the Reorganization Agreement, Atmos has agreed to cause to be declared and paid for a period of not less than four quarters, commencing with the first regularly scheduled meeting of the Board of Directors of Atmos following the Merger, quarterly cash dividends at an annual rate of not less than $1.02 per share, unless limited by applicable law or the fiduciary duty of the Atmos directors as determined by Atmos and its counsel in their sole discretion. This dividend is equal to the dividend paid by United Cities immediately prior to execution of the Reorganization Agreement. The indicated annual dividend of $1.02 per share will represent an annual increase of $.06 per share over the annual dividend paid by Atmos during the fiscal year ended September 30, 1996. See "The Reorganization Agreement and The Merger-- Atmos Dividends."

  Conditions to the Merger. The obligations of Atmos and United Cities to effect the Merger are subject to certain conditions, including, among other things, receipt of regulatory approvals and consents of the state public utility commissions having jurisdiction over the companies and, in the case of United Cities, the Federal Energy Regulatory Commission. Such approvals and consents must be received without conditions that in the reasonable judgment of Atmos would result in a material adverse change to either party's business, operations, properties, condition (financial or otherwise), assets or liabilities. While the parties believe that they will receive the requisite regulatory approvals and consents relating to the Merger and the issuance of the Atmos Stock, there can be no assurance as to the timing of such approvals and consents or as to the ability to obtain such approvals and consents on satisfactory terms. See "The Reorganization Agreement and The Merger-- Regulatory Matters."

  The expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is required in order to consummate the Merger. See "The Reorganization Agreement and The Merger--Regulatory Matters."

  In addition to the regulatory approvals, the parties' respective obligations to effect the Merger are subject to the ratification and approval of the Reorganization Agreement and approval of the Plan of Merger and the Merger by the requisite votes of the shareholders of Atmos and the shareholders of United Cities. Other conditions to the parties' obligations include (a) registration of the Atmos Stock issuable in the Merger under the Securities Act, (b) the registration or exemption of such Atmos Stock under applicable state securities laws, (c) the listing, upon official notice of issuance, on the NYSE of such Atmos Stock, (d) the receipt of all material third party consents, (e) the absence of material litigation, (f) receipt by Atmos of a written opinion from Ernst & Young LLP ("Ernst & Young") stating that Ernst & Young concurs in the accounting treatment of the Merger as a pooling of interests, (g) the absence of material adverse changes in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the other party, (h) the absence of any material undisclosed fact, error, misstatement or omission by the other party, (i) receipt by Atmos and by United Cities of written opinions from their respective tax counsels to the effect that, for federal income tax purposes, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (j) the receipt of an opinion of counsel as to certain matters from the other party's counsel, (k) the accuracy of the representations and warranties of the other party in the Reorganization Agreement as of the Closing Date, (l) the performance by the other party in all material respects of its obligations under the Reorganization Agreement to be performed at or prior to the Closing Date, (m) in the case of United

Cities, the execution by Atmos of employment contracts with three officers of United Cities, (n) the holders of no more than 10% of the outstanding shares of United Cities Stock having exercised their statutory dissenters' rights and (o) the receipt by Atmos and United Cities of comfort letters from Ernst & Young and Arthur Andersen LLP ("Arthur Andersen") regarding financial information contained or incorporated by reference herein. See "The Reorganization Agreement and The Merger--Conditions to the Merger," "--Interests of Certain Persons in the Merger" and "--Woodward Marketing, L.L.C."

  Other Proposals. The Reorganization Agreement provides that United Cities will not, except as discussed below, initiate, solicit or encourage (including by way of providing information or assistance), or take any other action to facilitate, any inquiries concerning, or the making or implementation of, any proposal relating to, or that might reasonably be expected to lead to, any Competing Transaction (as defined herein under "The Reorganization Agreement and The Merger--No-Solicitation Covenant, Fiduciary Duties, Termination Fee and Expenses"). United Cities may, however, furnish information to any other person that makes an unsolicited contact in connection with a bona fide Competing Transaction, if such party executes a confidentiality agreement with United Cities, and may enter into negotiations with such person and take and disclose to shareholders of United Cities a position with respect to any such Competing Transaction or the Merger, if the Board of Directors of United Cities determines in good faith, based on, among other matters, the written advice of independent legal counsel that such action is required of the Board of Directors to comply with fiduciary duties to shareholders imposed by law and United Cities keeps Atmos informed concerning the same. If the Reorganization Agreement is terminated (a) by United Cities in the exercise of its fiduciary duties in respect to a Competing Transaction, (b) by Atmos if the Board of Directors of United Cities has taken a position recommending a Competing Transaction or fails to recommend the Merger to the shareholders of United Cities or (c) by Atmos because the United Cities shareholders approve a Competing Transaction, then United Cities must pay Atmos a fee equal to $15,000,000 within two business days after such termination. In addition, under certain circumstances, each of the parties must pay the expenses of the other party in connection with the transaction in the event of the termination of the Reorganization Agreement. See "Background of the Merger" and "The Reorganization Agreement and The Merger--No-Solicitation Covenant, Fiduciary Duties, Termination Fee and Expenses."

  Termination. Under certain conditions, the Reorganization Agreement may be terminated at any time prior to the Merger becoming effective, whether prior to or after approval by the shareholders of Atmos or United Cities. The conditions under which the Reorganization Agreement may be terminated include termination
(a) by mutual consent of the Boards of Directors of Atmos and United Cities,
(b) by either party if the Merger has not been consummated on or before March 31, 1997, or such later date as may be agreed to by both parties (unless caused by the willful failure of the terminating party to fulfill a material obligation under the Reorganization Agreement), (c) by Atmos if the Board of Directors of United Cities has taken a position recommending a Competing Transaction or whereby it fails to recommend the Merger, (d) by either party if a court or regulatory agency has prohibited the transaction in a final, non-appealable order (if the terminating party has used all reasonable efforts to remove such prohibition), (e) by either party if the shareholders of the other party have failed to approve the Merger at their respective meetings, (f) by either party if there is a material breach by the other party of its representations, warranties or covenants that is not cured after 20 days written notice or (g) by United Cities in the exercise of United Cities' Board of Directors' fiduciary duties with respect to a Competing Transaction. See "The Reorganization Agreement and The Merger--Amendment, Termination and Waiver" and "--Interests of Certain Persons in the Merger."

  Amendment; Waiver. The Reorganization Agreement may be amended by mutual consent of Atmos and United Cities at any time prior to the Closing Date, except that after shareholder approval no amendment may increase or decrease the amount or change the type of consideration into which the United Cities Stock will be converted in the Merger, alter any terms of the Plan of Merger if such alteration would adversely affect the shares of any class or series of United Cities, or alter any term of the articles of incorporation of United Cities. In addition, the parties may waive compliance with any of the covenants and conditions in the Reorganization Agreement and inaccuracies in representations and warranties. See "The Reorganization Agreement and The Merger--Amendment, Termination and Waiver."

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Atmos. The Board of Directors of Atmos has approved the Reorganization Agreement, the Plan of Merger and the Merger and determined that the Merger is fair to, and in the best interests of, Atmos and the shareholders of Atmos. The Board of Directors has also approved the issuance of the shares of Atmos Stock to be issued in the Merger, believes the adoption of the United Cities Stock Plan as provided in the Reorganization Agreement and Plan of Merger is appropriate, has approved the four United Cities directors nominated to become directors of Atmos at the Effective Time and has approved the amendments to Atmos' Restated Articles of Incorporation to be effected by the Plan of Merger, as described herein. THE ATMOS BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF ATMOS VOTE FOR APPROVAL OF THE PROPOSAL TO RATIFY AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER. See "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  United Cities. The Board of Directors of United Cities has approved the Reorganization Agreement, the Plan of Merger and the Merger and determined that the Merger is fair to, and in the best interests of, United Cities and the shareholders of United Cities. THE UNITED CITIES BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF UNITED CITIES VOTE FOR APPROVAL OF THE PROPOSAL TO RATIFY AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER. See "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

                             REASONS FOR THE MERGER

  United Cities and Atmos believe that the Merger offers strategic and financial benefits to each company and to their respective shareholders, as well as to their employees and customers and the communities in which they do business, including the following: (i) the surviving company will be more effective in meeting the challenges of the increasingly competitive environment in the utility industry than either United Cities or Atmos standing alone; (ii) the combined service territories of United Cities and Atmos will be larger and more diverse than either of the service territories of United Cities or Atmos;
(iii) the combined company will have a well-balanced mix of income from regulated versus non-regulated businesses; and (iv) the surviving entity, because of its larger size and other factors, will be able to take advantage of certain opportunities resulting from the combination. See "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  Atmos. The Atmos Board of Directors believes that the terms of the Reorganization Agreement, the Plan of Merger and the Merger are fair to, and in the best interests of, Atmos and its shareholders. Accordingly, the Atmos Board has unanimously approved the Reorganization Agreement, the Plan of Merger and the Merger. In addition to the joint benefits described above, the Board of Directors of Atmos believes that the Merger is consistent with Atmos' continuing long-term corporate development strategy of increasing the value of Atmos through external growth and that the Merger will create a stronger company from both a financial and operational viewpoint. Over the long-term, this combination is expected to add stability and predictability to earnings and cash flow. United Cities is recognized as a financially sound and well-managed company and is well regarded in the industry, and the Board of Directors of Atmos believes that the Merger represents a logical and natural extension of Atmos' business. The Board believes that the Merger is consistent with Atmos' long-term goals of expanding its customer base and diversifying the weather patterns, local economic conditions and regulatory environments to which its operations are subject. See "Background of the Merger--Reasons for the Merger; Recommendations of the Board of Directors."

  United Cities. The United Cities Board has unanimously approved the Reorganization Agreement and the Plan of Merger and has determined that the Merger is fair to, and in the best interests of, United Cities and United Cities' shareholders. The United Cities Board believes that the Merger affords United Cities' shareholders the opportunity to realize significant value on their investment and also gives them the option of participating in opportunities for growth that the United Cities Board believes the Merger makes possible. In addition to the joint benefits described above, the United Cities Board took into account the fact that Atmos has agreed to increase its indicated annual dividend so that it is equal to United Cities' annual dividend of $1.02 per share (subject to certain qualifications) for a period of not less than four quarters following the consummation of the Merger. In reaching its determination that the Reorganization Agreement is fair to, and in the best interests of, United Cities and United Cities' shareholders, the United Cities Board considered a number of factors, from both a short-term and a long-term perspective, in addition to the ones described above. See "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

  For a description of the background of the Merger, see "Background of the Merger."

                         OPINIONS OF FINANCIAL ADVISORS

  The Board of Directors of Atmos has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Atmos' financial advisor in connection with the Merger, that, as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio is fair to Atmos from a financial point of view. For information on the assumptions made, matters considered and limits of the reviews by Merrill Lynch, see "Background of the Merger--Opinion of Atmos' Financial Advisor." Holders of Atmos Stock are urged to read carefully and in its entirety the opinion of Merrill Lynch, a copy of which appears as Exhibit B to this Joint Proxy Statement/Prospectus.

  The Board of Directors of United Cities has received the written opinion of PaineWebber Incorporated ("PaineWebber"), United Cities' financial advisor in connection with the Merger, that, as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio is fair to United Cities' shareholders from a financial point of view. For information on the assumptions made, matters considered and limits of the reviews by PaineWebber, see "Background of the Merger--Opinion of United Cities' Financial Advisor." Holders of United Cities Stock are urged to read carefully and in its entirety the opinion of PaineWebber, a copy of which appears as Exhibit C to this Joint Proxy Statement/Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated federal income tax consequences of the Merger. It is a condition precedent to the consummation of the Merger that Atmos receive the opinion of its counsel, Locke Purnell Rain Harrell (A Professional Corporation), and United Cities receive the opinion of its counsel, Chapman and Cutler, each to the effect that, based on certain facts, representations and assumptions, the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. Assuming such qualification, neither Atmos nor United Cities will recognize any gain or loss as a result of the Merger, no gain or loss will be recognized by shareholders of Atmos as a result of the Merger and holders of United Cities Stock who exchange their United Cities Stock for Atmos Stock will not recognize any gain or loss in the Merger (except with respect to cash received in lieu of a fractional interest in Atmos Stock). United Cities shareholders who dissent from the Merger in accordance with statutory requirements and receive cash for the value of their United Cities Stock will be treated as having received such cash as a distribution from United Cities in redemption of such stock, subject to the provisions and limitations of Section 302 of the Code. To the extent a cash payment to a dissenting shareholder represents interest due from the Effective Time, such payment will constitute income to the dissenting shareholder within the meaning of Section 61 of the Code. See "The Reorganization Agreement and The Merger--Federal Income Tax Consequences" and "--Dissenters' Rights."

  THE OPINIONS THAT THE MERGER CONSTITUTES A TAX-FREE REORGANIZATION WILL BE BASED UPON CERTAIN ASSUMPTIONS AS WELL AS UPON REPRESENTATIONS RECEIVED FROM ATMOS AND UNITED CITIES. NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY TAX MATTERS. SHAREHOLDERS OF ATMOS AND UNITED CITIES SHOULD READ CAREFULLY THE DISCUSSION UNDER THE CAPTION "THE REORGANIZATION AGREEMENT AND THE MERGER--FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN OR ANY OTHER APPLICABLE TAX LAWS.

                              ACCOUNTING TREATMENT

  It is a condition to the consummation of the Merger that Atmos receive the written opinion of its independent accountants stating that they concur in the accounting treatment of the Merger as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. While Atmos and United Cities intend to conduct their respective businesses and pursue the consummation of the Merger in a manner that will satisfy the conditions for pooling of interests accounting, there can be no assurance that circumstances or events beyond the control of Atmos or United Cities will not prevent the application of such accounting treatment. See "The Reorganization Agreement and The Merger--Accounting Treatment."

                        MANAGEMENT FOLLOWING THE MERGER

  At the Effective Time, the number of directors of Atmos will be set by the Plan of Merger at 15. The directors of Atmos after the Effective Time will, under the Plan of Merger, be the 11 directors of Atmos in office at the Effective Time (who will continue to serve in the classes and for the terms in which they are serving at the Effective Time) and four of the current directors of United Cities: Mr. Gene C. Koonce (who will be elected to a term expiring in 1999), Mr. Vincent J. Lewis (who will be elected to a term expiring in 1999), Mr. Thomas J. Garland (who will be elected to a term expiring in 1998) and Mr. Richard W. Cardin (who will be elected to a term expiring in 1997, if the Merger is consummated prior to the annual meeting of shareholders of Atmos scheduled to be held on February 12, 1997, and if not, to a term expiring in
2000). Accordingly, a vote by Atmos' shareholders to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger will also result in the election of Messrs. Koonce, Lewis, Garland and Cardin as directors of Atmos (the "United Cities Designees"). After the Merger, the officers of Atmos will be the officers of Atmos immediately prior to the consummation of the Merger as well as three officers of United Cities. See "The Reorganization Agreement and The Merger--Directors and Officers," "--Election of Directors" and "Management of Atmos Following the Merger."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Reorganization Agreement and the Plan of Merger contemplate that certain employees and members of the management and the Boards of Directors of Atmos and United Cities will be entitled to receive the benefits described below.

 United Cities Personnel.

  Retention of United Cities Employees; Employee Plans. At the Effective Time, all United Cities Employees (as defined herein under "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger") will become employees of Atmos, and Atmos has agreed to retain all of such employees, and to continue in effect all of the United Cities employee benefit plans and arrangements, for one year, subject to certain exceptions and subject to the rights and obligations set forth in any collective bargaining agreement or the National Labor Relations Act. Atmos will become the successor plan sponsor under the United Cities Qualified Retirement Plan and expects to make ongoing contributions to such plan in the amounts necessary to satisfy the minimum funding requirements for such plan.

  Executive Employment Agreements. Atmos has agreed to enter into employment agreements with Messrs. Gene C. Koonce, James B. Ford and Thomas R. Blose, Jr., the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Treasurer, and the Senior Vice President--Operations and Engineering, respectively, of United Cities, upon the consummation of the Merger. Mr. Koonce will become an officer of Atmos and the Vice Chairman of the Atmos Board of Directors for a term of six months following the Effective Time, and each of Messrs. Ford and Blose will become officers of Atmos.

  Supplemental Executive Retirement Plan. United Cities maintains the Supplemental Executive Retirement Plan (the "SERP") for the benefit of certain management and key employees. It is a condition to the consummation of the Merger that United Cities shall have terminated the SERP and obtained waivers and releases from all active participants therein (excluding Mr. Koonce). United Cities will make certain payments, not to exceed $5,100,000 in the aggregate, to the active participants (excluding Mr. Koonce) who waive their rights under the SERP.

  Indemnification and Insurance for United Cities' Directors and
Officers. Under the Reorganization Agreement, Atmos agreed that, with respect to matters occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the present or former directors, officers, employees, fiduciaries and agents of United Cities as provided in United Cities' Articles of Incorporation or Bylaws as in effect as of the date of the Reorganization Agreement will survive the Merger and will continue in full force and effect for periods not less than those provided by the statutes of limitations applicable to such matters. The Reorganization Agreement also contemplates that, with respect to matters occurring prior to the Effective Time, the United Cities directors and officers would continue to have coverage under a policy of directors' and officers' liability insurance for a period of five years after the Effective Time. Atmos' existing insurance policy will cover the United Cities directors and officers who become directors or officers of Atmos as to matters occurring after the Effective Time and a supplemental policy will be obtained covering all of the United Cities directors and officers for matters involving United Cities occurring prior to the Effective Time.

  United Cities Stock Plan. The United Cities Stock Plan will be continued and benefits granted thereunder will be exercisable for or based on the value of Atmos Stock following the Merger. See "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger" and "United Cities Stock Plan."

 Atmos Personnel.

  Severance Agreements. Atmos has severance agreements with seven of its executive officers that require Atmos to take certain actions for the benefit of such officers in the event there occurs a "potential change in control" of Atmos and to make severance payments to such officers if their employment with Atmos is terminated in certain circumstances within three years following a "change in control" of Atmos. Under all but one of these severance agreements, the execution of the Reorganization Agreement by Atmos and United Cities constituted a "potential change in control" of Atmos and approval of the Merger by the Atmos shareholders will constitute a "change in control" of Atmos. A "change in control" is deemed to occur under these provisions and under the Atmos SEBP, SBP and Restricted Stock Grant Plan (described below) because the present Atmos shareholders will not own at least 60% of the outstanding Atmos Stock following the Merger. The severance agreement of Mr. Robert F. Stephens, President and Chief Operating Officer of Atmos (under which the "change in control" provisions would be satisfied as described above), further provides that he is entitled to receive full severance benefits if he resigns for any reason within 180 days following a "change in control."

  Supplemental Executive Benefits Plan and Supplemental Benefits Plan for Key Management Employees. All of Atmos' officers participate in Atmos' Supplemental Executive Benefits Plan (the "SEBP") and the presidents of each of Atmos' four operating divisions participate in Atmos' Supplemental Benefits Plan for Key Management Employees (the "SBP"). The SEBP and the SBP provide for the payment of death, supplemental disability and/or supplemental retirement benefits if a participant meets certain length of service and other requirements. The approval of the Merger by the Atmos shareholders will constitute a "change in control" under the SEBP and the SBP, and if a participant's employment is terminated in certain circumstances following a "change in control," then such participant's right to a supplemental pension vests immediately, regardless of whether he or she has satisfied the length of service or other criteria for vesting.

  Restricted Stock Grant Plan. All of Atmos' officers and division presidents, and one retired officer, have been awarded shares of restricted stock pursuant to Atmos' Restricted Stock Grant Plan, which are subject to transfer restrictions. The approval of the Merger by Atmos shareholders will constitute a "change in control" under the Restricted Stock Grant Plan, and at such time the transfer restrictions on all of such shares will lapse.

  See "The Reorganization Agreement and the Merger--Interests of Certain Persons in the Merger."

                               SHAREHOLDER RIGHTS

  The rights of United Cities' shareholders are currently governed by Illinois and Virginia law and by United Cities' Articles of Incorporation and Bylaws. The rights of Atmos' shareholders are currently governed by Texas law and by Atmos' Restated Articles of Incorporation and Bylaws. Upon the Merger becoming effective, United Cities' shareholders will become, and Atmos' shareholders will remain, shareholders of Atmos, and Atmos will become a corporation incorporated in Texas and Virginia and be subject to the corporation laws of each such state. The rights of Atmos' shareholders after the Merger will be governed by Texas and Virginia law and by Atmos' Restated Articles of Incorporation (which will be amended in certain respects to conform to Virginia law) and Bylaws. In general, where differences between Texas and Virginia corporate law exist, shareholders will be entitled to the benefit of the provision most favorable to them, and, in the case of corporate action requiring a shareholder vote, the corporation laws of the state with the higher voting requirement will govern. For a summary of the significant differences between the rights of Atmos' shareholders and United Cities' shareholders, see "Comparison of Shareholder Rights."

                       RIGHTS OF DISSENTING SHAREHOLDERS

  Atmos Shareholders. Holders of Atmos Stock will not have dissenters' rights of appraisal with respect to the Merger under the Texas Business Corporation Act ("TBCA").

  United Cities Shareholders. Any shareholder of United Cities who objects to the Merger and who follows the procedures prescribed by Sections 11.65 and
11.70 of the Illinois Business Corporation Act of 1983 ("IBCA") is entitled, in lieu of receiving shares of Atmos Stock as a result of the Merger, to receive cash equal to the "fair value" of such shareholder's shares. See "The Reorganization Agreement and The Merger--Dissenters' Rights" for a further discussion of dissenters' rights and Exhibit D attached to this Joint Proxy Statement/Prospectus for a copy of the text of Sections 11.65 and 11.70 of the IBCA. Holders of United Cities Stock will not have dissenters' rights of appraisal with respect to the Merger under the Virginia Stock Corporation Act ("VSCA").

                              STANDSTILL AGREEMENT

  Atmos and United Cities have entered into a Standstill Agreement (the "Standstill Agreement") which, among other matters, until July 13, 1998, restricts the parties from acquiring each others' securities except in certain limited circumstances. In addition, neither party may solicit proxies or consents or become a participant in a solicitation of proxies or consents with respect to the securities of the other party or take certain other actions to acquire control of the other party. See "The Reorganization Agreement and The Merger--Standstill Agreement."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  Atmos Stock trades on the NYSE under the trading symbol "ATO." United Cities Stock trades on The Nasdaq National Market under the trading symbol "UCIT." The following table sets forth, for the periods indicated, the high and low closing sales prices of Atmos Stock, as reported on the NYSE Composite Tape, the high and low closing sales prices of United Cities Stock, as reported by The Nasdaq National Market, and dividends declared on the Atmos Stock and the United Cities Stock.

                           ATMOS COMMON STOCK    UNITED CITIES COMMON STOCK
                         ----------------------- --------------------------------
                          HIGH   LOW   DIVIDENDS  HIGH       LOW     DIVIDENDS
                         ------ ------ --------- --------- --------- ------------
Calendar 1994
  First Quarter......... $20.00 $17.75   $.22    $   18.75 $   16.00   $   .250
  Second Quarter........  20.25  18.00    .22        17.25     15.50       .250
  Third Quarter.........  19.00  16.38    .22        17.75     15.50       .250
  Fourth Quarter........  18.00  15.88    .23        17.25     15.44       .255
Calender 1995
  First Quarter.........  18.50  16.13    .23        16.25     15.25       .255
  Second Quarter........  20.25  17.50    .23        16.25     14.50       .255
  Third Quarter.........  20.63  19.00    .23        16.50     14.75       .255
  Fourth Quarter........  23.00  18.00    .24        18.75     15.75       .255
Calender 1996
  First Quarter.........  23.00  22.00    .24        18.50     15.75       .255
  Second Quarter........  31.00  22.75    .24        17.00     14.75       .255
  Third Quarter.........  29.38  21.00    .24        23.00     15.00       .255
  Fourth Quarter
   (through October 2,
   1996)................  23.63  22.38    --         22.75     22.38        --

  As indicated above, Atmos has agreed to increase its dividend to an annual rate of $1.02 per share for a minimum period of four quarters following the Effective Time, subject to requirements of law and the fiduciary duties of Atmos' directors. See "The Reorganization Agreement and The Merger-- Representations, Warranties and Covenants."

  On July 19, 1996, the last full trading day prior to the public announcement of the Merger, the closing sales price of Atmos Stock was $25.88 per share, as reported on the NYSE Composite Tape, and the closing sales price of United Cities Stock was $17.00 per share, as reported by The Nasdaq National Market. The closing sales prices of Atmos Stock and United Cities Stock on October 2, 1996, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, were $23.38 per share, as reported on the NYSE Composite Tape, and $22.75 per share, as reported by The Nasdaq National Market, respectively. Shareholders are urged to obtain current market quotations.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                ATMOS SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information presented below has been derived from the audited consolidated financial statements of Atmos for the five fiscal years ended September 30, 1995. The historical information is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the separate consolidated financial statements and notes thereto of Atmos incorporated by reference herein.

                                             YEAR ENDED SEPTEMBER 30,
                                   --------------------------------------------
                                     1991     1992     1993     1994     1995
                                   -------- -------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.............. $399,667 $403,353 $459,641 $499,808 $435,820
  Operating income................ $ 22,605 $ 23,569 $ 30,277 $ 26,466 $ 32,377
  Net income...................... $  9,612 $ 10,998 $ 17,544 $ 14,679 $ 18,873
  Average shares outstanding......   13,486   13,789   14,338   15,195   15,416
PER SHARE DATA
  Net income per share............ $   0.71 $   0.80 $   1.22 $   0.97 $   1.22
  Dividends per share............. $   0.80 $   0.83 $   0.85 $   0.88 $   0.92
                                                  SEPTEMBER 30,
                                   --------------------------------------------
                                     1991     1992     1993     1994     1995
                                   -------- -------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Net property, plant and equip-
   ment........................... $259,187 $276,924 $299,275 $327,407 $363,252
  Total assets.................... $338,714 $358,363 $391,618 $416,678 $445,783
CAPITALIZATION
  Shareholders' equity............ $110,958 $117,248 $139,429 $149,556 $158,278
  Long-term debt, excluding cur-
   rent maturities................ $116,461 $112,153 $105,853 $138,303 $131,303
                                   -------- -------- -------- -------- --------
  Total capitalization............ $227,419 $229,401 $245,282 $287,859 $289,581
                                   ======== ======== ======== ======== ========
  Book value per share at end of
   period......................... $   8.12 $   8.39 $   9.38 $   9.78 $  10.20

                ATMOS SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information presented below for the nine month and twelve month periods ended June 30, 1995 and 1996, respectively, has been derived from Atmos' unaudited financial statements and includes, in the opinion of Atmos' management, all adjustments necessary to present fairly the information for such periods. Such adjustments consisted only of normal recurring accruals. The historical information is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the separate consolidated financial statements and notes thereto of Atmos incorporated by reference herein. Because of seasonal and other factors, the results of operations for the nine month period ended June 30, 1996 is not indicative of expected results of operations for the year ending September 30, 1996.

                                        NINE MONTHS ENDED   TWELVE MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       ------------------- -----------------------
                                           (UNAUDITED)          (UNAUDITED)
                                         1995      1996       1995       1996
                                       --------- --------- -----------------------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.................. $ 359,827 $ 415,143 $  437,177 $  491,136
  Operating income.................... $  30,462 $  39,176 $   28,848 $   41,091
  Net income.......................... $  20,503 $  27,932 $   16,076 $   26,302
  Average shares outstanding..........    15,386    15,855     15,358     15,767
PER SHARE DATA
  Net income per share................ $    1.33 $    1.76 $     1.05 $     1.67
  Dividends per share................. $    0.69 $    0.72 $     0.91 $     0.95

                                                                JUNE 30,
                                                          ---------------------
                                                               (UNAUDITED)
                                                             1995       1996
                                                          ---------- ----------
                                                          (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Net property, plant and equipment...................... $  351,452 $  398,695
  Total assets........................................... $  424,193 $  488,285
CAPITALIZATION
  Shareholders' equity................................... $  162,600 $  179,056
  Long-term debt, excluding current maturities........... $  131,303 $  125,303
                                                          ---------- ----------
  Total capitalization................................... $  293,903 $  304,359
                                                          ========== ==========
  Book value per share at end of period.................. $    10.50 $    11.20

            UNITED CITIES SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information presented below has been derived from the audited consolidated financial statements of United Cities for the five fiscal years ended December 31, 1995. This historical information is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the separate consolidated financial statements and notes thereto of United Cities incorporated by reference herein.

                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1991     1992     1993     1994     1995
                                   -------- -------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.............. $272,598 $305,615 $335,253 $326,495 $313,736
  Operating income................ $ 22,223 $ 23,412 $ 28,191 $ 27,436 $ 23,406
  Common stock earnings........... $  7,741 $ 10,104 $ 12,120 $ 12,093 $  9,935
  Average shares outstanding......    8,000    9,459   10,197   10,409   11,792
PER SHARE DATA
  Common stock earnings per
   share.......................... $   0.97 $   1.07 $   1.19 $   1.16 $   0.84
  Dividends per share............. $   0.93 $   0.97 $   0.99 $   1.01 $   1.02
                                                   DECEMBER 31,
                                   --------------------------------------------
                                     1991     1992     1993     1994     1995
                                   -------- -------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Net property, plant, and equip-
   ment........................... $264,024 $276,651 $294,588 $312,356 $335,012
  Total assets.................... $368,283 $370,150 $401,520 $421,200 $460,377
CAPITALIZATION
  Common shareholders' equity..... $ 85,953 $106,206 $111,888 $118,028 $146,071
  Long-term debt, excluding cur-
   rent maturities................ $127,430 $157,734 $151,843 $144,344 $163,160
  Preferred and Preference Stock.. $  1,352      --       --       --       --
                                   -------- -------- -------- -------- --------
  Total capitalization............ $214,735 $263,940 $263,731 $262,372 $309,231
                                   ======== ======== ======== ======== ========
  Book value per share at end of
   period......................... $  10.09 $  10.57 $  10.85 $  11.12 $  11.48

            UNITED CITIES SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical financial information presented below for the six month and twelve month periods ended June 30, 1995 and 1996, respectively, has been derived from United Cities' unaudited financial statements and includes, in the opinion of United Cities' management, all adjustments necessary to present fairly the information for such periods. Such adjustments consisted only of normal recurring accruals. The historical information is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the separate consolidated financial statements and notes thereto of United Cities incorporated by reference herein. Because of seasonal and other factors, the results of operations for the six month period ended June 30, 1996 is not indicative of expected results of operations for the year ending December 31, 1996.

                                        SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       ------------------- -----------------------
                                           (UNAUDITED)          (UNAUDITED)
                                         1995      1996       1995       1996
                                       --------- --------- -----------------------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.................. $ 168,107 $ 247,840 $  297,576 $  393,469
  Operating income.................... $  16,114 $  20,511 $   25,308 $   27,802
  Net income.......................... $   9,365 $  14,411 $   10,542 $   14,981
  Average shares outstanding..........    10,937    13,007     10,700     12,819
PER SHARE DATA
  Net income per share................ $    0.86 $    1.11 $     0.99 $     1.17
  Dividends per share................. $    0.51 $    0.51 $     1.02 $     1.02

                                                                JUNE 30,
                                                          ---------------------
                                                               (UNAUDITED)
                                                             1995       1996
                                                          ---------- ----------
                                                          (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Net property, plant and equipment...................... $  324,448 $  346,917
  Total assets........................................... $  407,205 $  443,180
CAPITALIZATION
  Common shareholders' equity............................ $  149,345 $  158,963
  Long-term debt, excluding current maturities........... $  137,637 $  158,192
                                                          ---------- ----------
  Total capitalization................................... $  286,982 $  317,155
                                                          ========== ==========
  Book value per share at end of period.................. $    11.90 $    12.13

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following table sets forth certain unaudited pro forma financial information for Atmos and United Cities on a pooling of interests basis. The pooling of interests method of accounting assumes that the combining companies were merged from inception and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. This pro forma information is derived from the unaudited pro forma combined condensed financial statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. The unaudited pro forma financial data is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been effective at the date or during the periods presented or the results that may be obtained in the future. See "Unaudited Pro Forma Combined Condensed Financial Statements." The pro forma combined condensed statements of income for the nine month and twelve month periods ended June 30, 1996 include Atmos' and United Cities' results of operations for the periods then ended. The pro forma combined condensed statements of income for the years ended September 30, 1993, 1994, and 1995 include Atmos' results of operations for its fiscal years then ended and United Cities' results of operations for its fiscal years ended December 31, 1993, 1994, and 1995, respectively. As a result, United Cities' results of operations for the three months ended December 31, 1995 (operating revenue of $105,446,000 and net income of $7,486,000) are included in the pro forma combined condensed statements of income for the year ended September 30, 1995 and the nine month and twelve month periods ended June 30, 1996.

                          YEAR ENDED SEPTEMBER 30,
                         -------------------------- NINE MONTHS ENDED TWELVE MONTHS ENDED
                           1993     1994     1995     JUNE 30, 1996      JUNE 30, 1996
                         -------- -------- -------- ----------------- -------------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues.... $794,894 $826,303 $749,556     $768,429           $884,605
  Operating income...... $ 58,468 $ 53,902 $ 55,783     $ 70,637           $ 68,893
  Net income............ $ 29,694 $ 26,772 $ 28,808     $ 49,829           $ 41,283
  Average shares out-
   standing.............   24,535   25,604   27,208       28,752             28,586
PER SHARE DATA
  Net income per share.. $   1.21 $   1.05 $   1.06     $   1.73           $   1.44
  Dividends per share... $   0.82 $   0.91 $   0.96     $   0.74           $   0.98

                                                               JUNE 30, 1996
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                            PER SHARE AMOUNTS)
BALANCE SHEET DATA
  Net property, plant and equipment.......................       $745,612
  Total assets............................................       $930,442
CAPITALIZATION
  Shareholders' equity....................................       $338,019
  Long-term debt, excluding current maturities............       $283,495
                                                                 --------
  Total capitalization....................................       $621,514
                                                                 ========
  Book value per share at end of period...................       $  11.62

                             PARTIES TO THE MERGER

BUSINESS OF ATMOS

  Atmos was organized under the laws of the State of Texas in 1983 as a subsidiary of Pioneer Corporation ("Pioneer") for the purposes of owning and operating Pioneer's natural gas distribution business in Texas. Immediately following the transfer of such business, which had been operated by Pioneer and its predecessors since 1906, Pioneer distributed the outstanding stock of Atmos, then known as Energas Company, to the Pioneer shareholders. In September 1988, the name was changed from Energas Company to Atmos Energy Corporation. Atmos' principal executive offices are located at 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and its telephone number is (972) 934-9227.

  Atmos distributes and sells natural gas to approximately 673,000 residential, commercial, industrial, agricultural and other customers in over 400 cities, towns and communities in parts of Texas, Kentucky, Colorado, Kansas, Missouri and Louisiana. Atmos also transports gas for others through parts of its distribution system.

  Atmos' Texas distribution system is operated through its Energas Company division (the "Energas Division") and is located in the western part of Texas covering an area having a population of approximately 950,000 people. The principal cities served by the Energas Division include Amarillo, Lubbock, Midland and Odessa.

  Atmos' Kentucky distribution system is operated through its Western Kentucky Gas Company division (the "Western Kentucky Division") and covers an area having a population of approximately 680,000 people. The principal cities served by the Western Kentucky Division include Bowling Green, Owensboro and Paducah.

  Atmos' Colorado, Kansas and Missouri distribution system is operated through its Greeley Gas Company division (the "Greeley Gas Division"). It serves customers in areas of Colorado, Kansas and Missouri having a combined population of approximately 228,000 people. The principal cities served include Greeley, Durango and Lamar, Colorado and Bonner Springs, Herington and Ulysses, Kansas.

  Atmos' Louisiana distribution system is operated through its Trans Louisiana Gas Company division (the "Trans La Division") and covers an area having a population of approximately 250,000 people. The principal cities served by the Trans La Division are Lafayette, Pineville and Natchitoches.

  Since its organization in 1983, Atmos has sought to expand its customer base and to diversify the weather patterns, local economic conditions and regulatory environments to which its operations are subject. As part of this strategy, Atmos acquired Trans Louisiana Gas Company, Inc. in January 1986, Western Kentucky Gas Utility Corporation in December 1987, Greeley Gas Company of Denver, Colorado in December 1993 and Oceana Heights Gas Company of Thibodaux, Louisiana in November 1995. Atmos continues to consider and pursue, where appropriate, additional acquisitions or mergers of natural gas distribution properties or companies and other business opportunities.

  Additional information concerning Atmos' business, assets, management, results of operations and other matters is included in Atmos' reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement/Prospectus, including Atmos' Annual Report on Form 10-K for its fiscal year ended September 30, 1995. See "Incorporation of Certain Information by Reference" and "The Reorganization Agreement and The Merger-- Directors and Officers."

BUSINESS OF UNITED CITIES

  United Cities was incorporated under the laws of Illinois in 1929 and was domesticated under the laws of Virginia in 1966. United Cities' principal executive offices are located at 5300 Maryland Way, Brentwood, Tennessee 37027, and its telephone number is (615) 373-5310.

  United Cities' predominant business is the distribution of natural gas. United Cities supplies natural gas service to approximately 314,000 customers in the states of Tennessee, Kansas, Georgia, Illinois, Virginia, Missouri, Iowa and South Carolina. In addition to its natural gas distribution business, United Cities sells and installs gas appliances and performs certain appliance service work.

  United Cities has two wholly-owned subsidiaries. One subsidiary, UCG Energy Corporation ("UCG Energy"), is a broker procuring natural gas for United Cities and certain of United Cities' industrial customers, local distribution companies and others, and is engaged in exploration and production activities. In addition, UCG Energy leases appliances, real estate, equipment and vehicles to United Cities and others. UCG Energy also owns a 45% interest in Woodward Marketing, L.L.C. which provides natural gas marketing services to industrial customers, municipalities and local distribution companies, including United Cities.

  UCG Energy has two wholly-owned subsidiaries, United Cities Propane Gas of Tennessee, Inc. and UCG Leasing, Inc. United Cities Propane Gas of Tennessee, Inc. is engaged in the retail distribution of propane (LP) gas. The propane operation serves approximately 26,000 customers in Tennessee, North Carolina and Virginia. UCG Leasing, Inc. leases vehicles, equipment and real estate to United Cities.

  United Cities' other subsidiary, United Cities Gas Storage Company ("UCG Storage"), was formed in 1989 to provide natural gas storage services. A natural gas storage field in Kentucky supplements natural gas provided to United Cities' customers in Tennessee. In addition, natural gas storage fields located in Kansas and included in United Cities' 1989 acquisition of Union Gas System, Inc. were sold to UCG Storage. These fields supplement natural gas provided to United Cities' Kansas customers.

  Additional information concerning United Cities' business, assets, management, results of operations and other matters is included in United Cities' reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement/Prospectus, including United Cities' Annual Report on Form 10-K for its fiscal year ended December 31, 1995. See "Incorporation of Certain Information by Reference."

THE NATURAL GAS DISTRIBUTION INDUSTRY

  The natural gas distribution industry is subject to a number of factors, many of which affect Atmos and United Cities from time to time. These include:
(i) the ongoing need to obtain adequate and timely rate relief from regulatory authorities to recover costs of service and earn a fair return on invested capital; (ii) inherent seasonality of the business in local gas distribution service areas; (iii) competition with alternative fuels; (iv) competition with other gas sources for industrial customers, including the ability of some customers to bypass Atmos' or United Cities' facilities; and (v) possible volatility in the supply and price of natural gas.

                         GENERAL INFORMATION REGARDING
                        THE ATMOS SHAREHOLDERS MEETING

PLACE, TIME AND DATE OF ATMOS SHAREHOLDERS MEETING

  The Atmos Shareholders Meeting will be held on Tuesday, November 12, 1996 at the Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, in Dallas, Texas beginning at 11:00 a.m., Central time. This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Atmos for use at the Atmos Shareholders Meeting and at any adjournments or postponements thereof.

PURPOSE OF THE ATMOS SHAREHOLDERS MEETING

  The purpose of the Atmos Shareholders Meeting is to consider and vote upon a proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. The Reorganization Agreement and the Plan of Merger also provide for the issuance by Atmos of shares of Atmos Stock to the shareholders of United Cities in connection with the Merger, the adoption of the United Cities Stock Plan, the adoption of certain amendments to Atmos' Restated Articles of Incorporation necessary to conform them to Virginia law and the election of four current directors of United Cities as directors of Atmos to take office at the Effective Time.

  See "The Reorganization Agreement and The Merger--Directors and Officers," "--Charter and Bylaws; Effect of Dual Incorporation," "--Election of Directors" and "--Interests of Certain Persons in the Merger."

  THE BOARD OF DIRECTORS OF ATMOS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER.

VOTE REQUIRED FOR APPROVAL; RECORD DATE

  The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Atmos Stock entitled to vote at the Atmos Shareholders Meeting is required for the approval of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. Such vote will be sufficient to satisfy (i) the requirements under Texas law and Atmos' Restated Articles of Incorporation for approval of the Plan of Merger and (ii) the requirements under Atmos' listing agreement with the NYSE for approval of the issuance of shares of Atmos Stock in the Merger and adoption of the United Cities Stock Plan, as described below. Abstentions and broker non-votes will not be counted as votes "For" or "Against" the proposal and therefore have the effect of votes "Against" the proposal. The presence at the Atmos Shareholders Meeting, whether in person or by proxy, of the holders of a majority of the outstanding shares of Atmos Stock entitled to vote constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum at the Atmos Shareholders Meeting.

  Atmos' listing agreement with the NYSE, among other things, generally requires the approval of Atmos' shareholders as a prerequisite to the listing on the NYSE of shares of Atmos Stock to be issued in a transaction or series of related transactions if such shares have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power of Atmos before such issuance or if the number of shares of Atmos Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Atmos Stock outstanding before such issuance. The shares of Atmos Stock issuable in the Merger represent more than 20% of the voting power and number of shares currently outstanding. The NYSE also requires shareholder approval of the adoption by Atmos of the United Cities Stock Plan because it will become an employee plan pursuant to which Atmos Stock may be issued to officers or directors.

  The Atmos Board of Directors has fixed the close of business on October 9, 1996 as the record date for the determination of the Atmos shareholders entitled to receive notice of, and to vote at, the Atmos Shareholders Meeting. Only holders of record of Atmos Stock at the close of business on that date will be entitled to notice of, and to vote at, the Atmos Shareholders Meeting or any adjournments or postponements thereof. As of October 9, 1996, 16,029,581 shares of Atmos Stock were issued and outstanding. These shares constitute the only class of stock of Atmos issued and outstanding. Each share is entitled to one vote.

  The following table lists the beneficial ownership, as of October 9, 1996, of shares of Atmos Stock by each of the Atmos directors and executive officers, all directors and executive officers as a group and by each person known to Atmos to be a beneficial owner of more than 5% of the outstanding shares of Atmos Stock:

                                             AMOUNT OF ATMOS     PERCENTAGE OF
                                                  STOCK           OUTSTANDING
                     NAME                   BENEFICIALLY OWNED    ATMOS STOCK
                     ----                   ------------------   -------------
   Travis W. Bain II.......................         1,087              (a)
   Glen A. Blanscet........................         9,029(b)(c)        (a)
   Dan Busbee..............................         3,071              (a)
   J. Charles Goodman......................         9,225(b)(c)        (a)
   H.F. Harber.............................        18,281(b)(c)        (a)
   Don E. James............................        15,137(b)(c)        (a)
   Mary S. Lovell..........................        14,548(b)(c)        (a)
   Thomas C. Meredith......................            85              (a)
   Phillip E. Nichol.......................         4,500              (a)
   John W. Norris, Jr......................           725              (a)
   James F. Purser.........................        24,392(b)(c)        (a)
   Carl S. Quinn...........................        10,853              (a)
   Lee E. Schlessman(d)....................     1,019,534             6.4%
   Robert F. Stephens......................        52,773(b)(c)        (a)
   Charles K. Vaughan......................       110,774(b)           (a)
   Richard Ware II.........................        13,897              (a)
   All directors and executive officers as
    a group
    (16 persons)...........................     1,307,911(e)(c)       8.2%
   Employee Stock Ownership Plan and Trust
    for Employees of Atmos Energy
    Corporation(f).........................     1,914,296            11.9%

--------
(a) The percentage of shares beneficially owned by such individual does not exceed 1% of the outstanding Atmos Stock.
(b) Includes shares granted pursuant to Atmos' Restricted Stock Grant Plan on which the restrictions have not lapsed, the numbers of which, as of October 9, 1996, are as follows: Glen A. Blanscet, 4,000 shares; J. Charles Goodman, 4,600 shares; H. F. Harber, 8,000 shares; Don E. James, 150 shares; Mary S. Lovell, 3,749 shares; James F. Purser, 17,813 shares; Robert F. Stephens, 22,475 shares; and Charles K. Vaughan, 38,250 shares. Such restrictions will lapse upon approval of the Merger by the Atmos shareholders. See "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger."
(c) Also includes shares of Atmos Stock held in the executive officers' ESOP accounts.
(d) Mr. Schlessman's shares are held in an irrevocable trust of which Mr. Schlessman is the trustee and beneficiary.
(e) Includes a total of 99,037 shares granted pursuant to Atmos' Restricted Stock Grant Plan on which the restrictions have not lapsed. Such restrictions will lapse upon approval of the Merger by the Atmos shareholders. See "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger."
(f) The Employee Stock Ownership Plan and Trust for Employees of Atmos Energy Corporation (the "ESOP") permits Atmos employees who participate in the ESOP to exercise voting power with respect to shares of Atmos Stock held in their ESOP accounts. For Atmos Shares owned by the ESOP with respect to which participating employees do not exercise such voting rights, the ESOP Trust Committee, which is a committee whose current members are Atmos officers, is entitled to vote such shares in its discretion.

  The directors and executive officers of Atmos have stated that they intend to vote all shares of Atmos Stock over which they exercise voting control in favor of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

SOLICITATION AND REVOCABILITY OF PROXIES

  Atmos expects to solicit proxies primarily by mail, but directors, officers, employees and agents of Atmos may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling and mailing the proxies and accompanying materials for the Atmos Shareholders Meeting, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by Atmos. In addition, Morrow & Co., Inc. ("Morrow") will assist Atmos in the solicitation of proxies. It is estimated that Atmos will pay approximately $5,000 in fees, plus expenses and disbursements, to Morrow for Morrow's proxy solicitation services.

  Shares of Atmos Stock represented by properly executed proxies received prior to or at the Atmos Shareholders Meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on an executed form of proxy, the shares covered by such proxy will be voted "For" the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

  It is not expected that any matters other than those referred to herein will be brought before the Atmos Shareholders Meeting. However, if any other matters are properly presented at the Atmos Shareholders Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the form of proxy and acting thereunder will have discretion to vote the shares of Atmos Stock covered by validly executed proxies in accordance with their best judgment. As of the date hereof, the Atmos Board of Directors knows of no such other matters.

  Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving such proxy by delivery, at any time prior to the time the shares are voted, of written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Atmos Stock to the Corporate Secretary of Atmos or by attending the Atmos Shareholders Meeting and voting in person. Attendance at the Atmos Shareholders Meeting will not in itself constitute the revocation of a proxy.

  ATMOS SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID, PRE-ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST RATIFICATION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE PLAN OF MERGER AND THE MERGER.

                         GENERAL INFORMATION REGARDING
                    THE UNITED CITIES SHAREHOLDERS MEETING

PLACE, TIME AND DATE OF UNITED CITIES SHAREHOLDERS MEETING

  The United Cities Shareholders Meeting will be held on Tuesday, November 12, 1996 at the Fifth Floor Auditorium of the First American Center, 326 Union Street, Nashville, Tennessee beginning at 10:30 a.m., Central time. This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of United Cities for use at the United Cities Shareholders Meeting and at any adjournments or postponements thereof.

PURPOSE OF THE UNITED CITIES SHAREHOLDERS MEETING

  The purpose of the United Cities Shareholders Meeting is to consider and vote upon a proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

  THE BOARD OF DIRECTORS OF UNITED CITIES RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE PLAN OF MERGER AND THE MERGER.

VOTE REQUIRED FOR APPROVAL; RECORD DATE

  The affirmative vote of the holders of a majority of the outstanding shares of United Cities Stock entitled to vote thereon is required for the approval of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. Abstentions and broker non-votes will not be counted as votes "For" or "Against" the proposal and therefore have the effect of votes "Against" the proposal. The presence at the United Cities Shareholders Meeting, whether in person or by proxy, of the holders of a majority of the outstanding shares of United Cities Stock entitled to vote constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum at the United Cities Shareholders Meeting. Holders of United Cities Stock who dissent from the Merger and who comply with the required statutory procedures will have certain dissenters' rights. See "The Reorganization Agreement and The Merger--Dissenters' Rights."

  The United Cities Board of Directors has fixed the close of business on October 2, 1996 as the record date for the determination of the United Cities shareholders entitled to receive notice of, and to vote at, the United Cities Shareholders Meeting. Only holders of record of United Cities Stock at the close of business on that date will be entitled to notice of, and to vote at, the United Cities Shareholders Meeting or any adjournments or postponements thereof. As of October 2, 1996, 13,174,794 shares of United Cities Stock were issued and outstanding. These shares constitute the only class of stock of United Cities issued and outstanding. Each share is entitled to one vote. In the Reorganization Agreement, United Cities agreed not to issue any additional shares of United Cities Stock or other ownership interests in United Cities prior to the Effective Time, except for issuances pursuant to plans in effect prior to the date of the Reorganization Agreement.

  The following table lists the beneficial ownership, as of October 2, 1996, of shares of United Cities Stock by each of the United Cities directors and executive officers, all directors and executive officers as a group and by each person known to United Cities to be a beneficial owner of more than 5% of the outstanding shares of United Cities Stock:

                                                              PERCENTAGE OF
                             AMOUNT OF UNITED CITIES STOCK     OUTSTANDING
             NAME                BENEFICIALLY OWNED(A)     UNITED CITIES STOCK
             ----            ----------------------------- -------------------
   Jerry H. Ballengee.......                500                    (b)
   Dwight C. Baum...........            230,322                    1.7%
   Thomas R. Blose, Jr. ....             12,537(c)                 (b)
   Richard W. Cardin........              1,000                    (b)
   James B. Ford............              8,025(c)                 (b)
   Thomas J. Garland........              2,016                    (b)
   Shirley M. Hawkins.......              8,675(c)                 (b)
   Dale A. Keasling.........                482                    (b)
   Gene C. Koonce...........             30,710(c)                 (b)
   Vincent J. Lewis.........              8,149                    (b)
   Dennis L. Newberry, II...              4,450                    (b)
   Stirton Oman, Jr. .......              1,760                    (b)
   Glenn B. Rogers..........             28,182(c)                 (b)
   Timothy W. Triplett......              3,547                    (b)
   George C. Woodruff,
    Jr. ....................              1,691                    (b)
   All directors and
    executive officers as a
    group (15 Persons)......            342,046(c)                 2.6%
   Southern Union Company...            854,300(d)                 6.5%
    504 Lavaca, Suite 800
    Austin, TX 78701-2939

--------
(a) Beneficial holdings shown herein include shares held by spouses and minor children; the directors and officers neither affirm nor deny that such shares are in fact beneficially owned by them.
(b) The percentage of shares beneficially owned by such person does not exceed 1% of the outstanding United Cities Stock.
(c) Includes shares that may be acquired pursuant to the exercise of stock options exercisable within 60 days of October 2, 1996, as follows: 8,600 shares for Mr. Blose, 2,600 shares for Mr. Ford, 2,600 shares for Ms. Hawkins, 12,000 shares for Mr. Koonce and 14,600 shares for Mr. Rogers and 40,400 shares for all directors and executive officers as a group.
(d) Based on a Schedule 13D filed by Southern Union Company with the Commission on August 1, 1996. For further information regarding the shares of United Cities Stock held by Southern Union Company, see "Background of the Merger."

  The directors and executive officers of United Cities who, as of October 2, 1996, beneficially owned in the aggregate 301,646 shares of United Cities Stock (excluding shares that such persons have the right to acquire within 60 days of such date pursuant to options or other rights) have stated that they intend to vote all shares of United Cities Stock over which they exercise voting control in favor of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

SOLICITATION AND REVOCABILITY OF PROXIES

  United Cities expects to solicit proxies primarily by mail, but directors, officers, employees and agents of United Cities may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling and mailing the proxies and accompanying materials for the United Cities Shareholders Meeting, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by United Cities. In addition, Corporate Investors Communications, Inc. ("CIC") will assist United Cities in the solicitation of proxies. It is estimated that United Cities will pay approximately $6,000 in fees, plus expenses and disbursements, to CIC for CIC's proxy solicitation services.

  Shares of United Cities Stock represented by properly executed proxies received prior to or at the United Cities Shareholders Meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on an executed United Cities form of proxy, the shares covered by such proxy will be voted "For" approval of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

  It is not expected that any matters other than those referred to herein will be brought before the United Cities Shareholders Meeting. However, if any other matters are properly presented at the United Cities Shareholders Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the form of proxy and acting thereunder will have discretion to vote the shares of United Cities Stock covered by validly executed proxies in accordance with their best judgment. As of the date hereof, the United Cities Board of Directors knows of no such other matters.

  Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving such proxy by delivery, at any time prior to the time the shares are voted, of written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of United Cities Stock to the Corporate Secretary of United Cities or by attending the United Cities Shareholders Meeting and voting in person. Attendance at the United Cities Shareholders Meeting will not in itself constitute the revocation of a proxy.

  UNITED CITIES SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID, PRE-ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST RATIFICATION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE PLAN OF MERGER AND THE MERGER.

  UNITED CITIES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. PROMPTLY FOLLOWING THE CONSUMMATION OF THE MERGER, UNITED CITIES SHAREHOLDERS WILL BE SENT A TRANSMITTAL FORM WHICH WILL INCLUDE INSTRUCTIONS FOR THE RETURN AND EXCHANGE OF STOCK CERTIFICATES. SEE "THE REORGANIZATION AGREEMENT AND THE MERGER--EXCHANGE OF CERTIFICATES."

                           BACKGROUND OF THE MERGER

HISTORY OF THE MERGER NEGOTIATIONS

  The terms and conditions of the Reorganization Agreement, the Plan of Merger and the Merger were determined through arms-length negotiations between the respective managements of Atmos and United Cities. In determining the form of the transaction and the amount of the consideration, numerous factors were considered by Atmos and United Cities. See "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors." The following is a summary of those negotiations and related events.

  As part of its corporate development strategy, Atmos is continuously searching for other gas distribution companies and properties as potential combination or acquisition candidates in order to expand its customer base and to diversify the weather patterns, local economic conditions and regulatory environments to which its operations are subject. As part of this strategy, Atmos has engaged in a number of business combinations and acquisitions since 1985 that have increased its customer base by approximately 325,000 customers to a present total of approximately 673,000.

  United Cities has historically been active in the acquisition market. At the end of 1995, United Cities supplied natural gas service to approximately 308,000 customers, 180,000 of whom had been added since 1985. Of that 180,000, approximately 105,000 customers had been added through acquisitions. United Cities' business philosophy has been that success in its industry is dependent on growth and the diversification of its business into areas covered by different weather patterns, local economic conditions and regulatory environments. Over the past several years, the management and Board of Directors of United Cities have periodically reviewed developments in the gas utility industry generally and have considered the impact of such developments on United Cities and what actions United Cities might take in reaction to such developments.

  Mr. Charles K. Vaughan, Chairman of the Board of Atmos, and Mr. Gene C. Koonce, Chairman of the Board, President and Chief Executive Officer of United Cities, have been acquaintances for many years through participation in gas industry trade associations. During August 1995, while on a business trip to the Nashville, Tennessee area, Mr. Vaughan and Mr. Robert F. Stephens, President and Chief Operating Officer of Atmos, met with Mr. Koonce in Nashville. Mr. Vaughan inquired of Mr. Koonce about the possibility of a merger between Atmos and United Cities. Mr. Koonce stated that it was the policy of United Cities to remain independent. Several days after the meeting, Mr. Stephens telephoned Mr. Koonce to pursue discussions with Mr. Koonce, but was advised by Mr. Koonce that any further discussions would be delayed until his planned visit to Dallas in late September 1995.

  At a breakfast meeting in Dallas on September 30, 1995, Messrs. Vaughan, Stephens and Koonce discussed the possibility of a merger of United Cities with Atmos. Mr. Koonce advised that he had not discussed the possibility of a merger with Atmos with the Board of Directors of United Cities. Mr. Koonce advised further that United Cities was not for sale and that he did not believe that United Cities would be interested in a merger at that time.

  In November 1995, Mr. Vaughan and Mr. Koonce attended an industry conference. At that meeting, Mr. Vaughan asked Mr. Koonce if United Cities would be interested in pursuing discussions with respect to a possible merger with Atmos, and Mr. Koonce replied that United Cities was not interested in such discussions at that time.

  At a three day planning session in February 1996 of the Board of Directors of United Cities, the directors heard a presentation by an outside consultant with respect to strategic issues facing United Cities and a presentation by an industry analyst with respect to developments in the gas utility industry. In addition, management made a presentation on a potential internal restructuring to simplify the management structure. At the February meeting, Mr. Koonce advised the Board of the contacts by Atmos.

  In February 1996, Mr. Vaughan telephoned Mr. Koonce and asked again if United Cities would be interested in discussing a possible merger with Atmos. Mr. Koonce replied that United Cities was not interested at that time.

  Mr. Vaughan and Mr. Koonce both attended another industry conference in April 1996. Mr. Vaughan again asked Mr. Koonce if United Cities would be interested in discussing a possible merger with Atmos. Mr. Koonce replied that he would contact Mr. Vaughan if United Cities wished to pursue the matter. Mr. Vaughan made a further call to Mr. Koonce in late April or early May, but Mr. Koonce said he had nothing further to add at that point.

  At the United Cities annual shareholders meeting on May 3, Mr. Koonce announced his intention to retire as President and Chief Executive Officer of United Cities at the end of 1996. At a Board meeting following the annual shareholders meeting, the Board elected Mr. Koonce Chairman of the Board and appointed a search committee to identify a successor chief executive officer. Mr. Koonce also updated the directors with respect to the contacts with Atmos.

  Later in May 1996, while attending an industry conference, Mr. Vaughan and Mr. Koonce had a discussion concerning a possible merger between Atmos and United Cities. During that discussion, Mr. Koonce indicated that United Cities might be willing to discuss the possibility of such a merger. They agreed to meet again after Mr. Koonce returned from an overseas trip. Upon his return to Dallas and before Mr. Koonce left on his trip, Mr. Vaughan telephoned Mr. Koonce regarding a possible merger. During their telephone conversation, Mr. Koonce indicated that the United Cities Board of Directors was not interested in a sale of the company, but might be interested in a strategic combination which preserved the interests of United Cities' shareholders in the surviving entity. Mr. Koonce inquired as to Atmos' views on the number of directors from the United Cities Board who would be nominated for the Atmos Board if a merger of the companies occurred and the relative valuation of the two companies for purposes of determining an exchange ratio for the shares of Common Stock of United Cities. Mr. Vaughan said he would give the matter some thought and would share his thinking with Mr. Koonce after Mr. Koonce returned from his trip overseas.

  After his telephone conversation with Mr. Vaughan, Mr. Koonce contacted a representative of PaineWebber, briefed him about Atmos' most recent contact, and asked him to begin thinking about what would represent a reasonable exchange ratio in a transaction of the type being discussed.

  Mr. Vaughan and Mr. Koonce met again on June 25, after Mr. Koonce returned from his trip. At that meeting, Mr. Vaughan said that he thought that Atmos would be interested in exploring a merger with United Cities on the basis of a valuation of United Cities that, based upon Atmos' then current stock price, would produce an exchange ratio of approximately one Atmos share for each United Cities share. Mr. Vaughan indicated that such a relative valuation would depend upon the results of due diligence, market prices for the two companies' stock and other conditions existing at the time an agreement on a merger might be reached and other relevant factors. Mr. Vaughan indicated that he thought Atmos would be able to commit to increase its indicated annual dividend from $.96 per share to United Cities' annual dividend of $1.02 per share. He said that he felt United Cities should have the right to designate four of the directors of the surviving company. Mr. Koonce advised that United Cities was interested in a merger with Atmos because of, among other things, the compatibility of their respective business philosophies and corporate cultures. It was agreed that additional discussions would be held after each of them had a chance to brief his company's Board and receive appropriate direction and authorization.

  The Atmos Board of Directors held its annual planning session at a series of Board meetings on June 27, 28 and 29, 1996. At the first of these meetings, Mr. Vaughan advised the Board of Directors of his discussions with Mr. Koonce. At the second meeting, an analysis of United Cities, developed from documents filed by United Cities with the Commission, was presented to the Board by Mr.
O. Carl Brown, Vice President--Financial and Strategic Planning of Atmos, which presentation was followed by extensive discussions among members of the Board and Mr. Brown concerning United Cities and its operations. It was emphasized to the Board of Directors that any merger with United Cities would be subject to a determination of the value of United Cities by Atmos with the assistance of its financial advisor in order to establish an appropriate exchange ratio, an extensive due diligence investigation of the operations of United Cities and negotiation of a satisfactory definitive merger agreement. Also, the Board of Directors was advised that it was contemplated that the transaction would be accounted for as a pooling of interests. After extensive discussions, the Atmos Board of Directors determined that management of Atmos should proceed with discussions with the management of United Cities for a possible merger of United Cities into Atmos. Following the Board planning session, Atmos management met with its tax, accounting, financial and legal advisors to analyze further the publicly available information concerning United Cities.

  On July 1, at a United Cities telephonic Board meeting, Mr. Koonce informed the United Cities Board of his recent discussions with Mr. Vaughan. Mr. Koonce reviewed with the Board certain publicly available information regarding the nature of Atmos' operations and its management. Mr. Koonce also reviewed Atmos' management philosophy and general reputation in the industry. The Board also generally considered its policy of maintaining United Cities as an independent entity and United Cities' prospects in the current competitive environment and what impact a strategic combination with Atmos might have on such prospects. Based upon such discussions, the Board authorized management to commence further discussions with Atmos regarding a possible strategic combination and to begin due diligence with respect to Atmos.

  A meeting was held on July 2 and 3, 1996 in Dallas between Mr. Stephens and Mr. Purser, Executive Vice President and Chief Financial Officer of Atmos, and Mr. James B. Ford, Senior Vice President and Treasurer and Mr. Thomas R. Blose, Jr., Senior Vice President--Operations and Engineering, of United Cities. At that meeting, a schedule for due diligence investigations for both companies was agreed upon. On July 5, Atmos and United Cities executed a confidentiality agreement with respect to due diligence information furnished by the respective companies.

  On July 10 and 11, representatives of Atmos and United Cities, together with their respective financial advisors, counsel and independent auditors, met in Nashville for Atmos to conduct a due diligence investigation of United Cities. An initial draft of the Reorganization Agreement was presented to United Cities by Atmos at the Nashville meeting and formed the basis for their subsequent negotiations in Dallas commencing on July 12. The Nashville meeting was followed by a similar meeting in Dallas on July 12 and 13, at which United Cities conducted a due diligence investigation of Atmos. At such meetings, management and employees of each party supplied information to, and answered questions from, the other party's representatives concerning the principal aspects of its business operations, financial condition, results of operation, assets, liabilities, personnel, business risks and contingencies and prospects. At the conclusion of such meetings, Atmos and United Cities agreed to continue the negotiation of a definitive agreement for the merger of United Cities into Atmos. United Cities requested, and on July 13, Atmos and United Cities signed, the Standstill Agreement. See "The Reorganization Agreement and The Merger--Standstill Agreement."

  During the week of July 15, negotiation of the Reorganization Agreement between Atmos and United Cities continued in Dallas between Mr. Ford of United Cities and Messrs. Stephens and Purser of Atmos and their respective counsel. On July 18, Messrs. Koonce and Ford, representing United Cities, and Messrs. Vaughan and Purser, representing Atmos, met in Dallas to discuss the financial terms of the proposed merger. Messrs. Vaughan and Koonce agreed to recommend to the respective Boards of Directors of Atmos and United Cities, in connection with the Boards' consideration of the proposed transaction, an exchange ratio of one share of Atmos Stock for each outstanding share of United Cities Stock. On July 18, a draft of the Reorganization Agreement was delivered to the directors of United Cities and of Atmos.

  On July 18, management of Atmos presented its proposal for a merger with United Cities to the Atmos Board of Directors at a special meeting called for that purpose. Management's presentation included a financial review of United Cities, the results of Atmos' due diligence investigation of United Cities and a review of the terms and conditions of the Reorganization Agreement and related documents. The Board of Directors received a report from Merrill Lynch with respect to the relative values of Atmos and United Cities. Also, presentations were made by Ernst & Young, independent auditors for Atmos, concerning pooling of interests and other accounting matters, and by counsel for Atmos concerning the federal income tax aspects of the proposed merger. On Friday, July 19, the Board of Directors of Atmos continued its special meeting with respect to the proposed merger. After consideration of the foregoing presentations and reports, late in the afternoon on July 19, the Board of Directors voted unanimously to approve the Reorganization Agreement, the Plan of Merger and the Merger and the transactions contemplated thereby and to recommend the proposed Merger to the shareholders of Atmos.

  Management of United Cities presented the proposal for a merger with Atmos to the United Cities Board at a special meeting called for that purpose and held on July 19. At that meeting, senior management of United Cities made a presentation to the Board regarding the results of the due diligence investigation of Atmos and the terms and conditions of the Reorganization Agreement and the Standstill Agreement. In addition, presentations were made by Chapman and Cutler, legal counsel to United Cities, Thompson & Knight, special Texas counsel to United Cities, and Arthur Andersen, United Cities' independent accountants, with respect to various issues relating to the proposed business combination. Further, PaineWebber made a presentation to the United Cities Board with respect to each of United Cities, Atmos and the proposed combined entity. PaineWebber also delivered to the United Cities Board its written opinion that, as of July 19, 1996, the Exchange Ratio was fair to the holders of United Cities Stock from a financial point of view. After extensive discussion, the United Cities Board, late in the afternoon on July 19, unanimously approved the Reorganization Agreement, the Plan of Merger and the Merger and authorized the execution and delivery of the Reorganization Agreement.

  The Reorganization Agreement was executed and delivered by the parties late in the afternoon on July 19. The proposed merger was announced prior to the opening of trading on the NYSE and The Nasdaq National Market on Monday, July 22.

  On August 1, 1996, Southern Union Company ("Southern Union") filed with the Commission a Schedule 13D under the Exchange Act disclosing, among other things, that Southern Union beneficially owned 854,300 shares of United Cities Stock, or approximately 6.5% of all outstanding shares of United Cities Stock. Southern Union's Schedule 13D also disclosed that Southern Union "plans to purchase additional shares of [United Cities] Common Stock. . ." and that "[o]ptions that [Southern Union] may explore could relate to or result in plans or proposals in the future. . .including alternatives to the sale of
[United Cities] to Atmos. . . ."

  On August 6, 1996, Atmos and United Cities jointly filed a complaint (the "MPSC Complaint") against Southern Union with the Missouri Public Service Commission (the "MPSC"). Such complaint alleges, among other things, that Southern Union purchased United Cities stock without the prior approval of the MPSC, in violation of applicable Missouri law. The complaint seeks, among other things, a divestiture of the United Cities Stock owned by Southern Union.

  On August 19, Southern Union filed a complaint in the United States District Court for the Eastern District of Missouri (Southern Division) seeking a determination that the Missouri statute that is the basis of the MPSC Complaint is not applicable to Southern Union's purchases of the United Cities Stock or otherwise is unconstitutional under the federal and Missouri constitutions.

  On August 20, Southern Union filed a complaint in the United States District Court for the Middle District of Tennessee (Nashville Division) (the "Tennessee Complaint") alleging that the United Cities Board of Directors failed to exercise its fiduciary duties properly in approving the proposed Merger into Atmos. The Tennessee Complaint seeks preliminary and permanent injunctive relief against United Cities (i) to prevent its taking any further action to consummate the proposed Merger until such time as the United Cities Board of Directors has properly exercised its fiduciary duties and (ii) directing United Cities to provide Southern Union with confidential information in order to provide Southern Union with the option of making an informed offer for United Cities, in the event it determines to do so.

  On September 24, 1996, United Cities and the United Cities Board of Directors filed an answer to the Tennessee Complaint. In the answer, United Cities and the United Cities Board of Directors deny all allegations relating to Southern Union's claim that the United Cities Board failed to properly exercise its fiduciary duties in approving the proposed Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  United Cities and Atmos believe that the Merger offers strategic and financial benefits to each company and to their respective shareholders, as well as to their employees and customers and the communities in which they do business, including the following:

  --COST EFFICIENCIES TO HELP MAINTAIN COMPETITIVE RATES--The surviving company will be more effective in meeting the challenges of the increasingly competitive environment in the utility industry than either United Cities or Atmos standing alone. The combined company will benefit from potential economies of scale in its operations and be able to amortize certain costs over a larger customer base. In addition, as a larger entity, Atmos' and United Cities' managements believe that the surviving company will have more influence with suppliers and customers than either company standing alone. The Merger will create the opportunity for strategic, financial and operational benefits for shareholders in the form of greater financial strength and financial flexibility.

  --DIVERSIFICATION OF SERVICE TERRITORY--The combined service territories of United Cities and Atmos will be larger and more diverse than either of the service territories of United Cities or Atmos as independent entities. The combined entity will be less exposed than either Atmos or United Cities is currently to changes in the economic conditions in any given segment of its service areas. Specifically, the combined entity will be more diverse with respect to control by any single regulatory authority, with respect to climatic conditions and with respect to its customer mix. On the other hand, both companies' service territories are primarily rural in character, so that the kinds of operational problems that are likely to be encountered are of a nature that both management teams have had experience dealing with.

  --BALANCE BETWEEN INCOME FROM REGULATED BUSINESS AND NONREGULATED
   BUSINESS--The combined entity will have a well-balanced mix of income from regulated versus non-regulated businesses.

  --BUSINESS OPPORTUNITIES CREATED BY COMBINATION--The surviving entity, because of its larger size and other factors, will be able to take advantage of certain opportunities resulting from the combination. For example, the combined company will have increased buying power, have an enhanced liquidity and ability to secure financing on favorable terms and be able to make larger acquisitions without a material adverse impact on its existing structure.

 United Cities.

  The United Cities Board has unanimously approved the Reorganization Agreement and the Plan of Merger and has determined that the Merger is fair to, and in the best interests of, United Cities and United Cities' shareholders. The United Cities Board, therefore, unanimously recommends that United Cities' shareholders vote FOR the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger. The United Cities Board believes that the Merger affords United Cities' shareholders the opportunity to realize significant value on their investment and also gives them the option of participating in opportunities for growth that the United Cities Board believes the Merger makes possible. See "Background of the Merger."

  In addition to the joint benefits described above, the United Cities Board took into account the fact that Atmos has agreed to increase its indicated annual dividend so that it is equal to United Cities' annual dividend of $1.02 per share (subject to certain qualifications) for a period of not less than four quarters following the consummation of the Merger. In reaching its determination that the Reorganization Agreement is fair to, and in the best interests of, United Cities and United Cities' shareholders, the United Cities Board considered a number of factors, from both a short-term and a long-term perspective, in addition to the ones described above, including, without limitation, the following:

    (a) the current and historical market prices and dividends on the United Cities Stock and the Atmos Stock (see "Summary--Comparative Market Prices and Dividends");

    (b) information concerning the business, financial condition, results of operations and prospects, including, but not limited to, the potential for growth, development, productivity and profitability, of each of United Cities and Atmos;

    (c) the projected pro forma ownership of Atmos by the shareholders of United Cities implied by the Exchange Ratio;

    (d) the positive reputation of Atmos as a provider of utility service and the satisfactory relationship Atmos appears to enjoy with the relevant regulatory authorities;

    (e) the perception by management of United Cities, based upon numerous experiences in which United Cities and Atmos were bidding on the same properties, that Atmos management is a prudent and able acquiror of companies;

    (f) the fact that Mr. Koonce had indicated he would retire at the end of 1996, the United Cities Board of Directors had not yet identified a successor chief executive officer and the Atmos management team has an excellent reputation;

    (g) the fact that after the Merger the surviving entity will be owned by an unaffiliated group of public shareholders, as is United Cities currently, and no shareholder or affiliated group of shareholders will own a majority of the surviving company's voting power;

    (h) the fact that the Reorganization Agreement permits United Cities, subject to certain conditions, to furnish information to or enter into discussions or negotiations with, any person or entity that makes an unsolicited contact in connection with a bona fide Competing Transaction (as defined therein) if the Board of Directors determines in good faith based on, among other matters, the written advice of legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, and the Reorganization Agreement further permits United Cities to terminate the Reorganization Agreement in the exercise of the fiduciary duties of the Board of Directors with respect to a Competing Transaction, subject to the payment of a fee of $15 million;

    (i) the fact that the combined company will be less leveraged than United Cities, thus allowing for better access to the capital markets and a lower cost of capital and the importance of access to capital on economically attractive terms, in light of the need to expand operations in United Cities' service area;

    (j) the opinion of PaineWebber that the Exchange Ratio is fair to the United Cities shareholders from a financial point of view, and the analysis underlying such opinion (see "Background of the Merger--Reasons for the Merger; Recommendations of the Boards of Directors" and "--Opinion of United Cities' Financial Advisor");

    (k) the provisions of the proposed Reorganization Agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination and reasonable protection for the employees of United Cities;

    (l) the expected tax-free nature of the transaction to United Cities' shareholders;

    (m) the likelihood that the proposed transaction will be consummated;

    (n) the fact that the market capitalization of the combined company will be larger than United Cities' current market capitalization, providing United Cities' shareholders with enhanced liquidity; and

    (o) the compatibility of the respective businesses and management philosophies of United Cities and Atmos.

  While each member of the United Cities Board individually evaluated each of the foregoing as well as other factors, the United Cities Board collectively did not assign any specific or relative weights to the factors under consideration and did not make any determination with respect to any individual factor. The United Cities Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of United Cities and the United Cities shareholders.

 Atmos.

  The Board of Directors of Atmos believes that the terms of the Reorganization Agreement, the Plan of Merger and the Merger are fair to, and in the best interests of, Atmos and its shareholders. Accordingly, the Atmos Board has unanimously approved the Reorganization Agreement, the Plan of Merger and the Merger and unanimously recommends that the holders of Atmos Stock vote FOR the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger.

  In addition to the joint benefits described above, the Board of Directors of Atmos believes that the Merger is consistent with Atmos' continuing long-term corporate development strategy of increasing shareholder value through external growth and that the Merger will create a stronger company from both a financial and operational viewpoint. Over the long-term, this combination is expected to add stability and predictability to earnings and cash flow. United Cities is recognized as a financially sound and well-managed company and is well regarded in the industry, and the Board of Directors of Atmos believes that the Merger represents a logical and natural extension of Atmos' business. The Board also believes that the Merger is consistent with Atmos' long-term goals of expanding its customer base and diversifying the weather patterns, local economic conditions and regulatory environments to which its operations are subject.

  In approving the Reorganization Agreement, the Plan of Merger and the Merger, the Atmos Board carefully reviewed the Merger with management and Atmos' financial, accounting and legal advisors. The Atmos Board reviewed various materials relevant to the Merger and received presentations from, and reviewed carefully the terms and conditions of the transactions contemplated by the Reorganization Agreement with, Atmos' management, independent public accountants, legal counsel and financial advisors. The presentation at the Atmos Board of Directors' annual planning session held during June 27-29, 1996 included a discussion of Atmos' long-term strategic objectives and general information regarding United Cities' business. In particular, the Board reviewed United Cities' historical revenues, cash flow and operating income by segment, communities served by United Cities and number of employees for the purposes of determining whether United Cities' operations provided revenue opportunities and whether United Cities' employee and customer profiles were consistent with the corporate culture of Atmos. At the special meeting of the Board of Directors held on July 18-19, 1996, management of Atmos reviewed the operations of United Cities, reported on its due diligence investigation of United Cities to date and reviewed the basic terms of the proposed Merger. Atmos' counsel discussed the federal income tax aspects of the proposed Merger. Ernst & Young, independent public accountants for Atmos, discussed the accounting aspects of the proposed Merger. Atmos' financial advisor, Merrill Lynch, presented its analysis of the proposed Merger.

  The Board of Directors of Atmos approved the Reorganization Agreement, the Plan of Merger and the Merger at the continuation of the special meeting of the Board on July 19, 1996. At that meeting, Merrill Lynch delivered its opinion to the Board to the effect that the Exchange Ratio was fair, from a financial point of view, to Atmos as of such date. In deciding to approve the Reorganization Agreement, the Plan of Merger, and the Merger, the Atmos Board considered the Merrill Lynch opinion and a number of other factors. The material factors considered by the Board were as follows: (i) the current and historical market price of, and dividends on, Atmos Stock and United Cities Stock and the fact that, based on such current market prices, the United Cities shareholders would receive a premium over the current net book value of the United Cities Stock; (ii) the impact of the Merger on Atmos' earnings per share; (iii) the assets, properties, operations and management of Atmos and United Cities, including the quality of United Cities' distribution system and management as well as environmental issues; (iv) the financial condition, results of operations and prospects of United Cities and Atmos, individually and as a combined entity, on both a historical and a pro forma combined basis; (v) the expected accounting treatment of the Merger as a pooling of interests transaction; (vi) the terms and conditions of the Reorganization Agreement, including the covenants and warranties for the protection of Atmos and Atmos' shareholders made by United Cities; and (vii) the presentations and advice of its financial advisor and legal counsel as discussed above. The Board of Directors of Atmos considered the foregoing factors as a whole and did not assign specific or relative weights to such factors.

OPINION OF ATMOS' FINANCIAL ADVISOR

  On July 19, 1996, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in written opinions dated as of July 19, 1996 and October 4, 1996, to the Atmos Board of Directors to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review, as set forth therein, the Exchange Ratio was fair to Atmos from a financial point of view.

  A COPY OF THE MERRILL LYNCH OPINION DATED OCTOBER 4, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS EXHIBIT B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ATMOS SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO ATMOS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ATMOS SHAREHOLDER AS TO HOW ANY SUCH SHAREHOLDER SHOULD VOTE AT THE ATMOS SHAREHOLDERS MEETING. THE SUMMARY OF SUCH OPINIONS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS, WHILE CONTAINING ALL MATERIAL ELEMENTS OF SUCH OPINIONS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT B HERETO.

  In arriving at its opinion, Merrill Lynch among other things (i) reviewed Atmos' Annual Reports, Forms 10-K and related financial information for the five fiscal years ended September 30, 1995 and its Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1995, March 31, 1996 and June 30, 1996; (ii) reviewed United Cities' Annual Reports, Forms 10-K and related financial information for the five years ended December 31, 1995 and its Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;
(iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Atmos and United Cities, furnished to Merrill Lynch by Atmos and United Cities, respectively;
(iv) conducted discussions with members of senior management of Atmos and United Cities concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Atmos Stock and United Cities Stock and compared them with those of certain publicly traded companies deemed by Merrill Lynch to be reasonably similar to Atmos and United Cities, respectively; (vi) compared the results of operations of Atmos and United Cities with those of certain companies deemed by Merrill Lynch to be reasonably similar to Atmos and United Cities, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Reorganization Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) considered the pro forma effect of the Merger on Atmos' capitalization ratios and earnings, cash flow and book value; (ix) reviewed the Reorganization Agreement; (x) analyzed the relative valuation of Atmos Stock and United Cities Stock using various valuation methodologies which Merrill Lynch deemed to be appropriate; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters deemed necessary by Merrill Lynch for purposes of rendering the Merrill Lynch Opinion.

  In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Atmos and United Cities, and did not assume any responsibility for independent verification of such information. Merrill Lynch did not undertake an independent appraisal of the assets of Atmos or United Cities. Merrill Lynch also assumed that the financial forecasts furnished to it by Atmos and United Cities were reasonably prepared and reflected the best currently available estimates and judgments of Atmos' and United Cities' respective managements as to the expected future financial performance of Atmos and United Cities, respectively. With respect to the estimates of potential synergies furnished by Atmos, Merrill Lynch assumed that such estimates were reasonably prepared and reflected the best currently available estimates and judgment of management of Atmos as to the expected synergies from the Merger. Merrill Lynch also assumed that pooling of interests was the proper accounting treatment for the Merger and that the Merger will qualify as a tax-free reorganization for the shareholders of Atmos and United Cities. The Merrill Lynch opinion is based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of such opinion. No limitations were imposed by the Board of Directors of Atmos upon Merrill Lynch with respect to the investigation made or procedures followed by Merrill Lynch in rendering its opinion.

  The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Atmos and United Cities and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

  The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at its July 19, 1996 opinion. Merrill Lynch derived implied exchange ratios for Atmos Stock and United Cities Stock based upon the relative values suggested by these analyses, in light of the judgment and experience of Merrill Lynch. Merrill Lynch's opinion is based upon Merrill Lynch's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. In the Merger, each issued and outstanding share of United Cities Stock will be converted into the right to receive one share of Atmos Stock. In concluding that the Exchange Ratio was fair to Atmos from a financial point of view, and in its discussions with the Atmos Board of Directors, Merrill Lynch compared the Exchange Ratio to each range of implied exchange ratios set forth below, which were derived from the analyses performed by Merrill Lynch, and noted that the Exchange Ratio was generally consistent with the ranges of such implied exchange ratios. The implied exchange ratios derived by Merrill Lynch were as follows: (i) contribution analysis (0.94 to 1.12); (ii) comparable acquisitions analysis (0.80 to 1.15); (iii) comparable company trading analysis (0.75 to 0.90); (iv) discounted cash flow analysis (1.05 to 1.12); and (v) merger premium analysis (0.79 to 0.91). In arriving at its opinion, Merrill Lynch considered, as one of the factors in its analysis, that the Exchange Ratio is outside of certain of the implied exchange ratios.

  Contribution Analysis. In order to determine an implied exchange ratio range based upon contribution analysis, Merrill Lynch calculated the contribution of each of Atmos and United Cities to the pro forma combined company with respect to (i) net income to common shareholders, (ii) book value, (iii) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iv) earnings before interest and taxes ("EBIT") for the latest twelve months ("LTM") ended March 31, 1996 (the "Historical Period") and, using certain projections provided by the respective managements of Atmos and United Cities, for 1996 (the "Projected Period"). The analysis of net income to common shareholders yielded an implied exchange ratio for United Cities Stock to Atmos Stock of 0.67 for the Historical Period and 0.94 for the Projected Period. The analysis of book value yielded an implied exchange ratio of 1.12 for the Projected Period. The analysis of EBITDA yielded an implied exchange ratio of 0.99 for the Historical Period and 1.03 for the Projected Period. The analysis of EBIT yielded an implied exchange ratio of 0.91 for the Historical Period and 1.07 for the Projected Period.

  Utilizing the contribution analysis, Merrill Lynch calculated an implied exchange ratio range of 0.94 to 1.12.

  Comparable Merger Transactions Analysis. Using publicly available and other information, Merrill Lynch reviewed eleven transactions announced between June, 1987 and October, 1995 involving the merger of selected comparable companies (the "Comparable Merger Transactions"). The Comparable Merger Transactions and the date each transaction was announced are as follows:
Atmos' acquisition of Western Kentucky Gas Company

(June 1987), Consolidated Natural Gas Company's acquisition of Virginia Natural Gas (June 1989), British Gas' acquisition of Consumers Gas Co. Ltd. (March 1990), Arkla Inc.'s acquisition of Diversified Energies, Inc. (July
1990), New York Electric & Gas' acquisition of Columbia Gas of New York (August 1990), Citizens Utilities Company's acquisition of Louisiana General Services, Inc. (September 1990), NUI Corporation's acquisition of Pennsylvania Enterprises, Inc. (December 1991), NIPSCO Industries, Inc.'s acquisition of Kokomo Gas & Fuel Co. (February 1992), NIPSCO Industries, Inc.'s acquisition of Northern Indiana Fuel & Light Company (November 1992), Atmos' acquisition of Greeley Gas Company (March 1993) and Puget Sound Power & Light Company's acquisition of Washington Energy Company (October 1995).

  In order to determine an implied exchange ratio range based on Comparable Merger Transactions analysis, Merrill Lynch (i) compared the offer value in each of the Comparable Merger Transactions as a multiple of the then publicly available (a) LTM net income to common shareholders (the "Net Income Multiple") and (b) book value for the most recently available fiscal quarter preceding such transaction (the "Book Value Multiple") and (ii) compared the transaction value (defined to be the offer value plus the liquidation value of preferred stock plus the principal amount of debt less cash) for each of the Comparable Merger Transactions as a multiple of the then publicly available
(a) LTM EBITDA (the "EBITDA Multiple") and (b) LTM EBIT (the "EBIT Multiple"), to the corresponding multiples for the Merger. The results of the foregoing were: (i) the Net Income Multiple resulted in a range of implied exchange ratios of 0.78 to 0.93, (ii) the Book Value Multiple resulted in a range of implied exchange ratios of 0.95 to 1.19, (iii) the EBITDA Multiple resulted in a range of implied exchange ratios of 0.80 to 0.99 and (iv) the EBIT Multiple resulted in a range of implied exchange ratios of 0.55 to 0.88.

  Utilizing the comparable merger transactions analysis, Merrill Lynch calculated an implied exchange ratio range of 0.80 to 1.15.

  Comparable Company Trading Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (as described below) for Atmos and United Cities with corresponding financial and operating information and ratios for a group of publicly-traded companies that Merrill Lynch deemed to be reasonably comparable to Atmos and United Cities. The comparable companies included: Indiana Energy, Inc., New Jersey Resources Corporation, NUI Corporation, Piedmont Natural Gas Company, Inc., Southeastern Michigan Gas Enterprises, Inc., Southern Union Company, WICOR, Inc. and Yankee Energy System, Inc. (collectively, the "Comparable Companies"). Merrill Lynch selected the Comparable Companies from the universe of possible comparable companies based upon Merrill Lynch's views as to the comparability of financial and operating characteristics of these companies to Atmos and United Cities.

  In order to determine an implied exchange ratio range based upon an analysis of comparable publicly traded companies, Merrill Lynch compared the market value of Atmos Stock and United Cities Stock as a multiple of (i) estimated 1996 earnings per share ("EPS"), which estimates were obtained from Zack's (the "1996 EPS Ratio"), (ii) estimated 1997 EPS, which estimates were obtained from Zack's (the "1997 EPS Ratio") and (iii) book value of common equity as of March 31, 1996, the most recently available fiscal quarter (the "Common Equity Ratio"), to the corresponding ratios for each of the Comparable Companies. Zack's is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts. The results of the foregoing were as follows: for United Cities Stock (i) the 1996 EPS Ratio resulted in a range of implied exchange ratios of 0.78 to 0.93; (ii) the 1997 EPS Ratio resulted in a range of implied exchange ratios of 0.71 to 0.87; and
(iii) the Common Equity Ratio resulted in a range of implied exchange ratios of 0.76 to 0.86. Additionally, Merrill Lynch compared the market capitalization of Atmos and United Cities as a multiple of LTM EBITDA (the "LTM EBITDA Ratio") and LTM EBIT (the "LTM EBIT Ratio") to the corresponding ratios for each of the Comparable Companies. The results of the foregoing were as follows: (i) the LTM EBITDA Ratio resulted in a range of implied exchange ratios of 0.52 to 0.90; and (ii) the LTM EBIT Ratio resulted in a range of implied exchange ratios of 0.55 to 0.87.

  Utilizing the foregoing analysis, Merrill Lynch calculated an implied exchange ratio range of 0.75 to 0.90.

  Discounted Cash Flow Analysis. In order to determine an implied exchange ratio range based upon discounted cash flow analysis ("DCF Analysis"), Merrill Lynch performed DCF Analyses for each of Atmos and United Cities using projections provided to Merrill Lynch by the respective managements of Atmos and United Cities and calculated ranges of value for United Cities Stock and Atmos Stock.

  The Atmos and United Cities DCF Analyses were based upon the discount to present value, assuming discount rates ranging from 9% to 12%, of (i) their respective projected free cash flows for the years 1997 through 2006 and (ii) their respective 2006 value based upon a range of multiples for United Cities from 12.0x to 15.0x projected 2006 net income and for Atmos from 13.0x to 15.0x projected 2006 net income. Based on these analyses, Merrill Lynch calculated a range of value for United Cities Stock of $212.7 million to $295.0 million and for Atmos Stock of $220.9 million to $307.4 million.

  Utilizing DCF Analysis, Merrill Lynch calculated an implied exchange ratio range of 1.05 to 1.12.

  Merger Premium Analysis. In order to determine an implied exchange ratio range based upon merger premium analysis ("Merger Premium Analysis"), Merrill Lynch examined the premiums paid for target company shares in certain mergers over the pre-announcement stock prices of such target companies and calculated ranges of value for United Cities Stock and Atmos Stock.

  Merrill Lynch examined premiums paid over pre-announcement stock prices one day prior to announcement, one week prior to announcement and four weeks prior to announcement (i) in all public merger transactions between $300 million and $600 million for the periods 1994 to present, 1995 to present and 1996 to present; (ii) eleven selected electric utility transactions; and (iii) four selected natural gas transactions. In the aggregate, such examinations indicated a range of merger premiums of between 20.0% and 40.0% to be indicative. Merrill Lynch applied such range to the market price of United Cities Stock and calculated an implied exchange ratio range of 0.79 to 0.91.

  Pro Forma Analysis. Merrill Lynch also analyzed certain pro forma effects resulting from the Merger, including the potential impact on earnings per share of Atmos Stock. Using the projected earnings for the years 1997 through 2000 provided by the respective managements of Atmos and United Cities, Merrill Lynch compared the projected earnings per share of Atmos on a stand-alone basis assuming the Merger does not occur to the earnings per share of Atmos Stock assuming the Exchange Ratio of 1.00 and certain estimated synergies that Atmos management expects to achieve as a result of the Merger. The analysis indicated that the Merger would be accretive/(dilutive) to (i) the projected earnings per share of Atmos Stock in amounts of (11.6%) in 1997, 5.2% in 1998, 8.2% in 1999 and 12.1% in 2000 and (ii) the projected EBITDA per share of Atmos Stock in amounts of (5.4%) in 1997, 2.6% in 1998, 2.1% in 1999 and 1.4% in 2000.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Although certain of the implied exchange ratios calculated as described above are outside of the Exchange Ratio, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch opinion. No company in the Comparable Companies is identical to Atmos or United Cities, and none of the Comparable Merger Transactions or the transactions considered in the Merger Premium Analysis is identical to the Merger. Accordingly, an analysis of comparable publicly traded companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies, the terms of and parties to the Comparable Merger Transactions and the transactions considered in the Merger Premium Analysis and other factors.

  Merrill Lynch confirmed, as of the date of this Joint Proxy Statement/Prospectus, its opinion of July 19, 1996, that the Exchange Ratio was fair to Atmos from a financial point of view. In rendering such opinion, Merrill Lynch performed procedures to update certain of its analyses made in connection with its July 19, 1996 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

  The Atmos Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Atmos and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  Pursuant to the terms of an engagement letter dated July 15, 1996, Atmos paid Merrill Lynch $100,000 and has agreed to pay Merrill Lynch an additional $2,400,000 upon closing of the Merger and to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

  Merrill Lynch may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Atmos and United Cities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF UNITED CITIES' FINANCIAL ADVISOR

  THE FULL TEXT OF THE OPINION OF PAINEWEBBER DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. UNITED CITIES SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  United Cities retained PaineWebber as its financial advisor in connection with the Merger. In connection with such engagement, United Cities requested PaineWebber to render an opinion as to whether or not the Exchange Ratio offered by Atmos is fair to the holders of United Cities Stock from a financial point of view. PaineWebber was not requested to, and did not determine, the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through arm's-length negotiations between United Cities and Atmos.

  In connection with the United Cities Board of Directors' consideration of the Merger Agreement, PaineWebber delivered a written opinion on July 19, 1996, which was reaffirmed as of the date of this Joint Proxy Statement/Prospectus (the "PaineWebber Opinion"), to the effect that, as of the date of the PaineWebber Opinion, and based on its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair to the holders of United Cities Stock from a financial point of view. In connection with the reaffirmation of the PaineWebber Opinion, as of the date of this Joint Proxy Statement/Prospectus, PaineWebber performed certain procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The PaineWebber Opinion was prepared at the request and for the information of the Board of Directors of United Cities and does not constitute a recommendation to any holder of United Cities Stock as to how any such shareholder should vote with respect to the Merger. The PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of United Cities as alternatives to the Merger or the decision of the Board of Directors of United Cities to proceed with the Merger. PaineWebber was not requested or authorized to solicit, and did not solicit, potential purchasers of United Cities. United Cities did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, United Cities' Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995 and United Cities' Form 10-Q and the related unaudited financial information for the six months ended June 30, 1996; (ii) reviewed, among other public information, Atmos' Annual Reports, Forms 10-K and related financial information for the four fiscal years ended September 30, 1995 and Atmos' Form 10-Q and the related unaudited financial information for the nine months ended June 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets and prospects of United Cities and Atmos, furnished to PaineWebber by United Cities and Atmos, respectively; (iv) conducted discussions with members of senior management of United Cities and Atmos concerning their respective businesses and prospects;
(v) reviewed the historical market prices and trading activity for United Cities Stock and Atmos Stock and compared such prices and trading histories with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and operating results of United Cities and Atmos with that of certain publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) considered the potential pro forma effects of the Merger on Atmos; (ix) reviewed the Merger Agreement dated July 19, 1996 and Amendment No. 1 thereto dated October 3, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by United Cities and Atmos and PaineWebber has not independently verified the same. PaineWebber has assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of United Cities and Atmos as to the future performance of United Cities and Atmos, respectively. PaineWebber has also relied upon assurances of the management of United Cities and Atmos that they are unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber has also assumed, with the consent of United Cities, that (i) the Merger will be accounted for under the pooling of interests method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of United Cities and Atmos are as set forth in the consolidated financial statements of United Cities and Atmos, respectively. PaineWebber has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of United Cities or Atmos, nor has PaineWebber been furnished with any such evaluations or appraisals. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expresses no opinion as to the price or trading range at which the shares of Atmos Stock will trade in the future.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of United Cities and Atmos. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither United Cities nor PaineWebber assume responsibility for the accuracy of such analyses and estimates.

  The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

  Stock Trading History. PaineWebber reviewed the history of the trading prices and volume for the United Cities Stock and the Atmos Stock, both separately and in relation to market indices and a comparable company index. The market indices were (i) the Standard & Poor's 400 Index and (ii) the Standard & Poor's 40 Utilities

Index. The comparable company index included fourteen gas distribution utility companies: Bay State Gas Company; Connecticut Energy Corporation; Connecticut Natural Gas Corporation; Energen Corporation; Indiana Energy, Inc.; Laclede Gas Company; New Jersey Resources Corporation; NUI Corporation; Northwest Natural Gas Company; Public Service Company of North Carolina, Incorporated; Piedmont Natural Gas Company, Inc.; South Jersey Industries, Inc.; Southwest Gas Corporation; and Yankee Energy System, Inc. (collectively, the "Comparable Companies"). PaineWebber noted that there are no directly comparable companies to Atmos or United Cities. In addition, PaineWebber reviewed the historical implied exchange ratio between United Cities Stock and Atmos Stock and compared this to the Exchange Ratio. PaineWebber noted that the historical implied exchange ratio consistently fell below the Exchange Ratio.

  Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of United Cities and Atmos to the corresponding data of the Comparable Companies.

  With respect to United Cities and the Comparable Companies, PaineWebber compared multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to latest twelve month ("LTM") earnings before interest and taxes ("EBIT"). PaineWebber also compared multiples of market value to LTM net income, LTM cash flow from operations (net income plus depreciation and amortization) ("CFFO"), book value of equity and estimated 1996 and 1997 net income (adjusted to reflect a December year end) as estimated by First Call research earnings estimates. United Cities' LTM ended March 31, 1996 multiples of LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income as of July 17, 1996 were 10.3x, 15.1x, 6.3x, 1.4x, 12.9x and 12.1x, respectively. As of July 17, 1996, the Comparable Companies' median multiples of LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income were 9.4x, 12.3x, 6.3x, 1.4x, 14.1x and 12.6x, respectively. PaineWebber applied the Comparable Companies' median multiples to United Cities' LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income (both as estimated by First Call research earnings estimates and United Cities management). Using the foregoing analysis, PaineWebber calculated an implied exchange ratio range of 0.58x to 0.74x. PaineWebber noted that the Exchange Ratio fell above this range.

  With respect to Atmos and the Comparable Companies, PaineWebber compared multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to LTM EBIT. PaineWebber also compared multiples of market value to LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income (adjusted to reflect a December year end) as estimated by First Call research earnings estimates. Atmos' LTM ended March 31, 1996 multiples of LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income as of July 17, 1996 were 10.5x, 15.8x, 8.7x, 2.3x, 19.6x and 16.1x, respectively. As of July 17, 1996, the Comparable Companies' median multiples of LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income were 9.4x, 12.3, 6.3x, 1.4x, 14.1x and 12.6x, respectively. PaineWebber noted that Atmos was currently trading at the high end of the multiple range for the Comparable Companies but also noted that this has historically been the case. PaineWebber noted that since July 17, 1993 (the last three years) Atmos' weekly multiple of stock price to earnings per share ("P/E multiple") has exceeded the Comparable Companies' P/E multiple by a median 13.9% (the "Premium"). PaineWebber applied the Premium to the Comparable Companies' median multiples of LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income to calculate multiples of 10.7x, 14.0x, 7.2x, 1.6x, 16.0x and 14.4x, respectively (collectively, the "Adjusted Multiples"). PaineWebber applied the Adjusted Multiples to Atmos' LTM EBIT, LTM net income, LTM CFFO, book value of equity and estimated 1996 and 1997 net income (both as estimated by First Call research earnings estimates and Atmos management) and derived a range of fully-diluted equity values. PaineWebber noted that Atmos' closing stock price on July 17, 1996 fell within this range.

  Selected Comparable Mergers and Acquisitions Analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving target companies in the gas distribution utility business. The selected mergers and acquisitions PaineWebber analyzed included
(acquirer/target): Texas

Utilities Company/Enserch Corporation; Puget Sound Power & Light Company/Washington Energy Company; Atmos Energy Corporation/Greeley Gas Company; NIPSCO Industries, Inc./North Indiana Fuel and Light Company; Arkla, Inc./Diversified Energies, Inc.; and Citizens Utilities Company/Louisiana General Services, Inc. (collectively, the "Comparable Transactions"). PaineWebber noted that there are no directly comparable transactions to the Transaction.

  PaineWebber reviewed the consideration paid (based on stock prices on the day prior to the announcement of the transaction) in the Comparable Transactions and compared multiples of total enterprise value to the target's LTM (latest twelve months prior to the announcement of the transaction) EBIT. PaineWebber also reviewed multiples of market value to the target's LTM net income, LTM CFFO and book value of equity. In addition, PaineWebber compared purchase price per share premiums to historical target stock prices one week prior to the announcement of the transaction. PaineWebber calculated the Comparable Transactions' median multiples of EBIT, LTM net income, LTM CFFO and book value of equity and the Comparable Transactions' median one week purchase price per share premium to be 14.7x, 20.4x, 9.0x, 2.4x and 29.1%, respectively. PaineWebber applied the Comparable Transactions' median multiples and one week purchase price per share premium to United Cities' LTM EBIT, LTM net income, LTM CFFO, book value of equity and closing stock price on July 17, 1996. Using the foregoing analysis, PaineWebber calculated an implied exchange ratio range of 0.85x to 1.17x. PaineWebber noted that the Exchange Ratio fell within this range.

  Contribution Analysis. PaineWebber analyzed United Cities' and Atmos' relative contribution to the combined entity with respect to LTM revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBIT, net income and CFFO. PaineWebber also analyzed the relative contribution of balance sheet items as of March 31, 1996 including: total assets, book value of equity and total debt. Based on the Exchange Ratio, holders of United Cities Stock will own approximately 44.8% of the combined company's equity. United Cities is projected to contribute to revenue, EBITDA, EBIT, net income, CFFO, total assets, book value of equity and total debt, 42.7%, 43.1%, 40.5%, 35.8%, 42.4%, 47.9%, 47.1% and 53.4%, respectively. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

  Discounted Cash Flow Analysis. PaineWebber analyzed United Cities based on an unleveraged discounted cash flow analysis of the projected financial performance of United Cities. Such projected financial performance was based upon a five-year forecast for United Cities provided by United Cities management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of EBIT multiples from 9.0x to 10.5x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 7.5% to 9.0%. Using the foregoing analysis, PaineWebber calculated an implied exchange ratio range of 0.66x to 0.82x. PaineWebber noted that the Exchange Ratio fell above this range.

  Premiums Paid Analysis. PaineWebber analyzed purchase price per share premiums paid in selected publicly disclosed transactions in all industries with transaction values greater than $100 million announced since June 1, 1994. This analysis indicated mean premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 28.9%, 32.7% and 37.6%. This analysis also indicated median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 25.1%, 27.7% and 35.3%. Using the foregoing analysis, PaineWebber calculated an implied exchange ratio range of 0.74x to 0.85x. PaineWebber noted that the Exchange Ratio fell above this range.

  Pro Forma Merger Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Merger on Atmos' earnings per share ("EPS") for the fiscal years ending 1996 through 2000. In performing this analysis, PaineWebber assumed (i) the Merger will provide one share of Atmos Stock in exchange for each share of United Cities Stock; (ii) the Merger would be accounted for under the pooling of interests method of accounting; and (iii) no cost savings would be achieved. PaineWebber combined the projected operating results of United Cities (provided by United Cities management) with the corresponding projected operating results of

Atmos (provided by Atmos management) to arrive at the combined company projected net income. PaineWebber divided this by the pro forma shares outstanding to arrive at a combined company EPS. PaineWebber then compared the combined company EPS to Atmos' projected stand-alone EPS (provided by Atmos management) to determine the pro forma impact on Atmos' EPS. This analysis suggested that the Merger should result in slight dilution to Atmos' EPS in 1996 and should result in accretion to Atmos' EPS thereafter.

  United Cities selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between United Cities and PaineWebber dated July 12, 1996, PaineWebber has earned a retention fee of $100,000 and a fee of $500,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will receive a fee, payable upon completion of the Merger, equal to $1,400,000 and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. United Cities also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for United Cities, including acting as lead manager in connection with a public offering of United Cities Stock in June 1995, and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of United Cities and Atmos for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

  Mr. Phillip E. Nichol, a director of Atmos, is a Senior Vice President and Branch Manager of PaineWebber in Cleveland, Ohio. Mr. Nichol has had no involvement in the Merger transaction on behalf of PaineWebber.

                  THE REORGANIZATION AGREEMENT AND THE MERGER

GENERAL

  The Boards of Directors of Atmos and United Cities, meeting separately, each authorized the execution, delivery and performance of the Reorganization Agreement on July 19, 1996, and the amendment thereof on October 3, 1996. The following summary of the material terms of the Reorganization Agreement is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached (together with the form of the Plan of Merger attached as an exhibit to the Reorganization Agreement) to this Joint Proxy Statement/Prospectus as Exhibit A, and the Reorganization Agreement and the Plan of Merger are incorporated herein by reference.

EFFECTIVE TIME; EFFECT OF MERGER

  If the Reorganization Agreement, the Plan of Merger and the Merger are approved by the requisite vote of the shareholders of Atmos and United Cities and if all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective at a date to be specified in filings to be made with the Secretaries of State of Texas and Illinois and the State Corporation Commission of the Commonwealth of Virginia in accordance with the applicable provisions of the TBCA, the IBCA and the VSCA. As of the Effective Time, United Cities will be merged with and into Atmos, which will be the surviving corporation in the Merger, and United Cities' separate corporate existence will terminate. At the Effective Time, all of the assets and liabilities of United Cities will be transferred to and assumed by Atmos. At the Effective Time, Atmos will be a corporation incorporated under the laws of Texas and Virginia and be subject to the corporation laws of each such state.

CONVERSION OF SHARES; FRACTIONAL SHARES

  At the Effective Time, each share of United Cities Stock outstanding prior to the Effective Time will be converted into the right to receive one share of Atmos Stock, subject to the dissenters' rights of shareholders of United Cities. See "The Reorganization Agreement and The Merger--Dissenters' Rights." No fractional shares of Atmos Stock will be issued in the Merger. In lieu of any such fractional share, each United Cities shareholder who would otherwise have been entitled to a fraction of a share of Atmos Stock upon surrender of a certificate formerly representing shares of United Cities Stock will be entitled to receive, without interest, a cash amount determined by multiplying such fraction by the average of the closing sale prices for a share of Atmos Stock for the five business days prior to the Effective Time. Each share of Atmos Stock issued to United Cities shareholders in the Merger will have attached one right under the Atmos Rights Plan (as defined herein). See "Comparison of Shareholder Rights--Anti-Takeover Provisions."

EXCHANGE OF CERTIFICATES

  Except with respect to shares of United Cities Stock as to which dissenters' rights of appraisal have been exercised and not subsequently lost, The First National Bank of Boston will, after the Effective Time, issue to each holder of a certificate formerly representing shares of United Cities Stock, upon the surrender thereof, a certificate representing the number of shares of Atmos Stock into which the shares of United Cities Stock represented by the surrendered certificate were converted. The surrendered certificates will be canceled. Until so surrendered and exchanged, each such certificate that prior to the Effective Time represented shares of United Cities Stock will represent only the right to receive a certificate representing shares of Atmos Stock pursuant to the Merger. After the Effective Time, there will be no transfers on the stock transfer books of United Cities.

  No dividends or other distributions declared after the Effective Time with respect to shares of Atmos Stock will be paid to the holder of any unsurrendered United Cities Stock certificate. Upon and after such surrender, Atmos will pay to the record holder thereof, without interest, the amount of any dividend or distribution, the record date for the payment of which was after the Effective Time, that has not previously been paid to such holder.

TREATMENT OF UNITED CITIES OPTIONS

  Following the Effective Time, Atmos will continue in effect the United Cities Stock Plan. Holders of options under the United Cities Stock Plan will, after the Effective Time, be allowed to exercise their options for shares of Atmos Stock at the Exchange Ratio. Holders of stock appreciation rights under the United Cities Stock Plan will also be allowed to exercise such rights based on the price of Atmos Stock. Atmos does not anticipate making any additional grants after the Merger under the United Cities Stock Plan. See "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger" and "United Cities Stock Plan."

DIRECTORS AND OFFICERS

  At the Effective Time, the number of directors of Atmos will be set by the Plan of Merger at 15 and thereafter may be changed in the manner provided in Atmos' Bylaws. The directors of Atmos following the Effective Time will be the 11 directors of Atmos in office at the Effective Time and the United Cities Designees, each of whom currently is a director of United Cities. Each of the Atmos directors in office immediately prior to the Effective Time will continue to serve in the class and for the term he was serving at the Effective Time. Mr. Koonce and Mr. Lewis will become directors in Class I with terms expiring in 1999; Mr. Cardin will become a director in Class II with a term expiring in 1997 if the Merger is consummated prior to the annual meeting of shareholders of Atmos scheduled to be held on February 12, 1997, and if not, for a term expiring in 2000; and Mr. Garland will become a director in Class III with a term expiring in 1998. See "Incorporation of Certain Information by Reference," "The Reorganization Agreement and The Merger-- Election of Directors," and "--Interests of Certain Persons in the Merger" and "Management of Atmos Following the Merger."

  The officers of Atmos in office at the Effective Time will remain as the officers of Atmos following the Effective Time, and three United Cities officers will become officers of Atmos. See "Incorporation of Certain Information by Reference," "The Reorganization Agreement and the Merger-- Interests of Certain Persons in the Merger" and "Management of Atmos Following the Merger."

CHARTER AND BYLAWS; EFFECT OF DUAL INCORPORATION

  The rights of United Cities' shareholders are currently governed by Illinois and Virginia law and by United Cities' Articles of Incorporation and Bylaws. The rights of Atmos' shareholders are currently governed by Texas law and by Atmos' Restated Articles of Incorporation and Bylaws. Upon the Merger becoming effective, United Cities' shareholders will become, and Atmos' shareholders will remain, shareholders of Atmos, and Atmos will become a corporation incorporated in Texas and Virginia and be subject to the corporation laws of each such state. The rights of Atmos' shareholders after the Merger will be governed by Texas and Virginia law and by Atmos' Restated Articles of Incorporation (which will be amended in certain respects to conform to Virginia law) and Bylaws. Atmos is incorporating in the Commonwealth of Virginia in order to comply with a Virginia statute requiring utilities operating in Virginia to be incorporated under the laws of that state. The amendments to the Restated Articles of Incorporation are being adopted in order to comply with the VSCA, which requires that certain items be stated in a Virginia corporation's articles of incorporation, which under Texas law are not currently required to be stated in Atmos' Restated Articles of Incorporation or are stated in its Bylaws. None of these amendments will result in a substantive change to Atmos' method of corporate governance. After the Effective Time, in the event differences arise under the laws of Texas and Virginia with respect to any particular matter, the law of the state providing the greater protection to Atmos shareholders following the Merger, requiring the higher level of compliance by Atmos or requiring the higher vote of shareholders will generally govern. See "Comparison of Shareholder Rights."

  Pursuant to the Plan of Merger, the Restated Articles of Incorporation of Atmos will be amended to provide (i) that Atmos will be incorporated under the laws of the State of Texas and the Commonwealth of Virginia, (ii) that the purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the TBCA, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline, (iii) for the elimination or limitation of the personal liability of a director to the fullest extent permitted by both the TBCA and the VSCA, as the same may be amended from time to time, (iv) for a classified board, (v) that the payment of dividends on Atmos Stock is subject to the statutory limitations of the TBCA and the VSCA and (vi) for a registered agent and registered office in Virginia. See "Comparison of Shareholders Rights." For the text of the proposed amendments, see the Plan of Merger attached as an exhibit to the Reorganization Agreement.

  The Bylaws of Atmos will not be amended under the Plan of Merger and will remain in effect in their present form until subsequently amended. It is contemplated that some time after the Effective Time the Bylaws of Atmos will be amended by Atmos' Board of Directors in certain respects to conform to Virginia law. Some of the significant amendments to the Bylaws of Atmos which may be made include amendments to (i) increase the minimum notice period for shareholder meetings to consider and vote on certain extraordinary corporate transactions, (ii) provide that any director elected by the board to fill a vacancy can serve only until the next shareholders meeting at which directors are elected, (iii) limit the ability of the board to increase its size to an increase of no more than 30% between meetings of shareholders and (iv) provide for the greater delegation of authority to committees of the board.

CONDITIONS TO THE MERGER

  The obligations of each of Atmos and United Cities to consummate the Merger are subject to, among other things, the following conditions: (a) the approval of the issuance of the Atmos Stock by the requisite vote of the shareholders of Atmos and the approval of the Merger by the requisite votes of the shareholders of Atmos and

United Cities; (b) the effectiveness of the Registration Statement, the effectiveness of registration under or exemption from any applicable state securities laws and the listing on the NYSE of the Atmos Stock to be issued to United Cities' shareholders upon consummation of the Merger; (c) the receipt of all necessary approvals of the state public utility commissions for which approvals are required and, in the case of United Cities, the Federal Energy Regulatory Commission, without any conditions which in the reasonable judgment of Atmos would result in a material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of either United Cities and its subsidiaries, taken as a whole, or Atmos and its subsidiaries, taken as a whole; (d) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (e) the receipt of all consents and waivers of third parties required to be obtained under the Reorganization Agreement and the transactions contemplated thereby other than consents and waivers the failure to obtain which would not have a material adverse effect on Atmos or United Cities, including all required consents, waivers and releases from each of Atmos' and United Cities' lenders and creditors and from Woodward Marketing, L.L.C. in a form and upon terms satisfactory to Atmos and United Cities (see "The Reorganization Agreement and The Merger--Woodward Marketing, L.L.C.");
(f) the absence of any litigation or proceedings in which an unfavorable injunction, order, judgment or ruling would prevent consummation of the Merger or the other transactions contemplated by the Reorganization Agreement, cause the rescission thereof, materially adversely affect the right of Atmos to own and operate United Cities' businesses or the right of United Cities and its subsidiaries to own and operate their businesses and the absence of any such injunction, order, judgment or ruling; (g) the receipt of the written opinion of Ernst & Young stating that Ernst & Young concurs in the accounting treatment of the Merger as a pooling of interests; and (h) the receipt of "comfort letters" from Ernst & Young and Arthur Andersen, dated immediately prior to the effectiveness of the Registration Statement and as of a date not more than five days prior to the Closing Date, covering certain financial information contained in the Registration Statement.

  In addition, Atmos' obligations to issue the Atmos Stock and to consummate the Merger are subject to certain further conditions, including: (a) the accuracy, as of the date of the Reorganization Agreement and the Closing Date, in all material respects, of certain representations and warranties of United Cities; (b) the accuracy, as of such dates, of certain other representations and warranties of United Cities except where the failure of such representations and warranties to be accurate would not have a Material (as defined below) adverse effect on United Cities; (c) the compliance with and performance of, in all material respects, all of the agreements and covenants in the Reorganization Agreement to be complied with and performed by United Cities at or prior to the Closing Date; (d) the non-occurrence of any change Materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of United Cities or any of its subsidiaries since the date of the Reorganization Agreement; (e) the non-discovery of any fact, error, misstatement or omission materially adverse to the business, operations, properties, conditions (financial or otherwise), assets or liabilities of United Cities or any of its subsidiaries that has not been disclosed to Atmos in the Reorganization Agreement disclosure schedules and that would result in an adverse change that would be Material to United Cities; (f) the receipt of a tax opinion from Atmos' counsel, Locke Purnell Rain Harrell (A Professional Corporation), to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code; (g) the receipt of the written opinion of Merrill Lynch, as of the date of this Joint Proxy Statement/Prospectus, to the effect that the Exchange Ratio is fair to Atmos from a financial point of view (such opinion is described in this Joint Proxy Statement/Prospectus under the caption "Background of the Merger--Opinion of Atmos' Financial Advisor," and a copy of such opinion appears as Exhibit B to this Joint Proxy Statement/Prospectus); (h) the receipt of an opinion of counsel to United Cities as to certain matters; and (i) the absence of written objections to the Merger by the holders of 10% or more of the outstanding shares of United Cities Stock pursuant to the provisions of the IBCA respecting rights of dissenting shareholders. With respect to United Cities, "Material" is defined as a reduction on a pro forma basis of $2,000,000 or more in United Cities' consolidated net profit over any 12-month period or a reduction on a pro forma basis of $12,500,000 or more in United Cities' consolidated shareholders' equity as stated in its most recent audited balance sheet, provided, however, that no amounts relating to certain environmental matters arising prior to the end of an initial environmental review period are includable in the foregoing calculations and further provided that no item that would reduce net profit by less than $5,000 is includable therein.

  In addition, United Cities' obligations to consummate the Merger are subject to certain further conditions, including: (a) the accuracy, as of the date of the Reorganization Agreement and the Effective Time, in all material aspects, of certain representations and warranties of Atmos; (b) the accuracy, as of such dates, of certain other representations and warranties of Atmos except where the failure of such representations and warranties to be accurate would not have a Material (as defined below) adverse effect on Atmos; (c) the compliance with and performance of, in all material respects, all of the agreements and covenants in the Reorganization Agreement to be complied with and performed by Atmos at or prior to the Closing Date; (d) the non-occurrence of any change Materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Atmos or any of its subsidiaries since the date of the Reorganization Agreement; (e) the non-discovery of any fact, error, misstatement or omission materially adverse to the business, operations, properties, conditions (financial or otherwise), assets or liabilities of Atmos or any of its subsidiaries that has not been disclosed to United Cities in the Reorganization Agreement disclosure schedules and that would result in an adverse change that would be Material to Atmos; (f) the receipt of a tax opinion from United Cities' counsel, Chapman and Cutler, to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code; (g) the receipt of the written opinion of PaineWebber, as of the date of this Joint Proxy Statement/Prospectus, to the effect that the Exchange Ratio is fair to the shareholders of United Cities from a financial point of view (such opinion is described in this Joint Proxy Statement/Prospectus under the caption, "Background of the Merger--Opinion of United Cities' Financial Advisor," and a copy of such opinion appears as Exhibit C to this Joint Proxy Statement/Prospectus); (h) the receipt of an opinion of counsel to Atmos as to certain matters; and (i) the execution by Atmos of employment contracts with Messrs. Gene C. Koonce, James B. Ford and Thomas R. Blose, Jr. With respect to Atmos, "Material" is defined as a reduction on a pro forma basis of $2,000,000 or more in Atmos' consolidated net profit over any 12-month period or a reduction on a pro forma basis of $12,500,000 or more in Atmos' consolidated shareholders' equity as stated in its most recent audited balance sheet, provided, that no item that would reduce net profit by less than $5,000 is includable therein.

  Atmos has no obligation to consummate the Merger if any condition to its obligations to consummate the Merger is not satisfied on or prior to the Closing Date, and United Cities has no obligation to consummate the Merger if any condition to its obligations to consummate the Merger is not satisfied on or prior to the Closing Date. Any of the conditions to the obligations of Atmos or United Cities to consummate the Merger may be waived by the party that is, or whose shareholders are, entitled to the benefits thereof.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  Representations and Warranties. The Reorganization Agreement contains various customary representations and warranties of each of Atmos and United Cities, including representations and warranties as to (i) corporate organization and status, (ii) capitalization, (iii) corporate authorization and enforceability of the Reorganization Agreement, (iv) non-contravention of charter, bylaws, law or agreements, (v) environmental matters, (vi) contracts,
(vii) completeness and accuracy of filings with the Commission, (viii) financial statements and absence of undisclosed liabilities, (ix) absence of certain changes, (x) absence of undisclosed litigation, (xi) title to and condition of assets, (xii) intellectual property, (xiii) taxes, (xiv) employee benefit plans and labor matters, (xv) accuracy of information provided for inclusion in this Joint Proxy Statement/Prospectus, (xvi) insurance, (xvii) brokers and finders, (xviii) absence of investment in the other party's stock,
(xix) recommendation of its board of directors, (xx) regulatory matters, (xxi) vote required and (xxii) recommendation of its financial advisor.

  Covenants. The Reorganization Agreement also includes customary covenants and agreements of each of Atmos and United Cities, including covenants and agreements as to (i) the conduct of business pending the Merger, (ii) access to information, (iii) environmental matters, (iv) obtaining consents and approvals, (v) convening shareholders meetings and solicitation of proxies,
(vi) cooperation in preparation of this Joint Proxy Statement/Prospectus and the related Registration Statement, (vii) furnishing of monthly financial statements,

(viii) the conduct of the Closing and the filing of necessary documents to consummate the Merger, (ix) notification of breaches of representations, warranties and covenants, (x) allocation of expenses, (xi) public announcements and (xii) taking of additional action to implement the Reorganization Agreement and effect the Merger.

  In connection with the conduct of their respective businesses pending the Merger, Atmos and United Cities have agreed, among other things, without the prior written consent of the other party, not to issue, sell, encumber or dispose of any capital stock, options, warrants, convertible securities or other rights to acquire equity interests (except pursuant to existing employee plans and other commitments) or any assets except in the ordinary course of business, not to pay any dividends or other distributions except for regular quarterly cash dividends consistent with past practice or acquire any other business (except acquisitions by United Cities in which the consideration paid by United Cities is $3,000,000 or less individually and $10,000,000 or less in the aggregate and except acquisitions by Atmos in which the consideration paid by Atmos is $10,000,000 or less individually and $20,000,000 or less in the aggregate). Each of Atmos and United Cities has agreed not to purchase the other party's shares. In addition, without the prior written consent of Atmos, United Cities has agreed not to incur indebtedness for borrowed money or issue debt securities, except for indebtedness in the ordinary course of business under existing lines of credit and except for indebtedness issued under United Cities' currently effective shelf registration statement in a principal amount not exceeding $15,000,000 in the aggregate, not to authorize any capital expenditures exceeding $500,000 for any single project or $30,000,000 in the aggregate since July 1, 1996, not to increase the compensation payable to officers and employees except increases in wages and salaries to non-officer employees in accordance with past practices and not to grant severance or termination pay or establish or fund any new employee plan or arrangement.

  United Cities has also agreed not to settle any claim for shareholder dissenters' rights with respect to the Merger without the prior written consent of Atmos, to furnish certain information (and use all reasonable efforts to obtain agreements of affiliates of United Cities) with respect to Commission Rule 145 under the Securities Act and the requirements for pooling of interests accounting treatment and to use its best efforts to obtain and assign to Atmos a directors' and officers' liability insurance policy to be effective for a period of five years with respect to matters involving United Cities occurring prior to the Effective Time.

  Atmos has also agreed to file and use all reasonable efforts to cause the Registration Statement to become effective, to comply as necessary with applicable state securities laws, to cause the shares of Atmos Stock to be issued to United Cities' shareholders in the Merger to be listed on the NYSE, to continue in effect the United Cities Stock Plan and the outstanding options thereunder, to permit the exercise of options and stock appreciation rights under the United Cities Stock Plan and to issue Atmos Stock or make cash payments in respect thereof upon exercise and to keep in effect the indemnification rights of former directors, officers, employees, fiduciaries and agents of United Cities with respect to matters occurring prior to the Effective Time.

  Atmos Dividends. Under the Reorganization Agreement, Atmos has agreed to cause to be declared and paid for a period of not less than four quarters, commencing with the first regularly scheduled Atmos directors meeting following the Merger, quarterly cash dividends at an annual rate of not less than $1.02 per share, unless limited by applicable law or the fiduciary duty of the Atmos directors as determined by Atmos and its counsel in their sole discretion. This dividend is equal to the dividend paid by United Cities immediately prior to execution of the Reorganization Agreement. It will represent an annual increase of $.06 per share over the annual dividend paid by Atmos during the fiscal year ended September 30, 1996.

  Environmental Covenants. The Reorganization Agreement provides that Atmos and United Cities shall within 60 days after the date of the Reorganization Agreement mutually agree upon a site assessment and environmental compliance audit of the real property currently used by United Cities and certain real property formerly used by United Cities of a scope and conducted by an engineer reasonably satisfactory to both parties. Mutual agreement was reached within such 60-day period. Within 90 days after the end of such 60-day period,

United Cities is to cause the site assessment and audit to be prepared and submitted to Atmos. The cost of the site assessment and audit will be borne by United Cities.

AMENDMENT, TERMINATION AND WAIVER

  The Reorganization Agreement may be amended by mutual agreement of the Boards of Directors of Atmos and United Cities at any time prior to the Closing Date, except that after the approval by the shareholders of either Atmos or United Cities no amendment may be made which would increase or decrease the amount or type of consideration into which the United Cities Stock is to be converted in the Merger, alter any terms of the Plan of Merger if such alteration would adversely affect the shares of any class or series of United Cities, or alter any term of the articles of incorporation of United Cities, and except that amendments to the Plan of Merger necessary to cause Atmos to be a corporation incorporated in any state in which a regulatory authority requires such incorporation and to reflect the Effective Time of the Merger do not require any further approval by the respective boards of directors, such approval already having been given. In addition, at any time prior to the consummation of the Merger, the parties may waive inaccuracies in representations and warranties or extend the time for performance of, or waive compliance with, any of the agreements or conditions contained in the Reorganization Agreement.

  Notwithstanding the prior approval of the Merger by the shareholders of Atmos and United Cities, the Reorganization Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

    (a) by mutual written consent authorized by the Boards of Directors of Atmos and United Cities;

    (b) by either of the parties if the Merger is not consummated by March 31, 1997 or such later date as may be agreed to by the parties (except that a party whose willful failure to fulfill any material obligation under the Reorganization Agreement has been the cause of the failure of the Effective Time to occur by that date may not exercise such right of termination);

    (c) by Atmos, if the Board of Directors of United Cities has taken a position recommending a Competing Transaction or whereby it fails to recommend the Merger to the shareholders of United Cities;

    (d) by Atmos or United Cities, if a court or federal or state regulatory agency has issued an order or taken other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement and such order or other action shall have become final and nonappealable, provided that the party seeking to terminate the Reorganization Agreement has used all reasonable efforts to remove such order;

    (e) by Atmos, if the shareholders of United Cities have not approved the Merger, the Plan of Merger and the Reorganization Agreement at the United Cities Shareholders Meeting;

    (f) by United Cities, if the shareholders of Atmos have not approved the Merger, the Plan of Merger, the Reorganization Agreement and the issuance of the Atmos Stock to the United Cities shareholders at the Atmos Shareholders Meeting;

    (g) by Atmos, if there has occurred a material breach by United Cities of certain of its representations and warranties or a breach of any of its covenants or agreements contained in the Reorganization Agreement or the Plan of Merger, or a breach by United Cities of any of its other representations and warranties contained in the Reorganization Agreement or the Plan of Merger that are Material to United Cities, if the same have not been cured within 20 days after written notice of such breach has been given by Atmos to United Cities;

    (h) by United Cities, if there has occurred a material breach by Atmos of certain of its representations and warranties or a breach of any of its covenants or agreements contained in the Reorganization Agreement or the Plan of Merger, or a breach by Atmos of any of its other representations and warranties contained in the Reorganization Agreement or the Plan of Merger that are Material to Atmos, if the same have not been cured within 20 days after written notice of such breach has been given by United Cities to Atmos; or


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

    (i) by United Cities, in the exercise of the United Cities Board of Directors' fiduciary duties with respect to a Competing Transaction.

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; EFFECT OF
TERMINATION

  The representations, warranties and agreements of the parties under the Reorganization Agreement terminate at the Effective Time or upon termination of the Reorganization Agreement in accordance with the termination provisions thereof, except that the covenants of Atmos with respect to the treatment of employees and employee benefits for employees of United Cities, the declaration of dividends, the treatment of options and stock appreciation rights under the United Cities Stock Plan and the provision of indemnification to former directors and officers of United Cities, will survive the Merger, and the covenants with respect to the payment of expenses and the termination fee will survive the termination of the Reorganization Agreement.

  The termination provisions of the Reorganization Agreement provide that upon termination in accordance therewith, the Reorganization Agreement becomes void and, except for (i) liability for any intentional or willful breach, (ii) the payment of expenses and the termination fee and (iii) the obligations of the parties under a confidentiality agreement between the parties and the Standstill Agreement, neither party shall have any liability under the Reorganization Agreement.

  As a result of such termination provisions and the non-survival of the representations, warranties, covenants and agreements contained in the Reorganization Agreement (except as otherwise described herein) and because United Cities will cease to exist as a separate entity following the Merger, neither Atmos nor United Cities will have any contractual recourse against the other for breaches of such representations, warranties, covenants and agreements by the other party after the Effective Time or, except to the limited extent set forth above, after termination.

NO-SOLICITATION COVENANT, FIDUCIARY DUTIES, TERMINATION FEE AND EXPENSES

  United Cities has also agreed that it will not, except as discussed below, initiate, solicit, encourage, provide information or assistance to, or take any other action to facilitate, any inquiries concerning or the making or implementation of, any proposal relating to, or that might reasonably be expected to lead to, any Competing Transaction and that it will promptly notify Atmos of certain information concerning any such Competing Transaction.

  A "Competing Transaction" is (i) any merger, consolidation, share exchange, business combination or similar transaction involving United Cities, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of United Cities and its subsidiaries, (iii) any tender offer or exchange offer for 20% or more of the United Cities Stock, (iv) the acquisition of 20% or more of the United Cities Stock (or of rights to acquire such stock) by any person or group or (v) any public announcement of any proposal, plan or intention to do any of the foregoing or any agreement to do any of the foregoing except as specifically provided in the Reorganization Agreement for matters in the ordinary course of business.

  Notwithstanding the foregoing, United Cities may (i) furnish information to, or enter into negotiations with, any person or entity that makes an unsolicited contact in connection with a bona fide Competing Transaction, if and only to the extent that:

  (A) the Board of Directors of United Cities determines in good faith, based on, among other matters, the written advice of independent legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law;

  (B) prior to United Cities furnishing any confidential information, such other person or entity executes a confidentiality agreement with United Cities in customary form and United Cities provides written notice to Atmos that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

  (C) United Cities keeps Atmos reasonably informed of the status of any such discussions or negotiations; or

(ii) take and disclose to shareholders of United Cities a position with respect to any such Competing Transaction or the Merger that in the judgment of the Board of Directors of United Cities, as determined in good faith based on, among other matters, the written advice of independent legal counsel, is required for the Board of Directors to comply with its fiduciary duty to shareholders imposed by law, and, to the extent applicable, comply with Commission Rule 14e-2 under the Exchange Act with respect to a Competing Transaction.

  Except as expressly permitted by the termination provisions of the Reorganization Agreement (including a termination based on the exercise of the fiduciary duties of the United Cities Board of Directors pursuant to the foregoing provisions with respect to a Competing Transaction), nothing in this provision will permit United Cities to terminate the Reorganization Agreement or permit it to enter into any agreement with respect to a Competing Transaction during the term of the Reorganization Agreement, and United Cities has agreed not to enter into any agreement with any person that provides for, or in any way facilitates, a Competing Transaction (other than a confidentiality agreement in customary form).

  If the Reorganization Agreement is terminated (i) by United Cities in the exercise by its Board of Directors of its fiduciary duties with respect to a Competing Transaction, (ii) by Atmos if the Board of Directors of United Cities has taken a position recommending a Competing Transaction, or if the Board of Directors of United Cities fails to recommend the Merger to the shareholders of United Cities or (iii) by Atmos because the United Cities shareholders have approved a Competing Transaction, then United Cities must pay Atmos the amount of $15,000,000 within two business days after such termination.

  If the Reorganization Agreement is terminated because of the failure of United Cities to satisfy the closing conditions relating to (i) approval of the Merger by the shareholders of United Cities, (ii) the accuracy of United Cities' representations and warranties, (iii) the compliance of United Cities with its covenants and agreements, (iv) undisclosed facts, errors, misstatements and omissions materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of United Cities or any of its subsidiaries which would result in an adverse change Material to United Cities, (v) the holders of more than 10% of the United Cities Stock not having exercised dissenters' rights of appraisal or
(vi) the failure of United Cities to obtain the opinion of PaineWebber that the Merger is fair to the shareholders of United Cities from a financial point of view, then United Cities must reimburse Atmos for its reasonable expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby.

  If the Reorganization Agreement is terminated because of the failure of Atmos to satisfy the closing conditions relating to (i) approval of the Merger by the shareholders of Atmos, (ii) the accuracy of Atmos' representations and warranties, (iii) the compliance of Atmos with its covenants and agreements,
(iv) undisclosed facts, errors, misstatements and omissions materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Atmos or any of its subsidiaries which would result in an adverse change Material to Atmos or (v) the failure of Atmos to obtain the opinion of Merrill Lynch that the Exchange Ratio is fair to Atmos from a financial point of view, then Atmos must reimburse United Cities for its reasonable expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby.

  All other costs and expenses incurred in connection with the Merger, the Reorganization Agreement and the transactions contemplated thereby (including any fees due financial advisors) are to be paid by the party incurring the expense, except that the filing fee for the Registration Statement of which this Joint Proxy

Statement/Prospectus forms a part and expenses incurred in printing and mailing this Joint Proxy Statement/Prospectus will be shared equally by Atmos and United Cities.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary, based upon current law, is a general discussion of certain Federal income tax consequences of the Merger to Atmos, United Cities and holders of Atmos Stock and United Cities Stock assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of Atmos Stock and United Cities Stock who hold their shares of stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of Atmos Stock or United Cities Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the Federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations and holders who acquired shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan), and it does not discuss any aspect of state, local, foreign or other tax laws. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. Locke Purnell Rain Harrell (A Professional Corporation), counsel to Atmos, has advised Atmos and Chapman and Cutler, counsel to United Cities, has advised United Cities that, in their opinions, the following discussion, insofar as it relates to matters of Federal income tax law, is a fair and accurate summary of such matters.

  It is a condition to the consummation of the Merger that Atmos receive the opinion of its counsel, Locke Purnell Rain Harrell (A Professional Corporation), and United Cities receive the opinion of its counsel, Chapman and Cutler, each to the effect that for federal income tax purposes the Merger of United Cities with and into Atmos, in accordance with the terms of the Reorganization Agreement, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code; no gain or loss will be recognized by holders of Atmos Stock as a result of the Merger; no gain or loss will be recognized by holders of United Cities Stock upon the receipt by them of shares of Atmos Stock in exchange for their shares of United Cities Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional interest in Atmos Stock); the aggregate tax basis of the shares of Atmos Stock received by the shareholders of United Cities (including any fractional share interests treated as received) will be the same as the aggregate tax basis of the shares of United Cities Stock surrendered in exchange therefor; and the holding period of the shares of Atmos Stock received by the United Cities shareholders (including any fractional share interests treated as received) in exchange for shares of United Cities Stock will include the period during which the shares of United Cities Stock surrendered in exchange therefor were held, provided the shares of United Cities Stock were held as a capital asset at the Effective Time. Such opinions are conditioned upon certain assumptions and representations of the managements of Atmos and United Cities as to certain facts and circumstances regarding the Merger.

  With respect to a United Cities shareholder who dissents from the Merger and receives cash for the value of such dissenting shareholder's United Cities Stock, the opinions of Locke Purnell Rain Harrell (A Professional Corporation) and Chapman and Cutler will each state that such cash will be treated as having been received as a distribution from United Cities in redemption of such United Cities Stock, subject to the provisions and limitations of Section 302 of the Code. If the redemption does not have the effect of the distribution of a dividend or it results in a complete termination of the shareholder's interest in United Cities under Section 302 of the Code (after applying the constructive ownership rules of Section 318 of the Code), such redemption would be treated as a distribution in full payment in exchange for such United Cities Stock, and thus the dissenting shareholder would recognize a gain or loss measured by the difference between the cash received and the basis for such United Cities Stock. To the extent a cash payment to a dissenting shareholder represents interest due from the Effective Time, such payment will constitute income to the dissenting shareholder within the meaning of Section 61 of the Code.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS ONLY A GENERAL DISCUSSION. SHAREHOLDERS OF ATMOS AND UNITED CITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS (WITH POSSIBLE RETROACTIVE EFFECT).

ACCOUNTING TREATMENT

  It is a condition to the consummation of the Merger that Atmos receive the written opinion of its independent accountants stating that they concur in the accounting treatment of the Merger as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. Under this method of accounting, the assets and liabilities of Atmos and United Cities will be carried forward at their book values and the reported income of Atmos and United Cities for prior periods will be combined and restated as income for the combined company. While Atmos and United Cities intend to conduct their respective businesses and pursue the consummation of the Merger in a manner that will satisfy the conditions for pooling of interests accounting, there can be no assurance that circumstances or events beyond the control of Atmos or United Cities will not prevent the application of such accounting treatment.

ELECTION OF DIRECTORS

  The Plan of Merger provides that at the Effective Time, the Atmos Board of Directors will consist of 15 persons, 11 of whom will be the then existing directors of Atmos at the Effective Time and four of whom will be the United Cities Designees.

  The Atmos Board of Directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors serves a three-year term. For additional information regarding classification of the Atmos Board of Directors see "Comparison of Shareholder Rights--Election and Removal of Directors" and "Management of Atmos Following the Merger."

  Each of the United Cities Designees has consented to serve as a director of Atmos. In order to be elected as a director, Atmos' Bylaws require a nominee to receive the vote of a majority of all outstanding shares of Atmos Stock entitled to vote and represented in person or by proxy at a meeting of the Atmos shareholders at which a quorum is present. Because the vote required to approve the proposal to ratify the Reorganization Agreement and approve the Plan of Merger and the Merger is higher than a majority, approval of such proposal will satisfy the required vote for the election of directors.

  Certain information regarding each of the United Cities Designees is set forth below:

                                                      ATMOS CLASS DESIGNATION
                                                            AND YEAR OF
     NAME                                         AGE   EXPIRATION OF TERM
     ----                                         --- -----------------------
   Gene C. Koonce................................  64         Class I
                                                                 1999
   Vincent J. Lewis..............................  51         Class I
                                                                 1999

                                                      ATMOS CLASS DESIGNATION
                                                            AND YEAR OF
     NAME                                         AGE   EXPIRATION OF TERM
     ----                                         --- -----------------------
   Richard W. Cardin.............................  60         Class II
                                                                  1997(1)
   Thomas J. Garland.............................  61        Class III
                                                                  1998

--------
(1) In the event the Merger is not consummated prior to the annual meeting of shareholders of Atmos scheduled to be held on February 12, 1997, the term of Mr. Cardin will expire in 2000.

  Mr. Koonce joined United Cities in 1978 as President and Chief Executive Officer. Mr Koonce became United Cities' Chairman of the Board, President and Chief Executive Officer in May 1996. He is a professional engineer. Mr. Koonce is a director of First American Corporation in Nashville, Tennessee. He is also a director of the American Gas Association. He has served as chairman of the Southern Gas Association and president of the Tennessee Gas Association.

  Mr. Cardin has been a consultant and private investor since his retirement in 1995 as a partner of Arthur Andersen, an international firm of independent public accountants and consultants. During the years from 1980-1994, he was office managing partner of the Nashville, Tennessee office of Arthur Andersen.

  Mr. Lewis is a senior vice president at Legg Mason Wood Walker, Inc. in Rutherford, New Jersey. He served as a director of Tennessee-Virginia Energy Corporation until its acquisition by United Cities in 1986.

  Mr. Garland is an executive in residence and distinguished service professor of the civic arts at Tusculum College in Greeneville, Tennessee and also a consultant. He serves as a member of the board of directors of Peoples Community Bank in Johnson City, Tennessee. He previously served as chancellor of the Tennessee Board of Regents.

  Should any United Cities Designee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that United Cities will be entitled to designate another person for election in his stead. Atmos and United Cities have no reason to believe that any United Cities Designee named above will be unable or unwilling to serve if elected.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Reorganization Agreement and the Plan of Merger contemplate that certain employees and members of the management and the Board of Directors of Atmos and United Cities will be entitled to receive the benefits described below.

 United Cities Personnel.

  Retention of United Cities Employees; Employee Plans. At the Effective Time, all employees of United Cities and its subsidiaries ("United Cities Employees") will become employees of Atmos or its post-merger subsidiaries. The employees' titles and job descriptions will be determined by Atmos in its sole discretion. In the Reorganization Agreement, Atmos agreed to retain all of such employees for a period of one year following the Effective Time at their approved rate of pay as in effect immediately prior to the Effective Time. During such one-year period, Atmos has the right to terminate any former United Cities Employee for cause, provided, that no employee who is a former officer of United Cities or any of its subsidiaries may be terminated for cause during such period without having been given a reasonable opportunity to cure and correct, to the satisfaction of Atmos, the deficiencies or other circumstances giving rise to such cause. Following such one-year period, United Cities Employees will be employed by Atmos or its post-merger subsidiaries on an "at will" basis.

  During the one-year period following the Effective Time and except as described below with regard to the United Cities SERP, each former United Cities Employee who continues his or her employment with Atmos or its post-merger subsidiaries and who was a participant in any plan or employee benefit arrangement maintained by United Cities prior to the Effective Time will continue to participate in such plan and employee benefit arrangement and Atmos is required to maintain such plan or employee benefit arrangement during such one-year period. Atmos has the right to merge or terminate any such plan or employee benefit arrangement if, in its sole judgment, Atmos determines that the same or better benefits are available to the employees covered thereunder under a similar plan or employee benefit arrangement which was maintained by Atmos before the Effective Time (and continues to be so maintained) and under which immediate coverage for such employees can be provided. Atmos will credit all former United Cities Employees who continue their employment with Atmos or its post-merger subsidiaries for service performed as employees of United Cities prior to the Effective Time for eligibility, participation and vesting (but not for benefit accrual) purposes in any employee plan or program maintained by Atmos at or after the Effective Time for which such employees are eligible. Former United Cities Employees who continue to be covered under any plan or employee benefit arrangement previously maintained by United Cities will not during the period of such coverage, be eligible to participate in any plan or employee benefit arrangement which provides the same or similar benefits and which was maintained by Atmos before the Effective Time. Certain key management employees as selected by Atmos will be eligible to participate in Atmos' Annual Performance Bonus Plan for Key Management Employees and Atmos' Mini-Med Plan. Atmos will become the successor plan sponsor under the United Cities Qualified Retirement Plan and expects to make ongoing contributions to such plan in the amounts necessary to satisfy the minimum funding requirements for such plan.

  Under the Reorganization Agreement, except as described above, Atmos assumed no responsibility and made no commitment for the maintenance and continuation, after the Closing, of any plan or employee benefit arrangement previously adopted or maintained by United Cities. However, a decision by Atmos to discontinue any plan or employee benefit arrangement must not be based solely on the status of the participants as former United Cities Employees.

  The Reorganization Agreement provides that nothing in the Reorganization Agreement is intended or should be interpreted to limit any rights of any United Cities Employees, or any obligation of United Cities or Atmos, pursuant to any collective bargaining agreement or the National Labor Relations Act and that the United Cities Employees subject to any collective bargaining agreement will be entitled to the rights provided them in the Reorganization Agreement to the extent permitted by the National Labor Relations Act.

  Executive Employment Agreements. Pursuant to the Reorganization Agreement, Atmos has agreed to enter into Employment Agreements with Messrs. Gene C. Koonce, James B. Ford and Thomas R. Blose, Jr., the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Treasurer and the Senior Vice President--Operations and Engineering, respectively, of United Cities, upon consummation of the Merger. Under the Employment Agreements with Messrs. Ford and Blose, Atmos agrees to employ them as the Senior Vice President--Finance of Atmos and as the President of the United Cities operating division of Atmos and Vice President of Atmos, respectively, for a period of three years commencing at the Effective Time. Pursuant to Mr. Koonce's Employment Agreement, Mr. Koonce will become an officer of Atmos and serve as Vice Chairman of the Atmos Board of Directors for a period of six months after the Effective Time. The provision relating to Mr. Koonce serving as a director of Atmos assumes that he is elected to the Atmos Board of Directors by the Atmos shareholders by virtue of their approval of the Merger. See "The Reorganization Agreement and The Merger--Election of Directors."

  Each such Employment Agreement provides that the employee will receive an annual base salary, coverage under Atmos' Mini-Med Plan, participation in Atmos' Annual Performance Bonus Plan for Corporate Officers, participation in Atmos' Restricted Stock Grant Plan, participation in Atmos' SEBP (as defined hereinafter), participation in Atmos' pension, employee stock ownership, welfare benefit and other similar plans and benefits on the same basis as other executives of Atmos. The initial annual base salaries for Messrs. Koonce, Ford and Blose are $370,875, $193,775 and $191,475, respectively. With respect to the employee's participation in the SEBP, Mr. Koonce will and Messrs. Ford and Blose will not be entitled to credit for services performed as an officer of United Cities prior to the Effective Time for eligibility, participation and vesting purposes in the SEBP. By executing his Employment Agreement, Mr. Koonce will waive and relinquish all of his rights to receive benefits under the SERP or any substantially similar plan. Messrs. Koonce, Ford and Blose are entitled to receive other fringe benefits on the same basis as other executive officers of Atmos. In addition, each Employment Agreement provides for a retention payment of $60,000 if on the expiration of six months following the Closing Date (i) the employee is an employee of Atmos or (ii) the employee is not an employee of Atmos as a result of his employment having been terminated by Atmos for reasons other than for "cause" (as defined in the Employment Agreements), his resignation for "good reason" (as defined in the Employment Agreements) or his having taken normal retirement at age 65.

  If Atmos terminates the employment of the employee for reasons other than for "cause" (as defined in the Employment Agreements) or on account of his disability, or if the employee terminates his employment for "good reason" (as defined in the Employment Agreements), then such termination constitutes a breach of contract by Atmos and during the period commencing on the date of such termination and ending on the third anniversary of the Employment Agreement (in the cases of Messrs. Ford and Blose) or the six month anniversary of the Employment Agreement (in the case of Mr. Koonce) Atmos will
(i) continue to pay the employee the salary provided in his Employment Agreement, payable monthly, at the same level as was payable to the employee immediately prior to such termination, (ii) continue to provide the employee with all of the benefits described in his Employment Agreement at the same levels as were provided to the employee prior to such termination, (iii) continue to make contributions on behalf of the employee to all pension, retirement, supplemental executive retirement and other plans and programs maintained by Atmos and in which the employee participated prior to such termination equal to the amount of the largest contribution with respect to each such plan or program which Atmos contributed on behalf of such employee during any of the three calendar years preceding the calendar year wherein such termination occurs and (iv) be liable to such employee for any actual damages sustained by such employee as a result of any such breach of contract.

  If the employee dies during the term of the Employment Agreement, Atmos will pay to his legal representative all compensation accrued through the date of termination. If the employee suffers a "disability" (as defined in the Employment Agreement), his Employment Agreement will terminate, Atmos will pay to him all compensation accrued through the date of such termination and he will thereafter be compensated under Atmos' applicable disability plan. If the employee is terminated by Atmos for "cause" (as defined in the Employment Agreements) or if the employee voluntarily terminates his employment without "good reason" (as defined in the Employment Agreements), Atmos will pay to the employee all compensation accrued through the date of termination.

  In addition, Atmos has entered into severance agreements with Mr. Glenn B. Rogers, Senior Vice President--Gas Supply and Marketing of United Cities, and Ms. Shirley M. Hawkins, Senior Vice President and Secretary of United Cities, which provide that in the event of their termination of employment for any reason after the one-year period following the Effective Time, Atmos will provide them with a severance payment equal to 200% of their then annual compensation, provided, however, that such amount shall be no less than the amount of their compensation during such one-year period.

  There is some possibility that any severance payments made in accordance with these employment and severance agreements to Messrs. Koonce, Ford, Blose and Rogers and Ms. Hawkins, together with any payments that such individuals will receive in exchange for providing a waiver and release of their rights under the SERP, could be treated as "excess parachute payments" as defined under Section 280G of the Code. If these payments are determined to be "excess parachute payments" under Section 280G of the Code, neither Atmos nor United Cities will be allowed a deduction for the portion of the combined payments that is in excess of the recipient's average annual compensation for the preceding five years.

  Supplemental Executive Retirement Plan. United Cities maintains the SERP for the benefit of certain of its management and key employees. It is a condition to the consummation of the Merger that, prior to the

Closing, United Cities shall have (i) terminated the SERP and all accompanying joinder agreements and (ii) obtained waivers and releases from all "active participants" (as defined in the SERP, excluding Mr. Koonce) with respect to any and all rights and benefits to which they were entitled thereunder. In consideration for such waivers and releases United Cities will pay to each such participant (other than Mr. Koonce) an amount equal to one dollar less than 300% of the average of such participant's annual compensation paid by United Cities and included in his or her gross income for Federal income tax purposes for the five year period ending on the December 31 immediately preceding the Closing Date. The aggregate of all such payments is estimated not to exceed $5,100,000.

  Under the Reorganization Agreement, Atmos agreed to provide coverage for each individual (other than Mr. Koonce) who was an active participant in the SERP immediately prior to the date the Reorganization Agreement was signed, under a "death benefit only" plan providing the same "survivor benefit" as provided under, and defined in, the SERP; provided, that United Cities shall have, prior to the Effective Time, transferred ownership of any and all "death benefit only" insurance policies described in the SERP to Atmos.

  Subsequent to the execution of the Reorganization Agreement, United Cities adopted amendments to the SERP that, among other things, provide that if a participant becomes subject to the federal excise tax on "excess parachute payments" as a result of receiving any payments pursuant to the change of control provisions of the SERP, United Cities is obligated to make an additional cash payment to make him or her whole for such excise tax, on an after-tax basis. The maximum potential cost to United Cities of this change is approximately $8.9 million. Additionally, a provision was added which would render the change of control provisions thereof inapplicable in the event that United Cities undergoes a change of control involving an entity other than Atmos if such other entity agrees to provide SERP participants with compensation and employee benefits at least equivalent to those agreed to by Atmos. The change of control provisions are inapplicable to SERP participants under the Atmos transaction because the waivers and releases referred to above have been obtained.

  Indemnification and Insurance for United Cities' Directors and
Officers. Under the Reorganization Agreement, Atmos agreed that, with respect to matters occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the present or former directors, officers, employees, fiduciaries and agents of United Cities as provided in United Cities' Articles of Incorporation or Bylaws as in effect as of the date of the Reorganization Agreement will survive the Merger and will continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. The Reorganization Agreement also contemplates that, with respect to matters occurring prior to the Effective Time, the United Cities directors and officers would continue to have coverage under a policy of directors' and officers' liability insurance for a period of five years after the Effective Time. Atmos' existing insurance policy will cover the United Cities directors and officers who become directors and officers of Atmos as to matters occurring after the Effective Time, and a supplemental policy will be obtained covering all of the United Cities directors and officers for matters involving United Cities occurring prior to the Effective Time.

 Atmos Personnel.

  Severance Agreements. Atmos has severance agreements with seven of its executive officers that require Atmos to take certain actions for the benefit of such officers in the event there occurs a "potential change in control" (as defined therein) of Atmos and to make severance payments to such officers if their employment with Atmos is terminated in certain circumstances within three years following a "change in control" of Atmos (as defined therein). The execution of the Reorganization Agreement by Atmos and United Cities constituted a "potential change in control" of Atmos under six of the severance agreements, and approval of the Merger by the Atmos shareholders will constitute a "change in control" of Atmos under those six severance agreements. A "change in control" is deemed to occur under these provisions and under the Atmos SEBP, SBP and Restricted Stock Grant Plan because the present Atmos shareholders will not own at least 60% of the outstanding Atmos Stock following the Merger. Severance payments under the severance agreements consist of the officer's full base salary and benefits through his or her date of termination of employment, a lump sum payment of 2.99 times his or her "base amount" (as defined) and any legal fees or expenses incurred to enforce the terms of the severance agreement.

  The occurrence of a "potential change in control" of Atmos under six of the severance agreements required Atmos to establish Letters of Credit for the benefit of each of the executive officers in the amount that would be payable under the severance agreement if the executive officer were immediately entitled to payment of full severance benefits. On July 24, 1996, Atmos established the Letters of Credit in the aggregate amount of $5,153,613 (which equals the amount that would be so payable). The Letters of Credit must be maintained by Atmos for two years from the date of issue or three years following a "change in control" of Atmos, whichever is later. Atmos is required to increase the amounts available to be drawn upon under the Letters of Credit every six months to match any increases in the amount of severance benefits then payable. Following a "potential change in control," the officer is obligated to continue his or her employment with Atmos until the earliest of six months after the occurrence of such potential change in control, his or her disability or retirement or the occurrence of a "change in control."

  After a "change in control," each of the severance agreements provides that the officer will be entitled to receive full severance benefits if his or her employment with Atmos is terminated within three years after the "change in control" (i) by Atmos other than for "cause" (as defined) or (ii) by the officer for "good reason" (as defined). If the officer's employment is terminated (i) by Atmos for "cause," (ii) by the officer other than for "good reason," or (iii) as a result of the officer's death, disability or retirement, then the officer (or his or her estate) is entitled to receive his or her full base salary and benefits through the date of such termination, but not any severance payment. The severance agreement of Mr. Stephens further provides that he is entitled to receive full severance benefits if he resigns for any reason within 180 days following a "change in control."

  Restricted Stock Grant Plan. All of Atmos' officers and division presidents have been awarded shares of restricted stock pursuant to Atmos' Restricted Stock Grant Plan, and one retired officer was awarded shares of restricted stock while he was an officer, all of which shares are subject to transfer restrictions. The approval of the Merger by the Atmos shareholders will constitute a "change in control" under the Restricted Stock Grant Plan, and all of the transfer restrictions on all of such shares will lapse at such time. As of October 9, 1996, an aggregate of 124,796 shares of restricted stock issued under the Restricted Stock Grant Plan are beneficially owned by Atmos' officers and division presidents, and the one retired officer, as a group.

  Supplemental Executive Benefits Plan and Supplemental Benefits Plan for Key Management Employees. All of Atmos' officers participate in Atmos' SEBP, and the presidents of each of Atmos' four operating divisions participate in Atmos' Supplemental Benefits Plan for Key Management Employees (the "SBP"), each of which provides for the payment of death, supplemental disability and/or supplemental retirement benefits. Participants must meet certain length of service and other requirements in order to become vested in their supplemental retirement benefits. All participants already satisfy the length of service requirements and all but three of such participants already satisfy the other vesting requirements. The approval of the Merger by the Atmos shareholders will constitute a "change in control" under the SEBP and the SBP. Under the SEBP and the SBP, if a participant's employment is terminated after a "change in control" for any reason other than his death or disability or his termination for "cause" or if his participation in the SEBP or the SBP is terminated prior to his termination of employment with Atmos, then his right to receive a supplemental pension vests immediately, regardless of whether he has satisfied the length of service or other criteria for vesting.

STANDSTILL AGREEMENT

  On July 13, 1996, Atmos and United Cities entered into a Standstill Agreement (the "Standstill Agreement") providing that for a period of two years from the date thereof neither party would, directly or indirectly, (i) acquire, or offer or agree to acquire, by purchase or otherwise, any securities or property of the other party (or any rights or options therefor),
(ii) solicit proxies or consents or become a participant in a solicitation of proxies or consents with respect to securities of the other party, (iii) either alone or in concert with others, seek to control or influence the management, board of directors or the policies of the other party,(iv) induce, attempt to induce or in any manner assist any other person in initiating a shareholder proposal or a tender or exchange offer for securities of the other party or any change of control of the other party, or for the purpose of convening a shareholders' meeting of the other party, (v) make any public announcement or make any written or oral proposal or invitation to discuss any possibility, intention, plan or arrangement, relating to a tender or exchange offer for securities of the other person or a merger, consolidation or other business combination (or other similar transaction which should result in a change of control), sale of all or a substantial portion of the assets of the other party, recapitalization, restructuring, liquidation, dissolution or other extraordinary corporate transaction, (vi) deposit any securities of the other party in a voting trust or subject any securities of the other party to any voting arrangement or agreement, (vii) form any group (or act in concert with any other person) for the purpose of acquiring, holding, voting and disposing of securities of the other party or take any actions, or announce the intention to do any of the actions, restricted or prohibited by the Standstill Agreement or (viii) request the other party to amend or waive any of the foregoing except pursuant to a definitive agreement relating to the Merger. Notwithstanding the foregoing, the employee benefit plans of either party may acquire up to 1% of the securities of the other party in the aggregate.

WOODWARD MARKETING, L.L.C.

  UCG Energy Corporation ("UCG Energy"), a subsidiary of United Cities, owns a 45% interest in Woodward Marketing, L.L.C. (the "LLC"), a limited liability company that provides gas marketing services to industrial customers, municipalities and local distribution companies, including United Cities. The remaining 55% interest is owned by Woodward Marketing, Inc. ("WMI"), which is otherwise unaffiliated with United Cities. Under a Transfer Restriction Agreement between UCG Energy and WMI, consummation of the Merger will give WMI the right to purchase the 45% interest in the LLC held by UCG Energy for its appraised fair market value. United Cities intends to seek a waiver of WMI's purchase right, but there can be no assurance that WMI will grant such a waiver, or that, if granted, such a waiver will be on terms acceptable to Atmos.

  The Transfer Restriction Agreement also includes a non-competition covenant prohibiting United Cities and its affiliates from competing with the LLC in certain markets, subject to certain exceptions, for a period of ten years or for a shorter period in certain circumstances. The non-competition covenant may affect the marketing activities conducted by certain of Atmos' subsidiaries. If such activities are so affected, Atmos intends to seek a waiver of the non-competition covenant. It is a condition to the consummation of the Merger that such waiver be obtained on terms satisfactory to Atmos.

REGULATORY MATTERS

  As indicated below, consummation of the Merger is subject to numerous regulatory approvals. Due to the time that may be required to obtain such approvals, the Merger may not be consummated for a period of time after the shareholders meetings of Atmos and United Cities. Atmos and United Cities do not currently expect to receive all such regulatory approvals prior to March 1, 1997 and accordingly, do not currently expect the Merger to occur prior to such time. Set forth below is a summary of the material regulatory requirements affecting the Merger.

  Federal and State Approval and Related Matters. Atmos currently is subject to the jurisdiction of the Colorado Public Utilities Commission, Kansas Corporation Commission, Kentucky Public Service Commission, Louisiana Public Service Commission, Missouri Public Service Commission and Texas Railroad Commission, with respect to its utility operations in those states. In Texas, Atmos operates pursuant to franchise agreements with each municipality it serves. The cities have original jurisdiction over rates for customers within the city limits. The Texas Railroad Commission has appellate jurisdiction over these rates and original jurisdiction over areas not within incorporated cities.

  United Cities currently is subject to the jurisdiction of the Georgia Public Service Commission, Illinois Commerce Commission, Iowa Utilities Board, Kansas Corporation Commission, Missouri Public Service Commission, South Carolina Public Service Commission, Tennessee Regulatory Authority and Virginia State Corporation Commission, with respect to its utility operations in those states.

  Atmos and United Cities have filed joint applications for the approval, or waiver of the approval requirements, of the Merger and related transactions with the Georgia Public Service Commission, Illinois Commerce Commission, Iowa Utilities Board, Kansas Corporation Commission, Missouri Public Service Commission, Tennessee Regulatory Authority and Virginia State Corporation Commission. Atmos has filed an application with the South Carolina Public Service Commission for the issuance of a certificate of public convenience and necessity. The issuance of the Atmos Stock to United Cities' shareholders in the Merger, and issuances of Atmos Stock (after the Merger) upon the exercise of options granted under the United Cities Stock Plan, will require the approval of the utility regulatory authorities in the States of Colorado, Georgia, Illinois, Kentucky, Missouri and Tennessee. In addition, Atmos must receive the approvals of the utility regulatory authorities in the States of Georgia, Illinois and Tennessee and the Commonwealth of Virginia to issue shares of Atmos Stock after the Merger in connection with Atmos' existing Direct Stock Purchase Plan, ESOP, Outside Directors Stock-for-Fee Plan and Restricted Stock Grant Plan. The approval of the Georgia Public Service Commission will also be necessary for Atmos to assume any debt obligations of United Cities. In addition, United Cities must obtain the approval of the Federal Energy Regulatory Commission for the transfer of certain of United Cities' limited certificates of authority.

  Southern Union has filed applications to intervene in the regulatory proceedings relating to the applications described above in the states of Georgia, Illinois, Iowa, Kansas, Kentucky and Missouri. The Missouri Public Service Commission has granted Southern Union the right to intervene in the proceedings in that state.

  Assuming the requisite regulatory approvals are obtained, Atmos' utility operations and, in some instances, financing activities, will be subject to regulation by the Colorado Public Utilities Commission, Georgia Public Service Commission, Illinois Commerce Commission, Iowa Utilities Board, Kansas Corporation Commission, Kentucky Public Service Commission, Louisiana Public Service Commission, Missouri Public Service Commission, South Carolina Public Service Commission, Tennessee Regulatory Authority, Texas Railroad Commission and Virginia State Corporation Commission.

  Antitrust Considerations. Certain transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and a 30-day waiting period, subject to possible extension by the Antitrust Division or the FTC, has been satisfied. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Neither Atmos nor United Cities believes that the Merger will violate federal antitrust laws. If the Merger is not consummated within 12 months after the expiration or early termination of the initial HSR Act waiting period, Atmos and United Cities would be required to submit new information to the Antitrust Division and the FTC and a new HSR Act waiting period would have to expire or be earlier terminated before the Merger could be consummated.

  Other. United Cities possesses municipal franchises and environmental permits and licenses that may require the consent of the licensor to the Merger or may need to be renewed, replaced or transferred as a result of the Merger. As of the date hereof, nothing has come to the attention of Atmos and United Cities which either believes would cause any difficulties in obtaining such consents, renewals, replacements or transfers.

  General. Under the Reorganization Agreement, Atmos and United Cities have agreed to use all reasonable efforts to obtain all necessary consents, waivers, approvals, authorizations and orders of all local, state and federal governmental authorities required in connection with the authorization, execution and delivery of the Reorganization Agreement and the consummation of the transactions contemplated by the Reorganization Agreement. Various parties may seek intervention in these proceedings to oppose the Merger or to have conditions imposed upon the receipt of necessary approvals. While Atmos and United Cities believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Merger that final orders approving the Merger be obtained from the various federal, state and local commissions described above on terms and conditions which would not, in Atmos' judgment, have a material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of Atmos and its subsidiaries, taken as a whole, or United Cities and its subsidiaries, taken as a whole. There can be no assurance that any such approvals will not contain terms or conditions that would cause such approvals to fail to satisfy such condition to the consummation of the Merger.

ENVIRONMENTAL MATTERS

  As a result of the Merger, the current shareholders of Atmos will become subject to the risks associated with United Cities' environmental matters and the shareholders of United Cities will become subject to the risks associated with Atmos' environmental matters.

  United Cities. United Cities is the owner or previous owner of manufactured gas plant sites which were used to supply gas prior to the availability of natural gas. Manufactured gas was an inexpensive source of fuel for lighting and heating nationwide. As a result of the gas manufacturing process, certain by-products and residual materials, including coal-tar, were produced and may have been accumulated at the plant sites. This was an acceptable and satisfactory process at the time such operations were being conducted. Under current environmental protection laws and regulations, United Cities may be responsible for response action with respect to such materials, if response action is necessary.

  United Cities owns former manufactured gas plant sites in Johnson City and Bristol, Tennessee and Hannibal, Missouri. United Cities is unaware of any information which suggests that these sites give rise to a present health or environmental risk as a result of the manufactured gas process or that any response action will be necessary. United Cities and the Tennessee Department of Environment and Conservation may enter into a consent order for the purpose of investigating the Johnson City site. United Cities expects to negotiate and start the implementation of a consent order over the next year. As of June 30, 1996, United Cities had incurred and deferred for recovery $27,000 and accrued and deferred for recovery an additional $750,000 associated with the preliminary survey and invasive study of these sites. The Tennessee Public Service Commission granted United Cities permission to defer, until its next rate case, all costs incurred in Tennessee in connection with state and federally mandated environmental control requirements. In addition, based on a decision by the Missouri Public Service Commission concerning the recovery of environmental response action costs incurred by another company, United Cities expects recovery through rate adjustments of the costs involved in the investigation and response action, if any, associated with the manufactured gas plant site in Missouri. United Cities also owns property in Keokuk, Iowa on which a manufactured gas plant was located, and environmental issues at the site have been addressed through a settlement with another utility.

  In October 1995, United Cities received two Notices of Violation ("NOVs") from the Tennessee Department of Environment and Conservation ("TDEC") concerning historic releases from an underground storage tank ("UST") site in Kingsport, Tennessee. This UST was formerly owned by Holston Oil Co., Inc. ("Holston"), which at one time was a wholly-owned subsidiary of Tennessee-Virginia Energy Corporation ("TVEC"). Prior to TVEC's merger with United Cities in 1986, TVEC sold the common stock of Holston to an unrelated party. United Cities has responded to the NOVs advising the TDEC that United Cities is not a responsible party for any environmental contamination at the site. United Cities does not anticipate incurring any response action costs at this site.

  United Cities has reviewed and commented on a proposed Consent Order from the Kansas Department of Health and Environment ("KDHE") regarding mercury contamination at gas meter sites. The KDHE has identified the need to investigate gas industry activities which utilize mercury equipment in Kansas. United Cities is cooperating with the KDHE in preparing a Consent Order and a Work Plan for responding to mercury contamination at any site which is identified as exceeding the KDHE's established acceptable concentration levels. As of June 30, 1996, United Cities had identified approximately 720 meter sites where mercury may have been used and had incurred and deferred for recovery $29,000 and, based on available current information, accrued and deferred for recovery an additional $280,000 for the investigation of these sites. United Cities has estimated that it may incur an additional amount of up to $4,100,000 over the next seven years in responding to a future administrative order for those sites, if any, that exceed the KDHE's established acceptable concentration levels. United Cities has received an order from the Kansas Corporation Commission ("KCC") allowing United Cities to defer and seek recovery in future rate proceedings the reasonable and prudent costs and expenses associated with the Consent Order and Work Plan. In the order, the KCC approved a Stipulation and Agreement which provides a cap of $1,500,000 on amounts deferred with the ability to exceed this cap if reasonable costs of response action are incurred. Based on a decision by the KCC concerning the recovery of environmental response action costs incurred by another company, United Cities expects recovery of the costs involved in the investigation and response action associated with the mercury meter sites in Kansas.

  United Cities addresses other environmental matters from time to time in the regular and ordinary course of its business. Management of United Cities expects that future expenditures related to response action at any site will be recovered through rates or insurance, or shared among other potentially responsible parties. Therefore, the costs of responding to these sites are not expected to materially affect the results of operations, financial condition or cash flows of United Cities.

  Atmos. From time to time, Atmos receives inquiries regarding various environmental matters. Atmos believes that its properties and operations substantially comply with, and are operated in substantial conformity with, all applicable environmental statutes and regulations. There are no administrative or judicial proceedings arising under environmental quality statutes pending or known to be contemplated by governmental agencies which, if adversely determined, would have a material adverse effect on Atmos.

RESTRICTIONS ON RESALES OF ATMOS STOCK

  All shares of Atmos Stock received by United Cities shareholders will be freely tradeable, except that shares of Atmos Stock received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of United Cities prior to the Merger may be resold by them only pursuant to an effective registration statement covering such shares or in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of Atmos) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of United Cities or Atmos generally include individuals or entities that control, are controlled by, or are under common control with, such party and would ordinarily include directors, executive officers and principal shareholders of such party. Under guidelines published by the Commission, the sale or other disposition of United Cities Stock or Atmos Stock by an affiliate of either United Cities or Atmos, as the case may be, within 30 days prior to the Effective Time or the sale or disposition of Atmos Stock thereafter prior to the publication of financial results covering at least 30 days of the post-Merger combined operations of Atmos and United Cities could preclude pooling of interests accounting treatment of the Merger.

  United Cities has agreed in the Reorganization Agreement to use all reasonable efforts to obtain from shareholders of United Cities who are affiliates of United Cities written agreements under which they may not dispose of their shares of Atmos Stock received in the Merger in violation of the Securities Act or prior to the publication of financial results covering at least 30 days of the post-Merger combined operations of Atmos and United Cities.

DISSENTERS' RIGHTS

  Atmos Shareholders. The TBCA does not provide dissenters' rights of appraisal if the dissenting shareholder holds shares in a corporation which are listed on a national securities exchange or held of record by more than 2,000 shareholders. As of the record date for the Atmos Shareholders Meeting, Atmos Stock was held of record by more than 2,000 persons and was listed on the NYSE.

  United Cities Shareholders. Presently, holders of shares of United Cities Stock have no dissenters' rights under Virginia law as a result of the application of Section 13.1-730 of the VSCA, which denies dissenters' rights to shareholders in certain transactions, such as the Merger, by corporations whose shares are held by more than 2,000 record shareholders or whose shares are listed on a national securities exchange or on The Nasdaq National Market. As of the record date for the United Cities Shareholders Meeting, United Cities Stock was held of record by more than 2,000 persons and was quoted on The Nasdaq National Market.

  Sections 11.65 and 11.70 of the IBCA entitle any United Cities shareholder who objects to the Merger and who follows the prescribed procedures to receive cash equal to the "fair value" of such shareholder's shares of United Cities Stock in lieu of receiving the consideration proposed under the Merger. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of the dissenters' rights and is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA, which are reproduced in full as Exhibit D attached to this Joint Proxy Statement/Prospectus.

  ANY SHAREHOLDER OF UNITED CITIES CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF EXHIBIT D (PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTERS' RIGHTS) AND SHOULD CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 11.70 OF THE IBCA ARE NOT FULLY AND PRECISELY SATISFIED.

  Under the IBCA, each holder of shares of United Cities Stock may assert appraisal rights only by delivering to United Cities, before the votes at the United Cities Shareholders Meeting are taken, a written demand for payment for the holder's shares if the Merger is consummated. If the Merger is consummated and such shareholder did not vote in favor of the Merger, United Cities will, within the later of 10 days after the Effective Time or 30 days after the shareholder delivered the written demand for payment, send to such shareholder a statement setting forth (i) United Cities' opinion as to the estimated fair value of such shareholder's shares and (ii) either (a) a commitment to pay such estimated fair value for such shares upon the transmittal to United Cities of the relevant stock certificate or certificates or (b) if there is a public market at which the shares may be readily sold, instructions to such shareholder that he should sell his shares within 10 days after the delivery of the statement. Such statement must be accompanied by United Cities' consolidated balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, United Cities' consolidated statement of operations for such fiscal year and United Cities' latest available interim financial statements. Since United Cities is not the surviving corporation in the Merger, the option set forth in (ii)(b) of the second sentence of this paragraph will not be available to a dissenting shareholder.

  If the shareholder is instructed in such statement to sell his shares and fails to do so within 10 days after the delivery of such statement, then he will be deemed, for purposes of the IBCA, to have sold his shares at the average of the bid and asked prices of the shares quoted by The Nasdaq National Market during such 10-day period.

  If the dissenting shareholder does not agree with United Cities' opinion as to the estimated fair value of his shares (or the amount of interest due), he shall, within 30 days of the delivery of United Cities' statement of estimated fair value, notify United Cities in writing of the shareholder's estimate of fair value (and amount of interest due) and shall demand payment for the difference between the shareholder's estimate of fair value (and interest due) and either the amount of United Cities' payment or the proceeds from the sale (or deemed sale) of the shares by the shareholder (depending on the procedure elected by United Cities in its statement referred to above).

  If the dissenting shareholder and United Cities have not agreed in writing as to the value of the shares (and interest due) within 60 days of the delivery of such shareholder's estimate of fair value to United Cities, then United Cities must either (i) pay the difference in value demanded by the shareholder or (ii) file an action in a court of appropriate jurisdiction in Illinois asking for a determination by the court of the fair value of the shares and interest due. All dissenting shareholders whose demands for payment remain unsettled will be made parties to the proceeding. Failure of United Cities to commence such an action will not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law. The court is authorized to appoint appraisers to assist it in the determination of the fair value of the shares. A dissenting shareholder retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger.

  Each dissenting shareholder will be entitled to judgment against United Cities for the amount, if any, by which the court finds the fair value of such shareholder's shares exceeds the value paid by United Cities for such shares or the proceeds from the sale of such shares by such shareholder, as the case may be, together with interest from the Closing Date to the date of payment at a rate determined by the court to be fair and equitable. If the fair value determined by the court materially exceeds the amount which United Cities offers to pay, then all or part of the costs of the proceeding, including reasonable compensation and expenses of the appraisers, if any, and experts employed by any party, but excluding fees and expenses of counsel for any party, may be assessed against United Cities.

  Waiver of Appraisal Rights. A shareholder who votes to approve the Merger waives all of his dissenters' rights with respect to the Merger. If a proxy is returned but not voted "For," "Against" or "Abstain" with respect to approval of the proposal to ratify and approve the Reorganization Agreement and approve the Plan of Merger and the Merger, the proxy will be voted for such proposal, and will thus constitute a waiver of dissenters' rights. A vote against the proposal will not, by itself, satisfy the requirements with respect to any written demand for payment referred to above. Such written demand must be in addition to and separate from any proxy or vote against the proposal. Other than as described above, shareholders will not be notified of the date by which such demand must be made.

  The rights of any shareholder to be paid the fair value of his shares (and interest due) with respect to the Merger will terminate if for any reason the Merger does not become effective or he fails to serve an appropriate timely written demand upon United Cities.

  Because United Cities will not be the surviving corporation in the Merger, and because Atmos will succeed to and be vested with all of United Cities' assets, rights, liabilities and obligations as a consequence of the Merger, the references in the foregoing section to "United Cities" should be considered as references to "Atmos" for any period after the Effective Time.

  EACH OF THE ACTIONS SUMMARIZED ABOVE AND SET FORTH IN THE IBCA MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE STATUTE IN ORDER FOR ANY UNITED CITIES SHAREHOLDER TO PERFECT DISSENTERS' RIGHTS. ANY WRITTEN OBJECTION, DEMAND OR NOTICE REQUIRED IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS SHOULD BE SENT TO THE ATTENTION OF THE CORPORATE SECRETARY, SHIRLEY M. HAWKINS, 5300 MARYLAND WAY, BRENTWOOD, TENNESSEE 37027. IT IS RECOMMENDED THAT ALL REQUIRED DOCUMENTS TO BE DELIVERED TO UNITED CITIES BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.

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

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements give effect to the proposed merger of Atmos and United Cities on a pooling of interests basis. The pooling of interests method of accounting assumes that the combining companies were merged from inception and the historical financial statements for the periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The pro forma combined condensed balance sheet assumes that the Merger took place on the balance sheet date and combines the June 30, 1996 balance sheets of Atmos and United Cities, respectively. The pro forma combined condensed statements of income for the nine month and twelve month periods ended June 30, 1996 include Atmos' and United Cities' results of operations for the periods then ended. Since Atmos' year end is September 30 and United Cities' year end is December 31, the pro forma combined condensed statements of income for the years ended September 30, 1993, 1994, and 1995 include Atmos' results of operations for the years then ended and United Cities' results of operations for the years ended December 31, 1993, 1994, and 1995. As a result, United Cities' results of operations for the three months ended December 31, 1995 (operating revenue of $105,446,000 and net income of $7,486,000) are included in the pro forma statements of income for both the year ended September 30, 1995 and the nine month and twelve month periods ended June 30, 1996.

  These pro forma combined condensed financial statements should be read in conjunction with the accompanying notes, the historical financial statements and notes of Atmos and the historical financial statements and notes of United Cities which are incorporated herein by reference. The pro forma adjustments are based upon available information and assumptions that management of Atmos, through consultation with management of United Cities, believes are reasonable. The pro forma combined condensed financial statements do not purport to represent the financial position or results of operations which would have occurred had the Merger been consummated on the dates indicated or Atmos' financial position or results of operations for any future date or period.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

                                              UNITED   PRO FORMA
                                     ATMOS    CITIES  ADJUSTMENTS    PRO FORMA
                                    -------- -------- -----------    ----------
                                                 (IN THOUSANDS)
ASSETS
Property, plant and equipment.....  $650,995 $535,336  $     --      $1,186,331
Accumulated depreciation and amor-
 tization.........................   252,300  188,419        --         440,719
                                    -------- --------  ---------     ----------
  Net property, plant and equip-
   ment...........................   398,695  346,917        --         745,612
Current assets
  Cash and cash equivalents.......     2,153    5,391        --           7,544
  Accounts receivable.............    34,027   30,138      6,814 (a)     70,979
  Inventories.....................     7,410    5,131        --          12,541
  Gas stored underground..........     8,307   19,494        --          27,801
  Prepayments.....................     2,175    2,430        --           4,605
  Other current assets............       --     7,837     (7,837)(a)        --
                                    -------- --------  ---------     ----------
    Total current assets..........    54,072   70,421     (1,023)       123,470
Deferred charges and other as-
 sets.............................    35,518   25,842        --          61,360
                                    -------- --------  ---------     ----------
                                    $488,285 $443,180  $  (1,023)    $  930,442
                                    ======== ========  =========     ==========
LIABILITIES AND SHAREHOLDERS' EQ-
 UITY
Shareholders' equity
  Common stock....................  $     80 $105,812  $(105,746)(b) $      146
  Additional paid-in capital......   110,139   22,462    105,746 (b)    238,347
  Retained earnings...............    68,837   30,689        --          99,526
                                    -------- --------  ---------     ----------
    Total shareholders' equity....   179,056  158,963        --         338,019
Long-term debt....................   125,303  158,192        --         283,495
                                    -------- --------  ---------     ----------
    Total capitalization..........   304,359  317,155        --         621,514
Current Liabilities
  Current maturities of long-term
   debt...........................     6,000    5,419        --          11,419
  Notes payable to banks..........    36,100    9,404        --          45,504
  Accounts payable................    30,196   25,081        --          55,277
  Taxes payable...................    11,137   12,601        --          23,738
  Customers' deposits.............     9,758    7,527     (1,023)(b)     16,262
  Other current liabilities.......    16,287   20,958        --          37,245
                                    -------- --------  ---------     ----------
    Total current liabilities.....   109,478   80,990     (1,023)       189,445
Deferred income taxes.............    35,427   31,645        --          67,072
Deferred credits and other liabil-
 ities............................    39,021   13,390        --          52,411
                                    -------- --------  ---------     ----------
                                    $488,285 $443,180  $  (1,023)    $  930,442
                                    ======== ========  =========     ==========

  See accompanying notes to pro forma combined condensed financial statements.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                         YEAR ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                UNITED   PRO FORMA
                                       ATMOS    CITIES  ADJUSTMENTS PRO FORMA
                                      -------- -------- ----------- ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues................... $459,641 $335,253    $--      $794,894
Purchased gas cost...................  296,532  208,890     --       505,422
                                      -------- --------    ----     --------
Gross profit.........................  163,109  126,363     --       289,472
Operating expenses
  Operation..........................   82,185   59,006     --       141,191
  Maintenance........................    6,335    6,070     --        12,405
  Depreciation and amortization......   17,433   17,130     --        34,563
  Taxes, other than income...........   16,806   10,285     --        27,091
  Income taxes.......................   10,073    5,681     --        15,754
                                      -------- --------    ----     --------
    Total operating expenses.........  132,832   98,172     --       231,004
                                      -------- --------    ----     --------
Operating income.....................   30,277   28,191     --        58,468
Other income
  Interest income....................      327      --      --           327
  Other, net.........................      239    1,043     --         1,282
                                      -------- --------    ----     --------
    Total other income...............      566    1,043     --         1,609
Interest charges.....................   13,299   17,084     --        30,383
                                      -------- --------    ----     --------
Net income........................... $ 17,544 $ 12,150    $--      $ 29,694
                                      ======== ========    ====     ========
Net income per share................. $   1.22 $   1.19    $--      $   1.21
                                      ======== ========    ====     ========
Dividends per share.................. $   0.85 $   0.99    $--      $   0.82(c)
                                      ======== ========    ====     ========
Average shares outstanding...........   14,338   10,197     --        24,535
                                      ======== ========    ====     ========


  See accompanying notes to pro forma combined condensed financial statements.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                         YEAR ENDED SEPTEMBER 30, 1994
                                  (UNAUDITED)

                                                UNITED   PRO FORMA
                                       ATMOS    CITIES  ADJUSTMENTS PRO FORMA
                                      -------- -------- ----------- ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues................... $499,808 $326,495    $--      $826,303
Purchased gas cost...................  331,571  197,711     --       529,282
                                      -------- --------    ----     --------
Gross profit.........................  168,237  128,784     --       297,021
Operating expenses
  Operation..........................   92,132   60,221     --       152,353
  Maintenance........................    5,888    6,005     --        11,893
  Depreciation and amortization......   18,841   17,880     --        36,721
  Taxes, other than income...........   16,808   10,739     --        27,547
  Income taxes.......................    8,102    6,503     --        14,605
                                      -------- --------    ----     --------
    Total operating expenses.........  141,771  101,348     --       243,119
                                      -------- --------    ----     --------
Operating income.....................   26,466   27,436     --        53,902
Other income
  Interest income....................      168      --      --           168
  Other, net.........................      335      465     --           800
                                      -------- --------    ----     --------
    Total other income...............      503      465     --           968
Interest charges.....................   12,290   15,808     --        28,098
                                      -------- --------    ----     --------
Net income........................... $ 14,679 $ 12,093    $--      $ 26,772
                                      ======== ========    ====     ========
Net income per share................. $   0.97 $   1.16    $--      $   1.05
                                      ======== ========    ====     ========
Dividends per share.................. $   0.88 $   1.01    $--      $   0.91(c)
                                      ======== ========    ====     ========
Average shares outstanding...........   15,195   10,409     --        25,604
                                      ======== ========    ====     ========


  See accompanying notes to pro forma combined condensed financial statements.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                         YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                                UNITED   PRO FORMA
                                      ATMOS     CITIES  ADJUSTMENTS PRO FORMA
                                     --------  -------- ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.................. $435,820  $313,736    $--      $749,556
Purchased gas cost..................  268,810   180,588     --       449,398
                                     --------  --------    ----     --------
Gross profit........................  167,010   133,148     --       300,158
Operating expenses
  Operation.........................   83,431    64,544     --       147,975
  Maintenance.......................    4,276     6,400     --        10,676
  Depreciation and amortization.....   20,741    19,865     --        40,606
  Taxes, other than income..........   16,611    12,300     --        28,911
  Income taxes......................    9,574     6,633     --        16,207
                                     --------  --------    ----     --------
    Total operating expenses........  134,633   109,742     --       244,375
                                     --------  --------    ----     --------
Operating income....................   32,377    23,406     --        55,783
Other income (expense)
  Interest income...................      459       --      --           459
  Other, net........................     (242)    2,985     --         2,743
                                     --------  --------    ----     --------
    Total other income..............      217     2,985     --         3,202
Interest charges....................   13,721    16,456     --        30,177
                                     --------  --------    ----     --------
Net income.......................... $ 18,873  $  9,935    $--      $ 28,808
                                     ========  ========    ====     ========
Net income per share................ $   1.22  $   0.84    $--      $   1.06
                                     ========  ========    ====     ========
Dividends per share................. $   0.92  $   1.02    $--      $   0.96(c)
                                     ========  ========    ====     ========
Average shares outstanding..........   15,416    11,792     --        27,208
                                     ========  ========    ====     ========


  See accompanying notes to pro forma combined condensed financial statements.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                        NINE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                UNITED   PRO FORMA
                                      ATMOS     CITIES  ADJUSTMENTS PRO FORMA
                                     --------  -------- ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.................. $415,143  $353,286    $--      $768,429
Purchased gas cost..................  265,248   228,016     --       493,264
                                     --------  --------    ----     --------
  Gross profit......................  149,895   125,270     --       275,165
Operating expenses
  Operation.........................   62,022    49,971     --       111,993
  Maintenance.......................    3,154     4,964     --         8,118
  Depreciation and amortization.....   16,382    15,463     --        31,845
  Taxes, other than income..........   13,446     9,790     --        23,236
  Income taxes......................   15,715    13,621     --        29,336
                                     --------  --------    ----     --------
    Total operating expenses........  110,719    93,809     --       204,528
                                     --------  --------    ----     --------
Operating income....................   39,176    31,461     --        70,637
Other income (expense)
  Interest income...................       70       --      --            70
  Other, net........................     (358)    3,166     --         2,808
                                     --------  --------    ----     --------
    Total other income (expense)....     (288)    3,166     --         2,878
Interest charges....................   10,956    12,730     --        23,686
                                     --------  --------    ----     --------
Net income.......................... $ 27,932  $ 21,897    $--      $ 49,829
                                     ========  ========    ====     ========
Net income per share................ $   1.76  $   1.70    $--      $   1.73
                                     ========  ========    ====     ========
Dividends per share................. $   0.72  $  0.765    $--      $   0.74(c)
                                     ========  ========    ====     ========
Average shares outstanding..........   15,855    12,897     --        28,752
                                     ========  ========    ====     ========


  See accompanying notes to pro forma combined condensed financial statements.

             ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                       TWELVE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                               UNITED   PRO FORMA
                                     ATMOS     CITIES  ADJUSTMENTS PRO FORMA
                                    --------  -------- ----------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues................. $491,136  $393,469    $--      $884,605
Purchased gas cost.................  311,359   249,944     --       561,303
                                    --------  --------    ----     --------
  Gross profit.....................  179,777   143,525     --       323,302
Operating expenses
  Operation........................   82,334    66,805     --       149,139
  Maintenance......................    4,206     6,504     --        10,710
  Depreciation and amortization....   21,623    20,590     --        42,213
  Taxes, other than income.........   16,767    12,521     --        29,288
  Income taxes.....................   13,756     9,303     --        23,059
                                    --------  --------    ----     --------
    Total operating expenses.......  138,686   115,723     --       254,409
                                    --------  --------    ----     --------
Operating income...................   41,091    27,802     --        68,893
Other income (expense)
  Interest income..................      146       --      --           146
  Other, net.......................     (604)    3,724     --         3,120
                                    --------  --------    ----     --------
    Total other income (expense)...     (458)    3,724     --         3,266
Interest charges...................   14,331    16,545     --        30,876
                                    --------  --------    ----     --------
Net income......................... $ 26,302  $ 14,981    $--      $ 41,283
                                    ========  ========    ====     ========
Net income per share............... $   1.67  $   1.17    $--      $   1.44
                                    ========  ========    ====     ========
Dividends per share................ $   0.95  $   1.02    $--      $   0.98 (c)
                                    ========  ========    ====     ========
Average shares outstanding.........   15,767    12,819     --        28,586
                                    ========  ========    ====     ========


  See accompanying notes to pro forma combined condensed financial statements.

            ATMOS ENERGY CORPORATION AND UNITED CITIES GAS COMPANY

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. MERGER

  Pursuant to the terms of the Reorganization Agreement, when the Merger becomes effective, each outstanding share of United Cities Stock will be converted into the right to receive one share of Atmos Stock. The pro forma financial statements assume the issuance of the Atmos Stock in connection with the Merger and that the transaction will be accounted for as a pooling of interests. The pro forma statements of income do not include the estimated expenses of $12.0 million relating to the Merger expected to be incurred during the twelve month period subsequent to June 30, 1996.

  The pro forma combined condensed balance sheet assumes that the Merger took place on the balance sheet date and combines the June 30, 1996 balance sheets of Atmos and United Cities, respectively.

  The pro forma combined condensed statements of income for the nine and twelve months ended June 30, 1996 include Atmos' and United Cities' results of operations for the periods then ended. The pro forma combined condensed statements of income for the years ended September 30, 1993, 1994, and 1995 include Atmos' results of operations for the years then ended and United Cities' results of operations for its fiscal years endedDecember 31, 1993, 1994, and 1995, respectively. As a result, United Cities' results of operations for the three months ended December 31, 1995 (operating revenue of $105,446,000 and net income of $7,486,000) are included in the pro forma combined condensed statements of income for the year ended September 30, 1995 and the nine month and twelve month periods ended June 30, 1996.

2. PRO FORMA ADJUSTMENTS

  The pro forma adjustments in the accompanying unaudited pro forma combined condensed financial statements are listed below. Certain reclassifications have been made to make classifications for similar items consistent between the companies.

    (a) To reclassify the United Cities customer prepayments (pursuant to the budget billing plan) and gas costs to be billed in the future to receivables to conform account classification to the classification of Atmos.

    (b) To adjust common stock to reflect the shares of Atmos Stock (stated value of $.005) to be issued in exchange for the shares of United Cities Stock.

    (c) Dividends per share are calculated by totaling the actual dividends paid by Atmos and United Cities and dividing the result by the total of the weighted average shares outstanding for each period presented. Atmos' historical dividends per share of $.88 for the year ended September 30, 1994 and $.85 for the year ended September 30, 1993 reflect Atmos' dividends declared per share as adjusted for a 3-for-2 stock split in May 1994. In fiscal 1994, Atmos also acquired Greeley Gas Company ("GGC") in a merger. The restated dividends and distributions per share including GGC were $.84 and $.71 for fiscal 1994 and 1993, respectively. Such restated amounts include dividends and distributions paid by Atmos and GGC, divided by weighted average shares outstanding as restated for the shares issued to effect the GGC merger. This restated number of shares outstanding is consistent with the shares used in the computation of pro forma dividends per share. The pro forma dividends per share do not purport to represent the dividend rate for any future date or period.

                   MANAGEMENT OF ATMOS FOLLOWING THE MERGER

DIRECTORS

  Pursuant to the Plan of Merger, at the Effective Time, the Board of Directors of Atmos will consist of15 members, 11 of whom will be the directors of Atmos in office at the Effective Time, and four of whom will be the United Cities Designees, Messrs. Koonce, Lewis, Garland and Cardin, each of whom is currently a director of United Cities. Each of the Atmos directors in office immediately prior to the Effective Time will continue to serve in the class and for the term he was serving at the Effective Time. See "The Reorganization Agreement and The Merger--Directors and Officers," "--Election of Directors" and "--Interests of Certain Persons in the Merger." With respect to each person who will be a director of Atmos at the Effective Time, the following table lists his name, age, year in which he first became a director of Atmos and class designation:

                                               YEAR IN WHICH
                                               FIRST BECAME A CLASS DESIGNATION
                                                  DIRECTOR       AND YEAR OF
                    NAME                   AGE    OF ATMOS    EXPIRATION OF TERM
                    ----                   --- -------------- ------------------
   Travis W. Bain II......................  61      1988            Class I
                                                                       1999
   Dan Busbee.............................  62      1988            Class I
                                                                       1999
   John W. Norris, Jr.....................  59      1987            Class I
                                                                       1999
   Gene C. Koonce.........................  64         *            Class I
                                                                       1999
   Vincent J. Lewis.......................  51         *            Class I
                                                                       1999
   Thomas C. Meredith.....................  54      1995           Class II
                                                                       1997
   Robert F. Stephens.....................  48      1995           Class II
                                                                       1997
   Carl S. Quinn..........................  64      1994           Class II
                                                                       1997
   Richard Ware II........................  49      1994           Class II
                                                                       1997
   Richard W. Cardin......................  60         *           Class II
                                                                     1997**
   James F. Purser........................  45      1995          Class III
                                                                       1998
   Phillip E. Nichol......................  60      1985          Class III
                                                                       1998
   Lee E. Schlessman......................  69      1994          Class III
                                                                       1998
   Charles K. Vaughan.....................  58      1983          Class III
                                                                       1998
   Thomas J. Garland......................  61         *          Class III
                                                                       1998

--------
*  Indicates that person will become a director of Atmos at the Effective
   Time.
** Will become a director in Class II with a term expiring in 1997 if the Merger is consummated prior to the annual meeting of shareholders of Atmos scheduled for February 12, 1997, or for a term expiring in 2000, if the Merger is consummated after such date.

OFFICERS

  Following the Effective Time, the officers of Atmos will be the officers of Atmos immediately prior to the Effective Time and three United Cities officers. Messrs. Gene C. Koonce, James B. Ford and Thomas R. Blose, Jr., the President and Chief Executive Officer, the Senior Vice President and Treasurer, and the Senior Vice President--Operations and Engineering, respectively, of United Cities, will become officers of Atmos after the Merger. See "Incorporation of Certain Information by Reference" and "The Reorganization Agreement and The Merger--Directors and Officers," "--Election of Directors" and "--Interests of Certain Persons in the Merger." The following table lists the name, age and present position with Atmos for each current officer of Atmos and the name, age and position to be held with Atmos for each of the three United Cities officers who will become officers of Atmos at the Effective Time:

 Current Atmos Officers:

  NAME                   AGE POSITION WITH ATMOS
  ----                   --- -------------------
Robert F. Stephens......  48 President and Chief Operating Officer
James F. Purser.........  45 Executive Vice President and Chief Financial Officer
J. Charles Goodman......  35 Executive Vice President, Corporate Operations
H.F. Harber.............  54 Senior Vice President, Corporate Services
Donald E. James.........  49 Senior Vice President, Public Affairs
Mary S. Lovell..........  45 Senior Vice President, Utility Services
David L. Bickerstaff....  40 Vice President and Controller
Glen A. Blanscet........  39 Vice President, General Counsel and Corporate Secretary
O. Carl Brown...........  49 Vice President, Financial and Strategic Planning
Lee A. Everett..........  44 Vice President, Rates and Regulatory Affairs
Jack W. Eversull........  53 Vice President, Investor Relations
Cleaburne H. Fritz......  50 Vice President, Information Services
Dan L. Lindsey..........  45 Vice President, Technical Services
Wynn D. McGregor........  43 Vice President, Human Resources
R. Eugene Mattingly.....  48 Vice President, Marketing
Gordon J. Roy...........  46 Vice President, Gas Supply
Carl W. Weller..........  61 Treasurer

 United Cities Officers to become Atmos Officers at the Effective Time:

  NAME                   AGE POSITION WITH ATMOS AT THE EFFECTIVE TIME
  ----                   --- -----------------------------------------
Gene C. Koonce..........  64 Vice Chairman of the Board
James B. Ford...........  54 Senior Vice President--Finance
Thomas R. Blose, Jr.....  47 President of United Cities Operating Division and Vice President of Atmos

  For additional information regarding the executive officers of Atmos, reference is made to the caption "Executive Officers of Atmos" in Part I of the Atmos Form 10-K for its fiscal year ended September 30, 1995. Similar information regarding Atmos' directors, as well as additional information regarding directors and certain executive officers, including executive compensation and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12, and 13 of the Atmos Form 10-K (which incorporates portions of Atmos' proxy statement dated December 27, 1995), all of which are incorporated herein by reference. See "Incorporation of Certain Information by Reference."

  For additional information regarding the executive officers of United Cities, reference is made to the caption "Executive Officers of the Company" in Part I of the United Cities Form 10-K for its fiscal year ended December 31, 1995. Similar information regarding United Cities' directors, as well as additional information regarding directors and certain executive officers, including executive compensation, is incorporated by reference to Items 10, 11, 12, and 13 of the United Cities Form 10-K (which incorporates portions of United Cities' proxy statement dated April 1, 1996), all of which are incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                           UNITED CITIES STOCK PLAN

  General. Following the Effective Time, Atmos will continue in effect the United Cities Stock Plan.

  Administration. The United Cities Stock Plan is currently administered by the compensation committee of the Board of Directors of United Cities, which is comprised of Messrs. Ballengee, Garland, Newberry and Woodruff. Following the Effective Time, the United Cities Stock Plan will be administered by the Human Resources Committee of the Board of Directors of Atmos, which is comprised of Messrs. Bain, Busbee, Nichol, Norris and Quinn (as applicable, the "Committee"). The Committee has sole authority to administer and interpret the United Cities Stock Plan. Although no future awards are contemplated under the United Cities Stock Plan, the Committee, within the terms of the United Cities Stock Plan, may make decisions concerning the acceleration of payments and vesting of existing awards under the United Cities Stock Plan.

  Shares Available. The United Cities Stock Plan provides that the aggregate number of shares of United Cities Stock which may be subject to award may not exceed 250,000, subject to adjustment in certain circumstances to prevent dilution. At October 2, 1996, stock options covering a total of 139,100 shares of United Cities Stock, and stock appreciation rights with respect to 8,820 shares of United Cities Stock, were outstanding. Holders of options under the United Cities Stock Plan will, after the Effective Time, be allowed to exercise their options for shares of Atmos Stock at the Exchange Ratio. Holders of stock appreciation rights under the United Cities Stock Plan will also be allowed to exercise such rights based on the price of Atmos Stock, taking into account such Exchange Ratio. Atmos does not anticipate making any additional grants after the Merger under the United Cities Stock Plan. At the discretion of the Committee, the stock delivered under the United Cities Stock Plan may be authorized and unissued shares, treasury stock or shares purchased on the open market.

  Eligibility. The United Cities Stock Plan provides for awards to key employees who, in the judgment of the Committee, functioned in capacities which could contribute materially to the growth and prosperity of United Cities and its subsidiaries. Outstanding awards under the plan were made to the employees and groups of employees listed in the table entitled "New Plan Benefits" set forth below.

  Stock Options. The United Cities Stock Plan provides for options which would qualify as incentive stock options, as defined in the Code ("Incentive Stock Options") and options which do not so qualify ("Non-qualified Stock Options"). The Committee is empowered to determine whether the options granted will be Incentive Stock Options or Non-qualified Stock Options, the number of shares subject to each such stock option and the manner and time of exercise. The option price per share can be no less than the fair market value (as defined in the United Cities Stock Plan) of a share of United Cities Stock on the date of grant of the award. All options granted under the United Cities Stock Plan are required to expire no later than 10 years from the date of grant. All existing options under the United Cities Stock Plan will expire on or before May 3, 2006. Subject to the limitations set forth in the United Cities Stock Plan, following the Effective Time, any option may be exercised by payment to Atmos of cash or by surrender of shares of Atmos Stock already owned by the employee or a combination of cash and such shares. Options are evidenced by stock option agreements in form approved by the Committee, which contain such additional limitations, terms and conditions, in addition to the restrictions set forth in the United Cities Stock Plan, as the Committee otherwise deems desirable.

  The United Cities Stock Plan limits or prohibits the exercise of options under certain circumstances upon or after termination of employment or in the event of a participant's death, disability, retirement or termination associated with a Change in Control (as defined in the United Cities Stock
Plan). Options are non-transferrable except by will or in accordance with applicable laws of descent and distribution. An option does not accord the employee the rights of a shareholder and such rights accrue only upon and after the exercise of an option and the registration of shares of stock in the employee's name.

  Restricted Stock. The United Cities Stock Plan provides for the award of shares of United Cities Stock, subject to certain restrictions ("Restricted Stock") provided in the United Cities Stock Plan or otherwise determined by the Committee. No shares of Restricted Stock are currently outstanding under the United Cities Stock Plan.

  Stock Appreciation Rights. The Committee is authorized to and has granted stock appreciation rights to employees. Such stock appreciation rights were granted in connection with the simultaneous award of a stock option and entitle the holder to surrender the related option in whole or in part (to the extent such option is otherwise exercisable) and to receive from United Cities (or, following the Effective Time, from Atmos) an amount equal to the excess, if any, of the aggregate fair market value of the United Cities Stock (or the Atmos Stock) which is the subject of such option over the option price therefor. The stock appreciation rights outstanding under the United Cities Stock Plan are reflected in the New Benefits Table set forth below.

  Following the Effective Time, Atmos may make payment of the amount to which the employee exercising a stock appreciation right is entitled by delivering shares of Atmos Stock or cash or any combination thereof, as the Committee in its sole discretion may determine. Stock appreciation rights are not transferrable except by will or applicable laws of descent and distribution and are transferrable only in conjunction with a permitted transfer of the option to which the stock appreciation right relates and only to the transferee of the option. Stock appreciation rights are exercisable during the lifetime of the employee to whom they are granted only by such employee.

  Federal Income Tax Treatment. A recipient of a stock option granted under the United Cities Stock Plan did not realize any taxable income upon the grant of such option, and United Cities is not entitled to any tax deduction for income tax purposes. Upon the exercise of an Incentive Stock Option following the Effective Time, the employee will not realize any taxable income and Atmos will not be entitled to any tax deduction for income tax purposes. If the employee holds the Atmos Stock more than two years from the date of grant and one year from the date of exercise, the employee's gain or loss will be recognized as a capital gain or loss at the time the stock purchased pursuant to the option is sold or otherwise disposed of and Atmos will not be entitled to any deduction in computing its taxable income as a result of the grant or exercise of the option. If these holding requirements are not met, in general, the employee will recognize ordinary taxable income and Atmos will be entitled to a deduction measured by the excess of the fair market value of the shares of Atmos Stock at the time of exercise or disqualifying sale over the option price, whichever produces a lesser gain to the optionee. Upon the exercise of a Non-qualified Stock Option following the Effective Time, the employee will realize taxable ordinary income equal to the excess of the fair market value of the shares of Atmos Stock on the date the option is exercised over the option price and Atmos will be entitled to a corresponding deduction.

  An employee who was granted stock appreciation rights under the United Cities Stock Plan did not realize any taxable income upon the grant of such stock appreciation rights, and United Cities was not entitled to any tax deduction for income tax purposes. However, when such employee exercises stock appreciation rights following the Effective Time, the fair market value of the Atmos Stock issued or transferred to such employee, together with the amount of cash paid to such employee, if any, by Atmos is taxable to such employee as ordinary income. Atmos would be entitled to a corresponding deduction for the taxable year in which the stock appreciation right is exercised.

  Amendment and Termination. Following the Effective Time, the Board of Directors of Atmos may terminate the United Cities Stock Plan at any time or, with the consent of an individual participant, cancel, reduce or alter the outstanding awards made to him thereunder. The Board of Directors may amend or suspend or, if suspended, reinstate, the United Cities Stock Plan in whole or in part, provided, however, that without further shareholder approval, the Board of Directors cannot (i) increase the number of shares of stock on which awards may be granted under the United Cities Stock Plan (except for increases permitted to prevent any dilutive effect of certain corporate transactions),
(ii) change the manner of determining the option price or manner of determining the amount payable upon exercise of a stock appreciation right or otherwise materially increase benefits accruing to employees under the United Cities Stock Plan, (iii) change the class of employees eligible to participate or modify the requirements as to eligibility for participation in the United Cities Stock Plan or (iv) withdraw administration of the United Cities Stock Plan from the Committee or permit any person, while a member of the Committee, to be eligible to receive and hold an option, a stock appreciation right or Restricted Stock granted under the United Cities Stock Plan.

  Outstanding Grants. The following table provides information as of October 2, 1996 regarding stock option and stock appreciation right grants under the United Cities Stock Plan to the chief executive officer of United Cities, the two most highly compensated executive officers (other than the chief executive officer) of United Cities in 1995 who will become officers of Atmos following the Merger, all current United Cities executive officers who will become officers of Atmos following the Merger as a group and all United Cities employees as a group:

                               NEW PLAN BENEFITS

                           UNITED CITIES STOCK PLAN

                           NO. OF SHARES
                            UNDERLYING                                 MARKET VALUE OF UNDERLYING
                         OPTIONS AND STOCK                                 SECURITIES AND SARS
                           APPRECIATION    EXERCISE PRICE EXPIRATION -------------------------------
  NAME AND POSITION(A)       RIGHTS(B)       ($/SHARE)       DATE      EXERCISABLE    UNEXERCISABLE
  --------------------   ----------------- -------------- ---------- --------------- ---------------
Gene C. Koonce..........      30,720       $12.50--$16.00 1999-2006  $121,598/14,520 $113,550/16,200
 President and Chief
 Executive Officer
James B. Ford...........      11,000       $15.50--$16.00 2004-2006  $  17,700/2,600 $  58,800/8,400
 Senior Vice President
 and Treasurer
Thomas R. Blose, Jr. ...      19,100       $12.50--$16.00 1999-2006  $ 91,781/10,700 $  58,800/8,400
 Senior Vice President--
 Operations and
 Engineering
All executive officers
 as a group (3
 persons)...............      60,820       $12.50--$16.00 1999-2006  $231,079/27,820 $231,150/33,000
All employees including
 officers who are not
 executive officers as a
 group (15 persons).....      87,100       $12.50--$16.00 1999-2006  $212,850/26,200 $428,925/60,900

--------
(a) No person received or is entitled to receive 5% or more of the options, stock appreciation rights or restricted stock granted under the United Cities Stock Plan.
(b) Each stock appreciation right has been granted in connection with the simultaneous grant of a stock option. Exercise of a stock appreciation right requires surrender of the associated option.

                       COMPARISON OF SHAREHOLDER RIGHTS

  Atmos is incorporated in the State of Texas, and United Cities is incorporated in the State of Illinois and the Commonwealth of Virginia. As a result of the Merger, Atmos will become a corporation incorporated in the State of Texas and the Commonwealth of Virginia, and holders of United Cities Stock will become shareholders of Atmos. After the Effective Time of the Merger, the rights of shareholders of Atmos will be governed by the laws of Texas and Virginia, Atmos' Restated Articles of Incorporation (as amended pursuant to the Plan of Merger) and its Bylaws.

POST-MERGER ARTICLES OF INCORPORATION AND BYLAWS

  Atmos is incorporating in the Commonwealth of Virginia in order to comply with a Virginia statute requiring utilities operating in Virginia to be incorporated under the laws of that state. The amendments to the Restated Articles of Incorporation are being adopted in order to comply with the VSCA, which requires that certain items be stated in a Virginia corporation's articles of incorporation, which under Texas law are not currently required to be stated in Atmos' Restated Articles of Incorporation or are stated in its Bylaws. None of these amendments will result in a substantive change in Atmos' method of corporate governance. The Plan of Merger will amend the Restated Articles of Incorporation of Atmos to provide that (i) Atmos will be incorporated under the laws of the State of Texas and the Commonwealth of Virginia and (ii) the purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the TBCA, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline. In addition, the Plan of Merger will further amend the Atmos Restated Articles of Incorporation in certain respects to conform to Virginia law to provide (i) for the elimination or limitation of the personal liability of a director to the fullest extent permitted by both the TBCA and the VSCA, as the same may be amended from time to time, (ii) for a classified board, (iii) that the payment of dividends on Atmos Stock is subject to the statutory limitations of the TBCA and the VSCA and (iv) for a registered agent and registered office in Virginia. The amendment relating to the limitation of the personal liability of a director amends the currently existing limitation of liability provision contained in Atmos' Restated Articles of Incorporation to provide that such provision is subject to the restrictions imposed under the TBCA and the VSCA. For the text of the proposed amendments, see the Plan of Merger attached as an exhibit to the Reorganization Agreement.

  The Bylaws of Atmos will not be amended under the Plan of Merger and will remain in effect in their present form until subsequently amended. It is contemplated that some time after the Effective Time the Bylaws of Atmos will be amended by the Atmos Board of Directors in certain respects to conform to Virginia law. Some of the significant amendments to the Bylaws of Atmos which may be made include amendments to (i) increase the minimum notice period for shareholder meetings to consider and vote on certain extraordinary corporate transactions, (ii) provide that any director elected by the board to fill a vacancy can serve only until the next shareholders meeting at which directors are elected, (iii) limit the ability of the board to increase its size to an increase of no more than 30% between meetings of shareholders and (iv) provide for the greater delegation of authority to committees of the board.

  Certain differences, including material differences, exist (i) between the rights of Atmos' shareholders before and after the Effective Time and (ii) between the rights of United Cities shareholders before and after the Effective Time, and are set forth below. After the Effective Time, in the event differences between Texas and Virginia corporate law exist with respect to any particular matter, in general, the law of the state providing the greater rights and protections to Atmos shareholders or requiring the higher level of compliance by Atmos or requiring the higher vote of shareholders will govern.

  This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by reference to the TBCA, the IBCA, the VSCA and by the Restated Articles of Incorporation and Bylaws of Atmos, the Articles of Incorporation and Bylaws of United Cities and the Plan of Merger. See "Available Information."

AUTHORIZED CAPITAL STOCK

  Atmos. The authorized capital stock of Atmos consists of 75,000,000 shares of common stock, no par value. Each share of Atmos Stock is entitled to one vote on all matters voted upon by shareholders. Holders of Atmos Stock do not have cumulative voting rights. The shares of Atmos Stock issued and outstanding are, and those to be issued in connection with the Merger will be, fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of Atmos Stock and such shares are not entitled to any preemptive rights.

  Holders of shares of Atmos Stock are entitled to receive such dividends as may be declared from time to time by the Atmos Board of Directors from the assets of Atmos legally available therefor and, upon any liquidation of Atmos, a pro rata share of all assets of Atmos available for distribution to shareholders.

  Under the provisions of its loan agreements, Atmos has agreed to restrictions on the payment of cash dividends. Under the restrictions, Atmos' cumulative cash dividends paid after September 30, 1988 may not exceed the sum of 75% of accumulated consolidated net income of Atmos and its subsidiaries for periods after September 30, 1988 plus 100% of the net cash proceeds from the issuance of capital stock after such date, plus $12,000,000. As of June 30, 1996, $62,246,000 was available for the declaration of dividends. See "The Reorganization Agreement and The Merger--Representations, Warranties and Covenants" and "--Atmos Dividends."

  The registrar and transfer agent for the Atmos Stock is The First National Bank of Boston.

  Each share of Atmos Stock carries with it, and each share of Atmos Stock to be issued in connection with the Merger will carry with it, a right issued under Atmos' Rights Plan to purchase shares of Atmos Stock or other securities in certain situations. Such rights are not currently exercisable. See "Comparison of Shareholder Rights--Anti-Takeover Provisions."

  United Cities. The authorized capital stock of United Cities consists of 40,000,000 shares of common stock, no par value, and 200,000 shares of preferred stock, no par value. There are currently no shares of such preferred stock outstanding. The United Cities Board of Directors is empowered to designate the rights and preferences for any series of preferred stock issued. Each share of United Cities Stock is entitled to one vote on all matters voted upon by shareholders. Cumulative voting in the election of directors is permitted. The shares of United Cities Stock issued and outstanding are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of United Cities Stock, and such shares are not entitled to any preemptive rights.

  Subject to the preferential rights, if any, of any preferred stock that may be issued in the future, holders of shares of United Cities Stock are entitled to receive such dividends as may be declared from time to time by United Cities' Board of Directors from the assets of United Cities legally available therefor and, upon any liquidation of United Cities, a pro rata share of all assets of United Cities available for distribution to shareholders.

  United Cities currently has outstanding seven series of first mortgage bonds (Series N, P, Q, R, T, U and V) issued pursuant to an Indenture of Mortgage dated July 15, 1959, as amended and supplemented by twenty indentures supplemental thereto (the "Indenture"). Under the provisions of the Indenture, United Cities may not declare or pay any dividends or directly or indirectly purchase, redeem or otherwise acquire any shares of common stock (except out of the net cash proceeds derived from the issuance of other shares of common stock), or make any other distribution on shares of common stock (the "Restricted Payments"), unless after giving effect thereto, the aggregate amount of all such Restricted Payments made during the period from December 31, 1985, to and including the date of the making of the Restricted Payment in question, does not exceed the sum of $9,000,000 plus (or minus in case of a deficit) the amount of Consolidated Net Income Available for Common Stock Dividends, as defined below, for such period in the case of bonds issued prior to January 26, 1990. In the case of bonds issued on or after January 26, 1990, the Indenture contains a similar provision but prohibits the making of Restricted Payments during the period from December 31, 1988 in excess of the sum of $15,038,000 plus (or minus in the case of a deficit) the amount of Consolidated Net Income Available for Common Stock Dividends for such period.

  The Indenture defines "Consolidated Net Income Available for Common Stock Dividends" for any period as the net income of United Cities and its subsidiaries for such period available for dividends on capital stock, after deducting therefrom dividends paid and accrued during such period on preferred stock, determined on a consolidated basis in accordance with generally accepted accounting principles. However, no effect shall be given to any gains or losses or other additions or deductions arising by reason of the issue, purchase, sale, conversion or retirement by United Cities or any subsidiary of any of its or their securities, or arising by reason of any purchases, sales, write-ups, write-downs, increase or decrease in book value, or other transactions or changes in respect of capital assets, tangible or intangible, and deductions for income taxes shall be adjusted by giving effect to any change in the amount thereof resulting from the elimination of any of the capital transactions or changes referred to above.

AMENDMENTS TO CHARTER

  Atmos. The TBCA requires that amendments to a corporation's articles of incorporation be approved by the board of directors and then by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless the articles of incorporation provide for a greater or lesser (but not less than a majority) vote. Atmos' Restated Articles of Incorporation do not alter the vote required under the TBCA to adopt amendments thereto, except that no amendment may be made to Article VII of Atmos' Restated Articles of Incorporation, providing certain "fair price provisions" for shareholders, without the affirmative vote of the holders of at least 75% of the outstanding shares of Atmos entitled to vote thereon (and the affirmative vote of at least 75% of the outstanding shares of voting stock held by shareholders other than a Substantial Shareholder (as defined therein)). See "Comparison of Shareholder Rights--Anti-Takeover Provisions."

  United Cities. Under the IBCA, amendments to the articles of incorporation must be approved by the board of directors and then by the vote of the holders of at least two-thirds of the outstanding shares, unless the articles of incorporation provide for a greater or lesser (but not less than a majority) vote. The VSCA requires that amendments to the articles of incorporation be approved by the board of directors and then by the vote of the holders of more than two-thirds of the outstanding shares entitled to vote thereon, unless the articles of incorporation provide for a greater or lesser (but not less than a majority) vote. United Cities' Articles of Incorporation generally require that any amendment thereto must receive the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and thereby reduce the shareholder approval requirement from that required by the IBCA and the VSCA. However, certain provisions of United Cities' Articles of Incorporation require a higher percentage for amendment. Article Seven of United Cities' Articles of Incorporation, concerning the vote required for certain business combinations, requires that any amendment to that section be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of United Cities entitled to vote. See "Comparison of Shareholder Rights--Anti-Takeover Provisions."

AMENDMENTS TO BYLAWS

  Atmos. Under the TBCA, bylaws may be approved or amended by either the board of directors or the shareholders, unless that power is reserved to the shareholders in the articles of incorporation. Atmos' Restated Articles of Incorporation provide that the Bylaws may be amended only by the Atmos Board of Directors, subject to repeal or change by vote of the holders of at least 75% of the outstanding shares of Atmos Stock entitled to vote thereon.

  United Cities. Under the VSCA and the IBCA, bylaws may be approved or amended by either the board of directors or the shareholders, unless that power is reserved to the shareholders in the articles of incorporation. United Cities' Articles of Incorporation provide that the Bylaws of United Cities may be amended by a vote of the holders of at least two-thirds of the outstanding shares of United Cities entitled to vote or by a vote of two-thirds of United Cities' entire Board of Directors.

ELECTION AND REMOVAL OF DIRECTORS

  Atmos. Under the TBCA, a corporation's bylaws may provide for a classified board of either two or three classes, each class to be as nearly equal in number as possible. The Board of Directors of Atmos is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board may, in its discretion, eliminate this classification. There are currently 11 directors serving on the Board. Following the Merger there will be 15 directors. Each class of directors serves a three-year term. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Atmos' Restated Articles of Incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of the outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

  The TBCA also provides that the bylaws or articles of incorporation may permit the removal of a director with or without cause at a meeting of shareholders called expressly for that purpose by the vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors, subject to certain limitations in the case of cumulative voting or the rights of any group of shareholders to elect one or more directors. Atmos' Restated Articles of Incorporation and Bylaws provide that a director of Atmos may be removed only for cause and upon the affirmative vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.

  Under the TBCA and Atmos' Bylaws, any vacancy occurring on the board of directors may be filled by a majority of the remaining members of the board of directors, though less than a quorum, or at an annual or special meeting of the shareholders. A vacancy occurring because of an increase in the number of directors may be filled in a similar manner, provided that the board of directors may not fill more than two such vacancies between any two successive annual meetings. A director appointed by the board to fill a vacancy resulting from an increase in the number of directors holds office only until the next meeting of shareholders at which directors are to be elected, whereas a replacement director holds office for the balance of the term which he was elected to fill.

  United Cities. The IBCA provides that, if the board of directors consists of six or more members, the articles of incorporation or bylaws may provide for a classified board of either two or three classes, each class to be as nearly equal in number as is possible. Corporations such as United Cities that were incorporated prior to December 31, 1981, may not deny cumulative voting. Under the VSCA, the articles of incorporation may provide for a classified board with members divided into two or three groups with staggered terms. If the articles of incorporation permit cumulative voting, then at least three of that corporation's directors must be elected at each annual shareholders meeting. Under United Cities' Articles of Incorporation, the Board of Directors of United Cities is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. There are currently 11 directors serving on the Board. Each class of directors serves a three-year term. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. In the case of a corporation having cumulative voting (like United Cities), a shareholder cumulating his votes may in certain instances be able to elect a minority of the corporation's directors.

  The IBCA provides that one or more directors may be removed, with or without cause, at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. The VSCA permits the removal of a director with or without cause by a vote of the shareholders, at a meeting called for the purpose of removing the director, unless the articles of incorporation provide that a director may only be removed for cause. In the case of a corporation having cumulative voting (like United Cities), under both the IBCA and the VSCA, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against his or her removal would be sufficient to elect him or her cumulatively at an election of the entire board of directors. United Cities' Bylaws provide that a director of United Cities may be removed at any special meeting of the shareholders called for the purpose of removing the director by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. However, Article Eight of the Articles of Incorporation of United Cities provides that the holders of at least 70% of the voting power of the then outstanding shares of capital stock of United Cities entitled to vote generally in the election of directors is required to constitute a quorum for any special meeting of the shareholders at which a vote upon the removal of one or more directors is to occur.

  Under the IBCA, any vacancies on the board of directors may be filled at an annual or special meeting of the shareholders. The bylaws may provide a method for filling vacancies arising between meetings of shareholders due to an increase in the number of directors or otherwise, and in the absence of such a provision, the board of directors may fill the vacancy. However, a director appointed by the board to fill the vacancy holds office only until the next meeting of shareholders at which directors are to be elected, whereas a replacement director elected by the shareholders holds office for the balance of the term he or she was elected to fill. Under the VSCA, unless the articles of incorporation provide otherwise, any vacancies on the board of directors may be filled by the remaining members of the board of directors or at an annual or special meeting of the shareholders. A director appointed by the board to fill any vacancy holds office only until the next meeting of shareholders at which directors are to be elected. The VSCA provides that a board of directors, by amendment to the corporation's bylaws, may increase or decrease by 30% or less the number of directors last elected by the shareholders, or, in the case of a classified board, the number of directors of all classes immediately following the most recent election of directors by the shareholders. The Bylaws of United Cities provide that any vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and such directors elected to fill any vacancy shall hold office until the next annual election or until his or her successor has been duly elected.

SPECIAL SHAREHOLDER VOTING REQUIREMENTS

  Atmos. The TBCA provides that, with certain limited exceptions, a merger, a share exchange, a sale of all or substantially all of the assets of a corporation or an amendment to the corporation's articles of incorporation be approved by the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, unless the articles of incorporation provide otherwise. The TBCA further provides that, unless otherwise provided in the articles of incorporation, a corporate dissolution requires the affirmative vote of the holders of at least two-thirds of the outstanding shares, whether or not entitled to vote thereon. The TBCA provides that a greater or lesser vote (although at least a majority) may be specified in the articles of incorporation. Atmos' Restated Articles of Incorporation do not currently provide a different voting requirement except for those matters as to which a higher vote is required under the "fair price" provisions contained in Article VII of Atmos' Restated Articles of Incorporation discussed below. However, because Atmos will become incorporated in Virginia as well as Texas as a result of the Merger, the greater voting requirement specified by Virginia law, as discussed below, will apply, except as otherwise provided in
Article VII of Atmos' Restated Articles of Incorporation. See "Comparison of Shareholder Rights--Anti-Takeover Provisions--Atmos."

  United Cities. The IBCA provides that, with certain limited exceptions, unless otherwise provided in the articles of incorporation, a merger, a sale of all or substantially all of a corporation's assets, a corporate dissolution or an amendment to the corporation's articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon for approval. The VSCA provides that, with certain limited exceptions, unless otherwise provided in the articles of incorporation, a merger, a share exchange, a sale of all or substantially all of the corporation's assets, a corporate dissolution or an amendment to the corporation's articles of incorporation requires the affirmative vote of the holders of more than two-thirds of the outstanding shares entitled to vote thereon for approval. In accordance with the provisions of the IBCA and the VSCA, except for those matters as to which a higher vote is required under the "fair price" provisions contained in Article Seven of United Cities' Articles of Incorporation discussed below, the United Cities' Articles of Incorporation provide for approval of these matters by a majority of the shares outstanding and entitled to vote thereon. See "Comparison of Shareholders Rights--Anti-Takeover Provisions--United Cities."

SHAREHOLDER MEETINGS

  Atmos. The TBCA authorizes the president, the board of directors, any other person authorized in the corporation's articles of incorporation or bylaws and the holders of at least 10% of the shares entitled to vote at the special meeting to call a special meeting of shareholders unless otherwise provided in the articles of incorporation. No alternative provision is made in Atmos' Restated Articles of Incorporation. Atmos' Bylaws also authorize the Chairman of the Board to call a special meeting of shareholders.

  United Cities. The IBCA provides that special meetings may be called by the president, the board of directors, the holders of not less than one-fifth of all the outstanding shares entitled to vote or as provided in the articles of incorporation or the bylaws. The VSCA provides that special meetings may be called by the chairman of the board of directors, the president, the board of directors or as provided in the articles of incorporation or the bylaws. The United Cities Bylaws provide that a special meeting of shareholders may be called only by the president, the chairman, the secretary, the board of directors and the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called.

ACTION BY WRITTEN CONSENT

  Atmos. The TBCA provides that an action may be taken by the shareholders by means of a written consent signed by the holders of all of the shares entitled to vote with respect to the action that is the subject of the consent. The articles of incorporation may provide that the consent may be signed by a lesser amount, provided that the amount is not less than the minimum number of shares that would be necessary to take the action at a meeting. If action is taken by less than all of the shareholders, notice must be given to all of the non-signing shareholders promptly after approval of the action. Atmos' Restated Articles of Incorporation do not alter this provision, and its Bylaws require that all shareholders sign any such consent.

  United Cities. The IBCA provides that, unless otherwise provided in the articles of incorporation, an action may be taken by the shareholders by means of a written consent signed by the holders of the number of shares that would be required at a shareholders' meeting to approve such action. The consent of all of the shareholders is required to authorize the dissolution of the corporation through a written consent. The VSCA provides that an action may be taken by the shareholders by means of a written consent signed by all the shareholders entitled to vote on the action. United Cities' Articles of Incorporation provide that any action of the shareholders may be taken without a meeting, if a consent in writing is signed by all of the shareholders entitled to vote thereon.

LIMITATION OF LIABILITY; INDEMNIFICATION

  Atmos. The TBCA permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, if they had no reasonable cause to believe that their conduct was unlawful. The TBCA also provides that a corporation may advance a director the expenses of defense (after the director signs a written affirmation of his good faith belief that he has met the standards for indemnification and a written undertaking to repay the amount advanced should it be determined that he has not met that standard) and must reimburse a successful defendant for his expenses. The purchase and maintenance of liability insurance for directors and officers is also permitted under the TBCA. Atmos' Restated Articles of Incorporation provide that an officer or director will be indemnified to the fullest extent permitted by law and that, upon request, reasonable expenses incurred in defense of an action will be advanced. Atmos maintains director and officer liability insurance. See "The Reorganization Agreement and The Merger--Interests of Certain Persons in the Merger" and "--Indemnification and Insurance for United Cities' Directors and Officers."

  Texas corporation law also allows a corporation, with the approval of its shareholders, to provide in its articles of incorporation for the elimination or limitation of the liability of directors for monetary damages to the corporation and its shareholders under certain circumstances; provided, however, that a corporation may not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director derived an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article X of Atmos' Restated Articles of Incorporation provides for such limitation of liability to the fullest extent permitted by law.

  United Cities. The IBCA permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reason to believe was unlawful. The IBCA provides that a corporation may advance expenses of defense and must reimburse a successful defendant for his expenses and permits a corporation to purchase and maintain liability insurance for its directors and officers. The VSCA provisions for indemnification are substantially similar. However, the VSCA further provides that a corporation's articles of incorporation or a shareholder-approved bylaw provision may provide for further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and make additional provision for advances and reimbursement of expenses, for all actions, except for willful misconduct or a knowing violation of criminal law. United Cities' Bylaws provide that an officer or director will be indemnified in connection with the defense of any action, suit or proceeding in which he may be named a party by reason of his being or having been an officer or director or by reason of any action alleged to have been taken or omitted by him in such capacities. United Cities maintains director and officer liability insurance.

  The IBCA provides that directors and officers, in discharging their duties to consider the best long-term and short-term interests of the corporation, may consider the effects of any action (including, without limitation, actions which may involve or relate to a change or potential change in control of the corporation) upon the corporation's employees, suppliers and customers and upon the communities in which offices or other establishments of the corporation are located. The IBCA provides that a corporation may, in its articles of incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. However, the articles of incorporation may not eliminate or limit the liability of a director for the breach of the director's duty of loyalty, acts or omissions not in good faith or that involve willful misconduct or a knowing violation of law and certain other transactions. With respect to any one transaction or course of conduct, the VSCA limits the amount of monetary liability which may be assessed against directors and officers in a suit by or on behalf of a corporation or its shareholders to the greater of (i) $100,000 or (ii) the amount of cash compensation received by a director or officer from the corporation during the immediately preceding 12 months. The corporation may reduce or eliminate such liability in its articles of incorporation or in a shareholder-approved bylaw. The foregoing limitation of liability does not apply if the director or officer engaged in willful misconduct, or a knowing violation of criminal law or any federal or state securities law including, without limitation, unlawful insider trading. Article Ten of United Cities' Articles of Incorporation eliminates the personal liability of the United Cities directors to United Cities or its shareholders for monetary damages for a breach of fiduciary duty as a director to the extent permitted under applicable law.

DISSENTERS' RIGHTS

  Atmos. The TBCA allows a shareholder to dissent and demand payment for his shares from the following corporate actions (i) any plan of merger to which the corporation is a party if shareholder approval is required by the TBCA,
(ii) any sale, lease, exchange or other disposition of all or substantially all of the property and assets, with or without good will, of the corporation requiring the special authorization of the corporation's shareholders under the TBCA or (iii) any plan of exchange in which the shares of the corporation are to be acquired. The TBCA does not grant dissenters' rights of appraisal in a merger to the shareholders of a corporation if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders, and the holders of shares in such corporation receive as consideration for their shares, shares of the surviving corporation in the merger which are listed on a national securities exchange or held of record by more than 2,000 shareholders and cash in lieu of fractional shares, subject to certain exceptions.

  United Cities. The IBCA allows a shareholder to dissent and demand payment for his shares in a merger or consolidation and in other situations as well, including (i) the sale, lease or exchange of all or substantially all of the assets of the corporation not in the ordinary course of business, (ii) a change in the articles of incorporation that would impair the shareholder's preferential rights, rights of redemption or rights to cumulative voting or
(iii) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, bylaws or board resolution grant the right of dissent and appraisal. The shareholder must make written demand for payment prior to the vote and must not vote for the transaction. If the corporation and the shareholder cannot agree on the value of the shares, the corporation may petition an Illinois court having jurisdiction to determine the fair value of the shares. See "The Reorganization Agreement and the Merger--Dissenters' Rights" and Exhibit D attached hereto for a more detailed discussion of dissenters' rights under the IBCA. The VSCA does not grant dissenters' rights of appraisal in a merger to the shareholders of a corporation if the shares of the corporation are listed on a national securities exchange or on The Nasdaq National Market or held of record by more than 2,000 shareholders.

ANTI-TAKEOVER PROVISIONS

  Atmos. The TBCA does not contain any specific anti-takeover provisions. Certain of the provisions of Atmos' Restated Articles of Incorporation and Bylaws may be deemed to have an "anti-takeover" effect. These provisions affect shareholder rights and should be given careful attention. They may have the effect of delaying a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the current market price for the shares held by shareholders. The following summary description of certain of these provisions is necessarily general and reference should be made in each case to the Restated Articles of Incorporation and Bylaws of Atmos.

  Fair Price Provisions. Article VII of Atmos' Restated Articles of Incorporation includes certain "fair price provisions" for shareholders. Under
Article VII, a Business Combination (as defined therein) between Atmos (or a company controlled by or under common control with Atmos) and a Substantial Shareholder (as defined therein) would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of Atmos' Voting Stock (as defined therein) be at least equal to the highest per share price (or equivalent price for any different classes or series of stock) paid by the Substantial Shareholder in acquiring any of its holdings of the Atmos Stock. If a proposed Business Combination with a Substantial Shareholder does not meet such condition, then the transaction would be required to be approved by the holders of at least 75% of the outstanding shares of Voting Stock held by shareholders other than the Substantial Shareholder, unless a majority of the Continuing Directors (as defined therein) have either (i) expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused the Substantial Shareholder to become a Substantial Shareholder or (ii) approved the Business Combination either in advance of or subsequent to the Substantial Shareholder becoming a Substantial Shareholder. A "Business Combination" is defined to include mergers, consolidations, sales of assets, share exchanges, recapitalizations and other similar transactions between Atmos (or a company controlled by or under common control with Atmos) and a Substantial Shareholder. A "Substantial Shareholder" means any individual, corporation or other entity which owns or controls 10% or more of the Voting Stock of Atmos. A "Continuing Director" means a director who was a member of the Board of Directors immediately prior to the time that the Substantial Shareholder involved in the Business Combination became a Substantial Shareholder.

  Amendments to Article VII. Article VII of Atmos' Restated Articles of
  -------------------------
Incorporation provides that it may not be amended, altered, changed or repealed except by the affirmative vote of at least 75% of the votes entitled to be cast thereon at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal. In addition, if there is a Substantial Shareholder, such action must also be approved by the affirmative vote of at least 75% of the outstanding shares of Voting Stock held by the shareholders other than the Substantial Shareholder.

  Rights Plan. Atmos has adopted a shareholders' rights plan (as amended to
  -----------
date, the "Rights Plan"), declared a dividend of one right (a "Right") for each outstanding share of Atmos Stock, payable to shareholders of record as of May 10, 1988, and has issued one Right with each share of Atmos Stock issued since such date. Each Right entitles the holder thereof, until the earlier of May 10, 1998 or the redemption of the Rights, to buy one share of Atmos Stock at an exercise price of $30 per share, subject to adjustment. The Rights are represented by the Atmos Stock certificates and become exercisable or transferable apart from the Atmos Stock only if a person or group acquires 20% or more of the outstanding Atmos Stock or a person or group announces a tender offer which, if successfully completed, would give that person 30% or more of the outstanding Atmos Stock, or the Board of Directors determines that a 10% or more holder has interests that are, in the Board's opinion, adverse to the interests of other shareholders (an "Adverse Person"). The date upon which the Rights would separate from the Atmos Stock is defined in the Rights Plan as the "Distribution Date." Separate certificates for the Rights will be mailed to holders of record of the Atmos Stock on the Distribution Date.

  The Rights change if 30% or more of the Atmos Stock is acquired (except pursuant to a tender or exchange offer for all outstanding shares on terms approved by the independent directors of Atmos not associated with the acquiror), if Atmos is the surviving corporation in a merger with another entity that owns 20% or more of the Atmos Stock or in the event of certain self-dealing transactions between Atmos and a 20% holder. Upon the occurrence of one of these events or in the event any person is determined by the Board of Directors to be an Adverse Person, holders of the Rights (other than a 20% shareholder or an Adverse Person) would be entitled to purchase, at the Right's exercise price, Atmos Stock or, in certain circumstances, other assets of Atmos having a value of twice such exercise price. In addition, except in the case of certain "clean up" mergers, if after a 20% shareholder becomes such Atmos were merged with another entity and Atmos were not the surviving corporation or if Atmos should sell 50% or more of its assets or earning power to any other person or entity, each Right would entitle its owner to purchase, at the Right's exercise price, common stock of the acquiring corporation having a value of twice such exercise price.

  The Board of Directors of Atmos (with, in certain circumstances, the concurrence of those directors not associated with a 20% or more holder) may generally redeem the Rights any time in whole, but not in part, at a price of $.05 per Right until ten days after an announcement that an acquisition of 20% or more of the outstanding Atmos Stock has occurred. The Board (with, in certain circumstances, the concurrence of those directors not associated with a 20% or more holder) may also extend the ten-day period during which Atmos may redeem the Rights. Atmos may not redeem the Rights after the Board has declared a person to be an Adverse Person.

  The Rights expire on May 10, 1998 (unless sooner redeemed). At no time will the Rights have any voting rights. The Rights Agent is The First National Bank of Boston. The exercise price payable and the number of shares of Atmos Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

  One Right was distributed to shareholders of Atmos for each share of Atmos Stock owned of record by them on May 10, 1988. Until the Distribution Date, Atmos will issue one Right with each share of Atmos Stock that becomes outstanding (including the shares of Atmos Stock to be issued pursuant to the Reorganization

Agreement and thereafter delivered to the shareholders of United Cities in connection with the Merger) so that all shares of Atmos Stock will have attached Rights. After the Distribution Date, Atmos may issue Rights when it issues Atmos Stock if the Board deems such issuance to be necessary or appropriate.

  The Rights Plan has certain anti-takeover effects. The Rights may cause substantial dilution to a person or entity that attempts to acquire Atmos on terms not approved by the Board of Directors.

  Until the Distribution Date, the Rights should not be taxable to the recipient. A shareholder may recognize taxable income if the Rights become exercisable and readily tradeable apart from the Atmos Stock.

  United Cities. Certain of the provisions of the IBCA, the VSCA and United Cities' Articles of Incorporation and Bylaws may be deemed to have an "anti-takeover" effect. These provisions affect shareholder rights and should be given careful attention. They may have the effect of delaying a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the current market price for the shares held by shareholders. The following summary description of certain of these provisions is necessarily general, and reference should be made in each case to the provisions of the IBCA, the VSCA and Articles of Incorporation and Bylaws of United Cities.

  IBCA Fair Price Provision. The IBCA includes a "Fair Price" statute which
  -------------------------
applies to certain public companies, including United Cities, as well as corporations which specifically adopt the provision in their articles of incorporation. If applicable, the statute requires the approval of both (i) 80% or more of the combined voting power of the outstanding shares of the corporation's stock voting together as one class and (ii) a majority of the combined voting power of the outstanding shares of the corporation's stock held by disinterested shareholders for any of the following actions: (a) to make changes to any provision in the articles of incorporation specifically adopting the fair price provision; (b) to effectuate certain transactions with any "Interested Shareholder" (as defined hereinafter), including certain mergers, consolidations, share exchanges and sales, leases, exchanges, mortgages or transfers of assets; (c) to issue or transfer any securities of the corporation to any Interested Shareholder; (d) to adopt certain plans or proposals for the liquidation or dissolution of the corporation; or (e) to reclassify securities or undertake certain other transactions which have the effect of increasing the proportionate share of the corporation's stock owned by Interested Shareholders or their affiliates or associates. Interested Shareholders are defined as, among other things, the beneficial owners of 10% or more of the combined voting power of the outstanding shares of the corporation. If two-thirds of the disinterested directors of the corporation approve an action listed in (a) through (e) above or if the price and procedure requirements and certain other requirements of the IBCA are met, the 80% vote described above is not required and the regular voting requirements of the IBCA apply instead. The price and procedure requirements provide that the consideration to be received by all holders of common shares shall be at least equal to the higher of the following (i) the highest per share price paid by the Interested Shareholder or any affiliate or associate of the Interested Shareholder (a) within the two-year period prior to the first public announcement of the proposal of the business combination or (b) in the transaction in which it became an Interested Shareholder, whichever is higher, or (ii) the fair market value per share on the first trading date after the date of the first public announcement of the Interested Shareholder becoming an Interested Shareholder or after the date of the first public announcement of the proposed business combination. In addition, all outstanding shares other than common shares must meet a test based on certain similar criteria.

  IBCA Business Combination Provision. The IBCA also contains a statute which,
  ------------------------------------
subject to certain exceptions, prohibits business combinations with Interested Shareholders for a period of three years following the date the person or entity became an Interested Shareholder, unless (i) the business combination or the transaction resulting in the shareholder becoming an Interested Shareholder was approved by the board prior to such date, (ii) the Interested Shareholder owns at least 85% of certain outstanding voting shares or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding shares not owned by the Interested Shareholder. The restrictions do not apply if the articles of incorporation or bylaws expressly provide that the corporation not be governed by the provision. The United Cities Articles of Incorporation and Bylaws do not expressly prohibit application of the statute. The statute applies only to a corporation which has (i) its principal place of business or principal executive office located in Illinois or owns or controls assets located within Illinois that have a fair market value of at least $1,000,000 and (ii) has more than 10% of its shareholders resident in Illinois, has more than 10% of its shares owned by Illinois residents or has 2,000 shareholders resident in Illinois. The statute does not apply to United Cities.

  VSCA Control Share Acquisition Statute. The VSCA includes a control share
  --------------------------------------
acquisition statute which applies to all public companies, including United Cities, unless a company's articles of incorporation or bylaws specifically state that the statute does not apply to acquisitions of the corporation's stock. United Cities' Articles of Incorporation and Bylaws do not specifically reject the application of the control share acquisition statute. The statute provides that shares of an issuing public company acquired in a "control share acquisition" (as defined hereinafter) have no voting rights unless such voting rights are specifically granted by resolution adopted by the shareholders of the issuing public company. A "control share acquisition" is defined as the direct or indirect acquisition by any person of beneficial ownership of shares of an issuing public company that would have voting rights and, when added to all other shares of such issuing public company which then have voting rights and are beneficially owned by such person, would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors: (i) one-fifth or more but less than one-third of such votes; (ii) one-third or more but less than a majority of such votes; or (iii) a majority or more of such votes. A resolution approving the granting of voting rights under the control share acquisition statute must be approved by a majority of all the votes which could be cast in a vote on the election of directors by all outstanding shares other than interested shares. If the shareholders do not approve the resolution, the shares acquired in the control share acquisition will have no voting rights, unless and until such shares are subsequently transferred in circumstances where the transferor no longer has beneficial ownership of the shares and the transferee is not engaged in a control share acquisition. If an acquiring person satisfies certain conditions and delivers a control share acquisition statement to the issuing public company, the issuing company must call a special meeting of the shareholders for the purpose of considering the voting rights to be granted the shares. If redemption is specifically authorized in a company's articles of incorporation or bylaws, the statute provides the issuing public company with the ability to redeem the shares if the control share acquisition statement is not delivered or the shareholders deny voting rights. United Cities' Articles of Incorporation and Bylaws do not authorize such redemption. The control share acquisition statute also gives shareholders certain dissenter's rights, unless otherwise prohibited by the corporation's articles of incorporation or bylaws, in the event shares acquired in a control share acquisition are granted voting rights and the beneficial owner owns enough shares to cast a majority of the votes that could be cast in the election of directors. Such dissenters' rights are not prohibited by United Cities' Articles of Incorporation or Bylaws.

  VSCA Fair Price Provision. The VSCA also contains an anti-takeover provision
  -------------------------
which limits the ability of an "Interested Shareholder" (defined as the beneficial owner of more than 10% of a corporation's voting stock) to engage in any "affiliated transaction" (which includes, among other things, a merger or share exchange) within three years of the date the Interested Shareholder became such without the approval of both a majority of disinterested directors and the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the Interested Shareholder. After the three-year period has lapsed, an affiliated transaction may be effected between an Interested Shareholder and the corporation with the approval of the affirmative vote of the holders of more than two-thirds of the voting shares of the corporation other than shares beneficially owned by the Interested Shareholder. However, the super-majority voting provisions do not apply if the affiliated transaction has (i) been approved by a majority of the disinterested directors or (ii) the affiliated transaction meets certain "fair price" provisions and conditions. The fair price provisions generally require that the consideration to be received by holders of each class or series of voting shares in the affiliated transaction must be at least equal to the highest of (i) the highest per share price paid by the Interested Shareholder either within the preceding two years or in the transaction in which the Interested Shareholder became an Interested Shareholder, plus interest, (ii) the fair market value on the date of either the date that the public announcement of the affiliated transaction is made or on the date on which the Interested Shareholder became an Interested

Shareholder (multiplied by a ratio under certain circumstances), plus interest, or (iii) the highest preferential amount per share to which the holders of each class or series would be entitled in the event of a voluntary or involuntary dissolution. This VSCA statute does not apply to any affiliated transaction with an Interested Shareholder who became such with the approval of a majority of disinterested directors.

  Article Seven of United Cities' Articles of Incorporation is similar to the "Fair Price" provision of the IBCA and provides that, in addition to any affirmative vote required by law or the Articles of Incorporation, certain business combinations with any Interested Shareholder (as defined below) including any merger, consolidation, sale, lease, mortgage, pledge, issuance or transfer of securities or adoption of a plan of liquidation or dissolution, will require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of United Cities entitled to vote generally in the election of directors voting together as a single class. In addition, Article Seven also provides that the 80% voting requirement is not required if the business combination is either approved by all of the disinterested directors or certain fair price and procedure requirements similar to those required by the "Fair Price" provisions of the IBCA are met. For purposes of Article Seven of United Cities' Articles of Incorporation, a shareholder is deemed to be an Interested Shareholder if it is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock. A majority of the board of directors has the power and duty to determine for purposes of Article Seven, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder. The board of directors will also have the power to interpret all of the terms and provisions of Article Seven. Article Seven further provides that any amendment to that section be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of United Cities entitled to vote.

  Shareholders should recognize that the foregoing provisions might discourage or render more difficult a merger, tender offer, proxy context or change in control of a company. To the extent that these provisions enable the board of directors to resist or discourage a takeover or change in control, they also may make it more difficult to remove any incumbent board of directors.

                                 LEGAL MATTERS

  The validity of the shares of Atmos Stock to be issued and delivered to United Cities' shareholders in connection with the Merger and certain tax consequences of the Merger will be passed upon for Atmos by the law firm of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Dan Busbee, a director of Atmos, is a shareholder of Locke Purnell Rain Harrell (A Professional Corporation). As of October 9, 1996, Mr. Busbee beneficially owned 3,071 shares of Atmos Stock. Certain legal matters, including tax consequences of the Merger, will be passed upon for United Cities by the law firm of Chapman and Cutler, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of Atmos appearing in Atmos' Annual Report (Form 10-K) for the year ended September 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended December 31, 1995 and 1994, March 31, 1996 and 1995 and June 30, 1996 and 1995, incorporated by reference in this Joint Proxy Statement/Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Atmos' Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of
Section 11 of the Securities Act for their reports on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

  The financial statements of United Cities and subsidiaries incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for post-retirement benefits other than pensions and income taxes as discussed in the notes to the financial statements.

  Representatives of Ernst & Young LLP are expected to be present at the Atmos Shareholders Meeting and available to respond to appropriate questions. Representatives of Arthur Andersen LLP are expected to be present at the United Cities Shareholders Meeting and available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  As of the date of this Joint Proxy Statement/Prospectus, Atmos management and United Cities management know of no other matters that may properly be, or which are likely to be, brought before the Atmos Shareholders Meeting or the United Cities Shareholders Meeting, respectively. However, if any other matters are properly brought before such Shareholders Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with their best judgment.

  In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of shareholders of United Cities, any shareholder proposal intended to be presented at the meeting must be received by United Cities on or before December 1, 1996.

  In order to be considered for inclusion in the proxy statement for the next annual meeting of shareholders of Atmos scheduled to be held on February 12, 1997, any shareholder proposal intended to be presented at the meeting must have been received by Atmos on or before August 28, 1996.

                                                                      EXHIBIT A

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 19th day of July, 1996, by and between ATMOS ENERGY CORPORATION, a Texas corporation ("Atmos"), and UNITED CITIES GAS COMPANY, an Illinois and Virginia corporation ("United Cities").

  In consideration of the mutual agreements herein contained, Atmos and United Cities agree to carry out a plan of reorganization providing for a statutory merger under the applicable laws of Texas, Illinois and Virginia whereby:

    A. United Cities will be merged with and into Atmos, with Atmos as the surviving corporation incorporated and existing under the laws of the States of Texas and Virginia;

    B. the shareholders of United Cities, upon exchange of their shares of common stock of United Cities, will receive shares of common stock of Atmos; and

    C. all of the assets, properties, and business of United Cities, together with all of the obligations and liabilities of United Cities, shall thereupon be transferred to and assumed by Atmos;

all subject to the following terms and conditions:

                                   ARTICLE 1

                Representations and Warranties of United Cities

  United Cities hereby represents and warrants to Atmos that the statements set forth in this Article 1 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 1, except as otherwise set forth in the United Cities Disclosure Schedule attached hereto as Exhibit A; provided, that each matter set forth in the United Cities Disclosure Schedule shall be deemed to be an exception only to those representations and warranties that are specifically referenced by Section number in the United Cities Disclosure Schedule in connection with such matter.

  Section 1.1 Organization and Qualification.

  (a) United Cities is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdictions of its incorporation and has all requisite corporate power and authority and possesses all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (collectively, "Governmental Authorizations") necessary to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted except where the failure to have any of such Governmental Authorizations would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities, of the United Cities Entities, taken as a whole. United Cities is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions (if any) where the failure to be duly qualified or licensed does not and would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities, of the United Cities Entities, taken as a whole.

  (b) United Cities has not been a subsidiary or division of another corporation or entity at any time during the two-year period prior to the date of this Agreement.

  (c) United Cities has heretofore delivered to Atmos true, correct, and complete copies of United Cities' Articles of Incorporation and Bylaws, including all amendments thereto.

  Section 1.2 Subsidiaries.

  (a) United Cities does not directly or indirectly own any equity or similar interest in any corporation, partnership, joint venture, or other business association or entity, except as set forth in Section 1.2(b), other than (i) United Cities Energy Corporation, a Delaware corporation that is wholly owned by United Cities, (ii) United Cities Gas Storage Company, a Delaware corporation that is wholly owned by United Cities, (iii) United Cities Propane Gas of Tennessee, Inc., a Tennessee corporation that is wholly owned by United Cities Energy Corporation, and (iv) United Cities Leasing, Inc., a Georgia corporation that is wholly owned by United Cities Energy Corporation (collectively, the "United Cities Subsidiaries"). (United Cities and the United Cities Subsidiaries are referred to collectively in this Agreement as the "United Cities Entities.") United Cities is the sole record and beneficial owner of, and has good and valid title to, all of the outstanding shares of capital stock of United Cities Energy Corporation and United Cities Gas Storage Company, and United Cities Energy Corporation is the sole record and beneficial owner of, and has good and valid title to, all of the outstanding capital stock of United Cities Propane Gas of Tennessee, Inc. and United Cities Leasing, Inc., in each case free and clear of all liens, mortgages, pledges, security interests or other encumbrances. All of the outstanding capital stock of each of the United Cities Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable.

  (b) United Cities Energy Corporation owns a 45% equity interest in Woodward Marketing, L.L.C., free and clear of all liens, mortgages, pledges, security interests and other encumbrances. The equity ownership interest held by United Cities Energy Corporation in Woodward Marketing, L.L.C. has been duly authorized and validly issued, is fully paid and nonassessable.

  (c) Each of the United Cities Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and possesses all Governmental Authorizations necessary to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted except where the failure to have any of such Governmental Authorizations would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities, of the United Cities Entities, taken as a whole. Each of the United Cities Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions (if any) where the failure to be duly qualified or licensed does not and would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole.

  (d) Woodward Marketing, L.L.C. is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified as foreign limited liability company in the State of Texas.

  (e) United Cities has heretofore delivered to Atmos true, correct and complete copies of the Articles of Incorporation and Bylaws, including all amendments thereto, of the United Cities Subsidiaries, and of the charter documents and Limited Liability Company Agreement of Woodward Marketing, L.L.C.

  Section 1.3 Capitalization. The entire authorized capital stock of United Cities consists of 40,000,000 shares of common stock, no par value ("United Cities Stock"), and 200,000 shares of preferred stock, no par value ("Preferred Stock"). As of June 30, 1996, (a) 13,102,913 shares of United Cities Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights,
(b) no shares of Preferred Stock were issued and outstanding, and (c) no shares of United Cities Stock or Preferred Stock were held in the treasury of United Cities. Except as set forth on the United Cities SEC Reports, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the United Cities Entities or obligating the

United Cities Entities to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of or other equity interests in, the United Cities Entities. There are no obligations, contingent or otherwise, of the United Cities Entities to repurchase, redeem, or otherwise acquire any shares of capital stock or other equity interests in any of the United Cities Entities.

  Section 1.4 Authority Relative to this Agreement. United Cities has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the approval of United Cities shareholders as contemplated in this Agreement and the terms and conditions of this Agreement. The execution and delivery of this Agreement by United Cities and the consummation by United Cities of the transactions contemplated hereby have been duly and validly authorized by United Cities' Board of Directors and, except for the approval of the shareholders of United Cities, no other corporate proceedings on the part of United Cities are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by United Cities and constitutes the legal, valid, and binding obligation of United Cities and is enforceable against United Cities in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws generally affecting creditors' rights.

  Section 1.5 No Conflict; Required Filings and Consents. The execution, delivery, and performance of this Agreement by United Cities and the consummation by United Cities of the transactions contemplated hereby in accordance with the terms and conditions hereof, including the Merger, do not and will not:

    (a) conflict with the Articles of Incorporation or Bylaws of the United Cities Entities or the Certificate of Formation or Limited Liability Company Agreement of Woodward Marketing, L.L.C.;

    (b) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to any of the United Cities Entities or by which any of them or any of their respective properties is bound or affected;

    (c) except for those consents and waivers required to be obtained pursuant to Section 3.5, require from any person other than a governmental or regulatory authority any consent, approval, or notice under, or violate, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of the United Cities Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which any of the United Cities Entities is a party or by which any of the United Cities Entities or any of their respective properties is bound or affected; or

    (d) require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority except
  (i) the applicable requirements of federal and state securities laws, (ii) the filing requirements under the Hart-Scott-Rodino Act, (iii) the filing and recordation of appropriate merger or other documents as required by the Texas Business Corporation Act, the Illinois Business Corporation Act, and the Virginia Stock Corporation Act, (iv) approvals of the applicable state public utility commissions in the states in which United Cities or Atmos is doing business, and (v) approval of the Federal Energy Regulatory Commission.

  Section 1.6 Compliance. None of the United Cities Entities is in breach, default, or violation of, and no event has occurred or is occurring that with notice or lapse of time or both would become a breach, default, or violation of, (a) any of the United Cities Entities' Articles of Incorporation or Bylaws or the Certificate of Formation or Limited Liability Company Agreement of Woodward Marketing, L.L.C., (b) any law, rule, regulation, order, judgment, or decree applicable to any of the United Cities Entities or by which any of them or any of their respective properties is bound or affected, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the United Cities Entities is a party or by which any of them or any of their respective properties is bound or affected, nor have any of them received and not finally resolved any complaint, citation, or notice of a breach, default, or violation of any of the foregoing nor are any threatened.

  Section 1.7 Environmental Matters.

  (a) No Hazardous Materials are now located in, on, at, upon, or under the Subject Property currently owned or operated by any of the United Cities Entities or have migrated or emanated, or threaten to migrate or emanate, to adjacent property in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the United Cities Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency; and no Hazardous Materials have been located in, on, at, upon, or under the Subject Property, or migrated or emanated from the Subject Property at any time prior to or during the Use of the Subject Property by any of the United Cities Entities in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the United Cities Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (b) No Hazardous Materials have been generated, stored, transported, disposed of on-site, or sent off-site from, in, on, at, or upon the Subject Property at any time during the Use of the Subject Property by any of the United Cities Entities (or prior to the Use of the Subject Property by any of the United Cities Entities) in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the United Cities Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (c) There are no off-site locations where Hazardous Materials generated or transported from the Subject Property have been stored, treated, recycled, or disposed of by any of the United Cities Entities or their agents, employees, or representatives in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the United Cities Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (d) Each of the United Cities Entities has all permits, licenses, or authorizations from any Environmental Agency that it is required to have by any Environmental Requirement in order to operate any aspect of the Subject Property currently operated by it or the business currently conducted at the Subject Property; the Use of the Subject Property currently Used by each of the United Cities Entities, including but not limited to any and all Environmental Activity, and all Environmental Conditions, is and has been in compliance with all Environmental Requirements during the Use of the Subject Property by each of the United Cities Entities and at all times prior to its Use by each of the United Cities Entities.

  (e) No Environmental Costs have been suffered by any of the United Cities Entities or by any third party prior to or during the Use of the Subject Property by any of the United Cities Entities, and United Cities is not aware of, and has not received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that may result in Environmental Costs or that may give rise to any common law or legal liability based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste or Hazardous Materials.

  (f) None of the United Cities Entities has Used, in the past, any facilities that could reasonably be expected to subject any of the United Cities Entities to Environmental Costs.

  (g) All of the manufactured gas plants now or formerly Used by any of the United Cities Entities and all locations where waste from these plants was disposed of are set forth in the United Cities SEC Reports.

  (h) All of the underground storage tanks located on the Subject Property are set forth in the United Cities SEC Reports.

  Section 1.8 Contracts. United Cities has made available to Atmos all material contracts, loan agreements, indentures, commitments, and other agreements or documents to which any of the United Cities Entities is a party or by which any of the United Cities Entities or any of their respective properties is bound or affected. All such contracts and instruments are in full force and effect and no party thereto is in default thereunder and no default is threatened thereunder.

 Section 1.9 SEC Filings; Financial Statements; Absence of Undisclosed Liabilities.

  (a) United Cities has filed all forms, reports, and documents required to be filed with the SEC since January 1, 1993, and has heretofore delivered or made available to Atmos, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1996, (iii) all proxy statements relating to United Cities' meetings of shareholders (whether annual or special) held since January 1, 1993, (iv) all Forms 8-K filed by United Cities with the SEC since January 1, 1993, (v) all other reports or registration statements filed by United Cities with the SEC since January 1, 1993, and (vi) all amendments and supplements to all such reports, registration statements and proxy statements filed by United Cities with the SEC since January 1, 1993 (collectively, the "United Cities SEC Reports"). As of their respective dates, the United Cities SEC Reports were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the United Cities Entities other than United Cities is subject to the reporting requirements of the Exchange Act.

  (b) United Cities has heretofore delivered or made available to Atmos its audited consolidated financial statements for its fiscal years ended December 31, 1993 through 1995 and its unaudited consolidated financial statements for the period ended March 31, 1996. All such financial statements of United Cities that have been delivered or made available to Atmos have been prepared in accordance with generally accepted accounting principles applied (except as otherwise noted therein) on a consistent basis throughout the periods covered thereby (subject, in the case of any such financial statements that are unaudited, to year-end adjustments in such amount and of such type as are or will be consistent with adjustments made in prior fiscal years). The consolidated financial statements (together with the related notes thereto) fairly present in all material respects the consolidated financial condition and consolidated results of operation of United Cities as of and for the respective dates indicated.

  (c) None of the United Cities Entities has any liabilities or obligations (whether accrued, absolute, contingent, known or unknown, or otherwise) that
(i) are not accrued or reserved against in the consolidated balance sheet of United Cities as at March 31, 1996 or reflected in the notes thereto in accordance with generally accepted accounting principles consistently applied or (ii) were incurred after the date of such balance sheet outside of the ordinary course of business of any of the United Cities Entities.

  Section 1.10 Books and Records. United Cities has made available to Atmos, and will continue to make available to Atmos, all of the United Cities Entities' books, records, and certificates. All of such books, records, and certificates are true, complete, and correct.

  Section 1.11 Conduct of Business in Ordinary Course; Absence of Certain Changes or Events. Since March 31, 1996, each of the United Cities Entities has conducted its business only in the ordinary course; and, since such date, there has not been any adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of any of the United Cities Entities, taken as a whole, or any condition, event, or development that will result in an adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole.

  Section 1.12 Litigation. There are no material claims, actions, suits, investigations, or proceedings pending or threatened against or affecting any of the United Cities Entities or any of their respective properties or rights at law or in equity before or by any court, arbitrator, or administrative, governmental, or regulatory authority or body. None of the United Cities Entities nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination, or award.

  Section 1.13 Title to, and Condition of, Assets. Each of the United Cities Entities has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, real and personal, including the properties, assets, and leasehold interests reflected in the United Cities balance sheet dated March 31, 1996 referred to in Section 1.9 of this Agreement (except for any properties or assets disposed of in the ordinary course of business since the date of such balance sheet), necessary or appropriate for the operation of its business, free and clear of all liens, mortgages, pledges, security interests, or other encumbrances (except for matters set forth in the notes to such balance sheet and the notes to the December 31, 1995 balance sheet). All of the United Cities Entities' properties and assets are in good condition and repair (ordinary wear and tear excepted) and are adequate and sufficient for the conduct of the United Cities Entities' businesses.

  Section 1.14 Intellectual Property. The United Cities Entities own or possess, or can acquire on reasonable terms, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names presently employed by them in connection with the business now operated by them, and none of the United Cities Entities has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole.

  Section 1.15 Taxes. All Tax Returns of or relating to any Taxes that are required to be filed with respect to United Cities and the United Cities Subsidiaries or any of their income, properties, or operations have been duly filed on a timely basis and were true, complete, and correct. All Taxes attributable to United Cities and the United Cities Subsidiaries or any of their income, properties, or operations that are or were due and payable have been timely paid, and United Cities and the United Cities Subsidiaries have no liability for any Taxes other than with respect to their current taxable year for which adequate provisions have been made and are reflected in United Cities' consolidated financial statements in accordance with generally accepted accounting principles.

  Section 1.16 Employee Benefit Plans.

  (a) United Cities has previously delivered or made available to Atmos true, correct and complete copies of (i) each Plan that is a "multiemployer plan," as defined in ERISA Section 4001, (ii) each other employee benefit plan as defined in Section 3(3) of ERISA with respect to which a United Cities Entity or any Group Member is a "Party in Interest," as defined in Section 3(14) of ERISA, and (iii) each other Employee Benefit Arrangement.

  (b) Each United Cities Entity, each Group Member, and each Plan is now, and has been from its inception, in compliance with the provisions of ERISA and the Code insofar as ERISA and the Code are applicable to such Plans. Each Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. All required reports and descriptions of each Plan have been timely filed and distributed as required by ERISA.

  (c) There has not occurred with respect to any Plan any non-exempt "Prohibited Transaction," as defined in either Section 406 of ERISA or Section 4975 of the Code.

  (d) There has not occurred with respect to any Plan any "Reportable Event," as defined in Section 4043 of ERISA. No Plan has applied for or obtained a waiver from the IRS of any minimum funding requirement under Section 412 of the Code.

  (e) (i) No Plan has been terminated, and no withdrawal from any "multiemployer plan," as defined in Section 4001 of ERISA, has occurred since the inception of any Plan under circumstances that have given rise to, or would give rise to, any actual or potential liability to the PBGC or any other person (excluding liabilities to participants (other than any liability for unpaid benefits) for benefits payable in the normal course of events pursuant to any such termination or withdrawal), (ii) no event or condition exists which presents a risk of termination of any Plan by the PBGC, and (iii) there is no actual or potential liability to the PBGC or any other person expected by the United Cities Entities or any Group Member to be incurred with respect to any Plan, including, but not limited to, any liability for premium payments, for any accumulated funding deficiency as defined in Section 302 of ERISA or for any minimum funding contribution under Section 302 of ERISA.

  (f) The current value (as defined in Section 4062(b)(1)(A) of ERISA) of all accrued benefits (as defined in Section 3 of ERISA) under each Plan which is a plan subject to the provisions of Title IV of ERISA does not, as of January 1, 1996, exceed the current value of the assets of such Plan allocable to such accrued benefits, by an amount which is more than $1,500,000.

  (g) No lien imposed under Section 412(n) of the Code exists in favor of any Plan upon any property belonging to a Group Member.

  (h) United Cities has previously delivered or made available to Atmos true, correct and complete copies of the annual reports and actuarial reports for the preceding two plan years (1993 and 1994) filed with respect to each such Plan and Employee Benefit Arrangement, summary plan descriptions and other communications to employees relating to each such Plan and Employee Benefit Arrangement, any related trust or third-party funding vehicle documents and related financial statements, and all letters from the IRS, if any, confirming the tax-exempt status or qualification under Section 401(a) of the Code of any Plan. There are no Plans or Employee Benefit Arrangements other than those previously delivered and made available to Atmos.

  (i) Neither (i) the United Cities Entities, or any director, officer, employee, or agent of a United Cities Entity, has, with respect to any Plan, nor (ii) any Plan or trust created thereunder or trustee or administrator thereof has, engaged in any conduct that would result in any penalties under
Section 502(i) of ERISA or any liability under Section 409 of ERISA for breach of fiduciary duty. No civil or criminal action or claim (other than uncontested claims for benefits) is pending or threatened with respect to any Plan.

  (j) None of the United Cities Entities, any Group Member, or any director, officer, or employee of any of the foregoing have taken any elective action that would commit a United Cities Entity to continue any Plan or Employee Benefit Arrangement or any benefit thereunder for any present or former employee of a United Cities Entity or that would prevent such United Cities Entity from changing or terminating any such benefit or plan; provided, that this representation shall not be construed to apply with respect to any express provision of a document which provides for such effect without further action or election by such persons.

  (k) No United Cities Entity now has in effect, or previously had in effect, any welfare benefit plan, commitment, understanding, or arrangement providing for medical or death benefits (whether insured or uninsured) with respect to current or former employees beyond their date of retirement or other termination of service (other than coverage mandated by Section 4980B of the Code and Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents).

  (l) For purposes of this Section 1.16, the terms "Employee Benefit Arrangement," "Group Member," and "Plan" shall be interpreted to exclude all reference to Atmos Entities under Section 8.1(l), (v) and (hh) hereof.

  Section 1.17 Labor Matters. United Cities has previously delivered or made available to Atmos true, correct and complete copies of all labor contracts and collective bargaining agreements. Except as set forth in the United Cities SEC Reports, there are no employee activities or controversies (including, but not limited to, any labor organizing activities, election petitions or proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages) pending or, to United Cities' knowledge, threatened, between any of the United Cities Entities and any of their employees.

  Section 1.18 Disclosure; Information in the Proxy Statement/Prospectus. No representation or warranty by United Cities in this Agreement and no statement contained in any certificate furnished or to be furnished by United Cities to Atmos pursuant to the provisions of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it is made, in order to make the statements herein or therein not misleading. Any written information supplied by United Cities specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and which is included or incorporated by reference therein shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC, at the time of the Atmos Shareholders Meeting, at the time of the United Cities Shareholders Meeting, and at the time the Proxy Statement/Prospectus becomes effective with the SEC as a registration statement, be false or misleading with respect to any material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Atmos Shareholders Meeting or the United Cities Shareholders Meeting that has become materially false or misleading. If at any time prior to the Effective Time any event relating to any of the United Cities Entities or any of their respective directors or officers should be discovered by United Cities which should be set forth in a supplement to the Proxy Statement/Prospectus, United Cities shall promptly inform Atmos in writing. Notwithstanding the foregoing, United Cities makes no representation or warranty with respect to any information to be contained in the Proxy Statement/Prospectus other than information provided in writing by United Cities specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

  Section 1.19 Insurance. United Cities has not failed to give any notice or present any claim under any insurance policies or binders maintained by any of the United Cities Entities with respect to their properties and business in due and timely fashion. None of the United Cities Entities has received notice of cancellation or nonrenewal of any such policy or binder.

  Section 1.20 Broker's Fees. No broker, finder, or investment banker (other than PaineWebber Incorporated) is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the United Cities Entities.

  Section 1.21 No United Cities Investment in Atmos Stock. None of the United Cities Entities has acquired or is the beneficial owner of any Atmos Stock.

  Section 1.22 Board Recommendation. The Board of Directors of United Cities has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on July 19, 1996, determined that the Merger in accordance with the terms of this Agreement and the Plan of Merger is fair and in the best interests of its shareholders and has recommended that the shareholders of United Cities approve the Merger and Plan of Merger, and ratify this Agreement.

  Section 1.23 PUHCA. Neither United Cities nor any other of the United Cities Entities is required to register under PUHCA, or the rules and regulations thereunder.

  Section 1.24 Regulation as a Utility. United Cities is a regulated public utility in the States of Tennessee, Illinois, Missouri, Georgia, South Carolina, Virginia, Iowa, and Kansas and in no other state. Neither United Cities nor any United Cities Entity is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country, other than the Federal Energy Regulatory Commission.

  Section 1.25 Vote Required. The approval of the Merger by holders of a majority of the shares of outstanding United Cities Stock is the only vote of the holders of any class or series of the capital stock of United Cities required to approve this Agreement, the Plan of Merger, the Merger, and the other transactions contemplated hereby.

  Section 1.26 Opinion of Financial Advisor. United Cities has received the opinion of PaineWebber Incorporated, dated the date hereof, to the effect that, as of the date hereof, the exchange ratio set forth in the Plan of Merger is fair to the holders of United Cities Stock from a financial point of view.

                                   ARTICLE 2

                    Representations and Warranties of Atmos

  Atmos hereby represents and warrants to United Cities that the statements set forth in this Article 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2, except as otherwise set forth in the Atmos Disclosure Schedule attached hereto as Exhibit B; provided, that each matter set forth in the Atmos Disclosure Schedule shall be deemed to be an exception only to those representations and warranties that are specifically referenced by Section number in the Atmos Disclosure Schedule in connection with such matter.

  Section 2.1 Organization and Qualification.

  (a) Atmos is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdictions of its incorporation and has all requisite corporate power and authority and possesses all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (collectively, "Governmental Authorizations") necessary to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted except where the failure to have any of such Governmental Authorizations would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole. Atmos is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions (if any) where the failure to be duly qualified or licensed does not and would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole.

  (b) Atmos has not been a subsidiary or division of another corporation or entity at any time during the two-year period prior to the date of this Agreement.

  (c) Atmos has heretofore delivered to United Cities true, correct, and complete copies of Atmos' Articles of Incorporation and Bylaws, including all amendments thereto.

  Section 2.2 Subsidiaries.

  (a) Atmos does not directly or indirectly own any equity or similar interest in any corporation, partnership, joint venture, or other business association or entity other than (i) Atmos Energy Services, a Delaware corporation that is wholly owned by Atmos, (ii) EGASCO, Inc., a Texas corporation that is wholly owned by Atmos, (iii) EnerMart, Inc., a Delaware corporation that is wholly owned by Atmos, (iv) EnerMart Trust, a Pennsylvania business trust that is wholly owned by EnerMart, Inc., (v) Trans Louisiana Industrial Gas Company, Inc., a Louisiana corporation that is wholly owned by Atmos, and (vi) Western Kentucky Gas Resources Company, a Delaware corporation that is wholly owned by Atmos (collectively, the "Atmos Subsidiaries"). (Atmos and the Atmos Subsidiaries are referred to collectively in this Agreement as the "Atmos Entities.") Atmos is the sole record and beneficial owner of, and has good and valid title to, all of the outstanding shares of capital stock of the Atmos Subsidiaries other than EnerMart Trust, and EnerMart, Inc. is the sole record and beneficial owner of, and has good and valid title to, all of the outstanding equity ownership interests in EnerMart Trust, in each case free and clear of all liens, mortgages, pledges, security interests or other encumbrances. All of the outstanding capital stock of each of the Atmos Subsidiaries that is a corporation, and, in the case of EnerMart Trust, the equity ownership interest held by EnerMart, Inc., has been duly authorized and validly issued, is fully paid and nonassessable.

  (b) Each of the Atmos Subsidiaries (other than EnerMart Trust) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and possesses all Governmental Authorizations necessary to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted except where the failure to have any of such Governmental Authorizations would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole. Each of the Atmos Subsidiaries (other than EnerMart Trust) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions (if any) where the failure to be duly qualified or licensed does not and would not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole.

  (c) EnerMart Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite business trust power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

  (d) Atmos has heretofore delivered to United Cities true, correct and complete copies of the Articles of Incorporation and Bylaws, including all amendments thereto, of the Atmos Subsidiaries, and the organizational documents of EnerMart Trust.

  Section 2.3 Capitalization. The entire authorized capital stock of Atmos consists of 75,000,000 shares of common stock, no par value ("Atmos Stock"). As of June 30, 1996, (a) 15,982,304 shares of Atmos Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, and nonassessable and free of preemptive rights, and (b) no shares of Atmos Stock were held in the treasury of Atmos. There are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Atmos Entities or obligating the Atmos Entities to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of or other equity interests in, the Atmos Entities. There are no obligations, contingent or otherwise, of the Atmos Entities to repurchase, redeem, or otherwise acquire any shares of capital stock or other equity interests in any of the Atmos Entities.

  Section 2.4 Authority Relative to this Agreement. Atmos has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the approval of Atmos shareholders as contemplated in this Agreement and the terms and conditions of this Agreement. The execution and delivery of this Agreement by Atmos and the consummation by Atmos of the transactions contemplated hereby have been duly and validly authorized by Atmos' Board of Directors and, except for the approval of the shareholders of Atmos, no other corporate proceedings on the part of Atmos are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Atmos and constitutes the legal, valid, and binding obligation of Atmos and is enforceable against Atmos in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws generally affecting creditors' rights.

  Section 2.5 No Conflict; Required Filings and Consents. The execution, delivery, and performance of this Agreement by Atmos and the consummation by Atmos of the transactions contemplated hereby in accordance with the terms and conditions hereof, including the Merger, do not and will not:

  (a) conflict with the Articles of Incorporation or Bylaws of the Atmos Entities or, in the case of EnerMart Trust, its organizational documents;

  (b) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to any of the Atmos Entities or by which any of them or any of their respective properties is bound or affected;

  (c) except for those consents and waivers required to be obtained pursuant to Section 4.6, require from any person other than a governmental or regulatory authority any consent, approval, or notice under, or violate, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of the Atmos Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which any of the Atmos Entities is a party or by which any of the Atmos Entities or any of their respective properties is bound or affected; or

  (d) require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority except (i) the applicable requirements of federal and state securities laws, (ii) the filing requirements under the Hart-Scott-Rodino Act, (iii) the filing and recordation of appropriate merger or other documents as required by the Texas Business Corporation Act, the Illinois Business Corporation Act, and the Virginia Stock Corporation Act, (iv) approvals of the applicable state public utility commissions in the states in which Atmos or United Cities is doing business, and (v) approval of the Federal Energy Regulatory Commission.

  Section 2.6 Compliance. None of the Atmos Entities is in breach, default, or violation of, and no event has occurred or is occurring that with notice or lapse of time or both would become a breach, default, or violation of, (a) any of the Atmos Entities' Articles of Incorporation or Bylaws, or, in the case of EnerMart Trust, its organizational documents, (b) any law, rule, regulation, order, judgment, or decree applicable to any of the Atmos Entities or by which any of them or any of their respective properties is bound or affected, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the Atmos Entities is a party or by which any of them or any of their respective properties is bound or affected, nor have any of them received and not finally resolved any complaint, citation, or notice of a breach, default, or violation of any of the foregoing nor are any threatened.

  Section 2.7 Environmental Matters.

  (a) No Hazardous Materials are now located in, on, at, upon, or under the Subject Property currently owned or operated by any of the Atmos Entities or have migrated or emanated, or threaten to migrate or emanate, to adjacent property in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the Atmos Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency; and no Hazardous Materials have been located in, on, at, upon, or under the Subject Property, or migrated or emanated from the Subject Property at any time prior to or during the Use of the Subject Property by any of the Atmos Entities in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the Atmos Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (b) No Hazardous Materials have been generated, stored, transported, disposed of on-site, or sent off-site from, in, on, at, or upon the Subject Property at any time during the Use of the Subject Property by any of the Atmos Entities (or prior to the Use of the Subject Property by any of the Atmos Entities) in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the Atmos Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (c) There are no off-site locations where Hazardous Materials generated or transported from the Subject Property have been stored, treated, recycled, or disposed of by any of the Atmos Entities or their agents, employees, or representatives in a quantity or manner that is required to be reported under any Environmental Requirements, or that is in violation of any Environmental Requirements, or for which any of the Atmos Entities will be liable under any Environmental Requirements for the cost of remediation or other response if such costs are incurred by an Environmental Agency.

  (d) Each of the Atmos Entities has all permits, licenses, or authorizations from any Environmental Agency that it is required to have by any Environmental Requirement in order to operate any aspect of the Subject Property currently operated by it or the business currently conducted at the Subject Property; the Use of the Subject Property currently Used by each of the Atmos Entities, including but not limited to any and all Environmental Activity, and all Environmental Conditions, is and has been in compliance with all Environmental Requirements during the Use of the Subject Property by each of the Atmos Entities and at all times prior to its Use by each of the Atmos Entities.

  (e) No Environmental Costs have been suffered by any of the Atmos Entities or by any third party prior to or during the Use of the Subject Property by any of the Atmos Entities, and Atmos is not aware of, and has not received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that may result in Environmental Costs or that may give rise to any common law or legal liability based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous substance or waste or Hazardous Materials.

  (f) None of the Atmos Entities has Used, in the past, any facilities that could reasonably be expected to subject any of the Atmos Entities to Environmental Costs.

  (g) All of the manufactured gas plants now or formerly Used by any of the Atmos Entities and all locations where waste from these plants was disposed of are set forth in the Atmos SEC Reports.

  (h) All of the underground storage tanks located on the Subject Property are set forth in the Atmos SEC Reports.

  Section 2.8 Contracts. Atmos has made available to United Cities all material contracts, loan agreements, indentures, commitments, and other agreements or documents to which any of the Atmos Entities is a party or by which any of the Atmos Entities or any of their respective properties is bound or affected. All such contracts and instruments are in full force and effect and no party thereto is in default thereunder and no default is threatened thereunder.

  Section 2.9 SEC Filings; Financial Statements; Absence of Undisclosed Liabilities.

  (a) Atmos has filed all forms, reports, and documents required to be filed with the SEC since January 1, 1993, and has heretofore delivered or made available to Atmos, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1993 through 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended December 31, 1995 and March 31, 1996, (iii) all proxy statements relating to Atmos' meetings of shareholders (whether annual or special) held since January 1, 1993, (iv) all Forms 8-K filed by Atmos with the SEC since January 1, 1993, (v) all other reports or registration statements filed by Atmos with the SEC since January 1, 1993, and (vi) all amendments and supplements to all such reports, registration statements and proxy statements filed by Atmos with the SEC since January 1, 1993 (collectively, the "Atmos SEC Reports"). As of their respective dates, the Atmos SEC Reports were prepared in substantial compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Atmos Entities other than Atmos is subject to the reporting requirements of the Exchange Act.

  (b) Atmos has heretofore delivered or made available to United Cities its audited consolidated financial statements for its fiscal years ended September 30, 1993 through 1995 and its unaudited consolidated financial statements for the periods ended December 31, 1995 and March 31, 1996. All such financial statements of Atmos that have been delivered or made available to United Cities have been prepared in accordance with generally accepted accounting principles applied (except as otherwise noted therein) on a consistent basis throughout the periods covered thereby (subject, in the case of any such financial statements that are unaudited, to year-end adjustments in such amount and of such type as are or will be consistent with adjustments made in prior fiscal years). The consolidated financial statements (together with the related notes thereto) fairly present in all material respects the consolidated financial condition and consolidated results of operation of Atmos as of and for the respective dates indicated.

  (c) None of the Atmos Entities has any liabilities or obligations (whether accrued, absolute, contingent, known or unknown, or otherwise) that (i) are not accrued or reserved against in the consolidated balance sheet of Atmos as at March 31, 1996 or reflected in the notes thereto in accordance with generally accepted accounting principles consistently applied or (ii) were incurred after the date of such balance sheet outside of the ordinary course of business of any of the Atmos Entities.

  Section 2.10 Books and Records. Atmos has made available to United Cities, and will continue to make available to United Cities, all of the Atmos Entities' books, records, and certificates. All of such books, records, and certificates are true, complete, and correct.

  Section 2.11 Conduct of Business in Ordinary Course; Absence of Certain Changes or Events. Since March 31, 1996, each of the Atmos Entities has conducted its business only in the ordinary course; and, since such date, there has not been any adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole, or any condition, event, or development that will result in an adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole.

  Section 2.12 Litigation. There are no material claims, actions, suits, investigations, or proceedings pending or threatened against or affecting any of the Atmos Entities or any of their respective properties or rights at law or in equity before or by any court, arbitrator, or administrative, governmental, or regulatory authority or body. None of the Atmos Entities nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination, or award.

  Section 2.13 Title to, and Condition of, Assets. Each of the Atmos Entities has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, real and personal, including the properties, assets, and leasehold interests reflected in the Atmos balance sheet dated March 31, 1996 referred to in Section 2.9 of this Agreement (except for any properties or assets disposed of in the ordinary course of business since the date of such balance sheet), necessary or appropriate for the operation of its business, free and clear of all liens, mortgages, pledges, security interests, or other encumbrances (except for matters set forth in the notes to such balance sheet and the notes to the December 31, 1995 balance sheet). All of the Atmos Entities' properties and assets are in good condition and repair (ordinary wear and tear excepted) and are adequate and sufficient for the conduct of the Atmos Entities' businesses.

  Section 2.14 Intellectual Property. The Atmos Entities own or possess, or can acquire on reasonable terms, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names presently employed by them in connection with the business now operated by them, and none of the Atmos Entities has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities, of the Atmos Entities, taken as a whole.

  Section 2.15 Taxes. All Tax Returns of or relating to any Taxes that are required to be filed with respect to Atmos and the Atmos Subsidiaries or any of their income, properties, or operations have been duly filed on a timely basis and were true, complete, and correct. All Taxes attributable to Atmos and the Atmos Subsidiaries or any of their income, properties, or operations that are or were due and payable have been timely paid, and Atmos and the Atmos Subsidiaries have no liability for any Taxes other than with respect to their current taxable year for which adequate provisions have been made and are reflected in Atmos' consolidated financial statements in accordance with generally accepted accounting principles.

  Section 2.16 Employee Benefit Plans.

  (a) Atmos has previously delivered or made available to United Cities true, correct and complete copies of (i) each Plan that is a "multiemployer plan," as defined in ERISA Section 4001, (ii) each other employee benefit plan as defined in Section 3(3) of ERISA with respect to which an Atmos Entity or any Group Member is a "Party in Interest," as defined in Section 3(14) of ERISA, and (iii) each other Employee Benefit Arrangement.

  (b) Each Atmos Entity, each Group Member, and each Plan is now, and has been from its inception, in compliance with the provisions of ERISA and the Code insofar as ERISA and the Code are applicable to such Plans. Each Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. All required reports and descriptions of each Plan have been timely filed and distributed as required by ERISA.

  (c) There has not occurred with respect to any Plan any non-exempt "Prohibited Transaction," as defined in either Section 406 of ERISA or Section 4975 of the Code.

  (d) There has not occurred with respect to any Plan any "Reportable Event," as defined in Section 4043 of ERISA. No Plan has applied for or obtained a waiver from the IRS of any minimum funding requirement under Section 412 of the Code.

  (e) (i) No Plan has been terminated, and no withdrawal from any "multiemployer plan," as defined in Section 4001 of ERISA, has occurred since the inception of any Plan under circumstances that have given rise to, or would give rise to, any actual or potential liability to the PBGC or any other person (excluding liabilities to participants (other than any liability for unpaid benefits) for benefits payable in the normal course of events pursuant to any such termination or withdrawal), (ii) no event or condition exists which presents a risk of termination of any Plan by the PBGC, and (iii) there is no actual or potential liability to the PBGC or any other person expected by the Atmos Entities or any Group Member to be incurred with respect to any Plan, including, but not limited to, any liability for premium payments, for any accumulated funding deficiency as defined in Section 302 of ERISA or for any minimum funding contribution under Section 302 of ERISA.

  (f) The current value (as defined in Section 4062(b)(1)(A) of ERISA) of all accrued benefits (as defined in Section 3 of ERISA) under each Plan which is a plan subject to the provisions of Title IV of ERISA does not, as of the date of the most recent actuarial report for such Plan exceed the current value of the assets of such Plan allocable to such accrued benefits, except with respect to the Greeley Gas Company Employees' Pension Plan.

  (g) No lien imposed under Section 412(n) of the Code exists in favor of any Plan upon any property belonging to a Group Member.

  (h) Atmos has previously delivered or made available to United Cities true, correct and complete copies of the annual reports and actuarial reports for the preceding two plan years (1993 and 1994) filed with respect to each such Plan and Employee Benefit Arrangement, summary plan descriptions and other communications to employees relating to each such Plan and Employee Benefit Arrangement, any related trust or third-party funding vehicle documents and related financial statements, and all letters from the IRS, if any, confirming the tax-exempt status or qualification under Section 401(a) of the Code of any Plan. There are no Plans or Employee Benefit Arrangements other than those previously delivered and made available to United Cities.

  (i) Neither (i) the Atmos Entities, or any director, officer, employee, or agent of an Atmos Entity, has, with respect to any Plan, nor (ii) any Plan or trust created thereunder or trustee or administrator thereof has, engaged in any conduct that would result in any penalties under Section 502(i) of ERISA or any liability under Section 409 of ERISA for breach of fiduciary duty. No civil or criminal action or claim (other than uncontested claims for benefits) is pending or threatened with respect to any Plan.

  (j) None of the Atmos Entities, any Group Member, or any director, officer, or employee of any of the foregoing have taken any elective action that would commit an Atmos Entity to continue any Plan or Employee Benefit Arrangement or any benefit thereunder for any present or former employee of an Atmos Entity or that would prevent such Atmos Entity from changing or terminating any such benefit or plan; provided, that this representation shall not be construed to apply with respect to any express provision of a document which provides for such effect without further action or election by such persons.

  (k) No Atmos Entity now has in effect, or previously had in effect, any welfare benefit plan, commitment, understanding, or arrangement providing for medical or death benefits (whether insured or uninsured) with respect to current or former employees beyond their date of retirement or other termination of service (other than coverage mandated by Section 4980B of the Code and Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents), except as otherwise provided under the Atmos Energy Corporation Retiree Medical Plan.

  (l) For purposes of this Section 2.16, the terms "Employee Benefit Arrangement," "Group Member" and "Plan" shall be interpreted to exclude all reference to United Cities Entities under Section 8.1(l), (v) and (hh) hereof.

  Section 2.17 Labor Matters. Atmos has no labor contracts or collective bargaining agreements. There are no employee activities or controversies (including, but not limited to, any labor organizing activities, election petitions or proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages) pending or, to Atmos' knowledge, threatened, between any of the Atmos Entities and any of their employees.

  Section 2.18 Disclosure; Information in the Proxy Statement/Prospectus. No representation or warranty by Atmos in this Agreement and no statement contained in any certificate furnished or to be furnished by Atmos to United Cities pursuant to the provisions of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it is made, in order to make the statements herein or therein not misleading. Any written information supplied by Atmos specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and which is included or incorporated by reference therein shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC, at the time of the Atmos Shareholders Meeting, at the time of the United Cities Shareholders Meeting, and at the time the Proxy Statement/Prospectus becomes effective with the SEC as a registration statement, be false or misleading with respect to any material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Atmos Shareholders Meeting or the United Cities Shareholders Meeting that has become materially false or misleading. If at any time prior to the Effective Time any event relating to any of the Atmos Entities or any of their respective directors or officers should be discovered by Atmos which should be set forth in a supplement to the Proxy Statement/Prospectus, Atmos shall promptly inform United Cities in writing. Notwithstanding the foregoing, Atmos makes no representation or warranty with respect to any information to be contained in the Proxy Statement/Prospectus and provided in writing by United Cities specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

  Section 2.19 Insurance. Atmos has not failed to give any notice or present any claim under any insurance policies or binders maintained by any of the Atmos Entities with respect to their properties and business in due and timely fashion. None of the Atmos Entities has received notice of cancellation or nonrenewal of any such policy or binder.

  Section 2.20 Broker's Fees. No broker, finder, or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Atmos Entities.

  Section 2.21 No Atmos Investment in United Cities Stock. None of the Atmos Entities has acquired or is the beneficial owner of any United Cities Stock.

  Section 2.22 Board Recommendation. The Board of Directors of Atmos has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on July 19, 1996, determined that the Merger in accordance with the terms of this Agreement and the Plan of Merger is fair and in the best interests of its shareholders and has recommended that the shareholders of Atmos approve the Merger and Plan of Merger, and ratify this Agreement.

  Section 2.23 PUHCA. Neither Atmos nor any other of the Atmos Entities is required to register under PUHCA, or the rules and regulations thereunder.

  Section 2.24 Regulation as a Utility. Atmos is a regulated public utility in the States of Texas, Louisiana, Kentucky, Colorado, Missouri and Kansas and in no other state. Neither Atmos nor any Atmos Entity is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country.

  Section 2.25 Vote Required. The approval of the Merger by holders of two-thirds of the shares of outstanding Atmos Stock is the only vote of the holders of any class or series of the capital stock of Atmos required to approve this Agreement, the Plan of Merger, the Merger, and the other transactions contemplated hereby.

  Section 2.26 Opinion of Financial Advisor. Atmos has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that, as of the date hereof, the exchange ratio set forth in the Plan of Merger is fair to Atmos from a financial point of view.

                                   ARTICLE 3

                          Covenants of United Cities

  Section 3.1 Conduct of Business by United Cities Pending the Merger. United Cities covenants and agrees that, between the date of this Agreement and the Effective Time, unless Atmos shall otherwise agree in writing, each of the United Cities Entities shall conduct its business only in the ordinary course of business and in a manner consistent with past practice; and United Cities shall use its best efforts to maintain the corporate existence of each of the United Cities Entities and preserve substantially intact the business and organization of each of the United Cities Entities, to keep available the services of its present officers, employees, and consultants, and to preserve the relationships and goodwill of each of the United Cities Entities with its customers, suppliers, and other persons with which it has significant business relations. By way of amplification but not limitation, United Cities shall not and shall not permit any of the United Cities Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly, to do, agree to do, or propose to do any of the following without the prior written consent of Atmos:

    (a) amend or otherwise change its Articles of Incorporation, Bylaws, Certificate of Formation or Limited Liability Company Agreement;

    (b) issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition, or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of any of the United Cities Entities (other than in the ordinary course of business pursuant to United Cities' Long-Term Stock Plan of 1989, Non-Employee Director Stock Plan, Employee Stock Purchase Plan, Customer Stock Purchase Plan, Dividend Reinvestment and Stock Purchase Plan, and 401(k) Savings Plan), except that United Cities may issue shares of its common stock upon the exercise or conversion in accordance with their terms of any options, warrants, convertible securities or other rights to acquire such stock that were outstanding on the date of this Agreement and disclosed in the United Cities Disclosure Schedule or (ii) any assets of any of the United Cities Entities (except for sales of assets in the ordinary course of business and in a manner consistent with past practice);

    (c) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock, except for regular quarterly cash dividends declared and paid by United Cities in a manner and amount consistent with past practice, and dividends declared and paid by the United Cities Subsidiaries;

    (d) reclassify, combine, split, subdivide or redeem, purchase, or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock;

    (e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, except for acquisitions, the fair market value of the consideration for which exceeds $3,000,000 individually or $10,000,000 in the aggregate, or acquire any shares of Atmos Stock;

    (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except for indebtedness incurred under existing lines of credit in the ordinary course of business consistent with past practice and except for indebtedness issued under United Cities' currently effective shelf registration statement in a principal amount not to exceed $15,000,000 in the aggregate), or mortgage, pledge or subject to any lien or other encumbrance any assets of any of the United Cities Entities;

    (g) enter into or amend any contract, agreement, commitment, or arrangement other than in the ordinary course of business;

    (h) authorize any capital expenditures that are in excess of (i) $500,000 for any single project and (ii) $30,000,000 in the aggregate since July 1, 1996;

    (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees of the United Cities Entities in accordance with past practices or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer, or other employee of any of the United Cities Entities, or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, agreement, trust, fund, policy, or arrangement for the benefit of any current or former directors, officers, or employees;

    (j) make any loan or advance (except for normal business expense advances) to any of the United Cities Entities' directors, officers, employees, or shareholders (of United Cities), or to any other person or entity or cancel without payment in full any note, loan, or other obligation receivable from any director, officer, employee, or shareholder of any of the United Cities Entities or any member of their families or from any corporation or other entity in which any director, officer, employee, or shareholder or any member of their families has any direct or indirect interest known to United Cities;

    (k) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (l) make any tax election or settle or compromise any material federal, state, local, or foreign income tax liability or settle, waive, or compromise any other material claim, including litigation;

    (m) pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as may be paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

    (n) take any action or omit to take any necessary action, which action or omission results in any breach of or constitutes a default (or an event that with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the United Cities Entities is a party or by which any of the United Cities Entities or any of their respective properties is bound or affected; or

    (o) cause any circumstance that might result in a Material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole.

  Section 3.2 No Solicitation of Competing Transaction. Subject to the provisions of Section 3.11 below, United Cities agrees that it shall (a) not, and that it shall not permit any of the United Cities Subsidiaries or any of its or their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries concerning, or the making or implementation of, any proposal relating to, or that may reasonably be expected to lead to any Competing Transaction, or engage in any negotiations concerning, agree to or endorse, provide any confidential information or data to, or have any discussions with, any person relating to, a Competing Transaction; and (b) notify Atmos promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, United Cities or any of the United Cities Subsidiaries, or any of its or their officers, directors, employees, agents and representatives (such notification to include the terms of the inquiry or proposal, the identity of the parties making such inquiry or proposal and, if such inquiry or proposal is in writing, a copy of the inquiry or proposal).

  Section 3.3 Access to Information. From the date hereof to the Effective Time, United Cities will, and will cause its directors, officers, employees, and agents to, permit and afford Atmos and its representatives full and complete access at all reasonable times to the employees, offices, properties, books, and records of the United Cities Entities, including the audit work papers of, and all correspondence with, its certified public accountants, and will furnish Atmos with all financial, operating, and other data and information as Atmos, through its officers, employees, or representatives, may reasonably request.

  Section 3.4 Environmental Audit and Covenants.

  (a) Upon execution of this Agreement, United Cities and Atmos shall cooperate to provide such information, files and documents as United Cities and Atmos shall reasonably request of the other party concerning the Environmental Activities and Environmental Condition of the respective parties. Within sixty (60) days ("Initial Environmental Inspection Period") after the date of this Agreement, United Cities and Atmos shall meet and mutually agree upon a site assessment and environmental compliance audit of the Subject Property currently Used by each of the United Cities Entities and any Subject Property formerly Used by any of the United Cities Entities and described in the United Cities Disclosure Schedule pursuant to Section 1.7(f), which assessment and audit shall be in scope, form, and substance ("Scope"), and prepared by an independent, competent, and qualified engineer, reasonably satisfactory to United Cities and to Atmos (the "Environmental Audit"). United Cities shall not withhold its agreement to a Scope that does not involve any invasive or subsurface testing, provided that such Scope is reasonable based upon the information obtained during the Initial Environmental Inspection Period. The terms of the engagement of the engineer shall be approved by United Cities and Atmos. The engagement agreement shall provide that the Environmental Audit shall be issued to United Cities and Atmos and that United Cities and Atmos shall have all of the same rights as United Cities under the engagement agreement. Any investigation conducted by Atmos prior to the earlier of the expiration of the Initial Environmental Inspection Period or the agreement upon the Scope will be at the expense of Atmos. Within ninety
(90) days ("Additional Environmental Investigation Period") of the end of the Initial Environmental Inspection Period, United Cities shall cause to be prepared and submit to Atmos the Environmental Audit at the sole cost and expense of the United Cities Entities.

  (b) In the event that United Cities and Atmos cannot agree upon a Scope for the Environmental Audit, then Atmos, at its sole discretion, may during the Initial Environmental Inspection Period, commission at its sole cost and expense such additional investigation and assessment work as Atmos determines is reasonable, but which United Cities does not approve ("Additional Assessment"), and this Additional Assessment will be part of the Scope; provided, however, in no event shall surface or subsurface soil or groundwater sampling or assessment ("Sampling") of a Subject Property previously or currently held as a manufacturing gas plant be a part of the Scope. The United Cities Entities will pay the agreed upon portions of the Scope and Atmos will pay the costs of the Additional Assessment. United Cities agrees to permit Atmos to enter upon the Subject Property within United Cities' control to perform the Additional Assessment, provided, however, that United Cities shall have the right, and Atmos' permission to enter is so limited, to refuse to permit Atmos to enter upon any Subject Property previously or currently held as a manufactured gas plant to perform Additional Assessment work that involves Sampling.

  (c) The Environmental Audit shall include a "Disclosure Summary" that specifically addresses any exceptions to the representations and warranties set forth in Section 1.7 of this Agreement and shall include a "Conclusion" section that states whether there is a low, medium, or high probability of environmental impairment or liability associated with a Subject Property, whether the current operations of each United Cities Entity at a Subject Property are in compliance with Environmental Requirements, and whether further investigation is recommended. If further investigation is recommended by the initial Environmental Audit, the scope and extent of this investigation and the engineer performing the investigation must be mutually approved by United Cities and Atmos. All costs of the further investigation shall be paid by United Cities. Except in connection with the right to refuse access to any Subject Property previously used as a manufactured gas plant, the agreement of United Cities to any additional investigation will not be unreasonably withheld.

  (d) United Cities further agrees that prior to Closing it shall:

    (i) comply with all applicable Environmental Requirements relating to the Subject Property currently Used by United Cities and the Use of such Subject Property by United Cities, and not engage in or permit others to engage in any Environmental Activity in violation of any applicable Environmental Requirements;

    (ii) deliver to Atmos no later than three (3) days following the occurrence of any such event, written notice of the discovery by United Cities of any event, the occurrence of which would render any representation or warranty contained in Section 1.7 of this Agreement incorrect in any material respect if made at the time of such discovery; and

    (iii) cause any party who Uses the Subject Property currently Used by United Cities to comply with this Section 3.4(d).

  Section 3.5 Consents and Approvals.

  (a) United Cities shall use all reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders of all third parties and local, state, and federal governmental authorities (including, but not limited to, the approvals of the Iowa Utility Board, Kansas Corporation Commission, Missouri Public Service Commission, Illinois Commerce Commission, Tennessee Regulatory Authority, Georgia Public Service Commission, South Carolina Public Service Commission, Virginia State Corporation Commission and the Federal Energy Regulatory Commission required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby. United Cities shall attend all proceedings of, and file all documents with, the Iowa Utility Board, Kansas Corporation Commission, Missouri Public Service Commission, Illinois Commerce Commission, Tennessee Regulatory Authority, Georgia Public Service Commission,

South Carolina Public Service Commission, Virginia State Corporation Commission and the Federal Energy Regulatory Commission that are necessary to obtain each of such commissions' approval of the Merger. United Cities shall also cooperate with and assist Atmos in all proceedings before and in the preparation and filing of any documents it is required to file with the Colorado Public Utilities Commission, Kansas Corporation Commission, Kentucky Public Service Commission, and Missouri Public Service Commission, and with respect to the preparation of the Proxy Statement/Prospectus and Listing Application to the NYSE.

  (b) United Cities shall, as soon as practicable after the date of this Agreement, file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act, shall use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper, or advisable and respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation.

  (c) United Cities shall use all reasonable efforts to arrange for the transfer to Atmos on the Closing Date of all permits required by Environmental Requirements for the Use of the Subject Property and all other permits material to the continued operation of United Cities' business.

  Section 3.6 Meeting of United Cities Shareholders. As soon as practicable following the approval by the SEC of the Proxy Statement/Prospectus, United Cities shall take all action necessary in accordance with the Illinois Business Corporation Act and Virginia Stock Corporation Act and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly to consider and vote upon approval of the Merger and the Plan of Merger, and the ratification of this Agreement. United Cities shall, subject to Section 3.11, use its reasonable efforts to solicit from the shareholders of United Cities proxies in favor of such approval and ratification and take all other action reasonably necessary or, in the reasonable opinion of United Cities, helpful to secure a vote of the shareholders of United Cities in favor of the Merger and the Plan of Merger, and the ratification of this Agreement.

  Section 3.7 Shareholder Appraisal Rights. United Cities shall not settle or compromise any claim for shareholder appraisal rights in respect of the Merger prior to the Effective Time without the prior written consent of Atmos.

  Section 3.8 Insurance. Through the Effective Time, United Cities shall maintain in full force and effect all of the policies of insurance of the United Cities Entities that were in effect on the date hereof or insurance comparable to the coverage afforded by such policies.

  Section 3.9 Agreement of Certain United Cities Shareholders Regarding Rule 145 Compliance. At or prior to the Closing Date, United Cities shall deliver to Atmos a certificate identifying each of its shareholders who in United Cities' reasonable judgment is an affiliate of United Cities for purposes of SEC Rule 145 and shall use all reasonable efforts to obtain from such affiliates a written agreement, in form and substance satisfactory to Atmos, not to offer to sell, sell, or otherwise dispose of any shares of Atmos Stock received in the Merger (a) except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel (such opinion and counsel being reasonably satisfactory to Atmos) is exempt from the registration requirements of the Securities Act and (b) in no event at any time prior to the public release and dissemination by Atmos of financial results covering at least thirty (30) days of the combined operations of Atmos and United Cities. Such agreement shall also include the agreement and acknowledgement of each of such shareholders that his or her shares of Atmos Stock received in the Merger shall contain a legend setting forth the restrictions that such shares may be sold only as provided in this
Section 3.9.

  Section 3.10 Cooperation in Registration of Atmos Stock. United Cities shall cooperate fully with Atmos and shall furnish such information concerning United Cities as Atmos shall request in connection with the registration with the SEC by Atmos of the Atmos Stock and the preparation and filing with the SEC by Atmos of the Proxy Statement/Prospectus in connection with the Atmos Shareholders Meeting. In addition, United Cities shall obtain the consent of Arthur Andersen LLP to the inclusion of such audited financial statements of United Cities in the Proxy Statement/Prospectus as may be necessary or desirable, as determined by Atmos.

  Section 3.11 Fiduciary Limitations.

  (a) Nothing contained in this Agreement, including without limitation Sections 3.1, 3.2 and 5.6(b) hereof, shall prohibit United Cities from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited contact in connection with a bona fide Competing Transaction, if, and only to the extent that,

    (A) the Board of Directors of United Cities determines in good faith, based on, among other matters, the written advice of independent legal counsel (which for the purposes of this Agreement includes Chapman and Cutler), that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law;

    (B) prior to United Cities furnishing any confidential information to such other person, such other person executes a confidentiality agreement with United Cities in customary form;

    (C) prior to furnishing such information to, or entering into discussions (other than responding to an initial inquiry) or negotiations with, such person or entity, United Cities provides written notice to Atmos to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

    (D) United Cities keeps Atmos reasonably informed of the status of any such discussions or negotiations; or

  (ii) taking or disclosing to the shareholders of United Cities a position with respect to any such Competing Transaction, or the Merger that, in the judgment of the Board of Directors of United Cities, as determined in good faith based on, among other matters, the written advice of independent legal counsel, is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, and, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

  (b) Nothing in this Section 3.11 shall (i) permit United Cities to terminate this Agreement (except as specifically provided in Section 7.1 hereof), or
(ii) permit United Cities to enter into any agreement with respect to a Competing Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, United Cities shall not enter into any agreement with any person that provides for, or in any way facilitates, a Competing Transaction (other than a confidentiality agreement in customary form)).

  Section 3.12 Delivery of Monthly Financials. United Cities shall deliver to Atmos, as promptly as practicable following the end of each calendar month after the date of this Agreement, its consolidated monthly financial statements prepared in the ordinary course of its business.

  Section 3.13 Termination of Supplemental Executive Retirement Plan. Prior to Closing, United Cities shall have (a) terminated the United Cities and Subsidiaries Supplemental Executive Retirement Plan and all accompanying Joinder Agreements and (b) obtained waivers and releases from all "active participants" (as defined in such Plan), with respect to any and all rights and benefits to which they were entitled thereunder. In consideration for such waivers and releases, United Cities shall pay to each such participant an amount equal to one dollar less than three hundred percent (300%) of the average of such participant's compensation paid by United Cities and included in his or her gross income for Federal income tax purposes for the five (5)- year period ending on the December 31 immediately preceding the Closing Date; provided that, the aggregate of all such payments shall not exceed $5,100,000. Notwithstanding the preceding provisions of this Section 3.13, Mr. Gene Koonce shall, prior to the Closing Date, be given the option to (i) provide a waiver and release with respect to his rights and benefits under the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan, in which event he shall participate in the Atmos Supplemental Executive Benefits Plan or (ii) continue to be entitled to his rights and benefits under the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan and not be entitled to participate in the Atmos Supplemental Executive Benefits Plan.

  Section 3.14 Directors' and Officers' Insurance. United Cities shall use its best efforts to procure a policy of directors' and officers' liability insurance, to be effective for a period of five (5) years, with respect to matters involving United Cities and occurring prior to the consummation of the Merger, and, if United Cities does obtain such a policy, to use its best efforts to assign the benefits of such policy to Atmos following the consummation of the Merger.

                                   ARTICLE 4

                              Covenants of Atmos

  Section 4.1 Conduct of Business by Atmos Pending the Merger. Atmos covenants and agrees that, between the date of this Agreement and the Effective Time, unless United Cities shall otherwise agree in writing, each of the Atmos Entities shall conduct its business only in the ordinary course of business and in a manner consistent with past practice; and Atmos shall use its best efforts to maintain the corporate existence of each of the Atmos Entities that is a corporation and preserve substantially intact the business and organization of each of the Atmos Entities. Atmos shall not and shall not permit any of the Atmos Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly, to do, agree to do, or propose to do any of the following without the prior written consent of United Cities:

    (a) except as otherwise contemplated by this Agreement, amend or otherwise change its Articles of Incorporation or Bylaws;

    (b) issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition, or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of any of the Atmos Entities (other than in the ordinary course of business pursuant to Atmos' Restricted Stock Grant Plan, Dividend Reinvestment and Stock Purchase Plan, Employee Stock Ownership Plan and Directors' Stock for Fee Plan), except that Atmos may issue shares of its common stock upon the exercise or conversion in accordance with their terms of any options, warrants, convertible securities or other rights to acquire such stock that were outstanding on the date of this Agreement and disclosed in the Atmos Disclosure Schedule or (ii) any assets of any of the Atmos Entities (except for sales of assets in the ordinary course of business and in a manner consistent with past practice);

    (c) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock, except for regular quarterly cash dividends declared and paid in a manner and amount consistent with past practice;

    (d) reclassify, combine, split, subdivide or redeem, purchase, or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock;

    (e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, except for acquisitions the consideration for which exceeds $10,000,000 individually or $20,000,000 in the aggregate, or acquire any shares of United Cities Stock;

    (f) make any loan or advance (except for normal business expense advances) to any of the Atmos Entities' directors, officers, employees, or shareholders (of Atmos), or to any other person or entity or cancel without payment in full any note, loan, or other obligation receivable from any director, officer, employee, or shareholder of any of the Atmos Entities or any member of their families or from any corporation or other entity in which any director, officer, employee, or shareholder or any member of their families has any direct or indirect interest known to Atmos;

    (g) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (h) take any action or omit to take any necessary action, which action or omission results in any breach of or constitutes a default (or an event that with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the Atmos Entities is a party or by which any of the Atmos Entities or any of their respective properties is bound or affected; or

    (i) cause any circumstance that might result in a Material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Atmos Entities, taken as a whole.

  Section 4.2 Meeting of Atmos Shareholders. As soon as practicable following the approval by the SEC of the Proxy Statement/Prospectus, Atmos shall take all action necessary in accordance with the Texas Business Corporation Act and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders promptly to consider and vote upon approval of the Merger and the Plan of Merger, the ratification of this Agreement, and the approval of the issuance of the Atmos Stock to the United Cities shareholders. Atmos will use its reasonable efforts to solicit from the shareholders of Atmos proxies in favor of such approvals and ratification and will take all other action reasonably necessary or, in the reasonable opinion of Atmos, helpful to secure a vote of the shareholders of Atmos in favor of the Merger and the Plan of Merger, the ratification of this Agreement, and the issuance of Atmos Stock contemplated hereby and thereby.

  Section 4.3 Registration and Listing of Atmos Stock. As soon as practicable after the date of this Agreement, Atmos will file a registration statement on Form S-4 with the SEC under the Securities Act with respect to the offering, sale, and delivery of the shares of Atmos Stock to be issued to United Cities' shareholders pursuant to this Agreement and the Plan of Merger; and Atmos will use all reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to cause the shares of Atmos Stock registered thereby to be duly listed for trading on the NYSE. Atmos shall also use all reasonable efforts to take any action required to be taken under state securities laws with respect to the Atmos Stock.

  Section 4.4 Access to Information. From the date hereof to the Effective Time, Atmos will, and will cause its directors, officers, employees, and agents to, permit and afford United Cities and its representatives full and complete access at all reasonable times to the employees, offices, properties, books, and records of the Atmos Entities, including the audit work papers of, and all correspondence with, its certified public accountants, and will furnish United Cities with all financial, operating, and other data and information as United Cities, through its officers, employees, or representatives, may reasonably request.

  Section 4.5 Environmental Covenants. Atmos agrees that prior to Closing it shall:

    (a) comply with all applicable Environmental Requirements relating to the Subject Property currently Used by Atmos and the Use of such Subject Property by Atmos, and not engage in or permit others to engage in any Environmental Activity in violation of any applicable Environmental Requirements;

    (b) deliver to United Cities no later than three (3) days following the occurrence of any such event, written notice of the discovery by Atmos of any event, the occurrence of which would render any representation or warranty contained in Section 2.7 of this Agreement incorrect in any material respect if made at the time of such discovery; and

    (c) cause any party who Uses the Subject Property currently Used by Atmos to comply with this Section 4.5.

  Section 4.6 Consents and Approvals.

  (a) Atmos shall use all reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders of all third parties and local, state, and federal governmental authorities (including, but not limited to, the approvals of the Colorado Public Utilities Commission, Kansas Corporation Commission, Kentucky Public Service Commission, and Missouri Public Service Commission) required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby. Atmos shall attend all proceedings of, and file all documents with, the Colorado Public Utilities Commission, Kansas Corporation Commission, Kentucky Public Service Commission, and Missouri Public Service Commission that are necessary to obtain each of such commissions' approval of the Merger. Atmos shall also cooperate with and assist United Cities in all proceedings before and in the preparation and filing of any documents it is required to file with the Iowa Utility Board, Kansas Corporation Commission, Missouri Public Service Commission, Illinois Commerce Commission, Tennessee Regulatory Authority, Georgia Public Service Commission, South Carolina Public Service Commission, Virginia State Corporation Commission and the Federal Energy Regulatory Commission.

  (b) Atmos shall, as soon as practicable after the date of this Agreement, file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act, shall use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper, or advisable and respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation.

  Section 4.7 Employees and Employee Benefits.

  (a) At the Effective Time, all employees of the United Cities Entities shall become employees of Atmos. Such employees' titles and job duties will be determined by Atmos in its sole discretion. Except as otherwise set forth in
Section 4.7(b) hereof, Atmos agrees to retain all of such employees for a period of one (1) year following the Effective Time at their approved rate of pay as in effect immediately prior to such Effective Time; provided, however, that Atmos shall have the right to terminate any such employee for cause; provided, further, that no such employee who is a former officer of any of the United Cities Entities shall be terminated for cause during such one (1)-year period without having been given a reasonable opportunity to cure and correct, to the satisfaction of Atmos, the deficiencies or other circumstances giving rise to such cause. Following such one (1)-year period, such employees will be employed by Atmos on an "at will" basis.

  (b) At the Closing, Atmos will enter into an employment contract with each of Messrs. James B. Ford and Thomas R. Blose, Jr. for a term of three (3) years, which contracts shall be in substantially the forms of Exhibits C-1 and C-2, respectively, to this Agreement. In addition, at the Closing, Atmos will enter into an employment contract with Mr. Gene C. Koonce for a term of six
(6) months, which contract shall be in substantially the form of Exhibit C-3 to this Agreement.

  (c) During the one (1)-year period described in Section 4.7(a) hereof and except as otherwise provided in Section 3.13 hereof, any employee of a United Cities Entity who continues his or her employment with Atmos as set forth in such Section 4.7(a) and who was a participant in a Plan or Employee Benefit Arrangement maintained by a United Cities Entity shall continue to participate in such Plan or Employee Benefit Arrangement which shall be maintained by Atmos during such one (1)-year period; provided, however, that, during such period, Atmos shall have the right to merge or terminate any such Plan or Employee Benefit Arrangement if, in its sole judgment, Atmos determines that the same or better benefits are available to the employees covered thereunder under a Plan or Employee Benefit Arrangement which provides the same or similar benefits, which was maintained by Atmos before the Effective Time (and continues to be so maintained) and under which immediate coverage for such employees can be provided. Atmos will credit all employees of the United Cities

Entities who continue their employment with Atmos as set forth in Section 4.7(a) and (b) above for service performed as employees of the United Cities Entities prior to the Effective Time for eligibility, participation and vesting (but not benefit accrual) purposes in any employee plan or program maintained by Atmos at or after the Effective Time for which such employees are eligible (it being understood that employees who continue to be covered under any Plan or Employee Benefit Arrangement previously maintained by any United Cities Entity will not, during the period of such coverage, be eligible to participate in any Plan or Employee Benefit Arrangement which provides the same or similar benefits and which was maintained by Atmos before the Effective Time). Certain key management employees as selected by Atmos will be eligible to participate in Atmos' Annual Performance Bonus Plan for Key Management Employees and Atmos' Mini-Med Plan. Subject to the foregoing, the rights of any employees of the United Cities Entities at or after the Effective Time shall be governed by the terms, as may be amended or modified from time to time, of any Atmos Plan or Employee Benefit Arrangement in which they participate. Those employees of the United Cities Entities, if any, who become participants in one of Atmos' defined benefit pension plans will have no rights in or claims against Atmos' pension or retirement funds, except with respect to contributions made for their benefit subsequent to the Effective Time.

  (d) It is expressly understood by the parties hereto that, except as otherwise provided in Section 4.7(c) hereof, Atmos assumes no responsibility, and makes no commitment, for the maintenance and continuation, after the Closing, of any Plan or Employee Benefit Arrangement previously adopted or maintained by any United Cities Entity or any United Cities Group Member, provided that a decision to discontinue any such Plan or Employee Benefit Arrangement shall not be based solely on the status of the participants thereunder as former employees of the United Cities Entities.

  (e) Atmos shall provide coverage for each individual (other than Mr. Gene Koonce) who was an active participant in the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan immediately prior to the date on which this Agreement was signed, under a "death benefit only" plan providing the same "survivor benefit" as provided under, and defined in,
Section 4.4 of the United Cities and Subsidiaries Supplemental Executive Retirement Plan; provided that United Cities shall have, prior to the Effective Time, transferred ownership of any and all insurance policies described in Section 7.12(b) of such Plan to Atmos.

  (f) Nothing in this Section 4.7 or elsewhere in this Agreement is intended to, or shall be interpreted to, limit any rights of any employees of any United Cities Entity, or any obligation of the United Cities Entities or Atmos pursuant to any collective bargaining agreement or the National Labor Relations Act; it being expressly understood by the parties that any employees of any United Cities Entities subject to any collective bargaining agreement shall be entitled to the rights provided to such employees by this Section 4.7 to the extent permitted by the National Labor Relations Act.

  Section 4.8 Declaration of Dividends. Atmos will take appropriate action, at the first regularly scheduled meeting of Atmos' Board of Directors after the Effective Time, to cause to be declared and paid, for a period of not less than four (4) quarters, quarterly cash dividends at an indicated annual rate of not less than $1.02 per share (subject to adjustment for any stock split, stock dividend, combination of shares or other similar event), except to the extent that the ability of Atmos' Board of Directors to declare, and Atmos' ability to pay, such dividends are limited by applicable state statutory requirements of the state or states in which Atmos is incorporated or by such directors' fiduciary duties to Atmos and its shareholders, as such fiduciary duties are determined by Atmos and its counsel in their sole discretion.

  Section 4.9 Options. Following the consummation of the Merger, Atmos agrees to continue in effect the United Cities Gas Company Long-Term Stock Plan of 1989, as amended. Persons holding options under such plan shall be allowed to exercise their options for Atmos Stock at the exchange rate set forth in the Plan of Merger. Persons holding stock appreciation rights under such plan shall be allowed to exercise such rights based on the price of Atmos Stock taking into account the exchange rate set forth in the Plan of Merger.

  Section 4.10 Indemnification. Atmos agrees that all rights to indemnification and advancement of expenses existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the United Cities Entities (collectively, the "Indemnified Parties") as provided in United Cities' Articles of Incorporation or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters.

  Section 4.11 Insurance. Through the Effective Time, Atmos shall maintain in full force and effect all of the policies of insurance of the Atmos Entities that were in effect on the date hereof or insurance comparable to the coverage afforded by such policies.

  Section 4.12 Cooperation in Preparation of Proxy Statement/Prospectus. Atmos shall cooperate fully with United Cities and shall furnish such information concerning Atmos as United Cities shall request in connection with the preparation and filing with the SEC by United Cities of the Proxy Statement/Prospectus in connection with the United Cities Shareholders Meeting. In addition, Atmos shall obtain the consent of Ernst & Young LLP to the inclusion of such audited financial statements of Atmos in the Proxy Statement/Prospectus as may be necessary or desirable, as determined by Atmos.

  Section 4.13 Delivery of Monthly Financials. Atmos shall deliver to United Cities, as promptly as practicable following the end of each calendar month after the date of this Agreement, its consolidated monthly financial statements prepared in the ordinary course of its business.

                                   ARTICLE 5

                  Mutual Covenants of Atmos and United Cities

 Section 5.1 The Merger.

  (a) Subject to the terms and conditions of this Agreement, Atmos and United Cities agree to enter into a statutory merger under the applicable laws of the States of Texas, Illinois and Virginia whereby United Cities will be merged with and into Atmos, with Atmos as the surviving corporation (the "Merger"); and Atmos and United Cities hereby respectively agree that the terms and conditions of such Merger, the mode of carrying the same into effect, the manner of converting the shares of capital stock of United Cities into shares of Atmos Stock, and other necessary or proper details and provisions relating to such Merger shall be as contained in the form of Plan of Merger attached hereto as Exhibit D (the "Plan of Merger"). Notwithstanding anything to the contrary contained in this Agreement or the Plan of Merger, if any state authority or commission requires that the survivor pursuant to the Merger be a corporation incorporated under the laws of such state, each party agrees to take all necessary actions to comply with such requirement and provide that such survivor will be incorporated in such state, including, without limitation, making any necessary amendments to the Plan of Merger, as authorized by the respective Board of Directors of United Cities and Atmos by approval of this Agreement.

  (b) At any time before approval of this Agreement and the Plan of Merger by the respective shareholders of Atmos and United Cities and prior to the Closing Date, this Agreement and the Plan of Merger may be amended in writing by Atmos and United Cities in accordance with the provisions of Section 7.3.

  (c) The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, within fifteen (15) business days following the latest to occur of (i) the meeting of shareholders of Atmos held pursuant to Section 4.2 of this Agreement, (ii) the meeting of shareholders of United Cities held pursuant to Section 3.6 of this Agreement, (iii) the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act, or (iv) the date all approvals contemplated by Section 6.1(c) of this Agreement have been granted, and each of the other conditions set forth in
Article VI hereof have been satisfied, or at such other date and time as Atmos and United Cities shall agree upon in writing (the "Closing Date"). The Closing shall take place at the office of Locke Purnell Rain Harrell (A Professional Corporation) at 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 or at such other place as Atmos and United Cities shall agree upon in writing.

  (d) The "Paying Agent" referred to in the Plan of Merger shall be The First National Bank of Boston or such other party as Atmos and United Cities may mutually agree.

  Section 5.2 Execution, Filing, and Recording of Merger Documents. Subject to the terms and conditions of this Agreement and upon approval and adoption of the Plan of Merger by the respective shareholders of United Cities and Atmos in accordance with the laws of Texas, Illinois and Virginia, as applicable, relating to statutory mergers, Atmos and United Cities each agree to properly execute and deliver the Plan of Merger in compliance with the laws of Texas, Illinois and Virginia, as well as the requisite certificate(s) and articles of merger in compliance with the laws of Texas, Illinois and Virginia, as applicable, and to cause the requisite filing and recording of the certificate(s) and articles of merger in accordance with the laws of the States of Texas, Illinois and Virginia, as applicable, all with a view of making the Merger effective at the Closing Date. The officers of United Cities and Atmos that are responsible for the execution of the articles of merger may determine a specific date for the Effective Time not later than fifteen (15) days after the filing of all necessary articles of merger in the States of Texas, Illinois and Virginia in lieu of the Effective Time specified in the Plan of Merger and such officers may amend Section 3.01 of the Plan of Merger accordingly.

  Section 5.3 Notice of Certain Events. Each of the parties hereto shall give prompt written notice to the other party of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (b) any failure of such party to comply with or satisfy any cost, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the other party hereto.

  Section 5.4 Expenses. Except as otherwise provided in this Section 5.4, all costs and expenses incurred in connection with this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby (including without limitation any fees, commissions or expenses of the type referred to in Sections 1.20 and 2.20 above) shall be paid by the party incurring such expense. The SEC filing fee for registering the Atmos Stock on Form S-4 and the expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus shall be shared equally by Atmos and United Cities. Notwithstanding the foregoing, if

    (a) this Agreement is terminated

      (i) by United Cities, because of the failure of Atmos to satisfy the conditions to closing set forth in Sections 6.1(a), 6.3(a), 6.3(b), or 6.3(c) or the failure of Atmos to obtain the opinion described in
    Section 6.2(d) hereof; or

      (ii) by Atmos, because of the failure of United Cities to satisfy the conditions to closing set forth in Sections 6.1(a), 6.2(a), 6.2(b), 6.2(c), or 6.2(g) or the failure of United Cities to obtain the opinion described in Section 6.3(d) hereof, then the terminating party shall be reimbursed, by the party failing to satisfy such condition(s), for its reasonable expenses (including attorneys, accountants and investment bankers fees (as accrued as of the date of termination)) incurred in connection with this Agreement and the transactions contemplated hereby; and

    (b) if this Agreement is terminated by United Cities under Section 7.1(k), by Atmos under Section 7.1(c), or by Atmos because United Cities' shareholders have approved a Competing Transaction involving United Cities, then United Cities will pay to Atmos a fee in immediately available funds equal to $15,000,000 promptly, but in no event later than two (2) business days, after such termination.

  Section 5.5 Public Announcements. Atmos and United Cities shall consult with one another before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, under Atmos' listing agreement with the NYSE or under United Cities' listing agreement with Nasdaq.

  Section 5.6 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) promptly make its respective filings, and thereafter make any other required submissions, and (b) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using all reasonable efforts to obtain all Governmental Authorizations and all consents of parties to contracts with Atmos and United Cities as are necessary for the consummation of the transactions contemplated by this Agreement and the Plan of Merger and to fulfill the conditions of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall use all reasonable efforts to take all such necessary action.

                                   ARTICLE 6

                   Conditions to Consummation of the Merger

  Section 6.1 Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) Shareholder Approvals. The issuance of the Atmos Stock to the shareholders of United Cities shall have been approved by the requisite vote of the shareholders of Atmos as required by the rules of the NYSE, and the Merger shall have been approved by the requisite vote of the shareholders of Atmos in accordance with the provisions of the Texas Business Corporation Act and by the requisite vote of the shareholders of United Cities in accordance with the provisions of the Illinois Business Corporation Act, the Virginia Stock Corporation Act and Nasdaq.

    (b) Securities Act Registration, Blue Sky Registration or Exemption and NYSE Listing. The shares of Atmos Stock to be issued to United Cities' shareholders pursuant to this Agreement and the Plan of Merger shall have been registered with the SEC under the Securities Act by means of an effective registration statement, shall have been registered under or shall be exempt from registration under all applicable state securities or blue sky laws, and shall have been approved for listing, upon official notice of issuance, on the NYSE.

    (c) FERC and Utility Commission Approvals. All necessary approvals of the Federal Energy Regulatory Commission and the state public utility commissions for which approval is required shall have been granted by final order and all applicable appeal and waiting periods shall have expired and such orders shall not contain any condition which, in the reasonable judgment of Atmos, would result in a material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole, or the Atmos Entities, taken as a whole.

    (d) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

    (e) Consents Obtained. All consents and waivers required to be obtained for the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby other than those consents and waivers the failure of which to obtain would not have a material adverse effect on Atmos or United Cities, as the case may be, shall have been obtained, including required consents, waivers and releases from each of Atmos' and United Cities' lenders and creditors and from Woodward Marketing, L.L.C., in form and substance reasonably satisfactory to Atmos and United Cities.

    (f) Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
  (iii) materially affect adversely the right of Atmos to own the former assets and to operate the former business of United Cities and the United Cities Subsidiaries, or (iv) materially affect adversely the right of any of the United Cities Entities to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

    (g) Pooling Letter. Atmos shall have received from Ernst & Young LLP a written opinion dated the Closing Date, in form and substance satisfactory to Atmos, stating that Ernst & Young LLP concurs in the accounting treatment of the Merger as a pooling of interests.

    (h) Comfort Letters.

      (i) Immediately prior to the time that the Registration Statement on Form S-4 becomes effective, Atmos and United Cities shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to Atmos.

      (ii) Immediately prior to the time that the Registration Statement on Form S-4 becomes effective, Atmos and United Cities shall have received from Arthur Andersen LLP a letter dated such date, in form and substance satisfactory to Atmos.

      (iii) Atmos and United Cities shall have received from Ernst & Young LLP a letter, dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (i) of this Section 6.1(h), except that the specified date referred to shall be a date not more than five (5) days prior to the Closing Date.

      (iv) Atmos and United Cities shall have received from Arthur Andersen LLP a letter, dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (ii) of this Section 6.1(h), except that the specified date referred to shall be a date not more than five (5) days prior to the Closing Date.

  Section 6.2 Additional Conditions to Obligations of Atmos. The obligations of Atmos to issue the Atmos Stock to United Cities' shareholders and to effect the Merger are, at the option of Atmos, also subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. (i) The representations and warranties of United Cities contained in Sections 1.1, 1.2, 1.3, 1.4, 1.5(a), 1.5(b), 1.5(d), 1.6(a), 1.6(b), 1.9(a) (except with respect to the second sentence of Section 1.9(a) as it relates to financial statements), 1.10, 1.14, 1.17, 1.18, 1.21, 1.22, 1.23, 1.24, 1.25 and 1.26 of this
  Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, and (ii) all of the other representations and warranties of United Cities contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, except where the failure of such representation(s) or warranty(ies) to be true and correct and would not have a Material (as defined in Section 8.1(bb)) adverse effect on the United Cities Entities, taken as a whole. Atmos shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of United Cities dated as of the Closing Date to the foregoing effect.

    (b) Agreements and Covenants. United Cities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date and Atmos shall have received a certificate signed by the Chief Executive Officer of United Cities and dated as of the Closing Date to that effect.

    (c) Material Adverse Changes. Since the date of this Agreement, no Material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of any of the United Cities Entities shall have occurred; and Atmos shall not have discovered or become aware of any fact, error, misstatement or omission materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of any of the United Cities Entities that has not been disclosed by United Cities to Atmos in the United Cities Disclosure Schedule which would result in a Material adverse change.

    (d) Opinion of Financial Advisor. The Board of Directors of Atmos shall have received from Merrill Lynch, Pierce, Fenner & Smith Incorporated a written opinion, dated as of the mailing date of the Proxy Statement/Prospectus, in form and substance satisfactory to Atmos, to the effect that the exchange ratio of shares of Atmos Stock for shares of United Cities Stock in the Merger is fair to Atmos from a financial point of view.

    (e) Opinion of Tax Counsel. Atmos shall have received from Locke Purnell Rain Harrell (A Professional Corporation) a written opinion dated the Closing Date, in form and substance satisfactory to Atmos, to the effect that the Merger will constitute a tax-free reorganization pursuant to
  Section 368(a)(1)(A) of the Code.

    (f) Opinion of United Cities' Counsel. Atmos shall have received an opinion of Chapman and Cutler, counsel to United Cities, dated the Closing Date, regarding the United Cities Entities and the Merger, in form and substance satisfactory to Atmos.

    (g) Dissenting United Cities Shareholders. Written objections to the Merger shall not have been made by the holders of ten (10%) percent or more of the outstanding shares of the common stock of United Cities, pursuant to the provisions of the Illinois Business Corporation Act or the Virginia Stock Corporation Act, respecting rights of dissenting shareholders.

  Section 6.3 Additional Conditions to Obligations of United Cities. The obligations of United Cities to effect the Merger are, at the option of United Cities, also subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. (i) The representations and warranties of Atmos contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5(a), 2.5(b), 2.5(d), 2.6(a), 2.6(b), 2.9(a) (except with respect to the second sentence of Section 2.9(a) as it relates to financial statements), 2.10, 2.14, 2.17, 2.18, 2.21, 2.22, 2.23, 2.24, 2.25 and 2.26 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, and (ii) all of the other representations and warranties of Atmos contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, except where the failure of such representation(s) and warranty(ies) to be true and correct would not have a Material (as defined in Section 8.1(cc)) adverse effect on the Atmos Entities taken as a whole. United Cities shall have received a certificate signed by the Chief Operating Officer and Chief Financial Officer of Atmos dated as of Closing Date to the foregoing effect.

    (b) Agreements and Covenants. Atmos shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date and United Cities shall have received a certificate signed by the Chief Operating Officer of Atmos and dated as of the Closing Date to that effect.

    (c) Material Adverse Changes. Since the date of this Agreement, no Material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of any of the Atmos Entities shall have occurred; and United Cities shall not have discovered or become aware of any fact, error, misstatement or omission materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of any of the Atmos Entities that has not been disclosed by Atmos to United Cities in the Atmos Disclosure Schedule which would result in a Material adverse change.

    (d) Opinion of Financial Advisor. The Board of Directors of United Cities shall have received from PaineWebber Incorporated a written opinion, dated as of the mailing date of the Proxy Statement/ Prospectus, in form and substance satisfactory to United Cities, to the effect that the exchange ratio of shares of Atmos Stock for shares of United Cities Stock in the Merger is fair to the shareholders of United Cities from a financial point of view.

    (e) Opinion of Tax Counsel. United Cities shall have received from Chapman and Cutler a written opinion dated the Closing Date, in form and substance satisfactory to United Cities, to the effect that the Merger will constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code.

    (f) Opinion of Atmos' Counsel. United Cities shall have received from Locke Purnell Rain Harrell (A Professional Corporation) a written opinion dated the Closing Date regarding the Atmos Entities and the Merger, in form and substance satisfactory to United Cities.

    (g) Employment Agreements. Atmos shall have executed employment contracts with Messrs. James B. Ford, Thomas R. Blose, Jr. and Gene C. Koonce substantially in the forms of Exhibits C-1, C-2 and C-3, respectively.

                                   ARTICLE 7

                      Termination, Amendment, and Waiver

  Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Atmos or United
Cities:

    (a) by mutual written consent duly authorized by the Boards of Directors of Atmos and United Cities;

    (b) by Atmos or United Cities if the Merger shall not have been consummated on or before March 31, 1997, or such later date as may be agreed to in writing by the parties; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by Atmos if the Board of Directors of United Cities has, pursuant to
  Section 3.11, taken a position recommending a Competing Transaction, or whereby it fails to recommend the Merger, to the shareholders of United Cities;

    (d) by Atmos or United Cities if a federal or state court of competent jurisdiction or a federal or state governmental regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used all reasonable efforts to remove such injunction, order or decree;

    (e) by Atmos if the shareholders of United Cities have not approved the matters specified in Section 3.6 hereof at the vote taken thereon at the meeting of shareholders of United Cities convened pursuant to Section 3.6 hereof or any adjournment thereof;

    (f) by United Cities if the shareholders of Atmos have not approved the matters specified in Section 4.2 hereof at the vote taken thereon at the meeting of shareholders of Atmos convened pursuant to Section 4.2 hereof or any adjournment thereof;

    (g) by Atmos if there has occurred (i) a material breach by United Cities of any of its representations or warranties contained in Sections 1.1, 1.2, 1.3, 1.4, 1.5(a), 1.5(b), 1.5(d), 1.6(a), 1.6(b), 1.9(a) (except with respect to the second sentence of Section 1.9(a) as it relates to financial statements), 1.10, 1.14, 1.17, 1.18, 1.21, 1.22, 1.23, 1.24, 1.25 or 1.26
  of this Agreement or of any of the covenants or agreements, contained in this Agreement or the Plan of Merger, or (ii) a Material (as defined in Section 8.1(bb)) breach by United Cities of any of its other representations or warranties contained in this Agreement or the Plan of Merger, if the same has not been cured within twenty (20) days after written notice of such breach has been given to United Cities by Atmos;

    (h) by United Cities if there has occurred (i) a material breach by Atmos of any of its representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5(a), 2.5(b), 2.5(d), 2.6(a), 2.6(b), 2.9(a) (except with respect to the second sentence of Section 2.9(a) as it relates to financial statements), 2.10, 2.14, 2.17, 2.18, 2.21, 2.22, 2.23, 2.24, 2.25 and 2.26
  of this Agreement or any of the covenants or agreements contained in this Agreement or the Plan of Merger or (ii) a Material (as defined in Section 8.1(cc)) breach by Atmos of any of its other representations or warranties contained in this Agreement or the Plan of Merger, if the same has not been cured within twenty (20) days after written notice of such breach has been given to Atmos to United Cities;

    (i) by Atmos, prior to the expiration of the Initial Environmental Inspection Period, in its sole discretion, because of (i) the failure of United Cities and Atmos to agree upon a Scope for the Environmental Audit, or (ii) the results of the preliminary review of information about the Environmental Activities or Environmental Condition of United Cities are not satisfactory to Atmos;

    (j) by Atmos, prior to the expiration of twenty (20) days from and after a period of forty (40) days from the date of this Agreement, in its sole discretion, in the event United Cities fails to terminate all liabilities of United Cities under the United Cities and Subsidiaries Supplemental Executive Retirement Plan for an aggregate amount of not more than $5,100,000; provided, however, that United Cities shall not be required to include in such amount in respect to United Cities' liability to Gene C. Koonce under the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan; or

    (k) by United Cities, in the exercise of United Cities' Board of Directors' fiduciary duties pursuant to Section 3.11 with respect to a Competing Transaction.

  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, except as otherwise expressly provided for in this Section 7.2, this Agreement shall forthwith become void and, except as otherwise expressly provided for in this Section 7.2, there shall be no liability on the part of any party hereto, provided, however, that nothing herein shall relieve any party from liability for any intentional or willful breach hereof, provided, further, that the obligations of the parties under
Section 5.4, the Confidentiality Agreement and the Standstill Agreement shall remain in full force and effect.

  Section 7.3 Amendment. This Agreement may be amended by mutual action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Closing Date; provided, however, that, after approval by the shareholders of either party of the Merger, no amendment may be made which would increase or decrease the amount or change the type of consideration into which each share of United Cities Stock shall be converted upon consummation of the Merger, and provided further that any amendments required by Section 5.1(a) do not require further approval of the respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and shall be applicable only with respect to the particular condition or provision as extended or waived and not to any other condition or provision herein.

                                   ARTICLE 8

                                 Miscellaneous

  Section 8.1 Definitions. For purposes of this Agreement, the following terms used herein shall have the meanings set forth below:

    (a)"Additional Assessment" has the meaning set forth in Section 3.4(b) above.

    (b)"Additional Environmental Investigation Period" has the meaning set forth in Section 3.4(a) above.

    (c)"Atmos SEC Reports" has the meaning set forth in Section 2.9(a) above.

    (d)"Atmos Shareholders Meeting" means the special meeting of Atmos' shareholders called for the purpose of considering and voting upon the Merger and the issuance of Atmos Stock to United Cities' shareholders as consideration for the Merger in accordance with and pursuant to the terms and provisions of this Agreement.

    (e)"Atmos Stock" has the meaning set forth in Section 2.3(a) above.

    (f)"Closing" means the closing of the Merger as set forth in Section 5.1(c) of this Agreement.

    (g)"Closing Date" means the date of the Closing as set forth in Section 5.1(c) of this Agreement.

    (h) "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving United Cities or any United Cities Entity: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of the United Cities Entities; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of United Cities; (iv) any person acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) being formed which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) of more of the outstanding shares of capital stock of United Cities; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, that this shall not apply to transactions permitted under Section 3.1(e).

    (i) "Confidentiality Agreement" means the Confidentiality Agreement dated July 5, 1996 by and between United Cities and Atmos .

    (j) "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

    (k) "Effective Time" means the effective time of the Merger, determined in accordance with the Plan of Merger.

    (l) "Employee Benefit Arrangement" means any plan, agreement, or arrangement which is not an employee benefit plan within the meaning of
  Section 3(3) of ERISA but which provides benefits to any one or more of the officers or other employees of any United Cities Entity or Atmos Entity, as the case may be, such as a bonus, incentive, stock purchase, stock option, or stock appreciation rights plan, or any employment or consulting agreement.

    (m) "Environmental Activity" means any storage, holding, manufacture, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling, transportation, or disposal, or any actual, proposed, or threatened release of any Hazardous Materials from, under, into, or on any Subject Property or otherwise relating to any Subject Property or the Use of any Subject Property, including but not limited to
  (i) the migration or emanation of Hazardous Materials from the Subject Property onto or into the environment beyond the physical boundaries of the Subject Property; (ii) the off-site disposal of Hazardous Materials from any Subject Property; and (iii) including but not limited to activity occurring in connection with ambient air, surface, and subsurface soil conditions, and all surface and subsurface waters.

    (n) "Environmental Agency" means any federal, state, or local entity or agency with jurisdiction over Environmental Requirements.

    (o) "Environmental Audit" has the meaning set forth in Section 3.4(a) above.

    (p) "Environmental Condition" means (i) the presence or existence in, on, at, or under the Subject Property of any Hazardous Materials, underground or above-ground storage tanks, wells, covered-over surface impoundments or similar areas, any "facility," as that term is defined under applicable Environmental Requirements, or wetlands and (ii) the presence or existence in, on, at, or under the environment beyond the physical boundaries of the Subject Property of any Hazardous Materials, which migrated or emanated from the Subject Property.

    (q) "Environmental Costs" means any of the following which arise in any manner in connection with Environmental Activity or an Environmental Condition, regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement, or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel and environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup, or detoxification of any Subject Property or any part thereof, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement, or other plans required by an Environmental Agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to the Subject Property or damage resulting from the loss of the Use of all or any part of the Subject Property, including but not limited to business loss; (iii) the cost of any demolition, rebuilding, or repair of the Subject Property or other property, required by Environmental Requirements or necessary to restore the Subject Property or such other property to its condition prior to damage caused by an Environmental Condition, Environmental Activity, or by the remediation of an Environmental Activity, or by the remediation of an Environmental Condition or Environmental Activity; and (iv) diminution in value of the Subject Property or other property.

    (r) "Environmental Requirements" means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which a Subject Property is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over any of the United Cities Entities, any Subject Property, or the Use of the Subject Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, or land or soil).

    (s) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (u) "Governmental Authorizations" has the meaning set forth in Section 1.1(a) above.

    (v) "Group Member" means any member of any "affiliated service group," as defined in Section 414(m) of the Code, that includes any United Cities Entity or Atmos Entity, as the case may be, any member of any "controlled group of corporations," as defined by Section 1563 of the Code, that includes any United Cities Entity or Atmos Entity, as the case may be, or any member of any group of "trades or businesses under common control," as defined in Section 414(c) of the Code, that includes any United Cities Entity or Atmos Entity, as the case may be.

    (w) "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    (x) "Hazardous Material" means any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in (S) 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. (S) 9601 et seq.) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; or (vii) radon gas; and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Subject Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on any Subject Property (A) requires reporting, investigation, or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on any Subject Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on any Subject Property or adjacent property; or (C) which, if it emanated or migrated from the Subject Property, could constitute a trespass.

    (y) "Indemnified Parties" has the meaning set forth in Section 4.10 above.

    (z) "Initial Environmental Inspection Period" has the meaning set forth in Section 3.4(a) above.

    (aa) "IRS" means the Internal Revenue Service.

    (bb) "Material" with respect to United Cities means that the effect of any untrue statement, misrepresentation or omission of United Cities contained in this Agreement on, or of any breach or failure to perform by United Cities of any of its covenants, warranties, agreements or obligations contained in this Agreement on, or the occurrence of any event affecting, the business, operations, properties, conditions (financial or otherwise), assets or liabilities of United Cities that result, individually or in the aggregate, in an reduction on a pro forma basis of $2,000,000 or more in the net profit of United Cities on an annualized basis for a twelve (12)-month period, or a reduction on a pro forma basis of $12,500,000 or more in the stockholders equity of United Cities as of the most recent audited balance sheet; provided, however, that no amounts shall be included in determining the foregoing amounts which arise with respect to any former manufactured gas plant site or the Kansas Department of Health and Environment mercury meter proceeding, except to the extent that such amounts arise from events or occurrences arising after the Initial Environmental Inspection Period; provided, further, that for purposes of calculating any such effect on the net profit of United Cities, there shall not be taken into account any item that would reduce such net profit on a pro forma basis by less than $5,000. In the event of any dispute between the parties as to the determination of whether any such matter is Material, the parties agree to submit such dispute to Arthur Andersen LLP ("AA") and Ernst & Young LLP ("EY") for resolution on a joint basis. In the event AA and EY are unable to resolve such dispute within ten
  (10) days, then the parties agree to submit the dispute to Coopers & Lybrand LLC whose determination shall be final and binding on the parties.

    (cc)"Material" with respect to Atmos means that the effect of any untrue statement, misrepresentation or omission of Atmos contained in this Agreement on, or of any breach or failure to perform by Atmos of any of its covenants, warranties, agreements or obligations contained in this Agreement on, or the occurrence of any event affecting, the business, operations, properties, conditions (financial or otherwise), assets or liabilities of Atmos that result, individually or in the aggregate, in an reduction on a pro forma basis of $2,000,000 or more in the net profit of Atmos on an annualized basis for a twelve (12)-month period, or a reduction on a pro forma basis of $12,500,000 or more in the stockholders equity of Atmos as of the most recent audited balance sheet; provided, however, that for purposes of calculating any such effect on the net profit of Atmos, there shall not be taken into account any item that would reduce such net profit on a pro forma basis by less than $5,000. In the event of any dispute between the parties as to the determination of whether any such matter is Material, the parties agree to submit such dispute to Arthur Andersen LLP ("AA") and Ernst & Young LLP ("EY") for resolution on a joint basis. In the event AA and EY are unable to resolve such dispute within ten
  (10) days, then the parties agree to submit the dispute to Coopers & Lybrand LLC whose determination shall be final and binding on the parties.

    (dd)"Merger" and "Plan of Merger" have the meanings set forth in Section 5.1(a) above.

    (ee)"Nasdaq" means the Nasdaq National Market.

    (ff)"NYSE" means the New York Stock Exchange.

    (hh)"PBGC" means the Pension Benefit Guaranty Corporation.

    (ii)"Plan" means at any time any employee benefit plan as defined in
  Section 3(3) of ERISA (i) which is either (1) maintained by a United Cities Entity (or an Atmos Entity, as the case may be) or any Group Member or (2) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and (ii) to which any of the United Cities Entities (or Atmos Entities, as the case may be) or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

    (jj)"Proxy Statement/Prospectus" means the joint proxy which constitutes
  (i) a proxy statement to be delivered to Atmos' shareholders in connection with the Atmos Shareholders Meeting, (ii) a registration statement on Form S-4 to be filed by Atmos with the SEC to register the Atmos Stock that will be received by the shareholders of United Cities in the Merger, and (iii) a joint proxy statement and prospectus to be delivered to United Cities' shareholders in connection with the Atmos Stock and the United Cities' Shareholders Meeting with respect to the Merger.

    (kk)"PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

    (ll)"Sampling" has the meaning set forth in Section 3.4(a) above.

    (mm)"Scope" has the meaning set forth in Section 3.4(a) above.

    (nn)"SEC" means the Securities and Exchange Commission.

    (oo)"Securities Act" means the Securities Act of 1933, as amended.

    (pp)"Standstill Agreement" means the Standstill Agreement dated as of July 13, 1996 by and between United Cities and Atmos.

    (qq)"Subject Property" means the real property currently or formerly Used by any of the United Cities Entities or any of their current or former subsidiaries and all improvements, fixtures, equipment, and personal property now or hereafter located on such real property.

    (rr)"Taxes" means all taxes, charges, fees, levies, imports, or other assessments by any federal, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, employment, payroll, franchise, and withholding taxes, and any interest, penalties, or additions attributable thereto, imposed thereon, or with respect thereof.

    (ss)"Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign taxing authority in connection with the determination, assessment, or collection of any Tax.

    (tt)"United Cities Pension Plan" means the Retirement Plan for Employees of United Cities.

    (uu)"United Cities SEC Reports" has the meaning set forth in Section 1.9(a) above.

    (vv)"United Cities Shareholders Meeting" means the special meeting of United Cities' shareholders called for the purpose of considering and voting upon the Merger in accordance with and pursuant to the terms and provisions of this Agreement.

    (ww)"Use" means use, ownership, tenancy, development, construction, maintenance, management, operation, or occupancy and when referring to Use by United Cities shall also be deemed to include Use by the United Cities Subsidiaries or any other current or former subsidiaries of any of the United Cities Entities.

  Section 8.2 Non-Survival of Representations, Warranties, and Agreements. The representations, warranties, and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.1, as the case may be, except that the agreements set forth in Sections 4.7, 4.8, 4.9, 4.10 and 5.4 shall survive the Merger or the termination of this Agreement.

  Section 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by facsimile or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Atmos:

    Atmos Energy Corporation
    P.O. Box 650205
    Dallas, Texas 75265-0205
    Attention: Mr. Robert F. Stephens

    With a copy to:

    Locke Purnell Rain Harrell (A Professional Corporation)
    2200 Ross Avenue, Suite 2200
    Dallas, Texas 75201-6776
    Attention: Mr. Dan Busbee

    (b) If to United Cities:

      United Cities Gas Company
      5300 Maryland Way
      Brentwood, Tennessee 37207
      Attention: Mr. James B. Ford

      With a copy to:

      Chapman and Cutler
      111 West Monroe Street
      Chicago, Illinois 60603
      Attention: Mr. Terence O'Meara

  Section 8.4 Assignment. This Agreement is not assignable by any of the parties hereto.

  Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than officers, directors and employees of United Cities who are third party beneficiaries pursuant to Sections 4.7, 4.9 and 4.10.

  Section 8.7 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement and the Standstill Agreement, both between Atmos and United Cities, which shall survive in accordance with their respective terms), both written and oral, between the parties, with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.

  Section 8.8 Specific Performance. The parties hereto agree that, if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then the other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against the other party hereto for any willful failure to perform its obligations under this Agreement.

  Section 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas; provided, however, that all provisions of this Agreement relating to (a) the rights, duties and conduct of Board of Directors of United Cities with respect to this Agreement and the transactions hereby, pursuant to Sections 3.2 and 3.11 hereof and (b) whether Atmos shall be required to be an Illinois corporation as the survivor under Merger, shall be governed by, and construed in accordance with the laws of the State of Illinois.

  Section 8.10 Construction; Headings. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.11 Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof for all purposes.

  Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

  IN WITNESS WHEREOF, Atmos and United Cities have executed this Agreement and Plan of Reorganization on the date first written above by their respective officers thereunto duly authorized.


                                          Atmos Energy Corporation

                                                  /s/ Robert F. Stephens
                                          By: _________________________________
                                                    Robert F. Stephens
                                               President and Chief Operating
                                                          Officer

                                          United Cities Gas Company

                                                    /s/ Gene C. Koonce
                                          By: _________________________________
                                                      Gene C. Koonce
                                               President and Chief Executive
                                                          Officer

                                                                       EXHIBIT D

                                 PLAN OF MERGER

  This PLAN OF MERGER (this "Plan") by and between ATMOS ENERGY CORPORATION, a Texas corporation ("Atmos"), and UNITED CITIES GAS COMPANY, an Illinois and Virginia corporation ("United Cities"). Pursuant to this Plan, United Cities shall be merged with and into Atmos, with Atmos as the surviving corporation (the "Merger"), and the outstanding capital stock of United Cities shall be converted into the right to receive shares of capital stock of Atmos.

                              W I T N E S S E T H:

  WHEREAS, Atmos is a corporation duly organized and existing under the laws of the State of Texas, and United Cities is a corporation duly organized and existing under the laws of the States of Illinois and Virginia;

  WHEREAS, Atmos and United Cities have entered into an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"), which contemplates the merger of United Cities with and into Atmos, with Atmos as the surviving corporation as provided in this Plan; and

  WHEREAS, the respective Boards of Directors of Atmos and United Cities have duly authorized the execution of this Plan and have directed that the Merger be submitted to their respective shareholders for a vote in accordance with the requirements of the Texas Business Corporation Act, the Illinois Business Corporation Act, and the Virginia Stock Corporation Act, the Boards of Directors and shareholders of Atmos and United Cities have approved the Merger, and the Board of Directors and shareholders of Atmos have authorized the issuance of shares of the common stock, no par value, of Atmos (the "Atmos Stock") in connection with the Merger;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                       Merger of United Cities into Atmos

  Section 1.01 The Merger. In accordance with the Texas Business Corporation Act, the Illinois Business Corporation Act, and the Virginia Stock Corporation Act, United Cities shall be merged with and into Atmos at the effective time of the Merger (the "Effective Time"). Following the Merger, the separate corporate existence of United Cities shall cease and Atmos shall be the surviving corporation, organized under the laws of the State of Texas and the Commonwealth of Virginia (the "Surviving Corporation").

  Section 1.02 Effects of the Merger.

  (a) The Merger shall have the effects set forth in the applicable provisions of the Texas Business Corporation Act, the Illinois Business Corporation Act, and the Virginia Stock Corporation Act. Without limiting the generality of the foregoing sentence, and subject thereto, at the Effective Time, by operation of law, all of the property, rights, privileges, powers and franchises of United Cities and Atmos shall vest in the Surviving Corporation, and all debts, liabilities and obligations of United Cities and Atmos shall be assumed by the Surviving Corporation and shall become the debts, liabilities and obligations of the Surviving Corporation.

  (b) If, at any time after the Merger, the Surviving Corporation shall deem it necessary to obtain further assignments or documents to vest, perfect, confirm or record in the Surviving Corporation title to any property or rights of United Cities acquired as a result of the Merger, United Cities hereby authorizes the officers and directors of the Surviving Corporation or its successors to execute and deliver on behalf of and in the name of United Cities all such proper deeds, assignments and other instruments and to do all things necessary and proper to vest, perfect, confirm or record title to such property or rights in the Surviving Corporation or its successor.

  Section 1.03 Articles of Incorporation; Bylaws.

  (a) The Restated Articles of Incorporation of Atmos, as in effect immediately prior to the Effective Time, shall be amended as provided herein, and such Restated Articles of Incorporation, as so amended, shall be the Articles of Incorporation of the Surviving Corporation, without any other modification or amendment until thereafter amended as provided by law. A copy of the Restated Articles of Incorporation of Atmos as amended hereby is attached hereto as Exhibit A.

  (b) The text of Article One, Article Two and Article Three of the Restated Articles of Incorporation of Atmos shall be amended and restated in their entirety to read as follows:

                                 "ARTICLE ONE

       Atmos Energy Corporation, pursuant to the provisions of
     Article 4.07 of the Texas Business Corporation Act, adopted Restated Articles of Incorporation, which accurately copied the Articles of Incorporation and all amendments thereto that were in effect to date and such Restated Articles of Incorporation contained no change in any provision thereof.

                                  ARTICLE TWO

       Such Restated Articles of Incorporation were adopted by resolution of the board of directors of the corporation on the 8th day of November, 1989.

                                 ARTICLE THREE

       The Restated Articles of Incorporation have been further amended pursuant to that certain Plan of Merger by and between Atmos Energy Corporation and United Cities Gas Company, an Illinois and Virginia corporation. The Articles of Incorporation and all amendments and supplements thereto as superseded by the Restated Articles of Incorporation and as amended pursuant to the Plan of Merger are as follows:"

  (c) The text of Article II of the Restated Articles of Incorporation of Atmos shall be amended and restated in its entirety to read as follows:

                                 "ARTICLE II.

       The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline."

  (d) The text of Article III of the Restated Articles of Incorporation of Atmos shall be amended and restated in its entirety to read as follows:

                                 "ARTICLE III.

       The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. The post office address of the registered office of this Corporation in the State of Texas is Three Lincoln Centre, Suite 1800, 5430 LBJ Freeway, Dallas, Texas 75240, and the registered agent for service of this Corporation at the same address is Glen A. Blanscet. The post office address of the registered office of this Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of this Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar."

  (e) The text of Article VI of the Restated Articles of Incorporation of Atmos shall be amended and restated in its entirety to read as follows:

                                  "ARTICLE VI.

       1. Number of Directors. The number of directors constituting the present board of directors is fifteen (15); however, thereafter the number of directors constituting the Board of Directors shall be fixed by the Bylaws of the Corporation. No director shall be removed during his term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. The names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:

      NAME                                                     ADDRESS
      ----                                                     -------
      Travis W. Bain II............................. 2001 Coit Road
                                                     Suite 130
                                                     Plano, TX 75075
      Dan Busbee.................................... 2200 Ross Avenue
                                                     Suite 2200
                                                     Dallas, TX 75201
      Richard W. Cardin............................. 107 Sheffield Court
                                                     Nashville, TN 37215
      Thomas J. Garland............................. Tusculum College
                                                     McCormick Hall, 1st Floor
                                                     Greeneville, TN 37743
      Gene C. Koonce................................ 5300 Maryland Way
                                                     Brentwood, TN 37027
      Vincent J. Lewis.............................. Meadows Office Complex
                                                     301 Route #17 North
                                                     Rutherford, NJ 07070
      Thomas C. Meredith............................ Western Kentucky University
                                                     Bowling Green, KY 42101
      Phillip E. Nichol............................. 301 Commerce
                                                     Suite 2800
                                                     Ft. Worth, TX 76102
      John W. Norris, Jr. .......................... P. O. Box 799900
                                                     Dallas, TX 75379
      James F. Purser............................... Three Lincoln Centre
                                                     Suite 1800
                                                     5430 LBJ Freeway
                                                     Dallas, TX 75240
      Carl S. Quinn................................. 14 East 75th Street, #8B
                                                     New York, NY 10021
      Lee E. Schlessman............................. 1301 Pennsylvania Street
                                                     Penn Center, Suite 800
                                                     Denver, CO 80203
      Robert F. Stephens............................ Three Lincoln Centre
                                                     Suite 1800
                                                     5430 LBJ Freeway
                                                     Dallas, TX 75240

      NAME                                                        ADDRESS
      ----                                                        -------
      Charles K. Vaughan................................... Three Lincoln Centre
                                                            Suite 1800
                                                            5430 LBJ Freeway
                                                            Dallas, TX 75240
      Richard Ware II...................................... Plaza One/Box One
                                                            Amarillo, TX 79105

       2. Election and Term. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the shareholders to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office."

  (f) The text of Subsection 2.01 of Article VII of the Restated Articles of Incorporation of Atmos shall be amended and restated in its entirety as follows:

       "2.01 Subject to the provisions of law, including the Texas Business Corporation Act and the Virginia Stock Corporation Act and to the conditions set forth in any resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor."

  (g) The text of Article X of the Restated Articles of Incorporation of Atmos shall be amended and restated in its entirety as follows:

                                  "ARTICLE X.

       No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas or the Commonwealth of Virginia are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by the laws of the State of Texas and the

     Commonwealth of Virginia. Any repeal or modification of this
     Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to such events or circumstances occurring or existing prior to such time."

  (h) The Bylaws of Atmos, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, without any modification or amendment until thereafter amended as provided by law.

  Section 1.04 Directors and Officers.

  (a) At the Effective Time, the number of directors of the Surviving Corporation shall be fifteen (15), and thereafter shall be set in the manner provided in the Bylaws of the Surviving Corporation. The directors of the Surviving Corporation shall be the eleven (11) directors of Atmos in office at and as of the Effective Time and the following four (4) former directors of United Cities: Messrs. Gene C. Koonce, Vincent J. Lewis, Thomas J. Garland and Richard W. Cardin. Each of the Atmos directors in office prior to the Effective Time shall continue to serve in the class and for the term that he was serving at and as of the Effective Time, and the following directors shall serve in the classes and for the terms indicated: Mr. Koonce (Class I, with a term expiring in 1999); Mr. Lewis (Class I, with a term expiring in 1999); Mr. Cardin (Class II, with a term expiring in 1997); and Mr. Garland (Class III, with a term expiring in 1998). All of such directors shall remain in office until their respective successors are duly elected or appointed and qualified.

  (b) The officers of Atmos in office at and as of the Effective Time shall remain the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                       Conversion and Exchange of Shares

  Section 2.01 Conversion of Shares. (a) At and as of the Effective Time, each outstanding share of the common stock of United Cities (the "United Cities Stock") automatically shall become and be converted into the right to receive one (1) share of Atmos Stock (as the same may be adjusted in accordance with the terms hereof). The exchange ratio set forth in the immediately preceding sentence shall be appropriately and proportionately adjusted in the event of any stock dividend on, or stock split or stock combination of, or any other like change in the Atmos Stock or the United Cities Stock based on a record date occurring during the period from July 19, 1996 until immediately prior to the Effective Time.

  (b) At and as of the Effective Time, each share of the United Cities Stock then held in the treasury of United Cities, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without payment of any consideration therefor and without any conversion thereof.

  (c) No fraction of a share of Atmos Stock will be issuable upon the conversion of shares of United Cities Stock in the Merger. Instead, each shareholder of United Cities who but for this provision would be entitled to a fractional share of Atmos Stock shall, upon surrender to Atmos' Paying Agent (as hereinafter defined) of his certificate or certificates formerly representing shares of United Cities Stock (each, an "Old Certificate"), receive in lieu of such fractional share, and without interest, a cash amount determined by multiplying such fraction by the average of the closing sale prices for a share of Atmos Stock, as reported on the NYSE, for the five (5) business days prior to the date on which the Effective Time shall occur.

  Section 2.02 Exchange of Certificates. (a) Following the Effective Time, the shareholders of United Cities shall deliver to the Paying Agent their Old Certificates. Upon surrender to the Paying Agent of outstanding Old Certificates, the holder of such Old Certificate or Old Certificates shall receive in exchange therefor a certificate (a "New Certificate") representing whole shares of the Atmos Stock (the "Atmos Shares") and cash in lieu of fractional shares in accordance with the provisions of Sections 2.01(a) and 2.01(c) of this Plan. Until so surrendered and exchanged, each Old Certificate shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender a New Certificate representing Atmos Shares and cash in lieu of fractional shares without any interest thereon. All rights to receive the Atmos Shares into which the shares of United Cities Stock are converted, and cash in lieu of fractional shares, pursuant to this Plan shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such United Cities Stock.

  (b) The New Certificates representing the Atmos Shares to be issued in connection with the Merger shall in each case be issued to the person in whose name the surrendered Old Certificate or Old Certificates is or are registered. A restrictive legend shall be placed on the New Certificates representing those Atmos Shares issued to persons who (i) were affiliates of United Cities prior to the Merger, and/or (ii) become affiliates of Atmos after the Merger, and a notation shall be made in the appropriate records of Atmos, indicating that the shares represented thereby are subject to certain restrictions on transfer.

  (c) At the Effective Time, the stock transfer books of United Cities shall be closed, and there shall be no further registration or transfers of shares of United Cities Stock thereafter in the records of United Cities.

  (d) Unless and until an Old Certificate shall be surrendered to the Paying Agent as set forth herein, the holder of such Old Certificate shall not receive any dividends or other distributions payable to record holders of the Atmos Stock. Upon and after such surrender, there shall be paid (without interest) to the record holder of the New Certificate issued and exchanged for such Old Certificate, the amount of any such dividend or other distribution (the record date for the payment of which was after the Effective Time) not previously paid to such holder. Holders of New Certificates who shall have surrendered their Old Certificates prior to any dividend record date will receive their dividends on the corresponding payment date.

  (e) The Atmos Shares issuable in the Merger are hereinafter called the "Merger Consideration." Immediately following the Effective Time, Atmos shall deposit or cause to be deposited in trust with a bank or trust company to be designated by Atmos (the "Paying Agent"), as agent for the holders of the Old Certificates, the certificates representing the Atmos Shares that constitute the Merger Consideration. As soon as practicable after the Effective Time, the Paying Agent shall cause to be mailed, and shall make available at the offices of the Paying Agent, to each person entitled to receive the Merger Consideration, a form of a letter of transmittal and instructions for use in effecting the surrender for payment of the Old Certificates which, immediately prior to the Effective Time, represented shares of United Cities Stock. Upon surrender to the Paying Agent of such Old Certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly deliver the Merger Consideration to the persons entitled thereto, less any amount required to be withheld under applicable federal income tax regulations. If payment is to be made to a person other than the registered holder of the Old Certificate surrendered, it shall be a condition of such payment that the Old Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer taxes required by reason of the payment to a person other than the registered holder of the Old Certificate surrendered or establish to the satisfaction of Atmos and the Paying Agent that such tax has been paid or is not applicable. The Paying Agent shall be authorized to deliver the Merger Consideration with respect to any Old Certificate for United Cities Stock theretofore issued which has been lost or destroyed, upon receipt of evidence satisfactory to Atmos and the Paying Agent of ownership of the United Cities Stock represented thereby and of appropriate indemnification. One year following the Effective Time, Atmos, as the surviving corporation in the Merger, shall be entitled to require the Paying Agent to deliver to Atmos any certificates representing United Cities Stock which have not been disbursed to holders of Old Certificates representing United Cities Stock outstanding immediately prior to the Effective Time, and thereafter such holders shall be entitled to look only to Atmos (subject to abandoned property, escheat, or other similar laws) for the New Certificates representing Atmos Shares payable upon due surrender of their Old Certificates representing United Cities Stock. Atmos shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for certificates representing United Cities Stock.

  Section 2.03. Dissenting Shares. Notwithstanding anything in this Plan to the contrary, shares of United Cities Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of United Cities Stock who has not voted such shares in favor of adoption of this Plan and shall have properly demanded dissenters' rights for such shares in the manner provided in Section 11.70(a) of the Illinois Business Corporation Act ("United Cities Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such holder becomes ineligible for such dissenters' rights. If such holder becomes ineligible for such dissenters' rights, then, as of the Effective Time or the occurrence of such event, whichever occurs last, such shares shall thereupon cease to be United Cities Dissenting Shares and shall be converted into the right to receive the Merger Consideration as provided in Section 2.01 hereof.

  Section 2.04 Treatment of United Cities Options. Following the consummation of the Merger, Atmos agrees to continue in effect the United Cities Gas Company Long-Term Stock Plan of 1989, as amended. Persons holding options under such plan shall be allowed to exercise their options for Atmos Stock at the exchange rate set forth in Section 2.01. Persons holding stock appreciation rights under such plan shall be allowed to exercise such rights based on the price of Atmos Stock taking into account the exchange rate set forth in Section 2.01.

                                  ARTICLE III

                                 Effective Time

  Section 3.01. Effective Time. The Merger shall become effective upon the filing of articles of merger or the issuance of a certificate of merger, as applicable, in accordance with applicable law (the "Effective Time").

  Section 3.02 Amendment. At any time before or after the approval of the Reorganization Agreement and this Plan by the respective shareholders of Atmos and United Cities and prior to the Effective Time, the Reorganization Agreement and this Plan may be amended in writing by Atmos and United Cities; provided, however, that after submission of the Plan to the shareholders of either party to the Merger, no amendment may be made which would (i) increase or decrease the amount or change the type of consideration into which each share of United Cities Stock shall be converted upon consummation of the Merger or (ii) otherwise be in conflict with (S)13.1-718(I) of the Virginia Stock Corporation Act. This Plan may not be amended except by an instrument in writing signed by the parties hereto.

  Section 3.03 Abandonment. The Merger may be abandoned at any time prior to the Effective Time in accordance with the provisions set forth in the Reorganization Agreement.

                                                                      EXHIBIT A

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                           ATMOS ENERGY CORPORATION
                                  AS AMENDED

                                  ARTICLE ONE

  Atmos Energy Corporation, pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, adopted Restated Articles of Incorporation, which accurately copied the Articles of Incorporation and all amendments thereto that were in effect to date and such Restated Articles of Incorporation contained no change in any provision thereof.

                                  ARTICLE TWO

  Such Restated Articles of Incorporation were adopted by resolution of the board of directors of the corporation on the 8th day of November, 1989.

                                 ARTICLE THREE

  The Restated Articles of Incorporation have been further amended pursuant to that certain Plan of Merger by and between Atmos Energy Corporation and United Cities Gas Company, an Illinois and Virginia corporation. The Articles of Incorporation and all amendments and supplements thereto as superseded by the Restated Articles of Incorporation and as amended pursuant to the Plan of Merger are as follows:

                                  ARTICLE I.

  The name of the corporation shall be Atmos Energy Corporation (the "Corporation").

                                  ARTICLE II.

  The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline.

                                 ARTICLE III.

  The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. The post office address of the registered office of this Corporation in the State of Texas is Three Lincoln Centre, Suite 1800, 5430 LBJ Freeway, Dallas, Texas 75240, and the registered agent for service of this Corporation at the same address is Glen A. Blanscet. The post office address of the registered office of this Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of this Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

                                  ARTICLE IV.

  The period of the Corporation's duration shall be perpetual.

                                  ARTICLE V.

  The Corporation shall not commence business until it has received for the shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.

                                  ARTICLE VI.

  1. Number of Directors. The number of directors constituting the present board of directors is fifteen (15); however, thereafter the number of directors constituting the Board of Directors shall be fixed by the Bylaws of the Corporation. No director shall be removed during his term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. The names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:

      NAME                                                     ADDRESS
      ----                                                     -------
      Travis W. Bain II............................. 2001 Coit Road
                                                     Suite 130
                                                     Plano, TX 75075
      Dan Busbee.................................... 2200 Ross Avenue
                                                     Suite 2200
                                                     Dallas, TX 75201
      Richard W. Cardin............................. 107 Sheffield Court
                                                     Nashville, TN 37215
      Thomas J. Garland............................. Tusculum College
                                                     McCormick Hall, 1st Floor
                                                     Greeneville, TN 37743
      Gene C. Koonce................................ 5300 Maryland Way
                                                     Brentwood, TN 37027-
      Vincent J. Lewis.............................. Meadows Office Complex
                                                     301 Route #17, North
                                                     Rutherford, NJ 07070
      Thomas C. Meredith............................ Western Kentucky University
                                                     Bowling Green, KY 42101
      Phillip E. Nichol............................. 301 Commerce
                                                     Suite 2800
                                                     Ft. Worth, TX 76102
      John W. Norris, Jr............................ P.O. Box 799900
                                                     Dallas, TX 75379
      James F. Purser............................... Three Lincoln Centre
                                                     Suite 1800
                                                     5430 LBJ Freeway
                                                     Dallas, TX 75240
      Carl S. Quinn................................. 14 East 75th Street, #8B
                                                     New York, NY 10021
      Lee E. Schlessman............................. 1301 Pennsylvania Street
                                                     Penn Center, Suite 800
                                                     Denver, CO 80203

      NAME                                                        ADDRESS
      ----                                                        -------
      Robert F. Stephens................................... Three Lincoln Centre
                                                            Suite 1800
                                                            5430 LBJ Freeway
                                                            Dallas, TX 75240
      Charles K. Vaughan................................... Three Lincoln Centre
                                                            Suite 1800
                                                            5430 LBJ Freeway
                                                            Dallas, TX 75240
      Richard Ware II...................................... Plaza One/Box One
                                                            Amarillo, TX 79105

  2. Election and Term. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected by the shareholders to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                                 ARTICLE VII.

  1. Capitalization.

  The aggregate number of shares which the Corporation shall have the authority to issue is Seventy-Five Million (75,000,000) shares of Common Stock having no par value.

  2. Designation and Statement of Preferences, Limitations and Relative Rights of Common Stock.

  2.01 Subject to the provisions of law, including the Texas Business Corporation Act and the Virginia Stock Corporation Act and to the conditions set forth in any law, including resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

  2.02 The holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes. In the exercise of its voting power, the Common Stock shall be entitled to one vote for each share held.

  3. Provisions Applicable to All Classes of Stock.

  3.01 Subject to applicable law, the Board of Directors may in its discretion issue from time to time authorized but unissued shares for such consideration as it may determine. The shareholders shall have no pre-emptive rights, as such holders, to purchase any shares or securities of any class which may at any time be sold or offered for sale by the Corporation.

  3.02 At each election for directors every shareholder entitled to vote at any meeting shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected. Cumulative voting of shares of stock in the election of directors or otherwise is hereby expressly prohibited.

  3.03 The Corporation shall be entitled to treat the person in whose name any share or other security is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such shares or other security on the part of any other person, whether or not the Corporation shall have notice thereof.

  4. Provisions Applicable to Certain Business Combinations.

  4.01 The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than a "Substantial Shareholder" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Substantial Shareholder; provided, however, that the seventy-five percent (75%) voting requirement shall not be applicable if either:

    (i) The "Continuing Directors" (as hereinafter defined) of the Corporation by the affirmative vote of at least a majority (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Shareholder to become a Substantial Shareholder, or (b) have expressly approved such Business Combination either in advance of or subsequent to such Substantial Shareholder's having become a Substantial Shareholder; or

    (ii) The cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as these terms are hereinafter defined) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation's Voting Stock.

  4.02 For purposes of this paragraph 4 of Article VII:

    (i) The term "Business Combination" shall include, without limitation,
  (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (b) any merger or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (d) any purchase, lease, exchange, transfer or other acquisition of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Corporation, (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Substantial Shareholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

    (ii) The term "Substantial Shareholder" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect at the date of the adoption hereof), "Beneficially Owns" (as defined in Rule 13d-3 of the Exchange Act) an aggregate of 10 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

    (iii) Without limitation, any share of Voting Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Shareholder and to be outstanding for purposes of clause (ii) above.

    (iv) For the purposes of subparagraph 4.01(ii) of this paragraph 4 of
  Article VII, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

    (v) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proposition of the votes entitled to be cast by such shares.

    (vi) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.

    (vii) A Substantial Shareholder shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price is paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of
  (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Substantial Shareholder became the Beneficial Owner thereof.

    (viii) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this paragraph 4 of Article VII shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent to the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Substantial Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Substantial Shareholder with respect to the shares of capital stock of the Corporation acquired by the Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price or the Highest Equivalent Price for each class and series of the capital stock of the Corporation.

  4.03 The provisions set forth in this paragraph 4 of Article VII may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock (as defined in this Article VII) of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Substantial Shareholder (as defined in this Article VII), such action must also be approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock held by the shareholders other than the Substantial Shareholder.

                                 ARTICLE VIII.

  The power to alter, amend or repeal the Corporation's bylaws, and to adopt new bylaws, is hereby vested in the Board of Directors, subject, however, to repeal or change by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares entitled to vote thereon.

                                  ARTICLE IX.

  The Corporation shall indemnify, to the fullest extent permitted by law, any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or, while such person was a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney's fees) actually incurred by such person in connection with such action, suit, or proceeding. In addition to the foregoing, the Corporation shall, upon request of any such person described above and to the fullest extent permitted by law, pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.

                                  ARTICLE X.

  No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas or the Commonwealth of Virginia are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by the laws of the State of Texas and the Commonwealth of Virginia. Any repeal or modification of this
Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to such events or circumstances occurring or existing prior to such time.

                                                                      EXHIBIT B

                                                        October 4, 1996

Board of Directors Atmos Energy Corporation 1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, TX 75240

Attention: Mr. James F. Purser
    Executive Vice President and Chief Financial Officer

Gentlemen:

  Atmos Energy Corporation (the "Company") and United Cities Gas Company (the "Subject Company") have entered into an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Agreement"), pursuant to which the Subject Company will be merged with and into the Company (with the Company as the surviving company) in a transaction (the "Merger") in which each share of the Subject Company's common stock, no par value per share (a "Share"), will be converted into the right to receive one share (the "Exchange Ratio") of the common stock, no par value per share, of the Company (the "Company Shares"). The Merger is expected to be considered by the respective shareholders of the Company and the Subject Company at special shareholders' meetings and consummated on or shortly after the date of such meetings, subject to applicable regulatory approvals.

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended September 30, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1995, March 31, 1996 and June 30, 1996;

    (2) Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Subject Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company.

    (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

    (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

    (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, cash flow and book value per share;

    (9) Reviewed the Agreement; and

    (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not assumed any responsibility for independent verification of such information or undertaken an independent appraisal of the assets of the Subject Company or the Company. With respect to the financial forecasts furnished by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be. With respect to the estimates of potential synergies furnished by the Company, we have assumed that such estimates have been reasonably prepared and reflect the best currently available estimates and judgement of management of the Company as to the expected synergies from the Merger. We have also assumed that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for the shareholders of the Company and the Subject Company.

  In the ordinary course of our business, we may actively trade the securities of the Company or the Subject Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                                 /s/ Charles M. Davis, Jr.
                                          By___________________________________
                                            Charles M. Davis Jr.Director

                                                                      EXHIBIT C



October 4, 1996

Board of Directors
United Cities Gas Company
5300 Maryland Way
Brentwood, TN 37027

Gentlemen:

  United Cities Gas Company (the "Company") and Atmos Energy Corporation ("Atmos") have entered into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which the Company will merge with and into Atmos (the "Merger"), in which each share of the Company's common stock (the "Shares") will be converted into the right to receive one (the "Exchange Ratio") share of common stocks of Atmos.

  You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the common shareholders of the Company from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1995 and the Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1996;

    (2) Reviewed, among other public information, Atmos' Annual Reports, Forms 10-K and related financial information for the four fiscal years ended September 30, 1995 and Atmos' Form 10-Q and the related unaudited financial information for the nine months ended June 30, 1996;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Atmos, furnished to us by the Company and Atmos, respectively;

    (4) Conducted discussions with members of senior management of the Company and Atmos concerning their respective businesses and prospects;

    (5) Reviewed the historical market prices and trading activity for the Shares and the Atmos shares and compared such prices and trading histories with those of certain publicly traded companies which we deemed to be relevant;

    (6) Compared the financial position and operating results of the Company and Atmos with that of certain publicly traded companies which we deemed to be relevant;

    (7) Compared the financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant;

    (8) Considered the potential pro forma effects of the Merger on Atmos;

    (9) Reviewed the Agreement dated July 19, 1996 and Amendment No. 1 thereto dated October 3, 1996; and

    (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of regulatory, general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by the Company and Atmos and we have not independently verified the same. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of the Company and Atmos as to the future performance of the Company and Atmos, respectively. We have also assumed, with your consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and Atmos are as set forth in the consolidated financial statements of the Company and Atmos, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Atmos, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which the shares of Atmos will trade from the date hereof.

  Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. PaineWebber Incorporated was not requested or authorized to solicit, and did not solicit, potential purchasers of the Company.

  This opinion has been prepared solely for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Merger.

  PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will receive a fee upon the delivery of this opinion and upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided investment banking services to the Company and have received fees for rendering these services.

  In the ordinary course of our business, we may trade the securities of the Company and Atmos for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the common shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          PaineWebber Incorporated

                                               /s/ PaineWebber Incorporated

                                                                      EXHIBIT D

                       ILLINOIS BUSINESS CORPORATION ACT

  5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
  Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

  (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owners asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

  5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate section giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this

State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publications as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

  (j) As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As authorized by Article 2.02-1 of the Texas Business Corporation Act (the "TBCA"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the TBCA, as amended, to the extent such amendment permits the Registrant to provide broader indemnification rights. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to the Registrant then indemnification will not be made.

  Article Tenth of the Restated Articles of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director except for liability (1) for any breach of duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) for an act or omission for which the liability of a director is expressly provided by statute or (5) for an act related to an unlawful stock repurchase or payment of a dividend. In addition, Article Ninth of the Restated Articles of Incorporation and Article Ninth of the Amended and Restated Bylaws of the Registrant, a copy of which is filed as Exhibit 3.2 hereto, require the Registrant to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or serves or served at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits:

    2.1 --Agreement and Plan of Reorganization dated July 19, 1996, by and between the Registrant and United Cities Gas Company (certain schedules omitted--the Registrant agrees to furnish supplementally a copy of any such schedules to the Commission upon request)).
    2.1(a) --Amendment No. 1 to Agreement and Plan of Reorganization dated
            October 3, 1996.
    2.2    --Confidentiality Agreement dated July 5, 1996, between the
            Registrant and United Cities Gas Company.
    2.3    --Standstill Agreement dated as of July 13, 1996, between the
            Registrant and United Cities Gas Company.
    3.1 --Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K for the fiscal year ended September 30, 1995 (File No. 1-10042)).
    3.2 --Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Form 10-K for the fiscal year ended September 30, 1995 (File No. 1-10042)).
    4.1 --Specimen Common Stock Certificate (Energas Company) (incorporated by reference to Exhibit (4) of Registrant's Form 10 dated October
            28, 1983 (File No. 0-11249)).

     4.2    --Specimen Common Stock Certificate (Atmos Energy Corporation)
             (incorporated by reference to Exhibit (4) (b) of Registrant's Form
             10-K for the fiscal year ended September 30, 1988 (File No. 1-
             10042)).
     4.3(a) --Rights Agreement dated as of April 27, 1988, between the
             Registrant and Morgan Shareholder Services Trust Company
             (incorporated by reference to Exhibit (1) of Registrant's Form 8-K filed May 10, 1988 (File No. 0-11249)).
     4.3(b) --Amendment No. 1 to Rights Agreement dated August 10, 1994
             (incorporated by reference to Exhibit 4.3(b) of Registrant's Form
             10-K for the fiscal year ended September 30, 1994 (File No. 1-
             10042)).
     4.3(c) --Certificate of Adjusted Price dated August 15, 1994 (incorporated by reference to Exhibit 4.3(c) of Registrant's Form 10-K for the fiscal year ended September 30, 1994 (File No. 1-10042)).
     5.1    --Opinion of Locke Purnell Rain Harrell (A Professional
             Corporation) as to the legality of the securities to be registered.
     8.1    --Opinion of Locke Purnell Rain Harrell (A Professional
             Corporation) as to federal income tax consequences.
     8.2 --Opinion of Chapman and Cutler as to federal income tax consequences.
    10.1 --Form of Employment Agreement by and between the Registrant and James B. Ford (attached as Exhibit C-1 to the Agreement and Plan of Reorganization filed as Exhibit 2.1 herewith).
    10.2 --Form of Employment Agreement by and between the Registrant and Thomas R. Blose, Jr. (attached as Exhibit C-2 to the Agreement and
             Plan of Reorganization filed as Exhibit 2.1 herewith).
    10.3 --Form of Employment Agreement by and between the Registrant and Gene C. Koonce (attached as Exhibit C-3 to the Agreement and Plan of Reorganization filed as Exhibit 2.1 herewith).
    15.1 --Letter from Ernst & Young LLP as to the use of unaudited interim financial information.
    21.1 --List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Registrant's Form 10-K for the fiscal year ended September 30, 1995 (File No. 1-10042)).
    23.1    --Consent of Ernst & Young LLP.
    23.2    --Consent of Arthur Andersen LLP.
    23.3    --Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    23.4    --Consent of PaineWebber Incorporated.
    23.5    --Consent of Chapman and Cutler (included in Exhibit 8.2).
    23.6    --Consent of Locke Purnell Rain Harrell (A Professional
             Corporation) (included in Exhibit 5.1 and Exhibit 8.1).
    23.7    --Consent of Gene C. Koonce.
    23.8    --Consent of Richard W. Cardin.
    23.9    --Consent of Thomas J. Garland.
    23.10   --Consent of Vincent J. Lewis.
    24.1    --Power of Attorney (included on signature pages).
    99.1    --Form of the Registrant's Proxy Card.
    99.2    --Form of United Cities Gas Company Proxy Card.

  (b) Financial Statement Schedules:

    None for the Registrant.

  (c) Reports, Opinions and Appraisals:

      (1) Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (attached as Exhibit B to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement and therefore not filed as an exhibit to this Registration Statement).

      (2) Opinion of PaineWebber Incorporated (attached as Exhibit C to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement and therefore not filed as an exhibit to this Registration Statement).


ITEM 22. UNDERTAKINGS

  (a) As to Rule 415 offering:

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period to which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) As to registration on Form S-4 of securities offered for resale, the undersigned Registrant hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 4TH DAY OF OCTOBER, 1996.

                                          Atmos Energy Corporation

                                                  /s/ Robert F. Stephens
                                          By: _________________________________
                                             ROBERT F. STEPHENS President and
                                                  Chief Operating Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED, EACH PERSON WHOSE SIGNATURE TO THE REGISTRATION STATEMENT APPEARS BELOW HEREBY APPOINTS ROBERT F. STEPHENS AND JAMES F. PURSER, OR EITHER OF THEM, ACTING ALONE OR TOGETHER, AS HIS ATTORNEY-IN-FACT WITH FULL POWER TO ACT ALONE, WITH FULL POWER OF SUBSTITUTION OR RESUBSTITUTION, FOR HIM IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ON HIS BEHALF, INDIVIDUALLY AND IN THE CAPACITIES STATED BELOW, AND TO SIGN ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WHICH AMENDMENT OR AMENDMENTS MAY MAKE SUCH CHANGES AND ADDITIONS AS SUCH ATTORNEY-IN-FACT MAY DEEM NECESSARY OR APPROPRIATE AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND ALL DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENTS, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENTS OR HIS SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

       /s/ Charles K. Vaughan          Chairman of the         October 4, 1996
-------------------------------------   Board
         CHARLES K. VAUGHAN


       /s/ Robert F. Stephens          President, Chief        October 4, 1996
-------------------------------------   Operating Officer
         ROBERT F. STEPHENS             and Director
                                        (Principal
                                        Executive Officer)

         /s/ James F. Purser           Executive Vice          October 4, 1996
-------------------------------------   President, Chief
           JAMES F. PURSER              Financial Officer
                                        and Director
                                        (Principal
                                        Financial Officer)

              SIGNATURE                       DIRECTOR               DATE
              ---------                       --------               ----

      /s/ David L. Bickerstaff          Vice President and     October 4, 1996
-------------------------------------    Controller
        DAVID L. BICKERSTAFF             (Principal
                                         Accounting Officer)

        /s/ Travis W. Bain II           Director               October 4, 1996
-------------------------------------
          TRAVIS W. BAIN II

           /s/ Dan Busbee               Director               October 4, 1996
-------------------------------------
             DAN BUSBEE

       /s/ Thomas C. Meredith           Director               October 4, 1996
-------------------------------------
         THOMAS C. MEREDITH

        /s/ Phillip E. Nichol           Director               October 4, 1996
-------------------------------------
          PHILLIP E. NICHOL

       /s/ John W. Norris, Jr.          Director               October 4, 1996
-------------------------------------
         JOHN W. NORRIS, JR.

-------------------------------------   Director               October  , 1996
            CARL S. QUINN

        /s/ Lee E. Schlessman           Director               October 4, 1996
-------------------------------------
          LEE E. SCHLESSMAN

         /s/ Richard Ware II            Director               October 4, 1996
-------------------------------------
           RICHARD WARE II